AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1997
                                                      REGISTRATION NO. 333-19237
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 5
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               BANK UNITED CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      6711
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

              DELAWARE                                   13-3528556
                                                      (I.R.S. EMPLOYER
      (STATE OF INCORPORATION)                      IDENTIFICATION NO.)

                             3200 SOUTHWEST FREEWAY
                                   SUITE 1600
                               HOUSTON, TX 77027
                                 (713) 543-6500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                           JONATHON K. HEFFRON, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             3200 SOUTHWEST FREEWAY
                               HOUSTON, TX 77027
                                 (713) 543-6958
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                            CRAIG M. WASSERMAN, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                               NEW YORK, NY 10019
                                 (212) 403-1000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the Registration Statement becomes effective as the Selling Stockholders may determine.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(e) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                               BANK UNITED CORP.
         CROSS-REFERENCE SHEET PURSUANT TO REGULATION S-K, ITEM 501(B)

ITEM
 NO.                                                        LOCATION IN PROSPECTUS
----                                                        ----------------------
   I.  Forepart of the Registration Statement and Outside
       Front Cover Page of Prospectus......................Outside Front Cover Page

  II.  Inside Front and Outside Back Cover Pages of
       Prospectus..........................................Inside Front Cover Page; Table of Contents

 III.  Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges...........................Prospectus Summary; Risk Factors;
                                                           The Company

 IV.  Use of Proceeds......................................Use of Proceeds

   V.  Determination of Offering Price.....................Not Applicable

  VI.  Dilution............................................Not Applicable

 VII.  Selling Security Holders............................Selling Stockholders

VIII.  Plan of Distribution................................Outside Front Cover Page; Plan of Distribution

  IX.  Description of Securities to be Registered..........Outside Front Cover Page; Inside Front Cover Page;
                                                           Description of Capital Stock

   X.  Interests of Named Experts and Counsel..............Not Applicable

  XI.  Information with respect to the Registrant..........Outside Front Cover Page; Prospectus Summary; Risk
                                                           Factors; The Company; Use of Proceeds; Dividend
                                                           Policy; Capitalization; Selected Consolidated
                                                           Financial and Other Data; Management's Discussion
                                                           and Analysis of Financial Condition and Results of
                                                           Operations; Business; Regulation; Description of
                                                           Properties; Legal Proceedings; Management; Selling
                                                           Stockholders; Description of Capital Stock; Plan of
                                                           Distribution; Legal Matters; Experts; Available
                                                           Information; Financial Statements

 XII.  Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities......Not Applicable

                        PROSPECTUS DATED AUGUST 14, 1997

PROSPECTUS

                                10,208,610 SHARES

                                        BANK
                                      UNITED CORP.

                              CLASS A COMMON STOCK

     The 10,208,610 shares of Class A common stock, par value $0.01 per share ("Class A Common Stock"), of Bank United Corp. (the "Company") covered hereby (the "Shares") may be offered (the "Offering") and sold from time to time by the holders named in this Prospectus or by their transferees, pledgees, donees or successors (collectively, the "Selling Stockholders") pursuant to this Prospectus as appropriately amended or supplemented. The Selling Stockholders are the general partners and limited partners of Hyperion Partners L.P., a Delaware limited partnership ("Hyperion Partners") and three other entities with which an affiliate of Hyperion Partners has a fiduciary relationship. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain registration and similar expenses in connection with the Offering and the Selling Stockholders will bear all other expenses of the Offering, including brokerage fees and any underwriting discounts or commissions.

     The Shares may be offered or sold by the Selling Stockholders from time to time directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. See "Plan of Distribution". If required, the names of any such agents or underwriters involved in the sale of the Shares in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus.

     The Company has two classes of common stock outstanding: Class A Common Stock and Class B Common Stock, par value $0.01 per share ("Class B Common Stock"). The Class A Common Stock and the Class B Common Stock (together, the "Common Stock") have identical dividend and other rights, except that the Class B Common Stock is non-voting and is convertible into Class A Common Stock upon sale or transfer to unaffiliated parties or, subject to certain limitations, at the election of the holder thereof. The Shares to be offered by the Selling Stockholders pursuant to this Prospectus will consist solely of shares of Class A Common Stock.

     The Selling Stockholders and any broker-dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them or any profit received by them on the resale of Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution".

     The Class A Common Stock is traded on the Nasdaq Stock Market's National Market (the "NASDAQ") under the symbol "BNKU". On August 12, 1997, the last reported sale price of the Class A Common Stock on the NASDAQ was $37.25 per share. Prospective purchasers of the Class A Common Stock are urged to obtain current information as to market prices of the Class A Common Stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE CLASS A COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION (THE "COMMISSION"), THE FEDERAL DEPOSIT INSURANCE
       CORPORATION ("FDIC"), THE OFFICE OF THRIFT SUPERVISION (THE "OTS")
      OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION, THE FDIC,
       THE OTS OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

  THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
     DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION, AND ARE
            NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION, DEFINITIONS AND FINANCIAL STATEMENTS APPEARING ELSEWHERE HEREIN. INVESTORS SHOULD CAREFULLY REVIEW THE ENTIRE PROSPECTUS. THE FISCAL YEAR FOR BANK UNITED CORP. AND ITS SUBSIDIARY, BANK UNITED, A FEDERALLY CHARTERED SAVINGS BANK (THE "BANK"), ENDS SEPTEMBER 30, AND, UNLESS OTHERWISE INDICATED, REFERENCES TO PARTICULAR YEARS ARE TO FISCAL YEARS ENDING SEPTEMBER 30 OF THE YEAR INDICATED. AS USED HEREIN, THE TERM "COMPANY" REFERS TO BANK UNITED CORP. AND ITS PREDECESSORS, AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES.

                                  THE COMPANY

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. The Company operates a 70-branch community banking network serving approximately 216,000 households and businesses, ten regional commercial banking offices, six wholesale mortgage origination offices, a mortgage servicing business, and a financial markets business. At June 30, 1997, the Company had assets of $11.4 billion, deposits of $5.2 billion and stockholders' equity of $582.7 million and was the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Company was incorporated in Delaware on December 19, 1988 as USAT Holdings Inc. and became the holding company for the Bank upon the Bank's formation on December 30, 1988. The Bank is a federally chartered savings bank, the deposits of which are insured by the Savings Association Insurance Fund (the "SAIF") which is administered by the FDIC. In December 1996, the Company formed a new, wholly owned, Delaware subsidiary, BNKU Holdings, Inc. ("Holdings"). After acquiring all the common stock of Holdings, the Company contributed all the common stock of the Bank to Holdings, and Holdings assumed the obligations of the Company's $115 million 8.05% senior notes due May 15, 1998 (the "Senior Notes"). As a result of these transactions, Holdings is the sole direct subsidiary of the Company and the Bank is the sole direct subsidiary of Holdings. In conjunction with the formation of Holdings, the Company's headquarters were relocated from Uniondale, New York to Houston, Texas. The Company's address is 3200 Southwest Freeway, Houston, TX 77027, and its phone number is (713) 543-6500.

                               BUSINESS STRATEGY

     After initially obtaining assets and deposits through the acquisition of failed thrifts and from the Resolution Trust Corporation (the "RTC"), the Company's operating strategy historically emphasized traditional single family mortgage lending and deposit gathering activities, with a focus on minimizing interest rate and credit risk while maximizing the net value of the Company's assets and liabilities. Over the past few years, however, the Company's management has pursued a strategy designed to reduce its reliance on its single family mortgage lending by developing higher margin consumer and commercial lending lines of business. During this time, the Company has engaged in more aggressive marketing campaigns and increased its portfolio of multi-family, residential construction, consumer, and commercial loans and the level of lower cost transaction and commercial deposit accounts. While the pursuit of this strategy entails risks different to those present in traditional single family mortgage lending, the Company believes it has taken appropriate measures to manage these risks adequately. To manage potential credit risk, the Company has developed comprehensive credit approval and underwriting policies and procedures for these lines of business. To offset operational and competitive risk, the Company has hired experienced commercial bank professionals, trained other personnel to manage and staff these businesses, and closely monitors the conduct and performance of the business. In addition to its efforts to increase originations of commercial and consumer loans, the Company has been increasing the retention of higher yielding single family and multi-family mortgage loans that, in the past, may have been sold or securitized. The Company intends to continue to pursue additional expansion opportunities, including acquisitions, while maintaining adequate capitalization. See "Risk Factors -- Evolution of Business" and "Business -- Community Banking Group" and
"Business -- Commercial Banking Group".

                              OPERATIONAL OVERVIEW

     -- COMMUNITY BANKING GROUP. The Community Banking Group's principal activities include deposit gathering, consumer lending, small business banking, investment product sales and retail mortgage originations. The Community Banking Group, which has marketed itself under the name
         "Bank United" since 1993, operates a 70-branch community banking network, a 24-hour telephone banking center, and a 69-unit ATM network, which together serve as the platform for the Company's consumer and small business banking activities. The community banking branch network includes 36 branches in the greater Houston area, 29 branches in the Dallas/Ft. Worth Metroplex and two branches each in Austin and San Antonio as well as a branch and credit card processing center in Phoenix, Arizona. Through its branch network, the Company maintains approximately 480,000 accounts with approximately 216,000 households and businesses. See "Business -- Community Banking Group".

     -- COMMERCIAL BANKING GROUP. The Commercial Banking Group provides credit and a variety of cash management and other services to real estate and related businesses. Business is solicited in Texas and in targeted regional markets throughout the United States. The Commercial Banking Group is expanding its products and industry specialties to include healthcare lending and other commercial and industrial loan products. See "Business -- Commercial Banking Group".

     -- FINANCIAL MARKETS GROUP. The Financial Markets Group manages the Company's asset portfolio activities, including loan acquisition and management, wholesale mortgage originations, and the securitization of loans. Additionally, under the supervision of the Asset and Liability Committee (the "ALCO"), the Financial Markets Group is responsible for the Company's investment portfolio, for interest rate risk hedging strategies, and for securing funding sources other than consumer and commercial deposits. See "Business -- Financial Markets Group".

     -- MORTGAGE BANKING GROUP. The Mortgage Banking Group principally engaged in three activities prior to February 1, 1997: retail mortgage originations, wholesale mortgage originations and mortgage servicing. In June 1996, the Company recorded a restructuring charge of $10.7 million before tax, to recognize the costs of closing or consolidating mortgage production offices and several regional operation centers and recorded $1.8 million of other expenses related to its mortgage origination business. Effective February 1, 1997, the Company sold certain of its retail and wholesale mortgage origination offices. In connection with this sale, the remaining offices were restructured or closed. The net gain on the sale of these offices, reduced by additional restructuring costs, was $4.0 million before tax and was recorded in the quarter ended March 31, 1997. The Company's sale of these offices was consistent with its commitment to advance its strategic focus on traditional community and commercial banking products and services. The Company intends to continue its mortgage servicing business as a separate group (see below), its retail mortgage origination capability in Texas through its community banking branches, and its wholesale mortgage origination capability through its Financial Markets Group. See "Business -- Mortgage Banking Group".

     -- MORTGAGE SERVICING GROUP.__The Mortgage Servicing Group services first mortgage loans for single family residences for both the Company's portfolio and for investors. The Company's servicing portfolio at June 30, 1997 was $17.3 billion and approximately 225,000 loans. Additional servicing rights recently acquired by the Company associated with $7.1 billion in single family loans had not been transferred to the Company as of June 30, 1997. The total servicing portfolio at June 30, 1997, adjusted for the acquired servicing rights, was $24.4 billion. Included in the servicing portfolio at June 30, 1997 is $3.6 billion of servicing related to loans held in the Company's portfolio. See "Business_-- Mortgage Servicing Group".

                           BACKGROUND OF THE OFFERING

     The Company was organized, and through June 17, 1996, operated as a subsidiary of Hyperion Holdings Inc., a Delaware corporation ("Hyperion Holdings"). During that period, all of the outstanding shares of

Hyperion Holdings were owned by Hyperion Partners. The general partner of Hyperion Partners is indirectly controlled by three individuals, including Lewis
S. Ranieri, who from the Company's organization in 1988, has served as Chairman of the Board of the Company and, until July 15, 1996, also as President and Chief Executive Officer ("CEO") of the Company and Chairman of the Board of the Bank.

  DIVIDEND, DISTRIBUTION AND RESTRUCTURING

     In May 1996, the Company paid a dividend of $100 million to Hyperion Holdings and other holders of its common stock and made a related contractually required payment in lieu of dividends to the FDIC, as manager of the Federal Savings and Loan Insurance Corporation ("FSLIC") Resolution Fund (the "FDIC-FRF"), in the amount of $5.9 million. The dividends received by Hyperion Holdings were paid by Hyperion Holdings as a dividend to Hyperion Partners which distributed such amount to its limited and general partners in accordance with its limited partnership agreement. During the quarter ended June 30, 1996, the Company also recorded a $101.7 million tax benefit related to its net operating loss carryforwards ("NOLs").

     During June 1996, the following actions were taken in the order indicated (collectively, the "Restructuring"): (1) Hyperion Holdings exchanged shares of a newly created class of its nonvoting common stock for certain shares of its voting common stock held by Hyperion Partners; (2) Hyperion Partners then distributed the Hyperion Holdings common stock owned by it to its limited and general partners in accordance with its limited partnership agreement (the "Distribution"); and (3) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"), with the result that holders of Hyperion Holdings voting and non-voting common stock received shares of Class A Common Stock and Class B Common Stock, and the holders of the Company's Class C common stock, par value $0.01 per share ("Class C Common Stock") received shares of Class B Common Stock. As part of the Restructuring, the common stock of the Company was converted 1,800 to one. Subsequent to the Restructuring, there were no shares of Class C Common Stock outstanding. The Restructuring was undertaken to simplify the ownership structure of the Company in order to facilitate financial and tax reporting, marketing of the Class A Common Stock and management of the Company's operations. In addition, the FDIC-FRF surrendered to the Bank a portion of the warrant (the "Warrant") it held to purchase 158,823 shares of common stock of the Bank ("Bank Common Stock") for a cash payment of $6.1 million and exercised the remainder of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock issued upon exercise of the balance of the Warrant for 1,503,560 shares of Common Stock. See "Business -- The Assistance Agreement" and "Selling Stockholders".

     In August 1996, the Company completed the offering of 12,075,000 shares of Class A Common Stock (the "August Offering"). Of the 12,075,000 shares sold, 910,694 were sold by the Company, with the balance sold by certain selling stockholders, including the FDIC-FRF which sold all of the shares received upon exercise of the Warrant. Since the August Offering, the Class A Common Stock has been listed on the NASDAQ under the symbol "BNKU". On August 12, 1997, the last reported sale price of the Class A Common Stock on the NASDAQ was $37.25 per share. The 10,208,610 shares of Class A Common Stock covered by this Prospectus are subject to restrictions on sale and transfer due to agreements entered into in connection with the August Offering. After the restrictive dates, the shares may be sold from time to time by holding stockholders. On February 10, 1997, restrictions on 7,189,763 shares expired and certain stockholders sold 4,276,713 shares in a secondary public offering on that date. On August 14, 1997, restrictions on the remaining 3,018,847 shares covered by this Prospectus expired and certain shareholders sold 1,218,511 shares in a secondary public offering on that date. See "Selling Stockholders" and "Plan of Distribution".

  LONG-TERM DEBT

     In May 1997, the Company issued $220 million of fixed-rate Subordinated Notes due May 2007, with a stated rate of 8.875% and an effective rate of 8.896% ("Subordinated Notes"). Net proceeds from the issuance of the Subordinated
Notes were used to repurchase and retire $114.5 million of the Company's Senior Notes, pay the related costs and expenses, and provide additional capital to the Bank. The costs associated with retiring the Senior Notes are reflected as an extraordinary loss of $3.6 million, or $2.3 million after tax, in the quarter ended June 30, 1997. In connection with the repurchase of the Senior Notes, the Company obtained consents from the holders of the Senior Notes, which substantially eliminated all restrictive covenants of the related indenture, including limitations on dividends. The Subordinated Notes are subordinate to all liabilities of the Company's subsidiaries, including preferred stock and deposit liabilities.

  MANAGEMENT

     Day-to-day operations of the Bank are directed by Barry C. Burkholder, President and CEO of the Bank, who brings over 20 years of commercial banking experience to the Bank, with specific experience in consumer banking, mortgage banking and related areas. In connection with the Restructuring and the August Offering, on July 15, 1996 Mr. Burkholder became Chairman of the Board of the Bank as well as President and CEO of the Company. The executive management group of the Bank consists of seven individuals who have more than 20 years of related industry experience, the majority of which comes from commercial banking. See "Management".

     Lewis S. Ranieri, who has over 20 years of investment experience with particular expertise in the field of mortgage-backed securities ("MBS"), serves as Chairman of the Board of the Company and as a director of the Bank and provides strategic and managerial advice to the Company. See "Risk
Factors -- Dependence on Key Personnel" and "Management -- Certain
Relationships and Related Transactions".

  FUTURE TAX BENEFITS

     In connection with the acquisition from the FSLIC of certain of the assets and the assumption of all the deposits and certain other liabilities of United Savings Association of Texas ("Old USAT"), an insolvent thrift (the "Acquisition"), and the related Assistance Agreement (as defined herein), the Company succeeded to and recorded substantial NOLs which have resulted in certain tax benefits. As of June 30, 1997, the Company had NOLs of $724 million available to reduce taxable income in future years. Pursuant to the Tax Benefits Agreement (as defined herein), the Bank is required to pay to the FDIC-FRF a specified portion of net tax benefits obtained through the taxable year ending nearest to September 30, 2003. See "Regulation -- Taxation -- FSLIC
Assistance".

     The August Offering and the Offering have been structured with the intent to preserve the beneficial tax attributes of the Company as described above. See "Regulation -- Taxation". Accordingly, transfers and other dispositions of Common Stock by certain of the Selling Stockholders and other holders of the Common Stock were limited by provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and the Company's By-Laws (the "By-Laws") for up to three years following the August Offering, except in certain circumstances, including the approval of the Board of Directors of the Company. See "Description of Capital Stock -- Common Stock". The limitations on transfers and other dispositions of Common Stock allowed the Company to record a $101.7 million tax benefit in fiscal 1996. See "Risk Factors -- Limitations on Use of Tax Losses; Restrictions on Transfers of Stock", "Capitalization" and
Note 14 to the Consolidated Financial Statements.

  CLAIMS RELATED TO FORBEARANCE AGREEMENT

     In connection with the original acquisition of the Bank by the Company, the Federal Home Loan Bank Board (the "FHLBB") approved a forbearance letter, issued on February 15, 1989 (the "Forbearance Agreement"). Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. After the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the OTS took the position that the capital standards set forth in FIRREA apply to all savings institutions, including those institutions, such as the Bank, that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. The position of the OTS has adversely affected the Bank by curtailing the growth and reducing the leverage contemplated by the terms of the Forbearance Agreement.

     In 1995, the Bank, the Company, and Hyperion Partners (collectively, "Plaintiffs") filed suit against the United States in the Court of Federal Claims for alleged failures of the United States to abide by the terms of the Forbearance Agreement.

     The Company currently expects the trial of its case to commence during the first quarter of fiscal 1999. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. The Company is also unable to predict the timing of the resolution of its claims. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings".

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary selected historical financial data of the Company. The information set forth below should be read in conjunction with the consolidated financial statements of the Company and the Notes thereto set forth elsewhere herein (the "Consolidated Financial Statements") and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The statement of operations data set forth below for each of the three years ended September 30, 1996, 1995 and 1994 and the statement of financial condition data at September 30, 1996 and 1995 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements. The statement of operations data set forth below for the years ended September 30, 1993 and 1992 and the statement of financial condition data at September 30, 1994, 1993 and 1992 are derived from the Company's audited consolidated financial statements. Information at or for the nine months ended June 30, 1997 and 1996 is not audited, but, in the opinion of management, includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of operations and financial condition for those periods. Results of operations for the nine months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year.

                                           AT OR FOR THE
                                         NINE MONTHS ENDED
                                              JUNE 30,                 AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  -------------------------------------------------------
                                          1997        1996        1996        1995       1994       1993       1992
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF FINANCIAL CONDITION DATA
Total assets......................... $11,439,050 $11,023,270 $10,712,377 $11,983,534 $8,910,161 $8,440,556 $6,255,283
Loans................................   8,271,904   7,597,406   7,519,488   8,260,240  5,046,174  4,862,379  4,101,716
Mortgage-backed securities...........   1,601,857   1,732,771   1,657,908   2,398,263  2,828,903  2,175,925    833,425
Deposits.............................   5,249,888   5,053,605   5,147,945   5,182,220  4,764,204  4,839,388  4,910,760
Federal Home Loan Bank advances(1)...   3,630,060   3,883,758   3,490,386   4,383,895  2,620,329  2,185,445    632,345
Securities sold under agreements to
  repurchase and federal funds
  purchased..........................   1,181,382     885,506     832,286   1,172,533    553,000    310,000     --
Long-term debt(1)....................     220,194     115,000     115,000     115,000    115,000    115,000    106,090
Minority interest -- Bank Preferred
  Stock(2)...........................     185,500     185,500     185,500     185,500     85,500     85,500     --
Total stockholders' equity(3)........     582,676     529,432     531,043     496,103    451,362    389,203    232,373
Book value per common share(4).......       18.44       18.14       16.81       17.19      15.64      13.48       8.19

STATEMENT OF OPERATIONS DATA
Interest income......................  $  599,934  $  620,419  $  812,312  $  746,759  $ 494,706  $ 482,490  $ 502,854
Interest expense.....................     401,025     448,026     584,778     552,760    320,924    300,831    348,291
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Net interest income..............     198,909     172,393     227,534     193,999    173,782    181,659    154,563
Provision for credit losses..........      14,644      10,155      16,469      24,293      6,997      4,083     21,133
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Net interest income after
      provision for credit losses....     184,265     162,238     211,065     169,706    166,785    177,576    133,430
Non-interest income..................      86,892      78,082     110,036     114,981    118,889    146,691    103,790
Non-interest expense.................     153,000     167,993     253,265     194,576    199,593    201,964    180,415
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Income before income taxes,
      minority interest and
      extraordinary loss.............     118,157      72,327      67,836      90,111     86,081    122,303     56,805
Income tax expense (benefit).........      45,499     (73,644)    (75,765)     37,415    (31,899)   (26,153)       200
Minority interest(2)(5)..............      13,689      20,102      24,666      10,977      9,010      6,537     --
Extraordinary loss(6)................       2,323      --          --          --         --         14,549     --
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Net income.......................  $   56,646  $  125,869  $  118,935  $   41,719  $ 108,970  $ 127,370  $  56,605
                                       ==========  ==========  ==========  ==========  =========  =========  =========
    Net income applicable to common
      shares.........................  $   56,646  $  119,111  $  113,327  $   38,824  $ 102,519  $ 118,640  $  52,406
Earnings per common share(4).........        1.79        4.13        3.87        1.35       3.55       4.11       1.85
Dividends per common share...........        0.42        3.46        3.46      --         --         --         --
Average number of common shares
  outstanding(4).....................      31,596      28,863      29,260      28,863     28,863     28,863     28,366

                                           AT OR FOR THE
                                         NINE MONTHS ENDED
                                             JUNE 30,                   AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  -------------------------------------------------------
                                          1997        1996        1996        1995       1994       1993       1992
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
CERTAIN RATIOS AND OTHER DATA(7)
Return on average assets(8)..........        0.86%       1.72%       1.28%       0.50%      1.42%      1.83%      0.89%
Return on average common equity......       13.56       33.06       23.06        8.80      26.32      44.87      28.18
Stockholders' equity to assets.......        5.09        4.80        4.96        4.14       5.07       4.61       3.71
Tangible stockholders' equity to
  tangible assets....................        4.97        4.65        4.81        3.93       4.68       4.14       2.58
Net yield on interest-earning
  assets(9)..........................        2.58        2.09        2.10        1.92       2.20       2.61       2.60
Non-interest expense to average total
  assets.............................        1.87        1.97        2.26        1.86       2.41       2.76       2.85
Efficiency ratio(10).................       54.02       66.88       74.97       59.50      66.38      65.11      63.98
Allowance for credit losses to net
  nonaccrual loans(11)...............       71.59       45.21       44.24       48.74      30.73      71.71      74.04
Allowance for credit losses to total
  loans..............................        0.46        0.49        0.52        0.44       0.46       0.61       0.68
Net loan charge-offs to average
  loans(11)..........................        0.26        0.17        0.17        0.16       0.30       0.05       0.07
Nonperforming assets to total
  assets.............................        0.67        1.03        1.12        0.84       1.09       0.72       0.89
Regulatory capital ratios of the
  Bank(12)
    Tangible capital.................        7.59        6.15        6.57        6.20       6.01       6.17       4.24
    Core capital.....................        7.65        6.23        6.64        6.29       6.17       6.43       5.04
    Total risk-based capital.........       14.05       12.53       13.09       13.45      14.02      14.87      12.19
Number of community banking
  branches...........................          70          70          70          65         62         62         65
Number of commercial banking
  origination offices................          10           9           9           9          5          3          2
Number of mortgage origination
  offices (13).......................           6          91          85         122        145        109         93
Single family servicing portfolio.... $17,235,304 $12,037,262 $13,246,848 $12,532,472 $8,920,760 $8,073,226 $7,187,000
Single family originations(14).......   1,603,305   2,846,514   3,762,198   3,447,250  5,484,111  6,737,762  6,118,363
Loans purchased for held to maturity
  portfolio..........................     842,270     102,230     148,510   2,658,093  1,406,275  1,212,103    916,613
CERTAIN RATIOS AND OTHER
  DATA -- EXCLUDING NON-RECURRING AND
  CERTAIN OTHER ITEMS(15)
Net income...........................  $   56,507  $   42,597  $   56,392  $   41,719  $  50,804  $  97,736  $  56,605
Net income applicable to common
  shares.............................      56,507      39,876      53,295      38,824     47,585     91,461     52,406
Earnings per common share............        1.78        1.38        1.82        1.35       1.65       3.17       1.85
Operating earnings(16)...............     110,890      86,836     114,659      91,295     75,514     77,105     50,024
Return on average assets(8)..........        0.86%       0.67%       0.67%       0.50%      0.72%      1.42%      0.89%
Return on average common equity......       13.54       11.38       11.47        8.80      12.27      34.43      28.18
Efficiency ratio(10).................       54.02       58.87       58.85       59.50      66.38      65.11      63.98

------------
 (1) Long-term debt is comprised of Senior Notes, Subordinated Notes, and other long-term debt. Long-term debt excludes Federal Home Loan Bank ("FHLB") advances with maturities greater than one year. FHLB advances with maturities greater than one year were $2,564,801 and $1,109,945 as of June 30, 1997 and 1996, respectively, and were $926,291, $1,992,010, $782,129,
     $708,945, and $55,445 at September 30, 1996, 1995, 1994, 1993, and 1992,
     respectively. See Notes 9 and 11 to the Consolidated Financial Statements.

 (2) During fiscal 1993, the Bank issued its 10.12% Noncumulative Preferred Stock, Series A, and, during fiscal 1995, the Bank issued its 9.60% Noncumulative Preferred Stock, Series B (the Preferred Stock, Series A and Series B, is collectively referred to as the "Bank Preferred Stock").
     None of the shares of Bank Preferred Stock are owned by the Company. All of the outstanding shares of common stock of the Bank are owned by Holdings, a wholly owned subsidiary of the Company.

 (3) In August 1996, the Company filed a registration statement with the Commission and 12,075,000 shares of the Company's Class A Common Stock were sold to the public. The Company sold 910,694 shares and certain stockholders sold 11,164,306 shares. See "Management's Discussion and Analysis -- Capital Resources and Liquidity -- Capital" and Note 16 to the Consolidated Financial Statements.

                                            (NOTES CONTINUED ON FOLLOWING PAGE)

 (4) Earnings per common share ("EPS") is net income (adjusted for earnings on the common stock equivalents attributable to the Bank's Warrant for periods prior to August 1996. See Note 5 herein) divided by the weighted-average number of common shares outstanding. Per share results have been restated to reflect an 1,800 to one common stock conversion in June 1996. See Notes 1 and 16 to the Consolidated Financial Statements.

 (5) In connection with its Acquisition, the Bank issued to the FDIC-FRF the Warrant to acquire 158,823 shares of common stock of the Bank at an exercise price of $0.01 per share. Payments in lieu of dividends related to the Warrant. In August 1996, the FDIC-FRF surrendered a portion of the Warrant for a cash payment of $6.1 million, exercised the remainder of the Warrant and immediately exchanged the shares of common stock of the Bank it received for 1,503,560 shares of Common Stock of the Company. The FDIC-FRF sold all of these shares in the August Offering. See "Business -- The Assistance Agreement -- Warrant Agreement".

 (6) Fiscal 1997 extraordinary loss is costs and charges associated with the repurchase and retirement of the Senior Notes. See Note 11 to the Consolidated Financial Statements. Fiscal 1993 extraordinary loss is costs and charges associated with the repayment of the note payable to related party and the 15.75% Notes (as defined, see "Management's Discussion and Analysis -- Capital Resources and Liquidity -- Notes Payable").

 (7) Ratio, yield, and rate information are based on weighted average daily balances for fiscal 1993 and subsequent periods and average monthly balances for fiscal 1992, with the exception of return on average common equity, which is based on average monthly balances for all periods presented. Interim rates are annualized.

 (8) Return on average assets is net income without deduction of minority interest, divided by average total assets.

 (9) Net yield on interest-earning assets is net interest income as a percentage of average interest-earning assets.

(10) Efficiency ratio is non-interest expenses (excluding goodwill amortization), divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS, other loans, and the sale of mortgage offices.

(11) During April 1997, $31.3 million of nonperforming loans were sold with related charge-offs of $5.0 million. Primarily as a result of this transaction, the allowance for credit losses to net nonaccrual loans increased to 71.59% at June 30, 1997 from 45.21% at June 30, 1996. Excluding the charge-offs related to this sale of nonperforming assets, net loan charge-offs to average loans would have been 0.18% for the nine months ended June 30, 1997.

(12) Regulatory capital ratios presented are those of the Bank. No regulatory capital ratios are presented for the Company because there are no such applicable requirements for savings and loan holding companies such as the Company. For a discussion of the regulatory capital requirements applicable to the Bank, see "Regulation -- Safety and Soundness
     Regulations -- Capital Requirements".

(13) During fiscal 1997, the Company sold certain of its mortgage origination offices. In connection with this sale, the remaining offices were restructured or closed. The mortgage origination branches shown at June 30, 1997 are the wholesale mortgage origination offices, which are currently part of the Financial Markets Group.

(14) Includes $106.3 million, $100.0 million, $129.0 million, $135.3 million, $100.3 million, $116.5 million, and $127.0 million of brokered and purchased loans for the nine months ended June 30, 1997 and 1996, and fiscal 1996, 1995, 1994, 1993, and 1992, respectively.

(15) Non-recurring items, deemed not to be part of the routine core business operations of the Company, are composed of the following for the nine months ended June 30, 1997 and fiscal 1996, 1994, and 1993:

     -- 1997 (increased EPS $0.01) -- (1) the gain on the sale of mortgage offices of $3,998 ($2,462 net of tax) and (2) the extraordinary loss on extinguishment of debt of $3,574 ($2,323 net of tax).

     -- 1996 (increased EPS $2.05) -- (1) a one-time SAIF assessment charge of $33,657 ($20,729 net of tax), (2) compensation expense of $7,820 ($4,816 net of tax), (3) charges totalling $12,537 ($7,729 net of tax) related to the restructuring of and items associated with the mortgage origination business, (4) a contractual payment to previous minority interests of $5,883, and (5) a tax benefit of $101,700.

     --  1994 (increased EPS $1.90) -- tax benefit of $58,166

     --  1993 (increased EPS $0.94) -- (1) tax benefit of $44,183 and (2)
         extraordinary loss on extinguishment of debt of $14,549.

(16) Operating earnings consists of net income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes, minority interest, and extraordinary losses and excludes net gains (losses) on securities, MBS, other loans, and applicable non-recurring items. See note 15 herein and "Business -- General."

                                  THE OFFERING

Class A Common Stock offered by
  the Selling Stockholders................  10,208,610 shares
Common Stock to be outstanding immediately
  after the Offering......................  28,354,276 shares Class A Common Stock(1)
                                            3,241,320 shares Class B Common Stock(2)
          Total...........................  31,595,596 shares of Common Stock
Risk Factors..............................  General Business Risks; Evolution of Business; Interest Rate Risk;
                                            Competition; Funding and Liquidity; Concentration of Loan Portfolio;
                                            Active Purchaser of Loan Portfolios; Limitations on Use of Tax
                                            Losses; Restrictions on Transfers of Stock; Holding Company
                                            Structure; Ability to Pay Dividends; Regulation; Limitations on Stock
                                            Ownership; Anti-takeover Provisions; Dependence on Key Personnel;
                                            Conversion of Class B Common Stock; Dilution of Voting Power;
                                            Potential Effect of Shares Eligible for Future Sale; Liability under
                                            Representations and Warranties and Other Credit Risks; Litigation.
Use of Proceeds...........................  The Company will receive none of the proceeds of the sales of shares by the Selling Stockholders. See "Use of Proceeds".
NASDAQ Symbol.............................  BNKU

------------

(1) Excludes shares issuable upon exercise of options to be issued to employees of the Company and shares to be issued, or issuable upon exercise of options to be issued, to non-employee directors of the Company. See
    "Management -- Executive Management Compensation Program" and
    "Management -- Compensation of Directors".

(2) Assumes no conversion of Class B Common Stock into Class A Common Stock other than as a result of sale pursuant to the Offering. As described under "Description of Capital Stock", the two classes of Common Stock are identical other than with respect to conversion and voting rights. The Class B Common Stock is non-voting common stock, but is convertible to Class A Common Stock upon sale or transfer to unaffiliated parties or at the election of the holder, subject to certain restrictions. See "Description of Capital Stock -- Common Stock -- Conversion".

                                  RISK FACTORS

     Investment in the Class A Common Stock involves certain risks. Prospective purchasers should carefully consider the following risk factors, in addition to the other information included in this Prospectus, when evaluating the Company and its business in making an investment decision.

GENERAL BUSINESS RISKS

     The Company's business is subject to various material business risks. For example, changes in prevailing interest rates can have significant effects on the Company's business. Some of the risks to which the Company's business are subject may become more acute in periods of economic slowdown or recession. During such periods, payment delinquencies and foreclosures generally increase and could result in an increased incidence of claims and legal actions against the Company. In addition, such conditions could lead to a potential decline in demand for the Company's products and services.

EVOLUTION OF BUSINESS

     The Company's strategy in recent years has been to emphasize and grow its Community Banking Group and Commercial Banking Group and to reduce the significance over time of its single family mortgage lending business. See "Prospectus Summary -- Business Strategy". The Community Banking Group and the Commercial Banking Group are expected to continue to represent a growing portion of the Company's business. This strategic shift has occurred at a time of increasing competitive pressures in the mortgage banking business. Community and commercial banking activities, while potentially more profitable, generally entail a greater degree of credit risk than does single family lending, the historical focus of the Company. Specifically, the performance of commercial, construction and small business loans is more sensitive to regional and local economic conditions. Collateral valuation requires more detailed analysis and is more variable than single family mortgage lending. Loan balances for these types of loans are typically larger than those for single family mortgage loans and, thus, when there are defaults and losses, they can be greater on a per loan basis than those for single family mortgages. Similarly, loss levels are more difficult to predict. Commercial and community banking typically includes a greater amount of unsecured lending, which presents different risks than secured single family mortgage lending. The sources of repayment are not related to collateral and can be more difficult to understand and pursue. Similarly, loan default prevention and collection for commercial and community banking also can be more complex and difficult than that for single family mortgage lending. For example, business loans are not typically made with standardized loan documents. Thus, the opportunity for mistakes and documentation risks are increased. Moreover, a liquid secondary market for most types of commercial and business loans does not exist. The operational, interest rate, and competitive risks associated with commercial and community banking are different than those for single family mortgage lending and require skills and experience of management and staff different than that for single family mortgage lending. When evaluating such credits, more factors need to be considered. Management must be more knowledgeable of a wider variety of business enterprises and industries that borrow money. Intensive, ongoing customer contact is required, as well as complex analysis of financial statements at the time of loan approval and on an ongoing basis. Servicing these customers requires closer monitoring and more individualized analysis than does single family mortgage lending. Commercial and community banking pricing is very competitive and more subjective than that for single family mortgage lending.

INTEREST RATE RISK

     The Company's net interest income is the differential or "spread" between the interest earned on loans and investments and the interest paid on deposits, borrowings and notes payable. The Company has traditionally managed its business to limit its overall exposure to changes in interest rates; however, under the Company Board's current policies, management has more latitude to increase the Company's interest rate sensitivity position within certain limits. See "Prospectus Summary -- Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". As a result, changes in market interest rates may have a greater impact on the Company's financial performance in the future than they have had historically. See "Business -- Asset and Liability Management".

     An increase in the general level of interest rates may affect the Company's net interest spread due to the periodic caps which limit the interest rate change on the Company's MBS and loans that pay interest at adjustable rates. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and the Company's ability to originate loans. A decrease in the general level of interest rates may affect the Company through, among other things, increased prepayments on its loan and servicing portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect the Company's net interest spread, loan origination volume, loan and servicing portfolios, and the overall results of the Company.

COMPETITION

     The Company experiences substantial competition both in attracting and retaining deposits and in making loans. Its most direct competition for deposits historically has come from other thrift institutions, commercial banks and credit unions doing business in the Houston and Dallas/Ft. Worth metropolitan areas. The Company competes primarily with seven commercial banks and five thrift institutions, all of which have a substantial presence in the same markets as the Company. In addition, as with all banking organizations, the Company has experienced increasing competition from nonbanking sources. For example, the Company also competes for funds with full service and discount broker-dealers and with other investment alternatives, such as mutual funds and corporate and governmental debt securities. The Company's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders. The Company and its peers compete primarily on the basis of the price at which products are offered and on customer service. A number of institutions with which the Company competes for deposits and loans have significantly greater assets and capital than the Company and some also may have significantly lower deposit insurance costs.

FUNDING AND LIQUIDITY

     In recent years, the Company has relied primarily on collateralized borrowings, such as borrowings from the FHLB of Dallas ("FHLB Dallas") and borrowings on securities sold under agreements to repurchase ("reverse repurchase agreements") to fund its asset growth. For the nine months ended
June 30, 1997, such borrowings funded 42% of the Company's average assets. The Company's collateralized borrowings have an average maturity of approximately 19 months.

     The Company borrows funds from the FHLB Dallas under a security and pledge agreement that restricts the amount of such borrowings to the greater of 65% of fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas and 45% of total assets. At June 30, 1997, the amounts available under these restrictions were $4.4 billion and $5.1 billion, respectively, $3.6 billion of which had been advanced at June 30, 1997.

     The Company's ability to borrow on reverse repurchase agreements is limited to the amount and market value of collateral that is available to collateralize through reverse repurchase agreements. At June 30, 1997, the Company had $1.3 billion in such collateral, $1.2 billion of which was collateralizing such reverse repurchase agreements. See "-- Interest Rate Risk". There can be no assurance that the Company will continue to be able to arrange collateralized borrowings or other borrowing arrangements to fund continued growth in its assets.

CONCENTRATION OF LOAN PORTFOLIO

     The Company's current single family mortgage loan portfolio is concentrated in certain geographical regions, particularly California. The performance of such loans may be affected by changes in local economic and business conditions. Unfavorable or worsened economic conditions throughout California could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Loan Portfolio".

ACTIVE PURCHASER OF LOAN PORTFOLIOS

     The Company has been an active purchaser and securitizer of residential mortgage loans originated by other financial institutions. See
"Business -- Financial Markets Group". While the Company intends to continue to pursue this strategy on a selective basis, no assurance can be given as to the continued availability of portfolio acquisition opportunities or the Company's ability to obtain such portfolios on favorable terms.

     When purchased by the Company, loan portfolios generally do not contain delinquent or defaulted loans and may contain loans that have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loan portfolios to date are not necessarily indicative of future results.

LIMITATIONS ON USE OF TAX LOSSES; RESTRICTIONS ON TRANSFERS OF STOCK

     As of June 30, 1997, the Company had NOLs of $724 million available to reduce taxable income in future years. Such tax deductions would be subject to significant limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") if the Company undergoes an ownership change (as defined herein, an "Ownership Change"). In the event of an Ownership Change,
Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. The limitation imposed by Section 382 of the Code for any post-change year would be determined by multiplying the value of the Company's stock (including both common stock and preferred stock) at the time of the Ownership Change by the applicable long-term tax exempt rate (which was 5.64% for June 30, 1997). Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an Ownership Change were to occur, the Company's annual NOL utilization would be limited to approximately $68 million based on the closing market price at June 30, 1997. If the Company were to undergo an Ownership Change, a significant portion of the $101.7 million tax benefit recognized in fiscal 1996 would be required to be reversed, with a corresponding charge to earnings. The amount of the charge to earnings declines as the Company utilizes its NOLs.

     Although the Company has attemped to protect against a future Ownership Change that is not initiated by the Company by imposing in the Company's Certificate and By-Laws limitations on disqualifying transfers at any time during the three years following the August Offering, these restrictions are incomplete since the Company cannot, consistent with NASDAQ requirements, prevent the settlement of transactions through NASDAQ, and because the prohibition on transfers by stockholders who own or have owned, directly or indirectly, 5% or more of the common stock of the Company or are otherwise treated as 5% stockholders or a "higher tier entity" under Section 382 of the Code and the regulations promulgated thereunder ("5% Stockholders") does not limit transactions in the securities of such 5% Stockholders that could give rise to ownership shifts within the meaning of the applicable Section 382 rules. Moreover, the Board of Directors of the Company retains the discretion to waive these limitations or to take certain other actions that could trigger an Ownership Change, including through the issuance of additional shares of Common Stock in subsequent public or private offerings or through subsequent merger or acquisition transactions.

     Because the Company has utilized a substantial portion of its available ownership limitation in connection with the August Offering, the Company may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of Section 382 of the Code within the three-year period following the August Offering without triggering an Ownership Change. There can be no assurance that future actions on the part of the Company's stockholders or the Company itself will not result in the occurrence of an Ownership Change. See "Regulation -- Taxation -- Net Operating Loss Limitations".

HOLDING COMPANY STRUCTURE; ABILITY TO PAY DIVIDENDS

     The Company, through Holdings, owns all the outstanding common stock of the Bank. As a holding company without significant assets other than its indirect ownership of all of the common stock of the Bank, the Company's ability to pay dividends on the Common Stock and to meet its other cash obligations, including debt service on the Subordinated Notes and its other debt obligations, is dependent upon the receipt of dividends from Holdings, which, in turn, is dependent on receipt of dividends from the Bank on the Bank Common Stock. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, and applicable regulatory requirements. While it is the present intention of the Board of Directors of the Bank to declare dividends in an amount sufficient to provide the Company (through Holdings) with the cash flow necessary to meet its debt service obligations in respect of the Subordinated Notes and to pay dividends to the holders of Common Stock, subject to applicable regulatory restrictions, no assurance can be given that circumstances which would limit or preclude the declaration of such dividends will not exist in the future.

     As of June 30, 1997, the Bank had $182.3 million of available capacity for the payment of dividends on its capital stock without prior approval of the OTS. See "Dividend Policy", "Management's Discussion and Analysis -- Capital Resources and Liquidity", "Regulation -- Safety and Soundness
Regulations -- Capital Distributions" and Notes 11, 15 and 16 to the Consolidated Financial Statements. If the Company were to undergo an Ownership Change, these amounts would be significantly reduced. See " -- Limitations on Use of Tax Losses; Restriction on Transfers of Stock".

REGULATION

     Both the Company, as a savings and loan holding company, and the Bank, as a federal stock savings bank, are subject to significant regulation. Statutes and regulations now affecting the Company and the Bank, respectively, may be changed at any time, and the interpretation of these statutes and regulations by examining authorities is also subject to change. There can be no assurance that future changes in the regulations or in their interpretation will not adversely affect the business of the Company. As a savings and loan holding company, the Company is subject to regulation and examination by the OTS. As a federal savings bank, the Bank is subject to examination from time to time by the OTS, its primary regulator, and the FDIC, as administrator of the Bank Insurance Fund (the "BIF") and the SAIF. There can be no assurance that the OTS or the FDIC will not, as a result of such examinations or otherwise, impose various requirements or regulatory sanctions upon the Bank or the Company, respectively. See "Regulation". If the Company were to become subject to regulation as a bank holding company by the Board of Governors of the Federal Reserve Systems (the "Federal Reserve Board"), whether as a result of the consolidation into the Federal Reserve Board of all regulatory powers over financial institutions or some other occurrence, the Company would become subject to capital requirements and limitations on the types of business activities in which it may engage that are not currently applicable to it as a savings and loan holding company. If this were to occur, the Company believes that it would be permitted to continue its activities and operations substantially as currently conducted and that the Subordinated Notes would constitute Tier 2 Capital, as currently defined by the regulations of the Federal Reserve Board.

LIMITATIONS ON STOCK OWNERSHIP

     With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be acting in concert from, directly or indirectly, acquiring more than 10% of any class of voting stock or obtaining the ability to control in any manner the election of a majority of the directors or otherwise direct the management or policies of a savings institution, such as the Bank, without prior notice or application to and the approval of the OTS. See "Regulation -- Regulation of Savings and Loan Holding Companies". See also
" -- Limitations on Use of Tax Losses; Restrictions on Transfers of Stock".

ANTI-TAKEOVER PROVISIONS

     The Certificate, By-Laws, and applicable provisions of the Delaware General Corporation Law (the "DGCL"), contain several provisions that may make more difficult the acquisition of control of the Company without the approval of the Company Board. Certain provisions of the Certificate and the By-Laws, among other things, (1) authorize the issuance of additional shares of Common Stock and shares of "blank check" preferred stock; (2) classify the Company Board into three classes, each of which (after an initial transition period) will serve for staggered three year periods; (3) provide that a director of the Company may be removed by the stockholders only for cause; (4) provide that only the Company Board or the Chairman of the Board of the Company may call special meetings of the stockholders; (5) provide that the stockholders may take action only at a meeting of the stockholders or by unanimous written consent; (6) provide that stockholders must comply with certain advance notice procedures in order to nominate candidates for election to the Company Board or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders; and (7) provide that the stockholders may amend or repeal any of the foregoing provisions of the Certificate or the By-Laws only by a vote of 80% of the stock entitled to vote generally in the election of directors (the "Voting Stock"). With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Common Stock. See "Description of Capital
Stock -- Certain Provisions of the Certificate and By-Laws; Anti-Takeover Effects" and "Description of Capital Stock -- Delaware Business Combination Statute".

DEPENDENCE ON KEY PERSONNEL

     The Company and the Bank are managed by a small number of senior management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. See "Management" for detailed information on the Company's management and directors. The key employees of the Company are Messrs. Burkholder, Nocella, Heffron, and Coben. The Company does not maintain key person insurance for any of these individuals. The primary retention vehicles used by the Company are employment agreements or letters and participation in the Executive Management Compensation Program and the 1996 Stock Incentive Plan.

     Lewis S. Ranieri serves as non-executive Chairman of the Company Board and a director of the Bank. In addition to Mr. Lewis Ranieri, four other members of the boards of directors of the Company and the Bank are Selling Stockholders who received their shares through the general partner of Hyperion Partners.

     At the time of the August Offering the Company entered into a three-year consulting agreement with Mr. Lewis Ranieri, under which Mr. Ranieri provides strategic and managerial advice to the Company in addition to his continuing role as non-executive Chairman of the Company and a director of the Bank. While the Company has entered into a consulting agreement with Mr. Ranieri, he may devote a substantial amount of time to other business ventures, including activities which are competitive with the Company, through Hyperion Partners II L.P., a Delaware limited partnership ("Hyperion Partners II") and its affiliates and otherwise. While the Company does not believe that the loss of Mr. Ranieri's services would have a material adverse effect on the day-to-day operations of the Company, the loss of the overview afforded by Mr. Ranieri's market experience, contacts and insight would be difficult for the Company to replace. In addition, three other directors of the Company, Ms. Sloan, Mr. Shay and Mr. Golush, also have an economic interest in Hyperion Partners II.

CONVERSION OF CLASS B COMMON STOCK; DILUTION OF VOTING POWER

     Certain Selling Stockholders retain shares of Class B Common Stock (which have no voting rights) which they may elect to convert to Class A Common Stock subject to certain restrictions. See "Description of Capital Stock -- Common Stock -- Conversion". Class B Common Stock is also converted to Class A Common Stock automatically upon transfer to a person who is not an affiliate of the holder, including in any such transfer effected pursuant to the Offering. Transfers of Class B Common Stock by certain persons are subject to certain restrictions. See "Description of Capital Stock -- Common Stock -- Restrictions on Transfers of Stock".

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     The Company currently has 31,595,596 shares of Common Stock outstanding. Of such shares, 12,075,000 were registered under the Securities Act of 1933 and sold to the public in August 1996 and 19,520,596 are subject to contractual restrictions on sale which expire at various times. The Company has agreed to use its best efforts to register the 19,520,596 shares under the Securities Act and to maintain the effectiveness of such registration for a specified period. The Registration Statement of which this Prospectus forms a part covers the 10,208,610 shares which have or will become available for sale in fiscal 1997. Pursuant to the terms of the Letter Agreement (as defined, herein), the Company intends to register the remaining 9,311,986 shares of Common Stock covered hereby as promptly as practicable. See "Selling Stockholders".

LIABILITY UNDER REPRESENTATIONS AND WARRANTIES AND OTHER CREDIT RISKS

     In the ordinary course of business, the Company has liability under representations and warranties made to purchasers and insurers of mortgage loans and to purchasers of mortgage servicing rights ("MSRs"). In connection with MSRs that the Company purchases, it may have liability as a successor to third-party originators' representations and warranties. Under certain circumstances, the Company may become liable for the unpaid principal and interest on defaulted loans if there has been a breach of representations or warranties. In the case of any mortgage loans found to be defective with respect to representations or warranties made or succeeded to by the Company, the Company may be required to repurchase such mortgage loans, with any subsequent loss on resale or foreclosure being borne by the Company. The Company's losses from breaches of representations and warranties have not been material to date.

LITIGATION

     The operations of financial institutions, such as the Company, are subject to substantial statutory and regulatory compliance obligations. These requirements are complex, and even inadvertent noncompliance could result in liability. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, alleging violations of various statutory and regulatory provisions relating to mortgage lending and servicing, including the Truth in Lending Act (the "TILA"), the Real Estate Settlement Procedures Act (the "RESPA"), the
Equal Credit Opportunity Act (the "ECOA"), the Fair Housing Act (the "FH
Act") and various state laws. The Bank has had asserted against it one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse impact on the Company's financial condition, results of operation, or liquidity.

                                  THE COMPANY

GENERAL

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. The Company operates a 70-branch community banking network serving approximately 216,000 households and businesses, ten regional commercial banking offices, six wholesale mortgage origination offices, a mortgage servicing business, and a financial markets business. At June 30, 1997, the Company had assets of $11.4 billion, deposits of $5.2 billion and stockholders' equity of $582.7 million and was the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Bank is a federally chartered savings bank, the deposits of which are insured by the SAIF, which is administered by the FDIC. In December 1996, the Company formed a new, wholly owned, Delaware subsidiary, Holdings. After acquiring all the common stock of Holdings, the Company contributed all the common stock of the Bank to Holdings, and Holdings assumed the obligations of the Company's Senior Notes. As a result of these transactions, Holdings is the sole direct subsidiary of the Company and the Bank is the sole direct subsidiary of Holdings. In conjunction with the formation of Holdings, the Company's corporate headquarters were relocated from Uniondale, New York to Houston, Texas.

HISTORY

     The Company was incorporated in Delaware on December 19, 1988 as USAT Holdings Inc. and became the holding company for the Bank upon the Bank's formation on December 30, 1988. In the Acquisition, the Company initially acquired from the FSLIC certain of the assets and assumed all the deposits and certain other liabilities of Old USAT, an insolvent thrift. In connection with the Acquisition, the Company entered into an agreement which, among other things, provided for federal financial assistance to the Bank (the "Assistance Agreement"). On December 23, 1993, the Company and the FDIC entered into an agreement providing for the termination of the Assistance Agreement. See "Business -- The Assistance Agreement".

     Immediately after the Acquisition, the Bank operated 19 banking branches, primarily in the greater Houston metropolitan area, with no significant loan origination capabilities. Through both acquisitions and internal growth, the Bank has substantially expanded its Texas community banking branch network, built a nationwide mortgage banking business, and established itself as a provider of a broad array of financial products, including commercial banking services and products. In 1990, 1991, and 1992, the Bank entered into various agreements with the RTC, whereby the Bank purchased assets approximating $1.2 billion and assumed certain liabilities, primarily deposit liabilities approximating $4.3 billion, of six thrift institutions in RTC receivership. In connection with these acquisitions, the Bank received cash from the RTC. In 1990, the Bank consummated its agreement to purchase certain assets and assume certain liabilities relating to the loan origination operations of Commonwealth Mortgage of America, L.P. Beginning in July 1992, the Bank purchased several mortgage origination networks as well as MSRs. In June 1996, the Company, through a restructuring plan, began closing or consolidating mortgage production offices and several regional operation centers. Effective February 1997, the Company sold, restructured, or closed the remaining offices. The Company will continue its wholesale mortgage origination capability through its Financial Markets Group. The Company intends to continue to pursue additional community and commercial banking expansion opportunities, including acquisitions, while maintaining adequate capitalization.

     The Company was organized, and through June 17, 1996, operated as a subsidiary of Hyperion Holdings. During that period, all of the outstanding shares of Hyperion Holdings were owned by Hyperion Partners. The general partner of Hyperion Partners is indirectly controlled by three individuals, including Lewis S. Ranieri, who, from December 1988, has served as Chairman of the Company Board and, until July 15, 1996, also as President and CEO of the Company and Chairman of the Board of the Bank. Subsequent to the completion of the Restructuring and the August Offering, the Company's Class A Common Stock has been listed on the NASDAQ under the symbol "BNKU".

  DIVIDEND, DISTRIBUTION AND RESTRUCTURING

     In fiscal 1996, the Company paid a dividend of $100 million on its Common Stock to Hyperion Holdings and other holders of its Common Stock and made a related contractually required payment in lieu of dividends to the FDIC-FRF in the amount of $5.9 million. The proceeds of this dividend received by Hyperion Holdings were paid by Hyperion Holdings as a dividend to Hyperion Partners which distributed such amount to its limited and general partners in accordance with its limited partnership agreement. During fiscal 1996, the Company also recorded a $101.7 million tax benefit related to its NOLs.

     During fiscal 1996, the Restructuring was effected as follows: (1) Hyperion Holdings exchanged shares of a newly created class of its nonvoting common stock for certain shares of its voting common stock held by Hyperion Partners; (2) Hyperion Partners then distributed the Hyperion Holdings common stock to its limited and general partners in accordance with the limited partnership agreement of Hyperion Partners; and (3) following the Distribution, Hyperion Holdings was merged with and into the Company, with the result that holders of Hyperion Holdings voting and nonvoting common stock received shares of Class A Common Stock and Class B Common Stock and the holders of Class C Common Stock received shares of Class B Common Stock. As part of the Restructuring, the common stock of the Company was converted 1,800 to one. The Restructuring was undertaken to simplify the ownership structure of the Company in order to facilitate financial and tax reporting, marketing of the Common Stock and management of the Company's operations. In addition, the FDIC-FRF surrendered to the Bank a portion of the Warrant for a cash payment of $6.1 million and exercised the remainder of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock issued upon exercise of the balance of the Warrant for 1,503,560 shares of the Company's Common Stock.

     In August 1996, the Company completed the August Offering of 12,075,000 shares of Class A Common Stock. Of the 12,075,000 shares sold, 910,694 were sold by the Company, with the balance sold by certain stockholders, including the FDIC-FRF which sold all of the shares received upon exercise of the Warrant. See "Business -- The Assistance Agreement" and "Selling Stockholders". The Class
A Common Stock is listed on NASDAQ under the symbol "BNKU". On August 12,
1997, the last reported sale price of the Class A Common Stock on the NASDAQ was $37.25 per share. Prospective purchasers of the Class A Common Stock are advised to obtain current information as to market prices of the Class A Common Stock.

     The 10,208,610 shares of Class A Common Stock covered by this Prospectus may be sold by the Selling Stockholders from time to time following the expiration of certain restrictions on sale and transfer to which the Shares are subject, the first of which expired on February 10, 1997. See "Selling Stockholders" and "Plan of Distribution."

     The August Offering and this Offering were structured with the intent to preserve the beneficial tax attributes of the Company as described below. See "Regulation -- Taxation". Accordingly, pursuant to the provisions of the Certificate, certain of the Selling Stockholders and other holders of Common Stock may not make further transfers or other dispositions of Common Stock for up to three years following the August Offering except in certain circumstances, including with approval of the Board of Directors of the Company. See "Description of Capital Stock -- Common Stock -- Restrictions on Transfers of Stock". The limitations on Transfers allowed the Company to record a $101.7 million tax benefit in fiscal 1996. See "Risk Factors -- Limitations on Use of Tax Losses; Restrictions on Transfers of Stock" and Note 14 to the Consolidated Financial Statements.

     Pursuant to the terms of the Letter Agreement, (as defined herein), this Prospectus covers 10,208,610 of the Shares received by the Selling Stockholders in the Restructuring and not sold in the August Offering. This Prospectus enables the Selling Stockholders to sell the Shares held by them upon the expiration of the restrictions on sale and transfer to which such Shares are subject. See "Selling Stockholders". The table contained under the caption "Selling Stockholders" sets forth the Shares held by each Selling Stockholder covered by this Prospectus and also indicates the time when the Shares held by each of the Selling Stockholders became available for sale: February 10, 1997 or August 14, 1997. The sale of Shares may also be subject to additional restrictions on sale and transfer contained in the Certificate and By-Laws. See "Description of Capital Stock -- Common Stock -- Restrictions on Transfer of Stock."

  MANAGEMENT

     Day-to-day operations of the Bank are directed by Barry C. Burkholder, President and CEO of the Bank, who brings over 20 years of commercial banking experience to the Bank, with specific experience in consumer banking, mortgage banking and related areas. In connection with the Restructuring and the August Offering, on July 15, 1996, Mr. Burkholder became Chairman of the Board of the Bank as well as President and CEO of the Company. The executive management group of the Bank consists of seven individuals who have more than 20 years of related industry experience, the majority of which comes from commercial banking. See "Management".

     Lewis S. Ranieri, who has over 20 years of investment experience with particular expertise in the field of MBSs, serves as non-executive Chairman of the Board of the Company and as a director of the Bank, for which he is paid an annual retainer and meeting fees, and provides strategic and managerial advice to the Company.

  CLAIMS RELATED TO FORBEARANCE AGREEMENT

     In connection with the original acquisition of the Bank by the Company, the FHLBB approved the Forbearance Agreement. Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. After the enactment of FIRREA, the OTS took the position that the capital standards set forth in FIRREA apply to all savings institutions, including those institutions such as the Bank, that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. The position of the OTS has adversely affected the Bank by curtailing the growth and reducing the leverage contemplated by the terms of the Forbearance Agreement.

     In 1995, Plaintiffs filed suit against the United States in the Court of Federal Claims for alleged failures of the United States to abide by the terms of the Forbearance Agreement. The Company currently expects the trial of its case to commence during the first quarter of fiscal 1999. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. The Company is also unable to predict the timing of the resolution of its claims. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings".

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Class A Common Stock by the Selling Stockholders. See "Selling Stockholders".

                                DIVIDEND POLICY

     The Company intends, subject to its financial results, contractual, legal, and regulatory restrictions, and other factors that the Company's Board of Directors may deem relevant, to declare and pay a dividend for the Common Stock on a quarterly basis. The Company's ability to pay dividends and to meet its other cash obligations, including debt service on the Subordinated Notes and its other debt obligations, is dependent on the receipt of dividends from Holdings, which, in turn, is dependent on receipt of dividends from the Bank on the Bank Common Stock. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, and applicable regulatory requirements. Dividends may not be paid on the Bank Common Stock if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. Thus, if for any reason the Bank failed to declare and pay full quarterly dividends on the Bank Preferred Stock, the Company through Holdings would not receive any cash dividends from the Bank until four full quarterly dividends on the Bank Preferred Stock had been paid. See "Risk Factors -- Holding Company Structure; Ability to Pay Dividends".

     While it is the present intention of the Board of Directors of the Bank to declare dividends in an amount sufficient to provide the Company (through Holdings) with the cash flow necessary to meet its debt service obligations in respect of the Subordinated Notes and to pay dividends to holders of Common Stock, subject to applicable regulatory restrictions, no assurance can be given that circumstances which would limit or preclude the declaration of such dividends will not exist in the future. See "Risk Factors -- Holding Company Structure; Ability to Pay Dividends". Prior to the August Offering, the Company had not historically paid dividends on its Common Stock with the exception of a $100 million dividend paid to holders of Class A Common Stock and its former Class C Common Stock on May 6, 1996. On the same day, the Bank paid a dividend on the Bank Common Stock in the amount of $100 million and also made a related contractually required payment in lieu of dividends in the amount of $5.9 million to the FDIC, the holder of the Warrant. Thus, the dividends historically paid by the Company are not indicative of its future dividend policy.

     On December 5, 1996, the Company's Board declared a dividend of $0.14 per share, payable on
December 26, 1996 to holders of record of the Company's Class A and Class B Common Stock on December 16, 1996. On March 6, 1997, the Company's Board declared a dividend of $0.14 per share, payable on March 26, 1997 to holders of record of the Company's Class A and Class B Common Stock on March 17, 1997. On June 2, 1997, the Company's Board declared a dividend of $0.14 per share, payable on June 25, 1997 to holders of record of the Company's Class A and Class B Common Stock on June 13, 1997.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company at June 30, 1997 and the pro forma capitalization of the Company as of June 30, 1997. In addition to the long-term debt of the Company reflected below, the Bank had long-term borrowings consisting of deposits, FHLB advances, and certain other funding liabilities incurred in the ordinary course of business. See "Management's Discussion and Analysis -- Capital Resources and Liquidity" and Notes 8, 9, 10 and 11 to the Consolidated Financial Statements.

                                             AT JUNE 30, 1997
                                        ---------------------------
                                        HISTORICAL       PRO FORMA
                                        -----------      ----------
                                           (IN THOUSANDS, EXCEPT
                                          RATIOS AND SHARE DATA)
Long-term debt(1)....................   $   220,194      $  220,194
Minority Interest(2).................       185,500         185,500
Stockholders' equity:
     Preferred stock(3)..............       --               --
     Common stock....................           316             316
     Paid-in capital.................       129,286         129,286
     Retained earnings(4)............       447,050         446,990
     Unrealized gains on securities
       and mortgage-backed securities
       available for sale, net of
       tax...........................         6,024           6,024
                                        -----------      ----------
     Total stockholders' equity......       582,676         582,616
                                        -----------      ----------
          Total consolidated
            capitalization...........   $   988,370      $  988,310
                                        ===========      ==========
Ratio of equity to assets............          5.09%           5.09%
Ratio of tangible equity to tangible
  assets.............................          4.97%           4.97%
Shares outstanding
     Class A.........................    28,354,276      28,354,276
     Class B.........................     3,241,320       3,241,320
Book value per common share..........   $     18.44      $    18.44
Tangible book value per share........   $     17.99      $    17.99
Regulatory capital of the Bank
     Tangible capital
          Amount.....................   $   858,915      $  858,855
          Ratio......................          7.59%           7.59%
     Core capital
          Amount.....................   $   865,469      $  865,409
          Ratio......................          7.65%           7.65%
     Total risk-based capital
          Amount.....................   $   904,080      $  904,020
          Ratio......................         14.05%          14.05%

------------

(1) See Note 11 to the Consolidated Financial Statements.

(2) Minority interest consists of $185.5 million stated value of the Bank Preferred Stock. See Note 16 to the Consolidated Financial Statements.

(3) The Company had 10,000,000 shares of Preferred Stock authorized, none of which were issued as of June 30, 1997.

(4) Offering expenses are estimated to be $60,000 per quarter.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated financial and other data as of and for each of the years in the five-year period ended September 30, 1996 are derived from the Company's audited Consolidated Financial Statements. The information set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Consolidated Statements of Financial Condition as of September 30, 1996 and 1995, and the Consolidated Statements of Operations for each of the years in the three year period ended September 30, 1996, and the report thereon of Deloitte & Touche LLP are included elsewhere in this Prospectus. The selected consolidated financial and other data as of and for the nine months ended June 30, 1997 and 1996 are not audited, but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments), necessary for a fair presentation of operations and financial condition for those periods. Results of operations for the nine months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year.

           FIVE-YEAR CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA

                                            AT JUNE 30,                           AT SEPTEMBER 30,
                                       ----------------------  -------------------------------------------------------
                                          1997        1996        1996        1995       1994       1993       1992
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF FINANCIAL CONDITION
ASSETS
Cash and cash equivalents............  $  102,811  $   96,647  $  119,523  $  112,931  $  76,938  $  65,388  $  94,723
Securities purchased under agreements
  to resell and
  federal funds sold.................     577,059     856,178     674,249     471,052    358,710    547,988    206,000
Trading account assets...............       1,211       1,129       1,149       1,081      1,011      1,006     94,691
Securities...........................      56,142      66,809      64,544     116,013    114,115     43,430      4,909
Mortgage-backed securities...........   1,601,857   1,732,771   1,657,908   2,398,263  2,828,903  2,175,925    833,425
Loans................................   8,271,904   7,597,406   7,519,488   8,260,240  5,046,174  4,862,379  4,101,716
Covered Assets and related
  assets(1)..........................      --          --          --          --         --        392,511    610,901
All other assets.....................     828,066     672,330     675,516     623,954    484,310    351,929    308,918
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
        Total assets................. $11,439,050 $11,023,270 $10,712,377 $11,983,534 $8,910,161 $8,440,556 $6,255,283
                                       ==========  ==========  ==========  ==========  =========  =========  =========
LIABILITIES, MINORITY INTEREST, AND
  STOCKHOLDERS' EQUITY
Deposits.............................  $5,249,888  $5,053,605  $5,147,945  $5,182,220 $4,764,204 $4,839,388 $4,910,760
Federal Home Loan Bank advances(2)...   3,630,060   3,883,758   3,490,386   4,383,895  2,620,329  2,185,445    632,345
Securities sold under agreements to
  repurchase and federal funds
  purchased..........................   1,181,382     885,506     832,286   1,172,533    553,000    310,000     --
Subordinated Notes...................     219,694      --          --          --         --         --         --
Senior Notes.........................         500     115,000     115,000     115,000    115,000    115,000     --
Long-term debt ("15.75% Notes")....        --          --          --          --         --         --        102,000
Note payable to related party........      --          --          --          --         --         --          4,090
All other liabilities................     389,350     370,469     410,217     448,283    320,766    516,020    373,715
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
        Total liabilities............  10,670,874  10,308,338   9,995,834  11,301,931  8,373,299  7,965,853  6,022,910
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
Minority interest -- Bank Preferred
  Stock(3)...........................     185,500     185,500     185,500     185,500     85,500     85,500     --
        Total stockholders' equity...     582,676     529,432     531,043     496,103    451,362    389,203    232,373
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
          Total liabilities, minority
            interest, and
            stockholders'
            equity(4)................ $11,439,050 $11,023,270 $10,712,377 $11,983,534 $8,910,161 $8,440,556 $6,255,283
                                       ==========  ==========  ==========  ==========  =========  =========  =========

                                         AT OR FOR THE NINE
                                            MONTHS ENDED
                                              JUNE 30,                 AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  -------------------------------------------------------
                                          1997        1996        1996        1995       1994       1993       1992
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF OPERATIONS
Interest income......................  $  599,934  $  620,419  $  812,312  $  746,759  $ 494,706  $ 482,490  $ 502,854
Interest expense.....................     401,025     448,026     584,778     552,760    320,924    300,831    348,291
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Net interest income..............     198,909     172,393     227,534     193,999    173,782    181,659    154,563
Provision for credit losses..........      14,644      10,155      16,469      24,293      6,997      4,083     21,133
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Net interest income after
      provision for credit losses....     184,265     162,238     211,065     169,706    166,785    177,576    133,430
Non-interest income
    Net gains (losses)
        Sales of single family
          servicing rights and single
          family warehouse loans.....      20,475      29,581      43,074      60,495     63,286     67,403     67,223
        Securities and
          mortgage-backed
          securities.................       2,277       3,821       4,002          26     10,404     43,702      2,022
        Other loans..................         992       2,027       3,189      (1,210)       163      1,496      4,759
        Sale of mortgage offices.....       3,998      --          --          --         --         --         --
    Loan servicing fees and
      charges........................      44,225      31,739      44,230      43,508     31,741     21,780     20,823
    Other............................      14,925      10,914      15,541      12,162     13,295     12,310      8,963
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Total non-interest income........      86,892      78,082     110,036     114,981    118,889    146,691    103,790
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
Non-interest expense
    Compensation and benefits........      57,201      66,907      87,640      83,520     86,504     81,472     69,476
    SAIF deposit insurance
      premiums.......................       3,985       9,102      45,690      11,428     11,329     10,162     11,101
    Amortization of intangibles......      23,940      15,002      20,432      21,856     18,247     24,469     22,832
    Restructuring charges............      --          10,681      10,681      --         --         --         --
    Other............................      67,874      66,301      88,822      77,772     83,513     85,861     77,006
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Total non-interest expense.......     153,000     167,993     253,265     194,576    199,593    201,964    180,415
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Income before income taxes,
      minority interest, and
      extraordinary loss.............     118,157      72,327      67,836      90,111     86,081    122,303     56,805
Income tax expense (benefit).........      45,499     (73,644)    (75,765)     37,415    (31,899)   (26,153)       200
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Income before minority interest
      and extraordinary loss.........      72,658     145,971     143,601      52,696    117,980    148,456     56,605
Minority interest
    Bank Preferred Stock
      dividends(3)...................      13,689      13,689      18,253      10,600      8,653      6,537     --
    Payments in lieu of
      dividends(5)...................      --           6,413       6,413         377        357     --         --
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Income before extraordinary
      loss...........................      58,969     125,869     118,935      41,719    108,970    141,919     56,605
Extraordinary loss(6)................       2,323      --          --          --         --         14,549     --
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Net income(7)....................  $   56,646  $  125,869  $  118,935  $   41,719  $ 108,970  $ 127,370  $  56,605
                                       ==========  ==========  ==========  ==========  =========  =========  =========
    Net income applicable to common
      shares.........................  $   56,646  $  119,111  $  113,327  $   38,824  $ 102,519  $ 118,640  $  52,406
                                       ==========  ==========  ==========  ==========  =========  =========  =========
Earnings per common share(8)
    Income before extraordinary
      loss...........................  $     1.86  $     4.13  $     3.87  $     1.35  $    3.55  $    4.61  $    1.85
    Extraordinary loss...............        0.07      --          --          --         --           0.50     --
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
    Net income.......................  $     1.79  $     4.13  $     3.87  $     1.35  $    3.55  $    4.11  $    1.85
                                       ==========  ==========  ==========  ==========  =========  =========  =========
Book value per common share(8).......  $    18.44  $    18.14  $    16.81  $    17.19  $   15.64  $   13.48  $    8.19
Dividends per common share...........        0.42        3.46        3.46      --         --         --         --
Average number of common shares
  outstanding(8).....................      31,596      28,863      29,260      28,863     28,863     28,863     28,366

CERTAIN RATIOS AND OTHER DATA(9)
Regulatory capital ratios of the
  Bank(10)
    Tangible capital.................        7.59%       6.15%       6.57%       6.20%      6.01%      6.17%      4.24%
    Core capital.....................        7.65        6.23        6.64        6.29       6.17       6.43       5.04
    Total risk-based capital.........       14.05       12.53       13.09       13.45      14.02      14.87      12.19
Return on average assets(11).........        0.86        1.72        1.28        0.50       1.42       1.83       0.89
Return on average common equity......       13.56       33.06       23.06        8.80      26.32      44.87      28.18
Stockholders' equity to assets.......        5.09        4.80        4.96        4.14       5.07       4.61       3.71
Tangible stockholders' equity to
  tangible assets....................        4.97        4.65        4.81        3.93       4.68       4.14       2.58
Net yield on interest-earning
  assets(12).........................        2.58        2.09        2.10        1.92       2.20       2.61       2.60
Interest rate spread(12).............        2.32        1.82        1.78        1.61       1.95       2.41       2.54


                                         AT OR FOR THE NINE
                                            MONTHS ENDED
                                              JUNE 30,                 AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  -------------------------------------------------------
                                          1997        1996        1996        1995       1994       1993       1992
                                       ----------  ----------  ----------  ----------  ---------  ---------  ---------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
CERTAIN RATIOS AND OTHER DATA --
  CONTINUED(9)
Average interest-earning assets to
  average interest-bearing
  liabilities........................        1.05        1.06        1.06        1.06       1.06       1.04       1.01
Non-interest expense to average total
  assets.............................        1.87%       1.97%       2.26%       1.86%      2.41%      2.76%      2.85%
Net operating expense ratio(13)......        0.81        1.06        1.28        0.76       0.97       0.76       1.21
Efficiency ratio(14).................       54.02       66.88       74.97       59.50      66.38      65.11      63.98
Nonperforming assets to total
  assets.............................        0.67        1.03        1.12        0.84       1.09       0.72       0.89
Net nonaccrual loans to total
  loans..............................        0.65        1.07        1.19        0.91       1.51       0.85       0.92
Allowance for credit losses to net
  nonaccrual loans(15)...............       71.59       45.21       44.24       48.74      30.73      71.71      74.04
Allowance for credit losses to
  nonperforming assets...............       50.63       32.80       32.95       36.65      24.18      49.28      50.54
Allowance for credit losses to total
  loans..............................        0.46        0.49        0.52        0.44       0.46       0.61       0.68
Net loan charge-offs to average
  loans(15)..........................        0.26        0.17        0.17        0.16       0.30       0.05       0.07
Full-time equivalent employees.......       1,462       2,501       2,310       2,663      2,894      3,122      2,720
Number of community banking
  branches...........................          70          70          70          65         62         62         65
Number of commercial banking
  origination offices................          10           9           9           9          5          3          2
Number of mortgage origination
  offices(16)........................           6          91          85         122        145        109         93
Single family servicing portfolio.... $17,235,304 $12,037,262 $13,246,848 $12,532,472 $8,920,760 $8,073,226 $7,187,000
Single family originations(17).......   1,603,305   2,846,514   3,762,198   3,447,250  5,484,111  6,737,762  6,118,363
Loans purchased for held to maturity
  portfolio..........................     842,270     102,230     148,510   2,658,093  1,406,275  1,212,103    916,613
CERTAIN RATIOS AND OTHER DATA --
  EXCLUDING NON-RECURRING AND CERTAIN
  OTHER ITEMS(18)
Net income...........................  $   56,507  $   42,597  $   56,392  $   41,719  $  50,804  $  97,736  $  56,605
Net income applicable to common
  shares.............................      56,507      39,876      53,295      38,824     47,585     91,461     52,406
Earnings per common share............        1.78        1.38        1.82        1.35       1.65       3.17       1.85
Operating earnings(19)...............     110,890      86,836     114,659      91,295     75,514     77,105     50,024
Return on average assets(11).........        0.86%       0.67%       0.67%       0.50%      0.72%      1.42%      0.89%
Return on average common equity......       13.54       11.38       11.47        8.80      12.27      34.43      28.18
Efficiency ratio(14).................       54.02       58.87       58.85       59.50      66.38      65.11      63.98

------------

 (1) Reflects assets governed under the Assistance Agreement between the Bank and the FRF. See "Business -- The Assistance Agreement".

 (2) FHLB advances with maturities greater than one year were $2,564,801 and $1,109,945 as of June 30, 1997 and 1996, respectively. FHLB advances with maturities greater than one year were $926,291, $1,992,010, $782,129, $708,945, and $55,445 at September 30, 1996, 1995, 1994, 1993, and 1992,
     respectively. See Note 9 to the Consolidated Financial Statements.

 (3) During fiscal 1993, the Bank issued its Preferred Stock, Series A, and, during fiscal 1995, the Bank issued its Preferred Stock, Series B. None of the shares of Bank Preferred Stock are owned by the Company. All of the outstanding shares of common stock of the Bank are owned by Holdings, a wholly owned subsidiary of the Company.

 (4) In August 1996, the Company filed a registration statement with the Commission and 12,075,000 shares of Class A Common Stock were sold to the public. The Company sold 910,694 shares and certain stockholders sold 11,164,306 shares. See "Management's Discussion and Analysis -- Capital Resources and Liquidity -- Capital" and Note 16 to the Consolidated Financial Statements.

 (5) In connection with its Acquisition, the Bank issued to the FDIC-FRF the warrant to acquire 158,823 shares of common stock of the Bank at an exercise price of $0.01 per share. Payments in lieu of dividends related to the Warrant. In August 1996, the FDIC-FRF surrendered a portion of the Warrant for a cash payment of $6.1 million, exercised the remainder of the Warrant and immediately exchanged the shares of common stock of the Bank it received for 1,503,560 shares of Common Stock of the Company. The FDIC-FRF sold all of these shares in the August Offering. See "Business -- The Assistance Agreement -- Warrant Agreement".

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (6) Fiscal 1997 extraordinary loss is costs and charges associated with the repurchase and retirement of the Senior Notes. See Note 11 to the Consolidated Financial Statements. Fiscal 1993 extraordinary loss is costs and charges associated with the repayment of the note payable to related party and the 15.75% Notes (as defined, see "Management's Discussion and Analysis -- Capital Resources and Liquidity -- Notes Payable").

 (7) Net income for fiscal 1994, 1993, and 1992 included $23.1 million, $9.3 million, and $32.1 million, respectively, of financial assistance payments received from the FRF. No such payments were received during fiscal 1997, 1996, or 1995 as a result of the termination of the Assistance Agreement in December 1993. See "Business -- Assistance Agreement".

 (8) EPS is net income (adjusted for earnings on the common stock equivalents attributable to the Bank's Warrant for periods prior to August 1996. See note 5 herein) divided by the weighted-average number of common shares outstanding. Per share results have been restated to reflect an 1,800 to one Common Stock conversion in June 1996. See Notes 1 and 16 to the Consolidated Financial Statements.

 (9) Ratio, yield, and rate information are based on weighted average daily balances for fiscal 1993 and subsequent periods and average monthly balances for fiscal 1992, with the exception of return on average common equity, which is based on average monthly balances for all periods presented. Interim periods are annualized.

(10) Regulatory capital ratios presented are those of the Bank. No regulatory capital ratios are presented for the Company because there are no such applicable requirements for savings and loan holding companies such as the Company. For a discussion of the regulatory capital requirements applicable to the Bank, see "Regulation -- Safety and Soundness
     Regulations -- Capital Requirements".

(11) Return on average assets is net income without deduction of minority interest, divided by average total assets.

(12) Net yield on interest-earning assets is net interest income as a percentage of average interest-earning assets. Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.

(13) Net operating expense ratio is total non-interest expense less total non-interest income as a percentage of average assets for each period.

(14) Efficiency ratio is non-interest expenses (excluding goodwill amortization), divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS, other loans, and the sale of mortgage offices.

(15) During April 1997, $31.3 million of nonperforming loans were sold with related charge-offs of $5.0 million. Primarily as a result of this transaction, the allowance for credit losses to net nonaccrual loans increased to 71.59% at June 30, 1997 from 45.21% at June 30, 1996. Excluding the charge-offs related to this sale of nonperforming assets, net loan charge-offs to average loans would have been 0.18% for the nine months ended June 30, 1997.

(16) During fiscal 1997, the Company sold certain of its mortgage origination offices. In connection with this sale, the remaining offices were restructured or closed. The mortgage origination branches shown at June 30, 1997 are the wholesale mortgage originiation offices, which are currently part of the Financial Markets Group.

(17) Includes $106.3 million, $100.0 million, $129.0 million, $135.3 million, $100.3 million, $116.5 million, and $127.0 million of brokered and purchased loans for the nine months ended June 30, 1997 and 1996 and for fiscal 1996, 1995, 1994, 1993, and 1992, respectively.

(18) Non-recurring items, deemed not to be part of the routine core business operations of the Company, are composed of the following for the nine months ended June 30, 1997 and fiscal 1996, 1994, and 1993:

     -- 1997 (increased EPS $0.01 -- (1) the gain on the sale of mortgage offices of $3,998 ($2,462 net of tax) and (2) the extraordinary loss on extinguishment of debt of $3,574 ($2,323 net of tax)

     -- 1996 (increased EPS $2.05) -- (1) a one-time SAIF assessment charge of $33,657 ($20,729 net of tax), (2) compensation expense of $7,820 ($4,816 net of tax), (3) charges totalling $12,537 ($7,729 net of tax) related to the restructuring of and items associated with the mortgage origination business, (4) a contractual payment to previous minority interests of $5,883, and (5) a tax benefit of $101,700

     --   1994 (increased EPS $1.90) -- tax benefit of $58,166

     --   1993 (increased EPS $0.94) -- (1) tax benefit of $44,183 and (2)
          extraordinary loss on extinguishment of debt of $14,549.

(19) Operating earnings consists of net income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes, minority interest, and extraordinary losses and excludes net gains (losses) on securities, MBS, other loans, and applicable non-recurring items. See Note 18 herein and "Business -- General."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

DISCUSSION OF RESULTS OF OPERATIONS

  OVERVIEW

     NINE MONTHS ENDED JUNE 30, 1997 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1996. Net income was $56.6 million ($1.79 per share) for the nine months ended June 30, 1997, and $125.9 million ($4.13 per share) for the nine months ended June 30, 1996. Excluding several non-recurring items in both periods, the most significant of which was a $101.7 million tax benefit recorded during 1996. Operating earnings were $110.9 million and $86.8 million for the nine months ended June 30, 1997 and 1996. The increase in operating earnings is principally the result of an improved interest rate margin.

     Operating earnings consists of net income before taxes, minority interest and extraordinary losses, and excludes net gains (losses) on securities, MBS, other loans and applicable non-recurring items. See "Business_-- General". Management believes operating earnings facilitates trend analysis as it excludes transactions that are typically considered opportunistic or non-recurring and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.

     1996 COMPARED TO 1995. Net income was $118.9 million ($3.87 per share) for fiscal 1996, compared to $41.7 million ($1.35 per share) for fiscal 1995. The increase was primarily due to the recognition of a $101.7 million ($3.33 per share) tax benefit for the expected utilization of NOLs. No such benefits were recorded during fiscal 1995. Net income for fiscal 1996, excluding the $101.7 million tax benefit and certain non-recurring charges discussed below, was $56.4 million ($1.82 per share) compared to $41.7 million ($1.35 per share) in the prior year. Higher levels of interest-earning assets and an increase in the yield on interest-earning assets contributed to the increase in net income, partially offset by lower gains on sales of single family MSRs and single family warehouse loans and increased expenses attributable to the minority interests. The single family loan servicing portfolio increased to $13.2 billion at September 30, 1996.

     Results for fiscal 1996 included several non-recurring charges: (1) a one-time SAIF assessment charge of $33.7 million ($20.7 million after tax, or $0.67 per share); (2) charges totalling $12.5 million ($7.8 million after tax, or $0.25 per share) relating to the restructuring of and items associated with the mortgage origination business; (3) $7.8 million of compensation expense ($4.8 million after tax, or $0.16 per share) relating to a management compensation program adopted in connection with the August Offering; and (4) a $5.9 million contractual payment ($0.20 per share) to previous minority interests.

     Operating earnings were $114.7 million for fiscal 1996, compared to $91.3 million for fiscal 1995, a 26% increase. Operating earnings for fiscal 1996 excludes a one-time SAIF assessment, compensation expense related to the adoption of a management compensation program, and charges related to the restructuring of the Mortgage Banking Group because these items are considered non-recurring. See Notes 13, 15, and 18 to the Consolidated Financial Statements.

     1995 COMPARED TO 1994. Net income was $41.7 million ($1.35 per share) for fiscal 1995, compared to $109.0 million ($3.55 per share) for fiscal 1994. The decrease primarily reflects the effect of a tax benefit of $58.2 million ($1.90 per share) recognized in fiscal 1994 for the expected utilization of NOLs under SFAS No. 109, a lower net interest-rate spread, lower gains on sales of securities and MBS, and higher provisions for credit losses in fiscal 1995. Net income for fiscal 1995 was favorably impacted by the effect of higher levels of interest-earning assets during fiscal 1995 compared to fiscal 1994 and an increase in the single family servicing portfolio. The single family servicing portfolio increased to $12.5 billion at September 30, 1995 compared to $8.9 billion at September 30, 1994, contributing to increased loan servicing fees and charges during fiscal 1995.

     Operating earnings were $91.3 million for fiscal 1995, compared to $75.5 million for fiscal 1994. This increase primarily reflects the higher levels of interest-earning assets and increased loan servicing fees and charges, partially offset by higher provisions for credit losses.

  MORTGAGE BANKING RESTRUCTURINGS AND SALE OF OFFICES

     In June 1996, the Company recorded a restructuring charge of $10.7 million before tax, to recognize the costs of closing or consolidating mortgage origination offices and several regional operation centers and recorded $1.8 million of other expenses related to its mortgage origination business. Effective February 1, 1997, the Company sold certain of its retail and wholesale mortgage origination offices. In connection with this sale, the remaining offices were restructured or closed. The net gain on the sale of these offices, reduced by additional restructuring costs, was $4.0 million before tax, $2.5 million after tax, or $0.08 per share and was recorded in the quarter ended March 31, 1997. At June 30, 1997, the unpaid liability relating to the sale, the two restructurings and the branch closures was $6.4 million, and is expected to be paid in full by fiscal 1999. See "Business -- Mortgage Banking Group" and
Note 18 to the Consolidated Financial Statements.

  NET INTEREST INCOME

     Net interest income is based on the relative amounts of interest-earning assets and interest-bearing liabilities and the spread between the yields earned on assets and rates paid on liabilities. The net interest-rate spread is affected by changes in general market interest rates, including changes in the relationship between short- and long-term interest rates (the yield curve), the effects of periodic caps on the Company's adjustable-rate mortgage and MBS portfolios, and the interest rate sensitivity position or "gap". The Company has traditionally managed its business to limit its overall exposure to changes in interest rates. However, under current policies of the Company's Board of Directors, management has been given some latitude to increase the Company's interest rate sensitivity position within certain limits if, in management's judgment, that will enhance profitability. As a result, changes in market interest rates may have a greater impact on the Company's financial performance in the future than they have had historically. See "Business -- General" and "Business -- Asset and Liability Management".

     The Company enters into certain financial instruments with off-balance-sheet risk in the ordinary course of business to reduce its exposure to changes in interest rates. The Company does not enter into instruments such as leveraged derivatives or structured notes. The financial instruments used for hedging interest rate risk include interest rate swaps, caps, floors, financial options, financial futures contracts, and forward delivery contracts. A hedge is an attempt to reduce risk by creating a relationship whereby any losses on the hedged asset or liability are expected to be offset in whole or in part by gains on the hedging financial instrument. Thus, market risk resulting from a particular off-balance-sheet instrument is normally offset by other on or off-balance-sheet transactions. See Note 12 to the Consolidated Financial Statements.

                      AVERAGE BALANCES AND AVERAGE YIELDS

                                                                                                             FOR THE YEAR ENDED
                                                        FOR THE NINE MONTHS ENDED JUNE 30,                      SEPTEMBER 30,
                                          ---------------------------------------------------------------   ---------------------
                                                       1997                             1996                        1996
                                          ------------------------------   ------------------------------   ---------------------
                                           AVERAGE               YIELD/     AVERAGE               YIELD/     AVERAGE
                                           BALANCE    INTEREST   RATE(2)    BALANCE    INTEREST   RATE(2)    BALANCE    INTEREST
                                          ----------  ---------  -------   ----------  ---------  -------   ----------  ---------
                                                                          (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
    Short-term interest-earning
      assets............................  $  589,249  $  26,732    5.98%   $  621,604  $  27,576    5.83%   $  668,657  $  39,302
    Trading account assets..............       1,203         53    5.87         1,150         51    5.91         1,154         67
    Securities..........................      73,204      3,699    6.76        78,354      2,943    5.02        76,637      3,917
    Mortgage-backed securities..........   1,552,690     78,946    6.78     2,064,035    100,913    6.52     1,968,230    128,143
    Loans(1)............................   7,938,565    482,077    8.10     7,994,274    478,846    7.99     7,889,828    627,940
    FHLB stock..........................     191,650      8,427    5.88       220,452     10,090    6.11       213,242     12,943
    Covered Assets and related assets...      --         --        --          --         --        --          --         --
                                          ----------  ---------  -------   ----------  ---------  -------   ----------  ---------
        TOTAL INTEREST-EARNING ASSETS...  10,346,561    599,934    7.73    10,979,869    620,419    7.53    10,817,748    812,312
                                                      ---------  -------               ---------  -------               ---------
    Non-interest-earning assets.........     600,225                          383,785                          411,683
                                          ----------                       ----------                       ----------
        Total assets.................... $10,946,786                      $11,363,654                      $11,229,431
                                          ==========                       ==========                       ==========
INTEREST-BEARING LIABILITIES
    Deposits:
        Transaction accounts............  $  218,040      1,730    1.06    $  218,657      2,020    1.23    $  218,859      2,593
        Insured money fund accounts.....   1,537,774     60,118    5.23     1,248,034     50,072    5.36     1,464,577     69,100
        Savings accounts................     126,573      2,316    2.45       136,876      2,749    2.68       138,007      3,598
        Certificates of deposit.........   3,203,905    130,943    5.46     3,444,227    149,297    5.79     3,244,291    196,929
                                          ----------  ---------  -------   ----------  ---------  -------   ----------  ---------
          Total deposits................   5,086,292    195,107    5.13     5,047,794    204,138    5.40     5,065,734    272,220
                                          ----------  ---------  -------   ----------  ---------  -------   ----------  ---------
    FHLB advances.......................   3,696,314    157,701    5.63     4,219,633    193,726    6.03     4,073,297    247,093
    Reverse repurchase agreements and
      federal funds purchased...........     934,166     39,703    5.60       973,039     42,357    5.72       955,708     55,112
    Subordinated Notes..................      44,264      2,932    8.90        --         --        --
    Senior Notes........................      92,352      5,582    8.05       115,000      7,805    9.05       115,000     10,353
    Other...............................      --         --        --          --         --        --          --         --
                                          ----------  ---------  -------   ----------  ---------  -------   ----------  ---------
        TOTAL INTEREST-BEARING
          LIABILITIES...................   9,853,388    401,025    5.41    10,355,466    448,026    5.71    10,209,739    584,778
    Non-interest-bearing liabilities and
      stockholders' equity..............   1,093,398                        1,008,188                        1,019,692
                                          ----------  ---------  -------   ----------  ---------  -------   ----------  ---------
        Total liabilities and
          stockholders' equity..........  $10,946,786                     $11,363,654                      $11,229,431
                                          ==========                       ==========                       ==========
Net interest income/interest rate
  spread................................              $ 198,909    2.32%               $ 172,393    1.82%               $ 227,534
                                                      =========  =======               =========  =======               =========
Net yield on interest-earning assets....                           2.58%                            2.09%
                                                                 =======                          =======
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities...........................        1.05                             1.06                             1.06
                                          ==========                       ==========                       ==========
                                                               1995                            1994
                                                   -----------------------------   ----------------------------
                                          YIELD/    AVERAGE               YIELD/    AVERAGE              YIELD/
                                           RATE     BALANCE    INTEREST    RATE     BALANCE   INTEREST    RATE
                                          ------   ----------  ---------  ------   ---------  ---------  ------

INTEREST-EARNING ASSETS
    Short-term interest-earning
      assets............................   5.88%   $  466,276  $  29,675   6.36%   $ 461,530  $  19,019    4.12%
    Trading account assets..............   5.81         1,079         62   5.75        1,026       (144) (14.04)
    Securities..........................   5.11       116,934      5,893   5.04      108,751      5,007    4.60
    Mortgage-backed securities..........   6.51     2,618,990    173,155   6.61    2,595,163    151,972    5.86
    Loans(1)............................   7.96     6,707,868    526,528   7.85    4,524,158    308,804    6.83
    FHLB stock..........................   6.07       180,416     11,446   6.34      132,277      5,558    4.20
    Covered Assets and related assets...   --          --         --       --         74,547      4,490    6.02
                                          ------   ----------  ---------  ------   ---------  ---------  ------
        TOTAL INTEREST-EARNING ASSETS...   7.51    10,091,563    746,759   7.40    7,897,452    494,706    6.26
                                          ------               ---------  ------              ---------  ------
    Non-interest-earning assets.........              345,500                        386,175
                                                   ----------                      ---------
        Total assets....................           $10,437,063                     $8,283,627
                                                   ==========                      =========
INTEREST-BEARING LIABILITIES
    Deposits:
        Transaction accounts............   1.18    $  225,799      3,384   1.50    $ 237,537      3,753    1.58
        Insured money fund accounts.....   4.72     1,032,873     57,848   5.60      582,126     18,508    3.18
        Savings accounts................   2.61       171,308      4,715   2.75      284,885      7,311    2.57
        Certificates of deposit.........   6.07     3,560,420    198,419   5.57    3,662,043    179,462    4.90
                                          ------   ----------  ---------  ------   ---------  ---------  ------
          Total deposits................   5.37     4,990,400    264,366   5.30    4,766,591    209,034    4.39
                                          ------   ----------  ---------  ------   ---------  ---------  ------
    FHLB advances.......................   6.07     3,560,844    224,767   6.31    2,285,630     91,060    3.98
    Reverse repurchase agreements and
      federal funds purchased...........   5.77       888,453     53,220   5.99      274,666     10,574    3.85
    Subordinated Notes..................
    Senior Notes........................   9.00       115,000     10,407   9.05      115,000     10,177    8.85
    Other...............................   --          --         --       --          3,350         79    2.36
                                          ------   ----------  ---------  ------   ---------  ---------  ------
        TOTAL INTEREST-BEARING
          LIABILITIES...................   5.73     9,554,697    552,760   5.79    7,445,237    320,924    4.31
    Non-interest-bearing liabilities and
      stockholders' equity..............              882,366                        838,390
                                          ------   ----------  ---------  ------   ---------  ---------  ------
        Total liabilities and
          stockholders' equity..........           $10,437,063                     $8,283,627
                                                   ==========                      =========
Net interest income/interest rate
  spread................................   1.78%               $ 193,999   1.61%              $ 173,782    1.95%
                                          ======               =========  ======              =========  ======
Net yield on interest-earning assets....   2.10%                           1.92%                           2.20%
                                          ======                          ======                         ======
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities...........................                 1.06                           1.06
                                                   ==========                      =========

------------
(1) Includes nonaccrual loans.

(2) Annualized.

     The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in the interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

                              RATE/VOLUME ANALYSIS

                                          FOR THE NINE MONTHS ENDED
                                                  JUNE 30,                        FOR THE YEAR ENDED SEPTEMBER 30,
                                       -------------------------------  -----------------------------------------------------
                                                1997 VS. 1996                    1996 VS. 1995              1995 VS. 1994
                                       -------------------------------  -------------------------------  --------------------
                                        VOLUME      RATE        NET      VOLUME      RATE        NET      VOLUME      RATE
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
INTEREST INCOME
  Short-term interest-earning
    assets...........................  $  (1,511) $     667  $    (844) $  12,015  $  (2,388) $   9,627  $     198  $  10,458
  Trading account assets.............          2     --              2          4          1          5         (7)       213
  Securities.........................       (204)       960        756     (2,057)        81     (1,976)       390        496
  Mortgage-backed securities.........    (25,855)     3,888    (21,967)   (42,429)    (2,583)   (45,012)     1,418     19,765
  Loans..............................     (3,347)     6,578      3,231     93,941      7,471    101,412    166,278     51,446
  FHLB stock.........................     (1,291)      (372)    (1,663)     2,002       (505)     1,497      2,453      3,435
  Covered assets and related
    assets...........................     --         --         --         --         --         --         (4,490)    --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total........................    (32,206)    11,721    (20,485)    63,476      2,077     65,553    166,240     85,813
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE
  Deposits...........................      1,503    (10,534)    (9,031)     4,189      3,665      7,854     10,219     45,113
  FHLB advances......................    (23,471)   (12,554)   (36,025)    31,178     (8,852)    22,326     65,246     68,461
  Reverse repurchase agreements and
    federal funds purchased..........     (1,740)      (914)    (2,654)     3,906     (2,014)     1,892     34,151      8,495
  Subordinated Notes.................      2,932     --          2,932     --         --         --         --         --
  Senior Notes.......................     (1,429)      (794)    (2,223)    --            (54)       (54)    --            230
  Other..............................     --         --         --         --         --         --            (79)    --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total........................    (22,205)   (24,796)   (47,001)    39,273     (7,255)    32,018    109,537    122,299
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
NET CHANGE IN NET INTEREST
  INCOME.............................  $ (10,001) $  36,517  $  26,516  $  24,203  $   9,332  $  33,535  $  56,703  $ (36,486)
                                       =========  =========  =========  =========  =========  =========  =========  =========

                                          NET
                                       ---------
INTEREST INCOME
  Short-term interest-earning
    assets...........................  $  10,656
  Trading account assets.............        206
  Securities.........................        886
  Mortgage-backed securities.........     21,183
  Loans..............................    217,724
  FHLB stock.........................      5,888
  Covered assets and related
    assets...........................     (4,490)
                                       ---------
        Total........................    252,053
                                       ---------
INTEREST EXPENSE
  Deposits...........................     55,332
  FHLB advances......................    133,707
  Reverse repurchase agreements and
    federal funds purchased..........     42,646
  Subordinated Notes.................     --
  Senior Notes.......................        230
  Other..............................        (79)
                                       ---------
        Total........................    231,836
                                       ---------
NET CHANGE IN NET INTEREST
  INCOME.............................  $  20,217
                                       =========

     NINE MONTHS ENDED JUNE 30, 1997 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1996. Net interest income was $198.9 million for the nine months ended June 30, 1997, compared to $172.4 million for the nine months ended June 30, 1996, reflecting a $26.5 million, or 15% increase. This increase is attributable to a 49 basis point increase in the net yield on interest-earning assets ("net yield"), partially offset by an $633.3 million decrease in average interest-earning assets.

     The yield on interest-earning assets increased 20 basis points for the nine months ended June 30, 1997 in comparison to the prior year period, primarily due to the shift of assets to higher yielding commercial and consumer loans from the traditionally lower yielding single family mortgages and to higher rates on adjustable-rate MBS. Average interest-earning assets decreased primarily due to principal repayments on loans and MBS.

     The cost of funds decreased 30 basis points during the nine months ended June 30, 1997 in comparison to the prior year period, primarily due to a decrease in FHLB advance rates and lower deposit rates, reflecting the turnover of deposits from products with higher rates to lower cost transaction accounts.

     1996 COMPARED TO 1995. Net interest income increased $33.5 million, or 17%, to $227.5 million for fiscal 1996, compared to $194.0 million for fiscal 1995. The increase in net interest income is primarily attributable to a $726.2 million, or 7%, increase in average interest-earning assets and a 18 basis point increase in the net yield.

     Interest-earning assets are primarily comprised of single family mortgage loans and MBS. Interest-bearing liabilities primarily include deposits and FHLB advances. The increase in average interest-earning assets during fiscal 1996 can be principally attributed to two single family loan purchases during the second half of fiscal 1995, approximately $1.9 billion. The increase in average interest-earning assets was funded primarily with FHLB advances and reverse repurchase agreements.

     Approximately 78% of the Company's interest-earning assets at September 30, 1996 were adjustable-rate assets, a portion of which are tied to indices that normally lag the changes in market interest rates. Substantially all of the Company's adjustable-rate assets are subject to periodic and/or lifetime interest rate caps. Periodic caps limit the amount by which the interest rate on a particular mortgage loan may increase at its next interest rate reset date. In a rising-rate environment, the interest rate spread may be negatively impacted when the repricing of interest-earning assets is limited by caps on periodic interest rate adjustments, compared to market interest rate movements.

     During fiscal 1995, average market interest rates increased, and the interest income from adjustable-rate loans and MBS increased more slowly than the cost of deposits and borrowing because of the effect of periodic interest rate caps applicable to the loans and MBS. During fiscal 1996, the negative effect of the periodic interest rate caps decreased, and, as a result, the net interest rate spread improved. The net interest rate spread was also positively impacted during fiscal 1996 by higher yields earned on loans purchased in the later part of fiscal 1995.

     1995 COMPARED TO 1994. Net interest income increased $20.2 million, or 12%, to $194.0 million for fiscal 1995, compared to $173.8 million for fiscal 1994. Average interest-earning assets increased $2.2 billion, or 28%, during the period, principally attributable to single family loan purchases during the second half of fiscal 1995. The increase in average interest-earning assets was funded primarily with FHLB advances and reverse repurchase agreements. Increased net interest income resulting from higher volumes of interest-earning assets was offset, to some extent, by unfavorable changes in the net spread between the yield on interest-earning assets and the cost of funds. The net interest rate spread decreased 34 basis points as a result of the rapid rise in market interest rates during the early part of fiscal 1995. Increases in market interest rates and the effect of lagging rate indices and caps on adjustable-rate assets and the sale of higher yielding assets in fiscal 1994 all contributed to the drop in the net yield.

  PROVISION FOR CREDIT LOSSES

     NINE MONTHS ENDED JUNE 30, 1997 COMPARED TO NINE MONTHS ENDED JUNE 30, 1996. The provision for credit losses increased $4.5 million for the nine months ended June 30, 1997. The increase results from charge-offs taken in conjunction with a bulk sale of nonperforming single family loans, increased commercial and multi-family originations, and the addition of new product lines, including healthcare loans and commercial loan participations. During April 1997, the Company sold $31.3 million of nonperforming single family loans and recorded related charge-offs of $5.0 million. Due to losses experienced in the consumer line of credit portfolio, the level of reserves were increased through higher provisions for the nine months ended June 30, 1996. This portfolio has decreased from $54.8 million at June 30, 1996 to $44.7 million at June 30, 1997, resulting in lower provisions and reserves in the nine months ended June 30, 1997. See "-- Asset Quality" and Note 5 to the Consolidated Financial Statements.

     1996 COMPARED TO 1995. The provision for credit losses decreased to $16.5 million for fiscal 1996 down from $24.3 million for fiscal 1995. Decreased loan purchases during fiscal 1996 resulted in lower single family provisions of $6.8 million for fiscal 1996 compared to $18.5 million for fiscal 1995. Consumer loan provisions increased to $7.8 million for fiscal 1996, compared to $4.2 million for fiscal 1995, reflecting increased losses and charge-offs on the unsecured consumer line of credit portfolio. See "-- Asset Quality" and Note 5 to the Consolidated Financial Statements.

     1995 COMPARED TO 1994. The provision for credit losses increased to $24.3 million for fiscal 1995 compared to $7.0 million for fiscal 1994. This increase primarily resulted from provisions on single family loans, which totalled $18.5 million for fiscal 1995 compared to $2.4 million for fiscal 1994. The single family loan portfolio increased to $7.1 billion at September 30, 1995 from $4.2 billion at September 30, 1994, which included loan purchases totalling $2.7 billion and originations retained for portfolio of $1.0 billion during fiscal 1995. The growth in the consumer lending business and loss experience on the unsecured consumer line of credit portfolio also increased consumer provisions to $4.2 million for fiscal 1995, from $2.8 million for fiscal 1994. Consumer loans increased to $123.1 million at September 30, 1995, from $108.2 million at September 30, 1994, while consumer charge-offs increased to $2.8 million for fiscal 1995, from $1.3 million for fiscal 1994. See "-- Asset Quality" and
Note 5 to the Consolidated Financial Statements.

  NON-INTEREST INCOME

     Non-interest income primarily includes gains (losses) from sales of assets and mortgage loan servicing fees and charges.

                              NON-INTEREST INCOME

                                             FOR THE NINE
                                             MONTHS ENDED
                                               JUNE 30,            FOR THE YEAR ENDED SEPTEMBER 30,
                                       ------------------------  -------------------------------------
                                          1997         1996         1996         1995         1994
                                       -----------  -----------  -----------  -----------  -----------
                                                               (IN THOUSANDS)
NON-INTEREST INCOME
  Net gains (losses)
    Sales of single family servicing
      rights.........................  $     1,736  $   --       $     4,678  $    34,080  $    67,198
    Single family warehouse loans....       18,739       29,581       38,396       26,415       (3,912)
    Securities and mortgage-backed
      securities.....................        2,277        3,821        4,002           26       10,404
    Other loans......................          992        2,027        3,189       (1,210)         163
    Sale of mortgage offices.........        3,998      --           --           --           --
  Loan servicing fees and charges....       44,225       31,739       44,230       43,508       31,741
  Other..............................       14,925       10,914       15,541       12,162       13,295
                                       -----------  -----------  -----------  -----------  -----------
         Total non-interest income...  $    86,892  $    78,082  $   110,036  $   114,981  $   118,889
                                       ===========  ===========  ===========  ===========  ===========
PRINCIPAL SOLD
  MSRs...............................  $   106,748  $   955,678  $ 1,488,885  $ 2,854,114  $ 4,521,491
  Single family warehouse loans......    1,078,304    2,333,319    2,984,211    2,100,662    4,786,413

     NINE MONTHS ENDED JUNE 30, 1997 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1996. Non-interest income increased $8.8 million during the nine months ended June 30, 1997 compared to the nine months ended June 30, 1996. A majority of this increase was due to higher mortgage loan servicing fees and charges, which primarily reflects a larger portfolio of single family loans serviced for others at June 30, 1997 compared to June 30, 1996 ($20.8 billion versus $8.2 billion). See "-- Discussion of Changes in Financial Condition". Net gains (losses) declined $7.7 million to $27.7 million during the nine months ended June 30, 1997, compared to $35.4 million during the same period in 1996. This decrease primarily reflects a decrease in net gains on sales of single family warehouse loans due to the sale of certain of the Company's mortgage origination offices during the second quarter of fiscal 1997, partially offset by the gain recorded on that sale. See " -- Mortgage Banking Restructurings and Sale of Offices".

     1996 COMPARED TO 1995. Non-interest income was $110.0 million for fiscal 1996 compared to $115.0 million for fiscal 1995, a decrease of $5.0 million. During fiscal 1996 and 1995, $1.5 billion and $2.9 billion, respectively, of single family MSRs were sold. The decrease in single family MSR sales during fiscal 1996 reflects management's decision to retain a greater portion of MSRs in response to the implementation of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of Financial Accounting Standards Board Statement No. 65". See "Business -- Loan Servicing Portfolio". Fiscal 1995 included substantial gains on sales of servicing rights originated in prior years. Gains on sales of single family warehouse loans were $38.4 million during fiscal 1996, compared to $26.4 million during fiscal 1995, reflecting an increase in the volume of single family warehouse loans sold. Excluding gains from sales of single family MSRs and single family warehouse loans, non-interest income increased $12.5 million in fiscal 1996 compared to fiscal 1995, primarily due to increased gains on sales of securities and MBS and other loans.

     Net gains on securities and MBS were $4.0 million and $26,000 for fiscal 1996 and 1995, respectively. During fiscal 1996, the net gains on MBS were from the sale of $293.0 million of MBS. See " -- Discussion of Changes in Financial Condition".

     Net gains (losses) on other loans were $3.2 million and $(1.2) million for fiscal 1996 and 1995, respectively. During fiscal 1996, the Company sold $98.1 million of single family loans held by the Financial Markets Group for a gain of $608,000 and $178.4 million of multi-family loans for a gain of $2.7 million. See " -- Discussion of Changes in Financial Condition".

     During fiscal 1996, loan servicing fees and charges increased $722,000, or 2% from the prior year. This increase is due primarily to an increase in the portfolio of single family servicing for others, $9.5 billion at September 30, 1996, compared to $8.5 billion at September 30, 1995. Offsetting this increase was a decrease in the average service fee rate due to a change in the mix of the portfolio.

     Other non-interest income was $15.5 million in fiscal 1996 compared to $12.2 million in fiscal 1995. The increase was primarily due to growth in mutual fund and annuity sales. The growth in the sale of these products reflected the low interest rate environment, more experienced salespeople, and increased marketing of those products.

     1995 COMPARED TO 1994. Non-interest income was $115.0 million for fiscal 1995, a $3.9 million decrease from $118.9 million for fiscal 1994. This decrease is attributable, in part, to a $2.8 million decrease in gains on sales of single family MSRs and single family warehouse loans which were $60.5 million and $63.3 million, for fiscal 1995 and 1994, respectively.

     In September 1995, the Company adopted SFAS No. 122, effective October 1, 1994. This statement required that, among other things, the book value of mortgage loans be allocated at the time of origination between the MSRs and the related loans, provided there is a plan to sell or securitize such loans. With the implementation of SFAS No. 122, the original cost basis of the loan was allocated between the loan and the MSRs, thus increasing the gains on sales of loans and reducing the gains on sales of MSRs.

     The implementation of SFAS No. 122 resulted in the capitalization of $28.7 million of originated MSRs during fiscal 1995 and an increase to net income and stockholders' equity of $9.8 million. This implementation also had the effect of decreasing the gains on sales of single family MSRs by $17.7 million and increasing the gains on single family warehouse loans by $34.6 million. Excluding the effects of implementing SFAS No. 122, the gains on sales of single family MSRs and the gains (losses) on single family warehouse loans would have been $51.8 million and $(8.2) million, respectively. In accordance with the requirements of SFAS No. 122, the prior year amounts were not restated.

     Excluding the effects of SFAS No. 122 in fiscal 1995, the gains on single family MSRs were $51.8 million, compared to $67.2 million for fiscal 1994. During fiscal 1995, single family MSRs were sold at an average premium of 181 basis points, compared to 149 basis points during fiscal 1994. The average premiums on MSRs sold in fiscal 1994 were lower compared to fiscal 1995, reflecting the lower interest rate environment during the first half of fiscal 1994. The rise in market interest rates during the second half of fiscal 1994, and continuing through the beginning of fiscal 1995 had a positive effect on the average premiums on servicing rights sold, reflecting an increase in the value of the servicing portfolio due to actual and anticipated declines in prepayments. The increase in interest rates during the second half of fiscal 1994 and during fiscal 1995 also resulted in a decrease in originations. The decrease in originations and the retention of a greater proportion of originated loans for the Company's own portfolio decreased the volume of MSRs available for sale during fiscal 1995.

     Excluding the effects of SFAS No. 122 in fiscal 1995, the losses on single family warehouse loans were $(8.2) million in fiscal 1995 and $(3.9) million in fiscal 1994. Increased losses in fiscal 1995 reflect the increasingly competitive pricing in the market during that period.

     Net gains on securities and MBS were $26,000 and $10.4 million for fiscal 1995 and 1994, respectively. The gains in fiscal 1994 primarily relate to the sale of $213.0 million of MBS created when the Company securitized single family loans from its own portfolio.

     Loan servicing fees and charges increased $11.8 million, or 37%, during fiscal 1995 compared to fiscal 1994. The increase was due primarily to an increase in the portfolio of single family servicing for others and an increase in the average fees collected on those loans due to a change in the composition of that portfolio. The portfolio of single family servicing for others increased to $8.5 billion at September 30, 1995, compared to $6.2 billion at September 30, 1994, primarily due to loan originations and purchases of MSRs. See " -- Discussion of Changes in Financial Condition". The increase in the single family loan servicing portfolio during fiscal 1995 includes $3.4 billion of loans associated with MSRs purchased in fiscal 1994 that were not transferred to the Company until fiscal 1995 and were not included in the portfolio as of September 30, 1994. See Note 6 to the Consolidated Financial Statements.

  NON-INTEREST EXPENSE

     Non-interest expense was comprised of the following significant items:

                              NON-INTEREST EXPENSE

                                            FOR THE NINE
                                            MONTHS ENDED
                                              JUNE 30,          FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ----------------------------------
                                          1997        1996        1996        1995        1994
                                       ----------  ----------  ----------  ----------  ----------
                                                             (IN THOUSANDS)
Compensation and benefits............  $   57,201  $   66,907  $   87,640  $   83,520  $   86,504
Occupancy............................      11,372      13,904      18,415      18,713      17,196
Data processing......................      10,217      12,319      16,196      16,360      15,821
Advertising and marketing............       5,979       5,956       8,025       9,262      10,796
Amortization of intangibles..........      23,940      15,002      20,432      21,856      18,247
SAIF deposit insurance premiums......       3,985       9,102      45,690      11,428      11,329
Furniture and equipment..............       3,201       4,656       6,121       6,428       6,810
Restructuring charges................      --          10,681      10,681      --          --
Other................................      37,105      29,466      40,065      27,009      32,890
                                       ----------  ----------  ----------  ----------  ----------
     Total non-interest expense......  $  153,000  $  167,993  $  253,265  $  194,576  $  199,593
                                       ==========  ==========  ==========  ==========  ==========

     NINE MONTHS ENDED JUNE 30, 1997 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1996. Non-interest expense was $153.0 million for the nine months ended June 30, 1997 and $168.0 million for the nine months ended June 30, 1996, or 1.87% and 1.97% of average total assets for those same periods. Non-interest expense for the nine months ended June 30, 1996 included two items deemed to be non-recurring; (1) a charge to compensation expense of $7.8 million recorded in June 1996 related to the implementation of a management compensation program and
(2) a $10.7 million charge recorded in June 1996 related to the restructuring of the mortgage origination business. See Notes 13 and 18 to the Consolidated Financial Statements. Excluding these non-recurring items, non-interest expense was $153.0 million compared to $149.5 million for an increase of 2% period over period. This increase was primarily due to a $8.9 million increase in intangible amortization expense and a $2.4 million increase in legal expenses, partially offset by decreases in compensation expenses, SAIF premiums, and the effect of the sale of certain of the Company's retail and wholesale mortgage origination offices. Intangible amortization expense increased due to purchases of MSRs during fiscal 1997 and legal expenses were higher than the prior period due to the forbearance litigation ($3.0 million and $533,000 for the nine months ended June 30, 1997 and 1996, respectively). See "-- Discussion of Changes in Financial Condition" and "Legal Proceedings."

     Compensation expense decreased $9.7 million, or 15%, during the nine months ended June 30, 1997 compared to the nine months ended June 30, 1996, primarily due to the $7.8 million non-recurring charge discussed above. Excluding this non-recurring charge, compensation expense decreased $1.9 million, or 3%. Average full-time equivalents decreased 30% from 2,610 for the nine months ended June 30, 1996 to 1,838 for the nine months ended June 30, 1997 as a result of the restructuring and sale of certain of the Company's retail and wholesale mortgage origination offices. However, the decline in compensation expense was less than the decrease in average full-time equivalents due to the deferral of compensation into the basis of loans originated during both periods. SAIF deposit insurance premiums decreased $5.1 million during the nine months ended June 30, 1997 compared to the nine months ended June 30, 1996 due to an assessment reduction from 23 to 6.48 basis points effective January 1, 1997. The sale of certain of the Company's retail and wholesale mortgage origination offices contributed to decreases in occupancy, data processing, furniture and equipment, and other non-interest expenses as the mortgage origination branches were reduced from 91 at June 30, 1996 to six at June 30, 1997.

     1996 COMPARED TO 1995. Non-interest expense was $253.3 million for fiscal 1996 and $194.6 million for fiscal 1995, or 2.26% and 1.86%, respectively, of average total assets for those same periods. Non-interest expense for fiscal 1996 included several non-recurring items including $7.8 million in compensation expense, $33.7 million in SAIF deposit insurance premiums, and a $10.7 million restructuring charge. Excluding these non-recurring items, non-interest expense was $201.1 million for fiscal 1996 compared to $194.6 million for fiscal 1995, or 1.79% and 1.86%, respectively, of average total assets for those same periods. The $7.8 million compensation charge related to a management compensation program adopted in June 1996 in connection with the August Offering. This program provided, among other things, for a cash bonus and the award of Company common stock to certain executives and officers of the Company. See Note 13 to the Consolidated Financial Statements. Excluding the $7.8 million charge, compensation and benefits decreased to $79.8 million in fiscal 1996 compared to $83.5 million in fiscal 1995. This decrease reflects a decrease in the number of average full-time equivalent employees to 2,548 for fiscal 1996, from 2,729 for fiscal 1995. The $33.7 million SAIF deposit insurance premium charge reflects a one-time assessment on all SAIF-insured deposits aimed at fully capitalizing the SAIF. The United States Congress passed legislation that was signed into law on September 30, 1996 that mandated this assessment, which was set at 65.7 basis points of SAIF-assessable deposits at March 31, 1995. See "Regulation -- Charter, Supervision, and Examination -- Insurance
Assessments". The $10.7 million restructuring charge is discussed above in " -- Mortgage Banking Restructurings and Sale of Offices". During fiscal 1996 and 1995, $878,000 and $11.2 million, respectively, of gains on sales of Real Estate Owned ("REO") properties were recognized and included in other non-interest expense.

     1995 COMPARED TO 1994. Non-interest expense was $194.6 million for fiscal 1995 compared to $199.6 million for fiscal 1994, or 1.86% and 2.41%, respectively, of average total assets for those periods. Compensation and benefits were $83.5 million for fiscal 1995 and $86.5 million for fiscal 1994, or 43% of total non-interest expense for both of these periods. Advertising expenses were lower during fiscal 1995 reflecting the introduction of community banking products in the prior year. During fiscal 1995 and 1994, $11.2 million and $5.8 million, respectively, of gains on sales of REO properties were recognized and included in other non-interest expense. Amortization of intangibles increased in fiscal 1995, reflecting increased amortization of MSRs due to servicing acquisitions.

  INCOME TAXES

     Bank United Corp. is a savings and loan holding company (the "Parent Company"), Holdings is a wholly owned, Delaware subsidiary, and the Bank is a federal savings bank. The provision for income taxes before extraordinary loss is comprised of current federal income taxes, deferred federal income taxes, state income taxes, and payments due in lieu of taxes. The provision for income taxes, excluding taxes on the extraordinary loss, was an expense of $45.5 million for the nine months ended June 30, 1997 and a net benefit of $73.6 million for the nine months ended June 30, 1996, a net benefit of $75.8 million for fiscal 1996, an expense of $37.4 million for fiscal 1995, and a net benefit of $31.9 million in fiscal 1994. In June 1996, the Certificate and By-Laws were restated with the intent to preserve certain beneficial tax attributes limiting the disposition of certain common stock and other interests in the Parent Company by certain of its stockholders. The preservation of certain tax attributes allowed the recognition of tax benefits in June 1996 for the expected utilization of NOLs. These tax benefits were not recognized in prior periods due to limitations on the utilization of NOLs if an Ownership Change had occurred. In June 1996, the Parent Company and the Bank entered into a tax sharing agreement. This agreement resulted in the recognition of a tax benefit for the expected utilization of the Company's NOLs by the Bank. As a result of the tax sharing agreement and the restatement of the Certificate and By-laws, a total tax benefit of $101.7 million was recognized for the nine months ended June 30, 1996 and in fiscal 1996 as a reduction of income tax expense and an increase in the net deferred tax asset. For the nine months ended June 30, 1997, no tax benefits were recorded for the expected utilization of NOLs against future taxable income by the Company or the Bank because the criteria under SFAS No. 109, "Accounting for Income Taxes" to recognize a tax benefit was not met. No tax benefits were recorded in fiscal 1995 due to limitations on NOLs if an Ownership Change had occurred. During fiscal 1994, tax benefits of $58.2 million were recorded due to the expected utilization of NOLs against future taxable income. See "Regulation -- Taxation" and Note 14 to the Consolidated Financial Statements.

     As of June 30, 1997, future taxable income of $557 million would fully utilize the net deferred tax asset.

  MINORITY INTEREST

     Dividends on Bank Preferred Stock paid by the Bank increased to $18.3 million for fiscal 1996 from $10.6 million for fiscal 1995, due to the Bank's issuance of Bank Preferred Stock, Series B during the fourth quarter of fiscal 1995. These shares are not owned by the Company and, accordingly, are reflected as minority interest in the Consolidated Financial Statements. Payments in lieu of dividends increased during fiscal 1996 due to the contractual payment of $5.9 million made to the FDIC-FRF in connection with the declaration of a $100 million dividend on the common stock of the Bank. See "Business -- The Assistance Agreement -- Warrant Agreement" and Note 16 to the Consolidated Financial Statements.

  EXTRAORDINARY LOSS

     In May 1997, the Company issued $220 million of Subordinated Notes and used a portion of the net proceeds to retire $114.5 million of Senior Notes. The costs associated with retiring the Senior Notes are reflected as an extraordinary loss of $3.6 million, or $2.3 million after tax ($0.07 per share). See Note 11 to the Consolidated Financial Statements.

DISCUSSION OF CHANGES IN FINANCIAL CONDITION

  OVERVIEW

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. Historically, the Company focused on traditional single family mortgage lending and deposit gathering, as well as retail and wholesale mortgage banking activities. Over the past few years, however, the Company's management has pursued a strategy designed to reduce its reliance on its thrift and mortgage banking lines of business by developing potentially higher margin community banking and commercial banking lines of business. During this time, the Company has engaged in more aggressive marketing campaigns and has increased its originations and retention of commercial and consumer loans and increased the level of lower cost transaction and commercial deposit accounts. In addition to its efforts to increase originations of commercial and consumer loans, the Company plans to increase the retention of higher-yielding single family and multi-family mortgage loans that, in the past, may have otherwise been sold or securitized. The Company intends to continue to pursue additional expansion opportunities, including acquisitions, while maintaining adequate capital.

     The following table reflects activity in the MBS portfolio.

                           MORTGAGE-BACKED SECURITIES

                                             FOR THE NINE
                                             MONTHS ENDED
                                               JUNE 30,             FOR THE YEAR ENDED SEPTEMBER 30,
                                       -------------------------  -------------------------------------
                                          1997          1996         1996         1995         1994
                                       -----------  ------------  -----------  -----------  -----------
                                                                (IN THOUSANDS)
HELD TO MATURITY
Beginning balance....................  $   630,048  $  2,051,304  $ 2,051,304  $ 2,394,978  $   358,896
  Loans securitized..................      --            --           --           --           906,652
  Purchases..........................        2,134         3,841        3,841       38,515       83,854
  Net change in unrealized gains
    (losses) before tax..............        1,055         2,384        2,841          162      (10,202)
  Sales..............................      --            --           --           --           (38,252)
  Repayments.........................      (60,931)     (156,456)    (178,926)    (390,364)    (162,328)
  Transfers..........................       (6,843)   (1,244,945)  (1,244,945)     --         1,260,971
  Other..............................       (2,094)       (3,104)      (4,067)       8,013       (4,613)
                                       -----------  ------------  -----------  -----------  -----------
Ending balance.......................  $   563,369  $    653,024  $   630,048  $ 2,051,304  $ 2,394,978
                                       ===========  ============  ===========  ===========  ===========
AVAILABLE FOR SALE
Beginning balance....................  $ 1,027,860  $    346,959  $   346,959  $   433,925  $ 1,817,029
  Loans securitized..................      --            --           --           --           275,520
  Purchases..........................      171,918       --           --               230      583,444
  Net change in unrealized gains
    (losses) before tax..............       11,653         3,137        3,660        8,415      (61,613)
  Sales..............................       (6,892)     (292,990)    (292,990)     (77,610)    (174,702)
  Repayments.........................     (177,858)     (220,089)    (272,059)     (16,346)    (760,111)
  Transfers..........................       13,212     1,244,945    1,244,945      --        (1,260,971)
  Other..............................       (1,405)       (2,215)      (2,655)      (1,655)      15,329
                                       -----------  ------------  -----------  -----------  -----------
Ending balance.......................  $ 1,038,488  $  1,079,747  $ 1,027,860  $   346,959  $   433,925
                                       ===========  ============  ===========  ===========  ===========

     The unrealized gains on the MBS held to maturity portfolio were $665,000 at June 30, 1997, $2.2 million at September 30, 1996, $14.5 million at September 30, 1995, and $1.8 million at September 30, 1994. The unrealized losses on the MBS held to maturity portfolio were $20.3 million at June 30, 1997, $23.0 million at September 30, 1996, $34.6 million at September 30, 1995, and $56.0 million at September 30, 1994. The changes in the unrealized gains and losses in the MBS held to maturity portfolio primarily relate to changes in market conditions relating to MBS and also reflect the implementation of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" in fiscal 1997. See Note 4 to the Consolidated Financial Statments. At June 30, 1997, the Company's MBS held to maturity portfolio was comprised primarily of privately-issued and credit-enhanced MBS, of which 100% were rated AA/Aa or higher by the Standard & Poor's Corporation or Moody's Investor Services, Inc., respectively. These ratings and the individual MBS are reviewed monthly to ensure that no credit deterioration has occurred. At June 30, 1997, none of the MBS in the held to maturity portfolio were on credit watch for possible downgrading by either of the rating agencies. See
"Business -- Investment Portfolio."

     The following table reflects activity in the loan portfolio.

                                     LOANS

                                             FOR THE NINE
                                             MONTHS ENDED
                                               JUNE 30,               FOR THE YEAR ENDED SEPTEMBER 30,
                                       -------------------------  ----------------------------------------
                                          1997          1996          1996          1995          1994
                                       -----------  ------------  ------------  ------------  ------------
                                                                 (IN THOUSANDS)
HELD TO MATURITY
Beginning balance....................  $ 7,227,153  $  7,763,676  $  7,763,676  $  4,780,328  $  3,434,440
  Originations
    Single family....................      543,460       649,885       818,563     1,012,771     1,319,020
    Single family construction.......      595,374       386,459       554,260       239,481       133,609
    Consumer.........................      109,056        94,352       125,596        99,249        94,153
    Multi-family, commercial real
      estate, commercial, healthcare,
      and small business.............      440,163       170,016       248,185       246,131       207,546
  Purchases
    Single family....................      677,420        94,303       140,583     2,640,755     1,312,827
    Consumer.........................       88,424       --            --                 68        24,982
    Multi-family, commercial real
      estate and small business......       76,426         7,927         7,927        17,270        68,466
  Net change in mortgage banker
    finance line of credit...........      169,260        38,733        30,481       (38,124)     (238,223)
  Repayments.........................   (1,809,411)   (1,773,891)   (2,298,915)   (1,188,489)     (807,574)
  Securitized loans sold or
    transferred......................      --            --            --            --         (1,125,050)
  Transfers from (to) held for
    sale.............................      --           (187,463)     (104,235)          805       398,645
  Sales..............................      (84,106)       (4,420)       (4,420)      (34,865)      (26,930)
  Other..............................      (41,953)      (36,067)      (54,548)      (11,704)      (15,583)
                                       -----------  ------------  ------------  ------------  ------------
Ending balance.......................  $ 7,991,266  $  7,203,510  $  7,227,153  $  7,763,676  $  4,780,328
                                       ===========  ============  ============  ============  ============
HELD FOR SALE
Beginning balance....................  $   292,335  $    496,564  $    496,564  $    265,846  $  1,427,939
  Originations
    Single family....................    1,059,845     2,196,629     2,783,446     2,213,553     4,105,530
    Multi-family, commercial real
      estate, and small business.....       10,211        71,622        88,861        61,505        23,449
  Purchases
    Single family....................       37,714        71,645        85,715        65,103        60,900
    Multi-family, commercial real
      estate, and small business.....      270,743        13,856        57,594        38,823       --
  Repayments.........................      (14,626)      (12,234)      (15,581)       (3,667)      (54,846)
  Securitized loans sold or
    transferred......................   (1,175,579)   (2,071,520)   (2,669,406)   (1,864,313)   (4,470,275)
  Transfers (to) from held to
    maturity.........................      --            187,463       104,235          (805)     (398,645)
  Sales..............................     (205,011)     (555,113)     (642,559)     (273,747)     (430,342)
  Other..............................        5,006        (5,016)        3,466        (5,734)        2,136
                                       -----------  ------------  ------------  ------------  ------------
Ending balance.......................  $   280,638  $    393,896  $    292,335  $    496,564  $    265,846
                                       ===========  ============  ============  ============  ============

     1997 ACTIVITY. Total assets increased during the nine months ended June 30, 1997 by $726.7 million, or 7%, to $11.4 billion. The majority of the increase is the result of commercial and consumer loan purchases and originations, as well as purchases of MSRs. These increases were funded primarily with FHLB advances and reverse repurchase agreements.

     Total loans increased $752.4 million, or 10%, during the nine months ended June 30, 1997. This increase, which is primarily reflected in the commercial and consumer loan portfolios, reflects the Company's strategy to reduce its reliance on traditionally lower yielding single family residential lending lines of business by developing higher margin commercial and consumer lending lines of business.

     Single family loans declined during the nine months ended June 30, 1997, primarily due to higher principal repayments. Mortgage loan originations were down due to the sale of certain of the Company's retail mortgage origination offices during the second quarter of fiscal 1997. The retail mortgage origination offices not sold in this transaction were subsequently closed. Despite the sale of the retail mortgage origination business, the Company intends to continue its origination capability in Texas through its community banking branches and its wholesale capability through its Financial Markets Group. Most of the loans originated through these businesses will be held for the Company's portfolio.

     Commercial loans, which include single family construction, multi-family, healthcare, small business, and mortgage banker finance line of credit loans, increased $674.5 million, or 69%, during the nine months ended June 30, 1997, compared to an increase of $134.7 million, or 18%, during the nine months ended June 30, 1996. Additionally, the Company had $1.1 billion of outstanding commercial loan commitments that had not been funded as of June 30, 1997, and are not reflected in the table above.

     Consumer loans increased $117.6 million, or 70%, during the nine months ended June 30, 1997. This increase reflects purchases of home equity line of credit loans outside the state of Texas and increased home improvement loan originations, offset by a lower consumer line of credit portfolio balance.

     MSRs increased $151.6 million, or 123%, during the nine months ended June 30, 1997. During this period, the Company purchased servicing rights associated with $12.3 billion of single family loans at a premium of $158.2 million. As of June 30, 1997, $7.1 billion of these servicing rights had not yet been transferred to the Company, and are expected to be transferred during the first quarter of fiscal 1998. The total single family servicing portfolio serviced for others at June 30, 1997, adjusted for the acquired servicing rights, was $20.8 billion. The Company also services $3.6 billion of loans held in its own portfolio.

     Deposits increased $101.9 million, or 2%, during the nine months ended June 30, 1997. Although total deposits were relatively unchanged, the composition changed. Higher cost brokered deposits and certificates of deposit ("CDs") were allowed to run-off and were replaced with lower cost transaction accounts. In the aggregate, FHLB advances, reverse repurchase agreements, and federal funds purchased increased $488.8 million during the nine months ended June 30, 1997, primarily to fund commercial and consumer loan purchases and originations.

     During the nine months ended June 30, 1997, the Company issued $220 million of Subordinated Notes. Net proceeds were used to repurchase and retire $114.5 million of Senior Notes, pay the related costs and expenses and provide additional capital to the Bank. See Note 11 to the Consolidated Financial Statements.

     1996 ACTIVITY. Total assets decreased by $1.3 billion, or 11%, to $10.7 billion at September 30, 1996 down from $12.0 billion at September 30, 1995. This decrease primarily resulted from loan and MBS sales and repayments.

     Repurchase agreements and federal funds sold increased to $674.2 million at September 30, 1996 from $471.1 million at September 30, 1995. The increase primarily reflects the Company's decision to borrow and invest funds at a positive spread on a short-term basis.

     Securities decreased $51.5 million, to $64.5 million at September 30, 1996 from $116.0 million at September 30, 1995 reflecting the purchase of $22.4 million and the sale of $96.5 million in securities. During fiscal 1996, $58.0 million of Small Business Administration ("SBA") loans were purchased, a portion of which were pooled into securities totalling $30.5 million. At September 30, 1996, $6.5 million of the securities created remain in the Company's portfolio.

     MBS decreased $740.4 million during fiscal 1996, primarily due to sales and repayments. During fiscal 1996, the Company sold $293.0 million in MBS for a gain of $2.7 million, compared to $77.6 million in sales for a gain of $16,000 during fiscal 1995. The increase in repayments resulted from a decline in market interest rates.

     In November 1995, the Financial Accounting Standards Board ("FASB") issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". This implementation guide provided the Company the opportunity to reassess the appropriateness of the classification of its securities, and provided that reclassifications of securities from the held to maturity category resulting from this one-time reassessment would not call into question the intent to hold other securities to maturity in the future.

During the first quarter of fiscal 1996, the Company reassessed its securities portfolios and reclassified $1.2 billion in MBS from the held to maturity portfolio to the available for sale portfolio. An unrealized gain of $4.2 million before tax, or $2.6 million after tax, was recorded in stockholders' equity as a result of this transfer. At September 30, 1996 and 1995, the Company had unrealized losses on securities and MBS available for sale, net of tax, of $2.2 million and $6.6 million, respectively. See Note 4 to the Consolidated Financial Statements.

     The increase in single family loan originations during fiscal 1996 resulted from a decline in market interest rates in comparison to a year ago. The decline in market interest rates prompted borrowers to refinance their mortgages at lower rates of interest, resulting in an increase in repayments as well as in single family mortgage loan originations. Refinancings approximated $1.2 billion and $600.6 million, or 31% and 17% of total single family mortgage loan originations during fiscal 1996 and 1995, respectively. Multi-family, commercial real estate, and business credit loan originations increased $29.4 million during fiscal 1996 as compared to fiscal 1995. The increase in multi-family, commercial real estate, and business credit loan originations, as well as the increase in residential construction loan originations during fiscal 1996, as compared to fiscal 1995, reflects the geographic expansion of the offering of these products. Increased consumer loan originations during fiscal 1996 as compared to fiscal 1995 are primarily due to increased home improvement loan originations resulting from increased marketing efforts.

     As a result of the decline in market interest rates during fiscal 1996, the Mortgage Banker Finance ("MBF") line of credit portfolio increased $30.5 million to $139.9 million at September 30, 1996.

     Single family loan purchases were $226.3 million during fiscal 1996, compared to $2.7 billion during fiscal 1995. The decrease in purchases reflects a decrease in products available at attractive yields.

     During fiscal 1996, total loans decreased $740.8 million, primarily due to sales and repayments. During this period, the Company sold $98.1 million of single family portfolio loans for a gain of $608,000 and $178.4 million of multi-family loans for a gain of $2.7 million.

     MSRs increased $48.3 million to $123.4 million at September 30, 1996 from $75.1 million at September 30, 1995. During fiscal 1996, the Company purchased servicing rights associated with $1.2 billion of single family loans at a premium of $23.5 million.

     In the aggregate, FHLB advances, reverse repurchase agreements, and federal funds purchased decreased $1.3 billion to $4.3 billion at September 30, 1996 from $5.6 billion at September 30, 1995, reflecting a reduction in the Company's asset base.

     The decrease in deposits is primarily due to maturities of consumer and wholesale CDs that were not renewed. These decreases were partially offset by increased consumer checking and insured money fund deposits, reflecting the Company's emphasis on high levels of customer service and innovative products.

     1995 ACTIVITY. Total assets increased to $12.0 billion at September 30, 1995 from $8.9 billion at September 30, 1994, reflecting an increase of $3.1 billion. The majority of this increase occurred in the loan portfolio, primarily as a result of single family adjustable-rate loan originations retained for the Company's portfolio and purchases of single family loans.

     Repurchase agreements and federal funds sold increased to $471.1 million at September 30, 1995 from $358.7 million at September 30, 1994. The increase primarily reflected the Company's decision to borrow and invest funds on a short-term basis.

     MBS decreased $430.6 million during fiscal 1995, primarily due to repayments of $406.7 million. The decrease in purchases to $38.7 million for fiscal 1995 from $667.3 million for fiscal 1994 reflected lower yields available in the marketplace on MBS during fiscal 1995. The decreased volume of MBS sales, to $77.6 million for fiscal 1995 as compared to $213.0 million during fiscal 1994, primarily resulted from reduced sales of securitized assets. There were no loans securitized during fiscal 1995, as compared to $1.2 billion securitized during fiscal 1994. The $515.7 million decrease in repayments for fiscal 1995, as compared to fiscal 1994, reflected rising interest rates beginning in the second half of fiscal 1994.

     At September 30, 1995 and 1994, unrealized losses on securities and MBS available for sale, net of tax, were $6.6 million and $13.4 million, respectively. The decrease resulted principally from a decline in market prices due to increased interest rates in the second half of fiscal 1994 and prepayments of certain high yielding securities. See Note 4 to the Consolidated Financial Statements.

     During fiscal 1995, loans increased $3.2 billion, primarily as a result of the retention of single family adjustable-rate loan originations for the Company's portfolio and purchases of single family loans.

     While the total loan portfolio increased, single family loan originations decreased $2.2 billion, or 41%, in fiscal 1995 compared to fiscal 1994 and $1.2 billion, or 18%, in fiscal 1994 compared to fiscal 1993. The decrease in single family loan originations during fiscal 1995 and 1994 can be attributed to higher interest rates during those periods leading to a decline in mortgage loan refinance activity during fiscal 1995 and 1994. Refinancings approximated $600.6 million and $2.0 billion, or 17% and 37%, respectively, of total originations in fiscal 1995 and 1994. Despite lower origination volumes, the Company retained a greater percentage of originations for its portfolio due to an increase in the proportion of adjustable-rate loans as compared to fixed-rate loans originated by the Mortgage Banking Group. During fiscal 1995, 30% of single family loan originations were retained for portfolio, as compared to 24% in fiscal 1994. The higher market interest rates also resulted in a decline in the MBF line of credit portfolio.

     During fiscal 1994 and 1995, despite the decline in single family mortgage loan originations, the Company's single family loan portfolio increased as a result of purchases from third parties. While purchases of single family loans increased during these periods, purchases of MBS decreased. During fiscal 1995, yields on loan purchases were higher than yields on MBS purchased. During fiscal 1995, $2.7 billion of single family loans yielding 8.46% were purchased, including a $1.3 billion purchase consisting of adjustable-rate loans, compared to $38.7 million of MBS purchased at a yield of 5.93%.

     Increased single family residential construction, multi-family, and commercial real estate loan originations in fiscal 1995 reflect geographic expansion of the offering of these products.

     Total deposits increased $418.0 million, to $5.2 billion at September 30, 1995, from $4.8 billion at September 30, 1994. The majority of the increase is due to an increase in commercial deposits from MBF customers, reflecting the Company's effort to build its customer base for this type of deposit.

     In the aggregate, FHLB advances, reverse repurchase agreements, and federal funds purchased increased to $5.6 billion at September 30, 1995 from $3.2 billion at September 30, 1994, primarily to fund asset originations and purchases. In connection with the increase in FHLB advances, FHLB stock was purchased to maintain the required balance of such stock. The Bank was in compliance with such stock requirements at September 30, 1995.

     During fiscal 1995, the Bank issued the Bank Preferred Stock, Series B. Costs incurred in connection with the stock issuance were recorded as a reduction to paid-in capital. The Bank's total capital was increased by $96.2 million as a result of this offering.

ASSET QUALITY

     The Company is exposed to certain credit risks related to the value of the collateral that secures loans held in its portfolio and the ability of borrowers to repay their loans during the term thereof. The Company has a Credit Committee comprised of senior officers, that continually monitors the loan and REO portfolios for potential problems and reports to the Board of Directors at regularly scheduled meetings. The Company also has established an Asset Classification Committee comprised of senior management. This committee reviews the classification of assets and reviews the allowance for credit losses. This committee reviews all assets and periodically reports its findings directly to the Board of Directors. The Company also has an Asset Review Department, the function of which is to provide to the Board of Directors an independent ongoing review and evaluation of the quality of assets.

     Nonperforming assets consist of nonaccrual loans and REO (at fair value, less estimated costs to sell). Loans are usually placed on nonaccrual status when the loan is past due 90 days or more, or the ability of a borrower to repay principal and interest is in doubt. At September 30, 1994 and 1993, nonaccrual loans included $5.7 million and $9.0 million, respectively, of single family loans 90 days delinquent that were subject to government guaranty and upon which interest continued to accrue. There were no such loans at June 30, 1997, September 30,

1996, 1995, and 1992. At September 30, 1995, single family nonaccrual loans included $10.2 million of loans which were contractually current pursuant to the borrowers' court-approved bankruptcy plans. At June 30, 1997 and September 30, 1996, $3.5 million and $10.6 million, respectively, of such loans were excluded from single family nonaccrual loans.

                              NONPERFORMING ASSETS

                                           AT                           AT SEPTEMBER 30,
                                        JUNE 30,   ----------------------------------------------------------
                                          1997        1996        1995        1994        1993        1992
                                       ----------  ----------  ----------  ----------  ----------  ----------
                                                                   (IN THOUSANDS)
NONACCRUAL LOANS
     Single family(1)................  $   51,186  $   92,187  $   83,954  $   85,722  $   61,451  $   60,209
     Single family construction......      --          --             505      --          --             672
     Consumer........................         855       1,039         563         506         427      --
     Multi-family....................          16         144         213       3,802       3,233      --
     Commercial real estate and small
       business......................       2,622         350      --           2,342      --          --
                                       ----------  ----------  ----------  ----------  ----------  ----------
                                           54,679      93,720      85,235      92,372      65,111      60,881
                                       ----------  ----------  ----------  ----------  ----------  ----------
DISCOUNTS
     Accretable(2)...................          17        (286)       (560)       (669)       (781)     (1,524)
     Non-accretable(3)...............        (835)     (3,791)     (9,167)    (15,384)    (22,684)    (21,250)
                                       ----------  ----------  ----------  ----------  ----------  ----------
                                             (818)     (4,077)     (9,727)    (16,053)    (23,465)    (22,774)
                                       ----------  ----------  ----------  ----------  ----------  ----------
          Net nonaccrual loans.......      53,861      89,643      75,508      76,319      41,646      38,107
REO, primarily single family
  properties.........................      22,297      30,730      24,904      20,684      18,954      17,722
                                       ----------  ----------  ----------  ----------  ----------  ----------
          Total nonperforming
            assets...................  $   76,158  $  120,373  $  100,412  $   97,003  $   60,600  $   55,829
                                       ==========  ==========  ==========  ==========  ==========  ==========

------------
(1) Originated single family nonaccrual loans to total single family nonaccrual loans were 28.24%, 33.04%, 20.64%, and 13.66% at June 30, 1997, September
    30, 1996, 1995, and 1994, respectively.

(2) Accretable discount arises principally from the purchase of performing single family residential loans in the secondary market. The discount in effect functions principally as an additional reserve by lowering the book value of the outstanding loans. If total accretable discount on performing and nonperforming loans is included with the allowance for credit losses, the resulting ratio of the allowance for credit losses to total loans would have been 0.48% and 0.73% at June 30, 1997 and September 30, 1996, respectively.

(3) The loan principal amount related to the non-accretable discounts were $1.7 million, $29.5 million, $33.7 million, $60.2 million, $41.4 million, and $43.1 million at June 30, 1997, September 30, 1996, 1995, 1994, 1993, and
    1992, respectively.

                         SELECTED ASSET QUALITY RATIOS

                                          AT OR
                                         FOR THE
                                       NINE MONTHS
                                          ENDED             AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                        JUNE 30,     -----------------------------------------------------
                                          1997         1996       1995       1994       1993       1992
                                       -----------   ---------  ---------  ---------  ---------  ---------
Allowance for credit losses to net
  nonaccrual loans
     Single family...................     49.89%         32.46%     39.74%     22.70%     39.69%     41.61%
     Total...........................     71.59          44.24      48.74      30.73      71.71      74.04
Allowance for credit losses to
  nonperforming assets...............     50.63          32.95      36.65      24.18      49.28      50.54
Allowance for credit losses and
  non-accretable discounts to net
  nonaccrual loans...................     73.14          48.47      60.88      50.89     126.18     129.80
Allowance for credit losses to total
  loans..............................      0.46           0.52       0.44       0.46       0.61       0.68
Nonperforming assets to total
  assets.............................      0.67           1.12       0.84       1.09       0.72       0.89
Net nonaccrual loans to total
  loans..............................      0.65           1.19       0.91       1.51       0.85       0.92
Nonperforming assets to total loans
  and REO............................      0.91           1.59       1.21       1.91       1.23       1.35
Net loan charge-offs to average
  loans -- Annualized
     Single family...................      0.23(1)        0.12       0.08       0.04       0.05       0.07
     Total...........................      0.26(1)        0.17       0.16       0.30       0.05       0.07

(1) Excluding charge-offs totalling $5.0 million related to a nonperforming loan sale in April, 1997, the single family charge-off ratio would have been 0.12% and the total charge-off ratio would have been 0.18%.

             PORTFOLIO OF GROSS NONACCRUAL LOANS BY STATE AND TYPE
                                AT JUNE 30, 1997

                                                                       % OF
STATE                          SINGLE FAMILY    OTHER      TOTAL       TOTAL
----------------------------   -------------    ------   ---------     ------
                                               (IN THOUSANDS)
California..................      $26,424       $ --     $  26,424      48.33%
Texas.......................        2,870        3,434       6,304      11.53%
New York....................        3,103         --         3,103       5.67%
Florida.....................        3,026           59       3,085       5.64%
Illinois....................        1,889         --         1,889       3.45%
New Jersey..................        1,367         --         1,367       2.50%
Pennsylvania................        1,339         --         1,339       2.45%
Virginia....................        1,081         --         1,081       1.98%
Connecticut.................        1,030         --         1,030       1.88%
Minnesota...................          605         --           605       1.11%
Other.......................        8,452         --         8,452      15.46%
                               -------------    ------   ---------     ------
     Total..................      $51,186       $3,493   $  54,679     100.00%
                               =============    ======   =========     ======
     % of Total.............        93.61%        6.39%     100.00%
                               =============    ======   =========

     The allowance for credit losses to net nonaccrual loans decreased from a five year high of 74.04% at September 30, 1992 to 48.74% at September 30, 1995. The decrease in the ratio resulted from the charge-off of $10.1 million in fiscal 1994 and $3.4 million in fiscal 1995 related to a single large commercial real estate loan which reduced the amount of the reserve. The ratio decreased to 44.24% at September 30, 1996 primarily due to loan originations and purchases in the latter half of 1995. The ratio increased to 71.59% at June 30, 1997 primarily due to a sale of $31.3 million of nonperforming loans with related charge-offs to reserves totalling $5.0 million in April 1997.

     The allowance for credit losses to net nonaccrual loans was 44.24% at September 30, 1996 and 48.74% at September 30, 1995. This compares to ratios for peer institutions (thrifts with assets over $5.0 billion) of 87.36% and 81.66% at September 30, 1996 and 1995, respectively. The Company's charge-off ratios were 0.17% and 0.16% in fiscal 1996 and 1995, respectively, compared to 0.54% and 0.54% for the twelve months ended September 30, 1996 and 1995, respectively, for peer institutions. Because 98% of the Company's nonaccrual loans at September 30, 1996 are single family mortgages, its allowance is lower than is typical of its peers. The Company believes that because of its underwriting standards and substantial purchase discounts, historical charge-offs on its single family loans have been lower in the aggregate than the corresponding aggregate net gains from the sales of the underlying collateral. The Company believes that its allowance levels approximate the allowances for future potential losses. At September 30, 1996 and 1995 the Company's single family loan portfolio represented 81.2% and 84.7%, respectively, of gross loans outstanding compared to 73.45% and 72.22% for peer institutions.

     Nonperforming assets decreased $44.2 million, or 36.73%, to $76.2 million at June 30, 1997 compared to $120.4 million at September 30, 1996. Single family nonaccrual loans decreased $41.0 million during the nine months ended June 30, 1997, primarily due to a sale of $31.3 million of nonperforming loans in April 1997 and transfers of foreclosed properties to REO. The portion of the purchase discount attributable to potential credit risk on certain acquired single family loans is treated as non-accretable discount. The Company believes that these purchase discounts have been historically sufficient to cover losses from these portfolios and to provide a market rate of return. These non-accretable discounts are recognized into income upon obtaining sufficient seasoning, payoffs, and stabilizing delinquencies. During the nine months ended June 30, 1997, the Company recognized $3.3 million of such discounts as a yield adjustment.

     Nonperforming assets increased $20.0 million to $120.4 million at September 30, 1996 from $100.4 million at September 30, 1995. The single family nonaccrual loans increased $8.2 million, reflecting, in part, the effects of the loan purchases which occurred in the second half of 1995. The non-accretable discount on nonaccrual loans decreased $5.4 million to $3.8 million at September 30, 1996 from $9.2 million at September 30, 1995. This decrease resulted primarily from loan sales and loans being foreclosed upon and transferred to REO. At September 30, 1996, total non-accretable discount was $7.1 million, of which $3.8 million related to nonaccrual loans. The non-accretable discount will reduce future REO losses. REO increased $5.8 million to $30.7 million at September 30, 1996 from $24.9 million at September 30, 1995. This increase primarily resulted from higher levels of delinquencies on a larger loan portfolio.

     Nonperforming assets increased $3.4 million to $100.4 million at September 30, 1995 from $97.0 million at September 30, 1994. The multi-family and commercial real estate nonaccrual loans decreased $5.9 million from September 30, 1994. This decrease resulted primarily from loans being paid in full, and improvement in performance and cash flows. The non-accretable discount decreased $6.2 million to $9.2 million at September 30, 1995 from $15.4 million at September 30, 1994. This decrease resulted primarily from loans being foreclosed upon and transferred to REO. REO increased $4.2 million to $24.9 million at September 30, 1995 from $20.7 million at September 30, 1994. This increase resulted primarily from increased volumes in the single family portfolio.

     The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, an amendment of SFAS No. 114", effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases and debt securities. These statements apply to all loans that are restructured in a troubled debt restructuring involving a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the loans. At June 30, 1997 and September 30, 1996, the recorded investment in impaired loans, pursuant to SFAS No. 114, totalled $3.6 million and $3.9 million, respectively. There was no allowance for credit losses determined in accordance with SFAS No. 114 related to these impaired loans because the measured values of the loans exceeded the recorded investments in the loans.

     Criticized and classified assets are identified pursuant to management's asset classification policy, which was established in accordance with regulatory guidelines.

             RECONCILIATION OF CRITICIZED AND CLASSIFIED ASSETS TO
                              NONPERFORMING ASSETS
                                AT JUNE 30, 1997

                                         NONPERFORMING  PERFORMING     TOTAL
                                         -------------  ----------   ----------
                                                      (IN THOUSANDS)
Criticized assets
  Special Mention
     Multi-family.......................    $--          $ 10,038    $   10,038
     Commercial real estate and small
       business.........................     --             1,522         1,522
                                         -------------  ----------   ----------
          Total criticized assets.......     --            11,560        11,560
                                         -------------  ----------   ----------
Classified
  Substandard
     Single family......................     51,186        --            51,186
     Single family construction.........     --             8,152         8,152
     Consumer...........................        789        --               789
     Multi-family.......................     --            13,687        13,687
     Commercial real estate and small
       business.........................      1,869         1,684         3,553
     Real estate owned..................     22,297        --            22,297
                                         -------------  ----------   ----------
                                             76,141        23,523        99,664
  Doubtful
     Multi-family.......................     --               318           318
     Commercial real estate and small
       business.........................     --            --            --
                                         -------------  ----------   ----------
                                             --               318           318
  Loss..................................     --            --            --
          Total classified assets.......     76,141        23,841        99,982
                                         -------------  ----------   ----------
          Total criticized and
            classified assets...........    $76,141      $ 35,401    $  111,542
                                         =============  ==========   ==========
          Total classified assets as a %
            of total gross loans........                                   1.20%
          Total allowance for credit
            losses as a % of total
            classified assets...........                                  38.56%


     The allowance for credit losses is established based on management's periodic evaluation of the loan portfolio and considers such factors as historical loss experience, delinquency status, identification of adverse situations that may affect the ability of obligators to repay, known and inherent risks in the portfolio, assessment of economic conditions, regulatory policies, and the estimated value of the underlying collateral, if any. Although the credit management systems have resulted in a very low loss experience, there can be no assurance that such results will continue in the future. The allowance for credit losses is based principally on delinquency status and historical loss experience.

     The following table presents the allowance for credit losses. See Note 5 to the Consolidated Financial Statements for activity in the allowance for credit losses by loan type.

                          ALLOWANCE FOR CREDIT LOSSES

                                           FOR THE NINE MONTHS         FOR THE YEAR ENDED
                                             ENDED JUNE 30,               SEPTEMBER 30,
                                          ---------------------  -------------------------------
                                             1997       1996       1996       1995       1994
                                          ----------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS)
Beginning balance.......................  $   39,660  $  36,801  $  36,801  $  23,454  $  29,864
     Provision..........................      14,644     10,155     16,469     24,293      6,997
     Charge-offs, net of recoveries.....     (15,746)    (9,900)   (13,610)   (10,946)   (13,407)
                                          ----------  ---------  ---------  ---------  ---------
Ending balance..........................  $   38,558  $  37,056  $  39,660  $  36,801  $  23,454
                                          ==========  =========  =========  =========  =========

                   ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                           AT JUNE 30,              AT SEPTEMBER 30,
                                       --------------------  -------------------------------
                                         1997       1996       1996       1995       1994
                                       ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS)
Single family........................  $  25,546  $  28,308  $  28,645  $  29,594  $  15,905
Single family construction...........      1,095        584        693        361        399
Consumer.............................      5,178      4,165      5,219      3,247      1,822
Multi-family.........................      4,616      3,080      4,118      2,855      2,329
Multi-family construction............        443        232        232        199        127
Commercial real estate, small
  business and healthcare............      1,039        252        314         97      2,112
Mortgage Banker Finance line of
  credit.............................        639        412        412        410        684
Single family warehouse..............          2         23         27         38         76
                                       ---------  ---------  ---------  ---------  ---------
     Total...........................  $  38,558  $  37,056  $  39,660  $  36,801  $  23,454
                                       =========  =========  =========  =========  =========

     The allowance for credit losses decreased to $38.6 million at June 30, 1997 from $39.7 million at September 30, 1996. The decreased allowance for credit losses resulted from an April 1997 sale of $31.3 million of nonperforming single family loans with related charge-offs of $5.0 million.

     The allowance for credit losses increased to $39.7 million at September 30, 1996 from $36.8 million at September 30, 1995. The single family allowance for credit losses decreased to $28.6 million at September 30, 1996 from $29.6 million at September 30, 1995. This decrease primarily resulted from a reduced level of single family loans as repayments exceeded originations. The consumer allowance for credit losses increased to $5.2 million at September 30, 1996 from $3.2 million at September 30, 1995. This increase primarily resulted from increased losses related to the unsecured line of credit portfolio. The multi-family allowance for credit losses increased to $4.1 million at September 30, 1996 from $2.9 million at September 30, 1995. This increase primarily resulted from an increase in the multi-family held to maturity portfolio.

     The allowance for credit losses increased to $36.8 million at September 30, 1995 from $23.5 million at September 30, 1994. The single family allowance for credit losses increased to $29.6 million at September 30, 1995 from $15.9 million at September 30, 1994. This increase primarily resulted from an increase in the single family loan portfolio to $7.1 billion at September 30, 1995 from $4.2 billion at September 30, 1994 due to purchases of $2.7 billion during fiscal 1995 and additional originations retained for portfolio of $1.0 billion. The consumer allowance for credit losses increased to $3.2 million at September 30, 1995 from $1.8 million at September 30, 1994, reflecting increased losses related to the unsecured consumer line of credit portfolio.

     The Company charges-off loans, other than consumer loans, when all attempts have been exhausted to resolve any outstanding loan or legal issues. For consumer loans, all loans are charged-off when they contractually become 120 days delinquent.

     The components of charge-offs and recoveries by property type for the periods indicated are as follows:

                              NET LOAN CHARGE-OFFS

                                            FOR THE NINE
                                            MONTHS ENDED
                                              JUNE 30,          FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ----------------------------------
                                          1997        1996        1996        1995        1994
                                       ----------  ----------  ----------  ----------  ----------
                                                             (IN THOUSANDS)
CHARGE-OFFS
     Single family...................  $  (10,818) $   (5,436) $   (7,751) $   (4,840) $   (1,722)
     Single family construction......         (73)     --          --          --          --
     Consumer........................      (4,679)     (4,588)     (5,995)     (2,847)     (1,365)
     Multi-family....................        (148)     --          --          --            (233)
     Commercial real estate and small
       business......................        (315)     --             (39)     (3,389)    (10,145)
     Single family warehouse.........      --          --          --              (2)     --
                                       ----------  ----------  ----------  ----------  ----------
          Total charge-offs..........     (16,033)    (10,024)    (13,785)    (11,078)    (13,465)
                                       ----------  ----------  ----------  ----------  ----------
RECOVERIES
     Single family...................          31          18          31          36          20
     Consumer........................         253         106         144          94          38
     Multi-family....................      --          --          --               2      --
     Commercial real estate and small
       business......................           3      --          --          --          --
                                       ----------  ----------  ----------  ----------  ----------
          Total recoveries...........         287         124         175         132          58
                                       ----------  ----------  ----------  ----------  ----------
          Total net charge-offs......  $  (15,746) $   (9,900) $  (13,610) $  (10,946) $  (13,407)
                                       ==========  ==========  ==========  ==========  ==========
          Net loan charge-offs to
            average loans............        0.26%       0.17%       0.17%       0.16%       0.30%

     Net loan charge-offs for all loan types increased to $15.7 million for the nine months ended June 30, 1997 from $9.9 million for the nine months ended June 30, 1996. The loan portfolio consists primarily of single family mortgage loans. Net charge-offs on the single family portfolio increased to $10.8 million for the nine months ended June 30, 1997 from $5.4 million for the nine months ended June 30, 1996. The resulting annualized net charge-offs as a percentage of single family loans on average were 0.23% and 0.11%, respectively, for the nine months ended June 30, 1997 and 1996. Excluding charge-offs totalling $5.0 million related to a nonperforming loan sale in April 1997, the single family charge-off ratio would have been 0.12% and the total charge-off ratio would have been 0.18% for the nine months ended June 30, 1997.

     Net loan charge-offs for all loan types increased to $13.6 million for fiscal 1996 from $10.9 million for fiscal 1995. Net charge-offs on the single family portfolio increased to $7.7 million for fiscal 1996 from $4.8 million for fiscal 1995. This resulted in net charge-offs as a percentage of single family loans on average of 0.12% and 0.08%, respectively, for fiscal 1996 and 1995. Net single family REO gains of $17.6 million exceeded net single family charge-offs of $16.4 million for the four years ended September 30, 1996. REO gains have historically been significant because of discounts attributable to the original loan purchases. Net charge-offs on the consumer loan portfolio increased to $5.9 million for fiscal 1996 from $2.8 million for fiscal 1995. The increase primarily relates to the unsecured consumer line of credit portfolio.

     Net loan charge-offs for all loans decreased to $10.9 million for fiscal 1995 compared to $13.4 million for fiscal 1994. Net charge-offs on the commercial real estate and business credit portfolio decreased to $3.4 million for fiscal 1995 compared to $10.1 million for fiscal 1994. The charge-offs in fiscal 1994 resulted primarily from a $10.1 million charge-off related to a single commercial real estate loan. The charge-offs in fiscal 1995 included an additional $3.4 million charge related to the sale of a single commercial real estate loan. Excluding the commercial real estate loan charge-offs, net charge-offs to average loans outstanding would have been $7.5 million and $3.3 million, or 0.11% and 0.07%, respectively, for fiscal 1995 compared to fiscal 1994. Net charge-offs on the single family portfolio increased to $4.8 million for fiscal 1995 compared to $1.7 million for fiscal 1994.

This resulted in net charge-offs as a percentage of single family loans on average of 0.08% and 0.04%, respectively, for fiscal 1995 compared to fiscal 1994. Net charge-offs on the consumer loan portfolio increased to $2.8 million for fiscal 1995 compared to $1.3 million for fiscal 1994. This increase primarily relates to the unsecured consumer line of credit portfolio.

     The only credit product that has had charge-offs higher than its original formula reserves is the unsecured consumer line of credit, which was first offered in fiscal 1993. Due to the initial growth and loss experience in this portfolio, the underwriting, approval, and collection processes were modified and the percentage of reserves required for this product was increased. At June 30, 1997, this product had loans outstanding of $44.7 million with a related allowance of $3.8 million, compared to an outstanding balance of $54.8 million and related allowance of $3.9 million at June 30, 1996. The Company believes that its current formula reserve policy is appropriate for this product.

CAPITAL RESOURCES AND LIQUIDITY

     Liquidity refers to the ability or the financial flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations on a timely and cost-effective basis. The Bank is required by the OTS to maintain a certain level of liquidity. The Bank's liquidity ratios for June 30, 1997 were as follows:

                                        ACTUAL     REQUIREMENT
                                        -------    ------------
Average daily liquidity..............     5.47%        5.00%
Average short-term liquidity.........     2.45%        1.00%

     The primary sources of funds consist of deposits, advances from the FHLB, reverse repurchase agreements, and principal repayments on loans and MBS, and proceeds from the issuance of debt and Bank Preferred Stock. Liquidity may also be provided from other sources including investments in short-term high credit quality instruments. At June 30, 1997, these instruments generally comprised repurchase agreements, federal funds sold, trading account assets, and MBS and securities available for sale. These instruments totalled $1.7 billion at June 30, 1997, and $1.8 billion, $933.2 million, and $905.4 million at September 30, 1996, 1995, and 1994, respectively. Funding resources are principally used to meet ongoing commitments to fund deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, and maintain liquidity. Management believes that the Bank has adequate resources to fund all of its commitments. See Notes 8, 9, 10, and 12 to the Consolidated Financial Statements.

     In December 1996, the Company contributed all of the outstanding stock of its subsidiary, the Bank, to Holdings, and Holdings assumed the obligations of the Senior Notes. The Company's and Holdings' ability to pay dividends on their common stock and to meet their other cash obligations is dependent upon the receipt of dividends from the Bank. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, applicable regulatory requirements, and until May 1997, compliance with the covenants of the Senior Notes. In connection with the repurchase of the Senior Notes, the Company obtained consents from the holders of the Senior Notes. These consents allowed the amendment of the Senior Note indenture eliminating substantially all of their restrictive covenants, including limitations on dividends. See Note 11 to the Consolidated Financial Statements.

     The Bank currently has outstanding 7,420,000 shares of the Bank Preferred Stock, stated value $25 per share, or $185.5 million in the aggregate. Total aggregate annual dividend requirements on the Bank Preferred Stock are $18.25 million. While the Bank Preferred Stock is noncumulative, common stock dividends may not be paid by the Bank if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. Thus, if for any reason the Bank failed to declare and pay full quarterly dividends on the Bank Preferred Stock, Holdings would not receive any cash dividends from the Bank until four full quarterly dividends on the Bank Preferred Stock had been paid. While it is the present intention of the Board of Directors of the Bank to declare dividends in an amount sufficient to provide the cash flow necessary to meet debt service obligations in respect of the Subordinated Notes and to pay dividends to the holders of the Company's common stock, subject to applicable regulatory restrictions, no assurance can be given that circumstances which would limit or preclude the declaration of such dividends will not exist in the future. At June 30, 1997, the Bank had $182.3 million of available capacity for the payment of dividends on its capital stock without prior approval of the OTS. See "Regulation -- Safety and Soundness Regulations -- Capital Distributions" and Notes 11, 15 and 16 to the Consolidated Financial
Statements.

     DEPOSITS

     Deposits have provided the Company with a source of relatively stable and low cost funds. Average deposits funded 46% of average total assets for the nine months ended June 30, 1997, 45% of average total assets for fiscal 1996, 48% for fiscal 1995, and 58% for fiscal 1994. The relationship of the Company's deposits to its average assets has decreased over the past three years, while overall deposit levels have remained constant. This change in the relationship of deposit funding is due to the opportunities for leverage created by increased capital raised through the issuance of the Bank Preferred Stock in 1993 and 1995 and earnings retained by the Company. Additionally, other financial instrument opportunities available to consumers, who have traditionally invested in bank deposit products, have become more widely used as an alternative to deposit products.

     The following table reflects net activity in the Company's deposit accounts:

                            DEPOSIT ACCOUNT ACTIVITY

                                            FOR THE NINE
                                            MONTHS ENDED
                                              JUNE 30,          FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ----------------------------------
                                          1997        1996        1996        1995        1994
                                       ----------  ----------  ----------  ----------  ----------
                                                             (IN THOUSANDS)
Consumer accounts
    Checking accounts (including
      interest-bearing and
      non-interest bearing)..........  $   89,690  $   45,040  $   43,541  $    4,984  $    5,467
    Savings accounts.................      (6,091)    (11,238)    (17,762)    (83,089)    (97,286)
    Money market accounts............     131,231     117,656     171,064     (24,028)     (1,275)
    Time deposits....................    (119,338)   (227,983)   (231,656)     35,425    (389,465)
                                       ----------  ----------  ----------  ----------  ----------
         Total consumer activity.....      95,492     (76,525)    (34,813)    (66,708)   (482,559)
Commercial deposits..................      14,347     (63,045)    (45,682)    482,726     384,387
Wholesale deposits...................    (133,520)   (117,315)   (125,859)   (157,019)   (108,196)
                                       ----------  ----------  ----------  ----------  ----------
         Total activity before
           interest credited.........     (23,681)   (256,885)   (206,354)    258,999    (206,368)
Interest credited....................     125,624     128,270     172,079     159,017     131,184
                                       ----------  ----------  ----------  ----------  ----------
         Net change in deposits......  $  101,943  $ (128,615) $  (34,275) $  418,016  $  (75,184)
                                       ==========  ==========  ==========  ==========  ==========

     The Company has historically utilized CDs to compete for consumer deposits. Beginning in 1995, the Company's strategy has been to increase checking and money market deposit accounts which are the core relationships that provide a stable source of funding for the Company. As a complement to this strategy, the Company continues to offer traditional deposit products, such as savings accounts and CDs. See Note 8 to the Consolidated Financial Statements.

     The Company offers cash management services to its MBF customers. These services are commercial deposit accounts comprised of (1) operating accounts of MBF customers, (2) escrow deposits, and (3) principal and interest payments on the loans serviced by the MBF customers. At June 30, 1997, September 30, 1996, 1995, and 1994, these deposits totalled $907.6 million, $879.3 million, $911.8 million, and $402.5 million, respectively. The Company also raises wholesale deposits from institutional customers through its Financial Markets Group. These deposits tend to be interest rate sensitive and are subject to withdrawal if the rates paid on these deposits are not competitive with other market rates. While the Company does not generally solicit brokered deposits, the Company may accept brokered deposits when permitted by regulation and available at favorable rates.

     BORROWINGS

     The Company relies upon borrowings, primarily collateralized borrowings such as advances from the FHLB and reverse repurchase agreements, to fund its assets. Borrowings were the primary source of funds for the recent asset growth and accounted for 42% of the funding of average assets for the nine months ended June 30, 1997, 45% for fiscal 1996, 43% for fiscal 1995, and 31% for fiscal 1994. Fixed and adjustable-rate advances are obtained from the FHLB Dallas under a security and pledge agreement that restricts the amount of borrowings to the greater of a percentage of (1) fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, and (2) total assets. At June 30, 1997, these limitations were 65% and 45%, respectively. The Company's ability to borrow on reverse repurchase agreements is limited to the amount and market value of collateral that is available to collateralize those reverse repurchase agreements. At June 30, 1997, the Company had $1.3 billion in such collateral, $1.2 billion of which was collateralizing reverse repurchase agreements. See Notes 9 and 10 to the Consolidated Financial Statements.

     NOTES PAYABLE

     In May 1993, the Company issued $115 million of Senior Notes at an initial rate of 8.05% and repaid long-term debt (the "15.75% Notes") and a note payable to a related party. The interest rate on the Senior Notes was subject to increase in certain circumstances and the interest rate was increased to 8.55% in October 1993, and to 9.05% in February 1994. The Senior Notes mature on May 15, 1998. An exchange offer ("Exchange Offer") was consummated in August 1996, which satisfied the condition of the Senior Notes pursuant to which the interest rate on the Senior Notes reverted from 9.05% to 8.05% in September 1996. In May 1997, the Company issued $220 million of fixed-rate Subordinated Notes due 2007 with a stated rate of 8.875% and an effective rate of 8.896%. A portion of the proceeds were used to retire $114.5 million of the Company's Senior Notes. See
Note 11 to the Consolidated Financial Statements.

     COMMITMENTS

     At June 30, 1997 the Company had $1.4 billion of commitments to extend credit. Because such commitments may expire without being drawn upon, the commitments do not necessarily represent future cash requirements. Scheduled maturities of CDs and borrowings (including advances from the FHLB and reverse repurchase agreements) during the twelve months following June 30, 1997, total $1.7 billion and $2.2 billion, respectively. Management believes that the Company has adequate resources to fund all of its commitments.

     CAPITAL

     On May 6, 1996, the Bank paid a $100 million dividend to the Company on the common stock of the Bank and on the same day, the Company paid a dividend on its common stock in the amount of $100 million.

     Prior to June 1996, the Company was a subsidiary of Hyperion Holdings, which in turn was a subsidiary of Hyperion Partners. In June 1996, the following actions were taken: (1) Hyperion Holdings exhanged shares of a newly created class of its nonvoting common stock for certain shares of its voting common stock held by Hyperion Partners; (2) Hyperion Partners then distributed the Hyperion Holdings common stock owned by it to its limited and general partners in accordance with the terms of the limited partnership agreement of Hyperion Partners in the Distribution; and (3) following the Distribution, the Merger was consummated pursuant to which Hyperion Holdings was merged with and into the Company. As a result of the Merger, the common stockholders of Hyperion Holdings (i.e. the limited and general partners of Hyperion Partners) received shares of Class A voting and Class B nonvoting common stock of the Company. As of the date of the Merger, Hyperion Holdings had no significant assets, liabilities or business other than its investment in the Company. The Merger was accounted for in a manner similar to a pooling of interests. Due to the immaterial nature of the assets, liabilities, and operations of Hyperion Holdings prior to the Merger, prior period results were not restated.

     Prior to June 1996, the Company had 13,238 shares of Class A and 2,797 shares of Class C Common Stock outstanding. The June 1996 Merger and Restructuring discussed above included a 1,800 to one stock conversion and the conversion of all Class C and certain Class A shares to Class B shares. The Class C shares were then cancelled. Also in June 1996, 318,342 shares of Class B Common Stock with restrictions on its transferability for a period of three years from its issuance ("Restricted Stock") were awarded as part of the management compensation program. See Note 13 to the Consolidated Financial Statements.

     In August 1996, the Company filed a registration statement with the Commission and 12,075,000 shares of the Company Class A Common Stock were sold to the public. The Company sold 910,694 shares and Selling Stockholders sold 11,164,306 shares. The net proceeds to the Company, proceeds to the Selling Stockholders, and the underwriting discount were $14.0 million, $210.4 million, and $13.9 million, respectively. The net proceeds to the Company from the August Offering was contributed to the capital of the Bank in the first quarter of fiscal 1997 for general corporate purposes.

     Concurrent with the execution of the Assistance Agreement, the Bank and the FSLIC entered into the warrant agreement ("Warrant Agreement"), dated December 30, 1988, pursuant to which the FSLIC was granted the Warrant to purchase up to 158,823 shares of common stock of the Bank at an exercise price of $0.01 per share. In August 1996, the FDIC surrendered a portion of the Warrant for a cash payment of $6.1 million and exercised the remainder of the Warrant. The FDIC immediately exchanged the shares of common stock of the

Bank it received for 1,503,560 shares of Common Stock. The FDIC sold all of the 1,503,560 shares of Common Stock of the Company in the August Offering.

     On February 5, 1997, the Securities and Exchange Commission ("SEC") declared effective a registration statement for 10.2 million outstanding shares of the Company's Class A common stock. These shares were previously subject to restrictions on sale and transfer due to agreements entered into in connection with the Company's August 1996 common stock public offering. On February 10, 1997, restrictions on 7.2 million shares expired, and restrictions on the remaining 3.0 million shares expired on August 14, 1997. After these dates, the
10.2 million shares may be offered and sold from time to time by the holding shareholders. The Company will not receive any of the proceeds from the sale of these shares.

     In December 1996, the Company contributed all of the outstanding common stock of its subsidiary, the Bank, to Holdings, and Holdings assumed the obligations of the Senior Notes. See "The Company -- General".

     At September 30, 1996, after the 1,800 to one stock conversion, the issuance of Restricted Stock, the August Offering, and the Warrant conversion, the Company had a total of 31,595,596 shares of Common Stock (par value $0.01) outstanding as follows: Class A (voting) -- 27,735,934 shares and Class B (nonvoting) -- 3,859,662 shares. During fiscal 1997, 618,342 shares of Class B Common Stock were converted to Class A, Common Stock and at June 30, 1997, the Company had 28,354,276 shares of Class A and 3,241,320 shares of Class B Common Stock outstanding. The authorized stock of the Company consists of the following: Class A Common Stock -- 40,000,000 shares, Class B Common
Stock -- 40,000,000 shares, and preferred stock -- 10,000,000 shares. Class B Common Stock may be converted to Class A Common Stock subject to certain restrictions.

     REGULATORY MATTERS

     The Bank is subject to regulatory capital requirements as defined in the OTS capital regulations. The Bank's capital level at June 30, 1997 and September 30, 1996 and 1995 qualified it as "well-capitalized", the highest of five tiers under applicable regulatory definitions. See "Regulation -- Safety and Soundness Regulations -- Capital Requirements," and Note 15 to the Consolidated Financial Statements.

     The following table sets forth the regulatory capital ratios of the Bank as of the dates indicated.

                           REGULATORY CAPITAL RATIOS

                                                    AT SEPTEMBER 30,
                              AT JUNE 30,    -------------------------------
                                  1997         1996       1995       1994
                              ------------   ---------  ---------  ---------
Tangible capital...........        7.59%          6.57%      6.20%      6.01%
Core capital...............        7.65           6.64       6.29       6.17
Tier I capital.............       13.45          12.40      12.82      13.44
Total risk-based capital...       14.05          13.09      13.45      14.02

     During fiscal 1993, the Bank issued its Preferred Stock, Series A and during fiscal 1995, the Bank issued its Preferred Stock, Series B. Shares totalling $85.5 million were issued as a result of the Preferred Stock, Series A offering and shares totalling $100 million were issued as a result of the Preferred Stock, Series B offering. These shares are not owned by the Company. Bank Preferred Stock, which is treated as core capital for regulatory purposes, was issued to increase total capital to support further growth.

     The United States Congress passed legislation that was signed into law on September 30, 1996, which resulted in an assessment on all SAIF-insured deposits in such amounts that fully capitalized the SAIF at a reserve ratio of 1.25% of SAIF-insured deposits. This one-time assessment was set at 65.7 basis points of SAIF-assessable deposits at March 31, 1995. The Bank's assessment of $33.7 million, $20.7 million net of tax, was recorded in the fourth quarter of fiscal 1996 and was paid in the first quarter of fiscal 1997.

     As a result of this one-time assessment, the SAIF met its designated reserve ratio at October 1, 1996. For the first quarter of fiscal 1997, a special interim rate of 18 to 27 basis points applied to pay interest on the Financing Corporation ("FICO") obligations. Effective January 1, 1997, well capitalized SAIF institutions that are in the most favorable supervisory category will pay a base assessment rate of 0 basis points and FICO assessments of 6.48 basis points. Other SAIF institutions will pay deposit insurance assessment rates from 3 to 27 basis points, plus the FICO assessment.

CONTINGENCIES AND UNCERTAINTIES

     The Bank, in its various operations, is subject to substantial statutory and regulatory compliance obligations. See "Regulation". The Bank attempts in good faith to comply with the requirements of the various statutes and regulations to which it is subject. These statutes and regulations are complex, however, and even inadvertent noncompliance could result in civil and, in some cases, criminal liability. In this regard, a substantial part of the Bank's business has involved the origination, purchase, and sale of mortgage loans. During the past several years, numerous individual claims and purported consumer class action claims have been commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, alleging violations of various state and regulatory provisions relating to mortgage lending and servicing, including the TILA and the RESPA.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing and collection of mortgage loans, and that allege inadequate disclosure, breach of fiduciary duty, breach of contract, or violation of federal or state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance. The Bank has had asserted against it one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse effect on the Bank's or the Company's financial condition, results of operations or liquidity. See "Legal Proceedings".

     As of June 30, 1997, the Company had NOLs of $724 million available to reduce taxable income in future years. There can be no assurance that the tax deductions associated with these NOLs will be allowed by the IRS. In addition, such tax deductions would be subject to significant limitation under Section 382 of the Code if the Company undergoes an Ownership Change. In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. See "Regulation -- Taxation -- Net Operating Loss Limitations".

FEDERAL FINANCIAL ASSISTANCE

     Pursuant to the Assistance Agreement and the Settlement Agreement (as defined herein) the Bank received substantial payments from the FRF during fiscal 1994 as follows:

                                        (IN THOUSANDS)
Payments affecting the results of
  operations.........................      $ 23,143
Other Payments
     Settlement payment..............       195,300
     Other...........................           468
                                        --------------
               Total FRF payments....      $218,911
                                        ==============

     FRF assistance on Covered Assets (as defined herein) was offset by the interest expense to carry these assets and certain related operating expenses, neither of which were reimbursed by the FRF.

     Pursuant to the Settlement Agreement, all financial assistance and related payments ceased to accrue as of December 28, 1993, and, as of that date, the Bank no longer managed or owned any Covered Assets. There was no material adverse effect on the Company or the Bank as a result of the Settlement Agreement, the transfer of certain Covered Assets to the FDIC, and the retention of the remainder of such Covered Assets without financial assistance. See "Business -- The Assistance Agreement".

RECENT ACCOUNTING STANDARDS

     On October 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identified intangibles held and used by an entity, along with goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss must be recognized if the estimate of the future cash flows (undiscounted and without interest charges) resulting from the use of the asset and its eventual disposition is less than the carrying amount of the asset. The adoption of this pronouncement did not have a material effect on the Company's Consolidated Financial Statements.

     On October 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages adoption of that method for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method currently being followed by the Company and make pro forma disclosures of net income and EPS under the fair value based method of accounting. The Company will continue accounting for stock-based employee compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and is disclosing pro forma fair value information as prescribed by SFAS No. 123. See Note 13 to the Consolidated Financial Statements.

     On January 1, 1997, the Company adopted SFAS No. 125. This statement requires that, after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. This statement distinguishes between transfers of financial assets that are sales and transfers that are secured borrowings. This statement superseded SFAS No. 122 and requires, among other things, that the book value of loans be allocated between MSRs and the related loans at the time of the loan sale or securitization, if servicing is retained. SFAS No. 125 also requires that assets be classified as available for sale or trading if the assets can be settled in such a way that the holder may not recover substantially all of their recorded investment. See Note 3 to the Consolidated Financial Statements for certain reclassifications made pursuant to the implementation of SFAS No. 125. Under SFAS No. 127, "Deferral of Certain Provisions of FASB Statement No. 125", certain provisions of SFAS No. 125 are not effective until January 1, 1998. The deferred provisions relate to: (1) secured borrowings and collateral for all transactions and (2) transfers of financial assets for repurchase agreements, dollar rolls, securities lending, and similar transactions. Implementation of the deferred portion of SFAS No. 125 should have no material effect on the Company's Consolidated Financial Statements.

     In February 1997, SFAS No. 128, "Earnings per Share" was issued. This statement establishes standards for computing and presenting EPS. It replaces the presentation of primary EPS with basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the basic EPS computation to the diluted EPS computation. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted and all prior period EPS data must be restated.

                                         FOR THE NINE
                                         MONTHS ENDED           FOR THE YEAR ENDED
                                           JUNE 30,                SEPTEMBER 30,
                                        ---------------      -------------------------
                                        1997      1996       1996      1995      1994
                                        -----     -----      -----     -----     -----
EPS, as reported.....................   $1.79     $4.13      $3.87     $1.35     $3.55
Pro forma EPS under SFAS No. 128
  (unaudited)
     Basic...........................    1.79      4.36       4.06      1.45      3.78
     Diluted.........................    1.77      4.13       3.87      1.35      3.55

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued. This statement requires that all components of comprehensive income and total comprehensive income be reported on one of the following: (1) the statement of operations, (2) the statement of stockholders' equity, or (3) a new separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid in capital) and distributions to owners (dividends). This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. This statement does not change the current accounting treatment for components of comprehensive income (i.e. changes in unrealized gains or losses on securities and MBS available for sale) and thus the implementation of SFAS No. 130 should have no material impact on the Company's Consolidated Financial Statements.

     In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" was issued. This statement requires public companies to report certain information about their operating segments in their annual financial statements and quarterly reports issued to shareholders. It also requires public companies to report certain information about their products and services, the geographic areas in which they operate, and their major customers. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. Implementation of SFAS No. 131 should have no material effect on the Company's Consolidated Financial Statements.

RECENT SEC DISCLOSURE REQUIREMENTS

     In January 1997, the SEC adopted new rules to expand existing disclosure requirements to include quantitative and qualitative information about market risk inherent in market risk sensitive instruments. The required quantitative and qualitative information should be disclosed outside of the Company's Consolidated Financial Statements and related Notes. The expanded disclosures must be included in SEC filings that include annual financial statements for fiscal years ending after June 15, 1997 and thus must be included in the Company's fiscal 1997 Annual Report on Form 10-K. The Company is currently evaluating the disclosure options under these new requirements.

FORWARD-LOOKING INFORMATION

     Statements and financial discussion and analysis by management contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: changes in interests rates and economic conditions; the shift in the Company's emphasis from residential mortgage lending to community and commercial banking activities; the restructuring and sale of a substantial part of the Company's mortgage banking origination business; increased competition for deposits and loans; changes in the availability of funds; changes in local economic and business conditions; changes in availability of residential mortgage loans orginated by other financial institutions or the Company's ability to purchase such loans on favorable terms; transactions in the Common Stock that might result in an Ownership Change triggering an annual limitation on the use of the Company's NOLs under Section 382 of the Code; changes in the ability of the Bank to pay dividends on its common stock; changes in applicable statutes and government regulations or their interpretation; the continuation of the significant disparity in the deposit insurance premiums paid by thrift institutions and commercial banks; the loss of senior management or operating personnel; claims with respect to representations and warranties made by the Company to purchasers and insurers of mortgage loans and to purchasers of MSRs; claims of noncompliance by the Company with statutory and regulatory requirements; and changes in the status of litigation to which the Company is a party. For further information regarding these factors, see "Risk Factors".

                                    BUSINESS

GENERAL

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. The Company operates a 70-branch community banking network serving approximately 216,000 households and businesses, ten regional commercial banking offices, six wholesale mortgage origination offices, a mortgage servicing business, and a financial markets business. At June 30, 1997, the Company had assets of $11.4 billion, deposits of $5.2 billion and stockholders' equity of $582.7 million and was the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The operating structure below reflects the Company's business strategy at June 30, 1997, with four business groups in two business segments.

                         [PASTEUP ORGANIZATIONAL CHART]

ACTIVITIES

     o  Deposit Gathering
     o  Consumer Lending
     o  Small Business Banking
     o  Investment Product Sales
     o  Retail Mortgage Originations

     o  Mortgage Banker Finance
     o  Multi-Family Lending
     o  Residential Construction Lending
     o  Healthcare Lending
     o  Commercial Real Estate Lending

     o  Loan Acquisitions
     o  Wholesale Mortgage Originations
     o  Wholesale Fundings
     o  Investment Portfolio Management
     o  Securitization and Sale of Loans
     o  Mortgage Servicing Operations

     The tables below present an overview of the operating results of the Company and its business segments for fiscal 1997, 1996, 1995, and 1994. The Mortgage Servicing Segment activity includes activity associated with the Company's mortgage origination business prior to its sale and restructuring effective February 1, 1997. See "-- Mortgage Banking Group". The wholesale mortgage origination offices that were retained have been integrated into the existing Financial Markets Group, and therefore the Banking Segment, as of the same date. Prior period segment information has not been restated. See "Management's Discussion and Analysis -- Discussion of Results of Operations" and Note 18 to the Consolidated Financial Statements.

                     EARNINGS (LOSS) BY BUSINESS SEGMENT(3)

                                                      MORTGAGE     PARENT COMPANY
                                           BANKING    SERVICING         AND                               TOTAL
                                           SEGMENT     SEGMENT      HOLDINGS(1)      ELIMINATIONS(2)    EARNINGS
                                           -------    ---------    --------------    ---------------    ---------
                                                                       (IN MILLIONS)
Nine months ended June 30,
     1997...............................   $115.5       $13.5          $  2.7            $ (13.5)        $ 118.2
     1996...............................     91.0       (10.1)          100.4             (109.0)           72.3
Years ended September 30,
     1996...............................     82.4        (3.1)           97.5             (109.0)           67.8
     1995...............................     82.1        19.4            (5.0)              (6.4)           90.1
     1994...............................     73.8        24.4            (0.7)             (11.4)           86.1

                 OPERATING EARNINGS (LOSS) BY BUSINESS SEGMENT

                                                      MORTGAGE     PARENT COMPANY                         TOTAL
                                           BANKING    SERVICING         AND                             OPERATING
                                           SEGMENT     SEGMENT      HOLDINGS(1)      ELIMINATIONS(2)    EARNINGS
                                           -------    ---------    --------------    ---------------    ---------
                                                                       (IN MILLIONS)
Nine months ended June 30,
     1997...............................   $112.2       $ 9.5          $  2.7            $ (13.5)        $ 110.9
     1996...............................     93.0         2.4           100.4             (109.0)           86.8
Years ended September 30,
     1996...............................    114.4        11.8            97.5             (109.0)          114.7
     1995...............................     83.3        19.4            (5.0)              (6.4)           91.3
     1994...............................     63.2        24.4            (0.7)             (11.4)           75.5

------------

(1) Principally dividends received by the Company and Holdings from the Bank, net of interest expense on the Senior Notes and Subordinated Notes. In May 1996, the Bank paid a $100 million dividend on its common stock. See Notes 16 and 18 to the Consolidated Financial Statements.

(2) Reflects the elimination of dividends received by the Company and Holdings from the Bank.

(3) Comprised of net income before income taxes, minority interest, and extraordinary losses.

     Operating earnings consists of net income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes, minority interest, and extraordinary losses, and excludes net gains (losses) on securities, MBS, other loans and applicable non-recurring items. Operating earnings for the nine months ended June 30, 1997 exclude the gain on the sale of mortgage offices of $4.0 million. See "-- Mortgage Banking Group.". Operating earnings for fiscal 1996 exclude a one-time SAIF assessment charge of $33.7 million, compensation expense of $7.8 million related to the adoption of a management compensation program, and charges totalling $12.5 million related to the restructuring of the Mortgage Banking Group. See Notes 13, 15, and 18 to the Consolidated Financial Statements. Management believes operating earnings reflects the revenues and expenses of the Company's business segments and facilitates trend analysis as it excludes transactions that are typically considered opportunistic or non-recurring and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.

COMMUNITY BANKING GROUP

     The Community Banking Group's principal activities include deposit gathering, consumer lending, small business banking, and investment product sales. The Community Banking Group, which has marketed itself under the name "Bank United" since 1993, operates a 70-branch community banking network, a 24-hour telephone banking center, and a 69-unit ATM network, which together serve as the platform for the Company's consumer and small business banking activities. The community banking branch network includes 36 branches in the greater Houston area, 29 branches in the Dallas / Ft. Worth metropolitan area, and two branches each in Austin and San Antonio, as well as a branch and credit card processing center in Phoenix, Arizona. Through this branch network, the Company maintains approximately 480,000 accounts with approximately 216,000 households and businesses.

     DEPOSIT GATHERING

     The Community Banking Group offers a variety of traditional deposit products and services, including checking and savings accounts, money market accounts, and CDs and offers deposit products and services tailored specifically to small business needs. The Community Banking Group's strategy is to become its customers' primary financial services provider by emphasizing high levels of customer service and innovative products. The Company has a history of introducing innovative products that have helped it increase its competitive position within its primary banking markets. At June 30, 1997, the Community Banking Group maintained over 361,000 deposit accounts with $4.2 billion in deposits.

     CONSUMER LENDING

     Since 1992, the Community Banking Group has engaged in consumer lending for its own portfolio. At June 30, 1997, consumer loans outstanding totalled $290.4 million and there were $188.5 million in unfunded commitments. Through the Community Banking Group, the Company offers a variety of consumer loan products, including home improvement loans, unsecured lines of credit, and automobile loans. Home improvement loans are fixed-rate loans and are offered for terms up to 15 years, unsecured lines of credit are open ended maturities with fixed and adjustable-rates, and automobile loans are offered for terms up to six years on a fixed-rate basis. In addition, while the Company has offered its customers credit cards since 1990, the Company began credit card lending for its own portfolio in fiscal 1997. The consumer lending division of the Community Banking Group also offers home equity lines of credit ("HELOCs") outside of Texas. Current laws prohibit home equity lending in the state of Texas; however, the Company has in place the systems and controls needed to manage a Texas based home equity operation in anticipation of a public referendum to be held in November 1997 approving Texas legislative and constitutional changes, allowing certain types of home equity lending in Texas beginning in January 1998. The Community Banking Group has developed the technology required for efficient loan processing and underwriting, including credit scoring and such services as taking loan applications by telephone. Unsecured line of credit loans and credit card loans have the additional risks of having no collateral, greater chance of fraud, and are subject to complex consumer protection laws and regulations. In addition, the ease of credit card availability to the consumer increases risk. Automobile loans carry the risk of collateral depreciation and mobility. Also, repossession laws can make it difficult to take possession of the collateral to enforce lien rights.

     SMALL BUSINESS BANKING

     The Community Banking Group provides a broad range of credit services to its small business customers, including lines of credit, working capital loans, equipment loans, owner-occupied real estate loans, and SBA loans. These loans are offered with both fixed and adjustable-rates on a term basis, and adjustable-rate revolving basis with maturities up to 10 years for term loans and one year for revolving loans. These loans are underwritten on the financial strength of the guarantor, collateral utilized, and projected cash flow of the business. Additionally, the Company requires borrowers to provide periodic financial information for review and assessment. At June 30, 1997, the Community Banking Group had approximately 519 small business loans outstanding, totalling approximately $45.3 million and also had approximately $24.2 million in unfunded commitments and another $21.1 million in pending applications for small business loans. The Community Banking Group's small business strategy is focused on offering loan products and services tailored specifically to most small business needs, with highly responsive credit decision-making. The Company is aggressively seeking to increase its small business lending volume. Specifically, the Company is offering a comprehensive line of small business products and services. It has hired a number of experienced officers, developed a formal customer calling program, trained branch managers to source small business loans from and in proximity to branches, is utilizing modern loan application processing and credit scoring technology, and offering a comprehensive line of cash and treasury management services to small business customers. Small business lines of credit and working capital loans are generally made on a secured basis; however, the value of the accounts receivable and inventory collateral often fluctuates with local economic conditions. Small business equipment loan collateral may have limited marketability or may become obsolete during the term of the loan. Small business owner-occupied real estate loans may be secured by single-use or limited-use real estate. The valuation of these properties is based, in part, upon their ability to operate successfully as going concerns. SBA loans are typically originated at higher loan-to-value ratios and for longer terms than other commercial loans and are made to borrowers that might not meet the Company's underwriting guidelines for conventional loan products. However, SBA loans generally carry guarantees from the SBA for up to 75% of the loan balance.

     INVESTMENT PRODUCT SALES

     Since 1993, a subsidiary of the Bank has been marketing investment products to the Company's consumer customer base. At June 30, 1997, the investment product sales force was comprised of 26 commissioned Series 7 and Group I licensed registered representatives. A broad range of investment products, including stocks, bonds, mutual funds, annuities, and securities are offered by these registered representatives. Investment product sales were $101.2 million for the nine months ended June 30, 1997 and $112.8 million for the nine months ended June 30, 1996, and increased to $157.2 million for fiscal 1996 from $81.0 million for fiscal 1995. Gross fee revenue from such sales were $5.1 million and $3.8 million for the nine months ended June 30, 1997 and 1996, respectively, and $5.4 million and $3.6 million for fiscal 1996 and 1995, respectively.

     RETAIL MORTGAGE ORIGINATIONS

     In 1997, the Company began offering mortgages through its community banking branch network. During the nine months ended June 30, 1997, the Community Banking Group originated $12.1 million of retail mortgage loans.

COMMERCIAL BANKING GROUP

     The Commercial Banking Group provides credit and a variety of cash management and other services to certain real estate and real estate related businesses. Business is solicited in Texas and in targeted regional markets throughout the United States. The Commercial Banking Group earns fees on committed lines and fees and interest on loans outstanding. The Commercial Banking Group is expanding its products and industry specialties to include healthcare lending, and other industrial and commercial loan products.

     MORTGAGE BANKER FINANCE

     The Commercial Banking Group provides small- and medium-sized mortgage companies with credit facilities, including warehouse lines of credit, repurchase agreements, term loans secured by MSRs, and working capital credit lines, as well as cash management services. The credit facilities provided to these mortgage companies are generally collateralized by single family mortgages or related servicing rights. The Company lends based on a percentage of the market value of the collateral. At June 30, 1997, the Company had $324.0 million in unfunded commitments and $309.4 million of MBF loans outstanding. Since 1994, the Commercial Banking Group has also offered commercial banking services (I.E., cash management, document custody and deposit services) to its mortgage banking customers. Deposits related to MBF activities totalled $907.6 million at June 30, 1997. MBF loans and lines of credit are subject to the risk of collateral that fluctuates in value with changing interest rates. The loans are also subject to the risk that the collateral may be fraudulently or improperly documented. MBF loans are also generally made to borrowing entities that have lower capital levels than other commercial borrowers.

     MULTI-FAMILY LENDING

     Since 1990, the Commercial Banking Group has been providing multi-family financing for established, operating multi-family properties, real estate investment trusts, and selected construction, acquisition, and rehabilitation projects. Permanent and construction multi-family loans are offered on a fixed or adjustable-rate basis. Multi-family lending is subject to the risk that the borrower may not complete the improvements to the real estate collateral in a timely manner or may fraudulently misrepresent the progress or status of the project. Additionally, the value of the completed collateral is subject to market fluctuations and may be adversely affected by the presence of undetected, environmentally sensitive substances. The Company utilizes certain lending practices to reduce these risks. These include limiting the loan amount to an amount less than its appraised value, verifying historical cash flows, assessing the general economic conditions and the financial condition of the borrower. At June 30, 1997, the Multi-Family Lending unit had $146.6 million unfunded multi-family commitments and $686.4 million of such loans outstanding ($597.4 million in permanent loans and $89.0 million in construction loans). Loans are solicited directly in Texas and in targeted regional markets throughout the United States, through regional offices and selected preapproved multi-family mortgage banking correspondents. From time to time, the Commercial Banking Group also purchases servicing rights related to multi-family loans. At June 30, 1997, the multi-family servicing portfolio totalled $791.4 million, of which $547.3 million represented loans in the Company's portfolio.

     RESIDENTIAL CONSTRUCTION LENDING

     Since 1989, the Commercial Banking Group has been active in making loans to builders for the construction of single family properties and, on a more limited basis, loans for acquisition and development of improved residential lots. These loans are made on a commitment term that generally is for a period of one to two years. Residential construction loans are subject to the risk that a general downturn in the builder's local economy could prevent it from marketing its product profitably. Such loans are also subject to the risk that a builder might misrepresent the completion status of the homes against which it has drawn loan funds. The Company seeks to limit these risks by reviewing individual builders' experience and reputation, general financial condition, and speculative inventory levels. Additionally, construction status is reviewed by onsite inspections and the builders' ongoing financial position is monitored. During fiscal 1995 and 1994, the Company expanded into several other major markets outside of Texas, including Atlanta, Chicago, Denver, Orlando, Phoenix, and Philadelphia. The Company opened offices in San Francisco and in Washington D.C. in fiscal 1997. Current markets in Texas include Houston, Dallas, Austin, and San Antonio. At June 30, 1997, the Company had $216.0 million in unfunded commitments for single family construction loans and $367.1 million of such loans outstanding.

     HEALTHCARE LENDING

     The Commercial Banking Group makes construction and permanent loans for the development and operation of long-term care facilities to select experienced operators of senior housing and long-term care facilities. Such loans are subject to risks specific to the industry such as occupancy and competition. At June 30, 1997, the Company had $175.1 million in loan commitments for healthcare loans. The Company applies competitive marketplace underwriting guidelines in evaluating the credit-worthiness of these loans.

     COMMERCIAL REAL ESTATE LENDING

     The Commercial Banking Group is engaged in commercial real estate lending for specific products, emphasizing permanent mortgages on income producing properties, such as retail shopping centers. At June 30, 1997, the Company had $194.0 million of unfunded commercial real estate commitments and $173.2 million in such loans outstanding. Commercial real estate loans are typically made to single-purpose business entities with limited secondary sources of repayment outside the specific project financed. The value of the collateral for such loans may be adversely affected by local market conditions and by the presence of environmentally sensitive substances. Competitive marketplace underwriting guidelines are applied in evaluating each loan transaction.

FINANCIAL MARKETS GROUP

     The Financial Markets Group manages the Company's asset portfolio activities, including loan acquisition and management, the securitization of loans and began originating wholesale mortgages in February 1997.

Additionally, under the supervision of the ALCO, the Financial Markets Group is responsible for the Company's investment portfolio, for interest rate risk hedging strategies, and for securing funding sources other than consumer and commercial deposits. See " -- Asset and Liability Management".

     LOAN ACQUISITIONS

     The Financial Markets Group acquires residential loans, primarily single family loans, through traditional secondary market sources (mortgage companies, financial institutions, and investment banks). Beginning in fiscal 1994 through June 30, 1997, the Company purchased approximately $5.7 billion of loans. A majority of these transactions were entered into by the Financial Markets Group. While the Company intends to continue to pursue this strategy on a selective basis, no assurance can be given as to the continued availability of portfolio acquisition opportunities or the Company's ability to obtain such portfolios on favorable terms. A majority of the $8.3 billion of loans held by the Company at June 30, 1997 were managed by the Financial Markets Group. See " -- Loan Portfolio."

     WHOLESALE MORTGAGE ORIGINATIONS

     In February 1997, the wholesale mortgage origination offices that were not sold or closed in the restructuring of the Mortgage Banking Group were integrated into the Financial Markets Group. See " -- Mortgage Banking Group". The wholesale mortgage origination offices provide qualified mortgage brokers nationwide with a variety of fixed and adjustable-rate mortgage products. These offices originate loans for the Company's portfolio and for sale and originated $547.8 million of loans in the five months beginning February 1, 1997 and ending June 30, 1997 and at June 30, 1997 there were $90.1 million in unfunded commitments.

     WHOLESALE FUNDINGS

     The Financial Markets Group arranges funding sources other than consumer and commercial deposits for the Company. Wholesale funding sources include advances from the FHLB Dallas, borrowings on securities sold under reverse repurchase agreements, and brokered CDs. At June 30, 1997, wholesale activities provided $4.9 billion in funding. See "Management's Discussion and Analysis -- Capital Resources and Liquidity" and Notes 8, 9, and 10 to the Consolidated Financial Statements.

     INVESTMENT PORTFOLIO MANAGEMENT

     The Financial Markets Group manages the Company's investment portfolio, which totalled approximately $2.2 billion at June 30, 1997. The Financial Markets Group seeks to maintain a portfolio of assets that provides for liquidity needs and maintains an interest rate spread over matched funded liabilities, including assets that may be pledged as collateral for secured borrowings, and that maximize utilization of the Bank's risk-based capital. See " -- Investment Portfolio", "-- Asset and Liability Management", and Notes
2, 3, and 4 to the Consolidated Financial Statements.

     SECURITIZATION AND SALE OF LOANS

     From time to time, the Financial Markets Group evaluates the Company's loan portfolio for securitization opportunities and, when appropriate, creates securities and retains the master servicing. In fiscal 1992 through fiscal 1994, the Financial Markets Group structured seven single family securitization transactions, creating $1.8 billion in MBS. The Company has sold substantially all of the non-investment grade MBS created, thus enhancing the Bank's risk-based capital ratios and credit quality. During fiscal 1996, the Financial Markets Group participated in the structuring and issuance of a multi-family MBS totalling $152.7 million. During fiscal 1996, the Financial Markets Group purchased $58 million in SBA loans, a portion of which was pooled into seven securities totalling $30.5 million. During the nine months ended June 30, 1997, $270.7 million in SBA loans were purchased, a portion of which were pooled into securities totalling $241.7 million. These securitization activities are separate from secondary marketing activities involving single family warehouse loans.

MORTGAGE SERVICING GROUP

     The Mortgage Servicing Group services residential mortgage loans owned by the Company and by others, including the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), and private mortgage investors.

At June 30, 1997, the Mortgage Servicing Group serviced over $17.3 billion in mortgage loans, including $3.6 billion for the Company's portfolio and $13.7 billion for others. Additional servicing rights recently acquired by the Company associated with $7.1 billion in single family loans had not been transferred to the Company as of June 30, 1997. The total servicing portfolio at June 30, 1997, adjusted for the acquired servicing rights, was $24.4 billion. Mortgage servicing operations are technology and process management intensive. The Company views itself as being competitively positioned to service loans in an efficient and cost effective manner relative to its peers. See " -- Loan Servicing Portfolio".

MORTGAGE BANKING GROUP

     Historically, the Mortgage Banking Group's principal activities were comprised of retail originations, wholesale mortgage originations and mortgage servicing. Consistent with the increasing emphasis on its community and commercial banking business, the Company evaluated its strategic alternatives with respect to its mortgage banking business. As a result of this evaluation and in order to attempt to mitigate the negative effect on profitability of increased competition in the loan origination business of the Mortgage Banking Group, the Company implemented a profitability improvement plan. As a result of this plan, in June 1996 the Company recorded a restructuring charge of $10.7 million before tax, to recognize the costs of closing or consolidating mortgage origination offices and several regional operation centers and recorded $1.8 million of other expenses related to its mortgage origination business. Effective February 1, 1997, the Company sold certain of its retail and wholesale mortgage origination offices. In connection with this sale, the remaining offices were restructured or closed. The net gain on the sale of these mortgage offices, reduced by additional restructuring costs, was $4.0 million before tax, $2.5 million after tax, or $0.08 per share, and was recorded in the quarter ended March 31, 1997. At June 30, 1997, the unpaid liability relating to the sale, the two restructurings and the branch closures was estimated to be $6.4 million and is expected to be paid in full by fiscal 1999. The Company intends to continue its mortgage servicing business, its retail mortgage origination capability in Texas through its community banking branches and its wholesale mortgage origination capability through its Financial Markets Group. See Note 18 to the Consolidated Financial Statements.

     RETAIL MORTGAGE OPERATIONS

     The Mortgage Banking Group offered a variety of fixed and adjustable-rate mortgage products for consumers through a network of retail mortgage origination offices in Texas. For the nine months ended June 30, 1997 and fiscal 1996, the Mortgage Banking Group originated $648.4 million and $1.6 billion, respectively, in retail mortgage loans. The retail mortgage origination offices outside of Texas and one located in El Paso, Texas were sold effective February 1, 1997. The retail mortgage origination offices not sold in this transaction were subsequently closed. Retail mortgage products are now offered through the community banking branches.

     WHOLESALE MORTGAGE OPERATIONS

     The Mortgage Banking Group provided qualified mortgage brokers nationwide with a variety of fixed and adjustable-rate mortgage products through its network of wholesale mortgage origination offices. Effective February 1, 1997, the Company sold three of its twelve wholesale offices. Subsequently, the Company closed three offices and retained six offices, which were integrated in to the Financial Markets Group. For the nine months ended June 30, 1997, and fiscal 1996, the Mortgage Banking Group originated $572.5 million and $1.3 billion, respectively, in mortgage loans through its wholesale operations.

LOAN PORTFOLIO

     The Company has focused in recent years on originating and servicing commercial banking assets. However, the loan portfolio still reflects the Bank's origins as a thrift institution, with single family mortgage originations constituting a majority of loans made. The following tables set out loan origination levels, as well as the product and geographic distribution of the loan portfolio. See the loan table in "Management's Discussion and Analysis -- Discussion of Changes in Financial Condition" and see Note 5 to the Consolidated Financial Statements.

                               LOAN ORIGINATIONS

                                          FOR THE NINE MONTHS
                                             ENDED JUNE 30,            FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------------  ----------------------------------------
                                           1997          1996          1996          1995          1994
                                       ------------  ------------  ------------  ------------  ------------
                                                                  (IN THOUSANDS)
Single family........................  $  1,603,305  $  2,846,514  $  3,602,009  $  3,226,324  $  5,424,550
Commercial...........................     1,045,748       628,097       891,306       547,117       364,604
Consumer.............................       109,056        94,352       125,596        99,249        94,153
                                       ------------  ------------  ------------  ------------  ------------
          Total......................  $  2,758,109  $  3,568,963  $  4,618,911  $  3,872,690  $  5,883,307
                                       ============  ============  ============  ============  ============

                                 LOAN PORTFOLIO

                                                                 AT SEPTEMBER 30,
                                        AT JUNE 30,   ----------------------------------------
                                           1997           1996          1995          1994
                                        -----------   ------------  ------------  ------------
                                                            (IN THOUSANDS)
Single family........................    $6,313,295   $  6,152,504  $  7,061,088  $  4,203,614
Single family construction...........       367,120        242,525       115,436        57,786
Consumer.............................       290,435        173,518       123,096       108,179
Multi-family.........................       597,389        479,833       444,368       268,897
Multi-family construction............        89,049         31,355        35,430        20,437
Commercial real estate, commercial,
  healthcare, and small business.....       303,450         96,427        38,326        61,919
Mortgage banker finance line of
  credit.............................       309,417        139,872       109,339       147,754
Single family warehouse..............        38,671        260,745       411,287       252,153
                                        -----------   ------------  ------------  ------------
                                          8,308,826      7,576,779     8,338,370     5,120,739
Allowance for credit losses..........       (38,558)       (39,660)      (36,801)      (23,454)
Accretable unearned discount and
  deferred loan origination fees.....         1,636        (17,631)      (40,187)      (51,111)
Unrealized losses....................       --             --             (1,142)      --
                                        -----------   ------------  ------------  ------------
          Total loans................    $8,271,904   $  7,519,488  $  8,260,240  $  5,046,174
                                        ===========   ============  ============  ============

             GEOGRAPHIC DISTRIBUTION OF REAL ESTATE LOAN PORTFOLIO

                                                                     AT SEPTEMBER 30,
                                           AT JUNE 30,   ----------------------------------------
                 STATE                        1997           1996          1995          1994
----------------------------------------   -----------   ------------  ------------  ------------
                                                               (IN THOUSANDS)
California..............................    $3,372,923   $  3,404,731  $  3,958,293  $  1,764,531
Texas...................................     1,329,403      1,245,459     1,259,306     1,131,225
Florida.................................       463,421        436,338       479,379       456,812
Illinois................................       201,258        166,783       190,801       138,072
Arizona.................................       200,212        139,264       115,260        30,142
Georgia.................................       148,526        120,881        94,413        56,442
New Jersey..............................       144,717        108,113       118,825        80,727
Washington..............................       137,241         98,243        81,005        32,899
Pennsylvania............................       131,887        125,876       128,693        68,728
Virginia................................       123,879        100,565       107,420        92,704
Other states............................     1,528,979      1,088,044     1,202,943       827,480
Other -- single family warehouse........        38,671        260,745       411,287       252,153
                                           -----------   ------------  ------------  ------------
     Total real estate loans............     7,821,117      7,295,042     8,147,625     4,931,915
Mortgage banker finance line of
  credit................................       309,417        139,872       109,339       147,754
Small business..........................        75,924         55,588         7,320       --
Non-real estate consumer................       104,197         93,352        89,509        72,987
                                           -----------   ------------  ------------  ------------
                                             8,310,655      7,583,854     8,353,793     5,152,656
Non-accretable unearned discounts.......        (1,829)        (7,075)      (15,423)      (31,917)
                                           -----------   ------------  ------------  ------------
     Total..............................    $8,308,826   $  7,576,779  $  8,338,370  $  5,120,739
                                           ===========   ============  ============  ============

             GEOGRAPHIC AND PRODUCT DISTRIBUTION OF LOAN PORTFOLIO
                                AT JUNE 30, 1997

                                           SINGLE                              COMMERCIAL
                                           FAMILY       SINGLE                    REAL       SINGLE        TOTAL      NON-REAL
                                             AND        FAMILY       MULTI-    ESTATE AND    FAMILY     REAL ESTATE    ESTATE
                 STATE                    CONSUMER   CONSTRUCTION    FAMILY    HEALTHCARE   WAREHOUSE      LOANS       LOANS
----------------------------------------  ---------  ------------   --------   ----------   ---------   -----------   --------
                                                                         (DOLLARS IN THOUSANDS)
California.............................. $3,292,077   $  --         $ 62,186    $ 18,660    $  --       $3,372,923    $    89
Texas...................................    833,413     169,335      253,406      73,249       --        1,329,403    148,268
Florida.................................    372,110      50,167       23,873      17,271       --          463,421         52
Illinois................................    184,229      14,685        2,344      --           --          201,258      --
Arizona.................................    116,560      23,677       42,878      17,097       --          200,212         19
Georgia.................................     77,800      33,957       30,971       5,798       --          148,526      --
New Jersey..............................    144,717      --            --         --           --          144,717      --
Washington..............................     68,102      --           66,748       2,391       --          137,241      --
Pennsylvania............................    113,547      11,492        6,848      --           --          131,887      --
Virginia................................    115,285      --            1,970       6,624       --          123,879          2
Other...................................  1,182,077      63,807      195,230      87,865      38,671     1,567,650    341,108
                                          ---------  ------------   --------   ----------   ---------   -----------   --------
    Total...............................  $6,499,917   $367,120     $686,454    $228,955    $ 38,671     $7,821,117   $489,538
                                          =========  ============   ========   ==========   =========   ===========   ========
% of Total..............................      78.21%       4.42%        8.26%       2.75%       0.47 %       94.11%      5.89%
                                          =========  ============   ========   ==========   =========   ===========   ========

                                                     % OF
                 STATE                      TOTAL    TOTAL
----------------------------------------  ---------  ------
California.............................. $3,373,012   40.59%
Texas...................................  1,477,671   17.78%
Florida.................................    463,473    5.58%
Illinois................................    201,258    2.42%
Arizona.................................    200,231    2.41%
Georgia.................................    148,526    1.79%
New Jersey..............................    144,717    1.74%
Washington..............................    137,241    1.65%
Pennsylvania............................    131,887    1.59%
Virginia................................    123,881    1.49%
Other...................................  1,908,758   22.96%
                                          ---------  ------
    Total...............................  $8,310,655 100.00%
                                          =========  ======
% of Total..............................     100.00%
                                          =========

LOAN SERVICING PORTFOLIO

     At June 30, 1997, the Mortgage Servicing Group serviced $3.6 billion in residential mortgage loans owned by the Company and $13.7 billion in mortgages owned by others. Additional servicing rights recently acquired by the Company associated with $7.1 billion in single family loans had not been transferred to the Company as of June 30, 1997. The total servicing portfolio at June 30, 1997, adjusted for the acquired servicing rights, was $24.4 billion. Mortgage loan servicing consists of collecting and accounting for principal and interest payments from borrowers, remitting principal and interest payments to investors, making cash advances when required, collecting funds for and paying mortgage-related expenses such as taxes and insurance, inspecting mortgaged properties when required, collecting delinquent mortgages, conducting foreclosures and property dispositions in the event of unremedied defaults, and generally administering the loans.

     In return for performing the servicing functions listed above, the Mortgage Servicing Group receives servicing fees under loan administration contracts. These fees are withheld from the monthly payments made to investors, are usually based on the principal balance of the loan being serviced, generally range from 0.25% to 0.50% annually of the outstanding principal amount of the loan, and are recognized only as payments are received. Minimum servicing fees for substantially all loans serviced under MBS are set from time to time by the sponsoring agencies. As a servicer of loans securitized by the GNMA, the FNMA, and the FHLMC, the Company may be obligated to make timely payment of principal and interest to security holders, whether or not such payments have been made by borrowers on the underlying mortgage loans. With respect to mortgage loans securitized under GNMA programs, the Company is insured by the Federal Housing Administration ("FHA") against foreclosure loss on FHA loans, and by the Department of Veteran's Affairs ("VA") through guarantees on VA loans.
Although the GNMA, the FNMA, and the FHLMC are obligated to reimburse the Company for principal and interest payments advanced by the Company as a servicer, the funding of delinquent payments or the exercise of foreclosure rights involves costs to the Company that may not be fully reimbursed or recovered.

     The following table sets forth information on the Company's single family servicing portfolio.

                       SINGLE FAMILY SERVICING PORTFOLIO

                                              FOR THE NINE
                                              MONTHS ENDED
                                                JUNE 30,              FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------------  ---------------------------------------
                                           1997          1996          1996          1995         1994
                                       ------------  ------------  ------------  ------------  -----------
                                                                 (IN THOUSANDS)
Beginning servicing portfolio........  $ 13,246,848  $ 12,532,472  $ 12,532,472  $  8,920,760  $ 8,073,226
                                       ------------  ------------  ------------  ------------  -----------
Add: Servicing acquisitions
  transferred in(1)..................     4,817,534       236,842     1,189,387     3,730,401      567,010
     Servicing on loans purchased by
       the Company...................        47,649        15,953        21,192       439,834       97,681
     Servicing originated............     1,618,252     2,917,927     3,689,994     3,338,628    5,406,548
     Subservicing acquired...........         2,990        18,983        22,538       254,959      --
                                       ------------  ------------  ------------  ------------  -----------
         Total additions.............     6,486,425     3,189,705     4,923,111     7,763,822    6,071,239
                                       ------------  ------------  ------------  ------------  -----------
Less: Prepayments....................     1,238,696     1,258,929     1,600,195       937,509    1,050,849
      Foreclosures...................        78,830        77,838       104,572        79,790       40,764
      Servicing
        released / transferred(1)....       882,345     2,071,543     2,130,004     2,840,244    3,913,243
      Amortization...................       298,097       276,605       373,964       294,567      218,849
                                       ------------  ------------  ------------  ------------  -----------
         Total reductions............     2,497,968     3,684,915     4,208,735     4,152,110    5,223,705
                                       ------------  ------------  ------------  ------------  -----------
Ending servicing portfolio...........  $ 17,235,305  $ 12,037,262  $ 13,246,848  $ 12,532,472  $ 8,920,760
                                       ============  ============  ============  ============  ===========
COMPOSITION OF ENDING SERVICING
  PORTFOLIO BY TYPE
    Conventional.....................  $ 11,902,128  $  9,248,167  $  9,663,715  $  9,442,600  $ 6,143,604
    Government.......................     5,333,177     2,789,095     3,583,133     3,089,872    2,777,156
                                       ------------  ------------  ------------  ------------  -----------
Total servicing portfolio............  $ 17,235,305  $ 12,037,262  $ 13,246,848  $ 12,532,472  $ 8,920,760
                                       ============  ============  ============  ============  ===========
COMPOSITION OF ENDING SERVICING
  PORTFOLIO BY OWNER
    Others...........................  $ 13,596,258  $  8,208,417  $  9,494,788  $  8,521,772  $ 6,206,469
    Company..........................     3,639,047     3,828,845     3,752,060     4,010,700    2,714,291
                                       ------------  ------------  ------------  ------------  -----------
Total servicing portfolio............  $ 17,235,305  $ 12,037,262  $ 13,246,848  $ 12,532,472  $ 8,920,760
                                       ============  ============  ============  ============  ===========

------------
(1) Represents loans transferred into the servicing portfolio during the fiscal year. The actual release or transfer of servicing does not necessarily take place during the same period as the related sale or purchase of MSRs.

     During the nine months ended June 30, 1997 and 1996, and for fiscal 1996, 1995, and 1994, the Company purchased MSRs associated with loan principal amounts of $12.3 billion, $1.1 billion, $1.2 billion, $594.7 million, and $3.9 billion at premiums of $158.2 million, $23.1 million, $23.5 million, $12.5 million, and

$50.9 million, respectively. Additional servicing rights recently acquired by the Company associated with $7.1 billion in single family loans had not been transferred to the Company as of June 30, 1997. The total servicing portfolio at June 30, 1997, adjusted for the acquired servicing rights was $24.4 billion, including $3.6 billion of servicing related to loans in the Company's portfolio. Certain MSR purchase transactions that occurred at or near year-end in fiscal 1994 were not transferred in until fiscal 1995. See "Management's Discussion and Analysis -- Discussion of Results of Operations -- Non-Interest Income" and
Note 6 to the Consolidated Financial Statements.

     Gains on the sale of MSRs are affected by changes in interest rates as well as the amount of MSRs capitalized at the time of loan origination or MSR acquisition. Purchasers of MSRs analyze a variety of factors, including prepayment sensitivity, to assess the purchase price they are willing to pay. Lower market interest rates prompt an increase in prepayments as consumers refinance their mortgages at lower rates of interest. As prepayments increase, the life of the servicing portfolio is reduced, decreasing the servicing fee revenue that will be earned over the life of that portfolio and the price third-party purchasers are willing to pay. The fair value of servicing is also influenced by the supply and demand of servicing available for purchase at any point in time. Conversely, as interest rates rise, prepayments generally decrease, resulting in an increase in the value of the servicing portfolio as well as the gains on sales of MSRs. As indicated in the table above, prepayments increased in fiscal 1996 as compared to fiscal 1995 reflecting the lower market interest rates experienced during fiscal 1996. In addition, the valuation of MSRs incorporates market assumptions regarding expected prepayment speeds. There was no MSR valuation allowance at June 30, 1997 or September 30, 1996.

     In September 1995, the Company adopted SFAS No. 122, effective October 1, 1994. This statement required that, among other things, the book value of mortgage loans be allocated at the time of origination between the MSRs and the related loans, provided there is a plan to sell or securitize such loans. On January 1, 1997, the Company adopted SFAS No. 125. This statement superseded SFAS No. 122 and requires, among other things, that the book value of loans be allocated between MSRs and related loans at the time of the loan sale or securitization, if servicing is retained.

     Prior to fiscal 1996, the Company sold substantially all of its originated MSRs ("OMSRs") related to non-portfolio loans. After the implementation of SFAS No. 122, the Company began evaluating which of its OMSRs to retain for portfolio and which of its OMSRs to sell, based on the returns available and the corresponding risks associated with the different types of servicing rights. The Company may also retain servicing in order to maintain the servicing portfolio at an acceptable level, particularly during periods of unusually high levels of prepayments or low levels of new originations. See "Management's Discussion and Analysis -- Discussion of Results of Operations -- Non-Interest Income".

     The following table presents the percentage of loans in the single family servicing portfolio in each interest rate category.

                                                                  AT JUNE 30, 1997
                                       -----------------------------------------------------------------------
                                         LESS
                                         THAN       7.00-      8.01-     9.01-     10.01-    11.01-    12.01%
                                         7.00%      8.00%      9.00%     10.00%    11.00%    12.00%    & ABOVE
                                       ---------  ---------  ---------   ------    ------    ------    -------
Government...........................       5.20%     12.60%      9.10%   3.10%     0.70%     0.20%      0.10%
Conventional.........................       5.60      25.70      31.50    4.60      1.00      0.30       0.30
                                       ---------  ---------  ---------   ------    ------    ------    -------
     Total...........................      10.80%     38.30%     40.60%   7.70%     1.70%     0.50%      0.40%
                                       =========  =========  =========   ======    ======    ======    =======

     The weighted average interest rate in the single family servicing portfolio has decreased from 9.57% at September 30, 1991 to 8.10% at June 30, 1997, principally as a result of the origination of mortgage loans with increasingly lower rates during fiscal 1991 to 1997, the prepayment and refinancing of higher rate mortgages, and purchases of MSRs on loans originated by others at lower rates. At June 30, 1997, the weighted average contractual maturity (remaining years to maturity) of the loans in the residential mortgage loan servicing portfolio was 23.3 years.

     At June 30, 1997, the single family servicing portfolio was secured by properties located in the following states:

                STATE                   PERCENT
-------------------------------------   -------
California...........................     21.4%
Texas................................     12.8
Massachusetts........................      7.1
Florida..............................      5.4
Illinois.............................      4.9
Georgia..............................      4.8
New Jersey...........................      4.0
Arizona..............................      3.6
Pennsylvania.........................      3.1
Other states, individually less than
  3%.................................     32.9
                                        -------
     Total...........................    100.0%
                                        =======

     Of the approximately 225,000 loans serviced by the Mortgage Servicing Group, at June 30, 1997, 5.25% were delinquent and an additional 0.5% were in foreclosure. The following table presents certain information regarding the number of the delinquent single family loans serviced by the Mortgage Servicing Group as of the dates indicated. Completed foreclosures and loans less than 30 days delinquent have been excluded from the table below.

                                                          AT SEPTEMBER 30,
                                        AT JUNE 30,    ----------------------
                                           1997        1996     1995     1994
                                        -----------    ----     ----     ----
30-59 Days Past Due..................       4.0%       3.3 %    2.7 %    2.3 %
60-89 Days Past Due..................       0.7        0.6      0.6      0.5
90+ Days Past Due....................       0.6        0.5      0.9      0.8
Loans in foreclosure.................       0.5        0.6      0.6      0.7
                                            ---        ----     ----     ----
     Total...........................       5.8%       5.0 %    4.8 %    4.3 %
                                            ===        ====     ====     ====

     Loan administration contracts with the FNMA, and typically with private investors, provide for continuation of servicing over the term of the loan, but permit termination for cause or termination without cause upon payment of a cancellation fee. Loan administration contracts with the GNMA and the FHLMC are terminable only for cause. Management believes that the Mortgage Servicing Group is currently in substantial compliance with all material rules, regulations, and contractual obligations related to mortgage loan servicing.

INVESTMENT PORTFOLIO

     The Company maintains an investment portfolio for investment and liquidity purposes.

                              INVESTMENT PORTFOLIO

                                                                  AT SEPTEMBER 30,
                                        AT JUNE 30,   ----------------------------------------
                                           1997           1996          1995          1994
                                        -----------   ------------  ------------  ------------
                                                            (IN THOUSANDS)
Securities purchased under agreements
  to resell and federal funds sold...    $  577,059   $    674,249  $    471,052  $    358,710
Trading account assets...............         1,211          1,149         1,081         1,011
Securities...........................        56,142         64,544       116,013       114,115
Mortgage-backed securities...........     1,601,857      1,657,908     2,398,263     2,828,903
                                        -----------   ------------  ------------  ------------
     Total...........................    $2,236,269   $  2,397,850  $  2,986,409  $  3,302,739
                                        ===========   ============  ============  ============

     The investment portfolio consists primarily of MBS. MBS were acquired as a means of investing in housing-related mortgage instruments while incurring less credit risk than that which arises in holding a portfolio of non-securitized loans. Additionally, MBS include securities created through the securitization of the Company's single family loans. The MBS in the investment portfolio include FNMA, FHLMC, and GNMA certificates, privately issued and credit enhanced MBS ("non-agency securities"), and certain types of collateralized mortgage obligations ("CMOs").

                           MORTGAGE-BACKED SECURITIES

                                                                AT JUNE 30, 1997
                                       ------------------------------------------------------------------
                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED                  CARRYING
                                           COST         GAINS         LOSSES      FAIR VALUE      VALUE
                                       ------------   ----------    ----------   ------------   ---------
                                                                 (IN THOUSANDS)
HELD TO MATURITY
  Agency
  Fixed-rate.........................  $      2,127    $ --          $ --        $      2,127
     CMOs -- fixed-rate..............            20      --            --                  20
  Non-agency
     Adjustable-rate.................       466,277         612        16,040         450,849
     CMOs -- fixed-rate..............        94,952      --             4,285          90,667
  Other..............................            (7)         53        --                  46
                                       ------------   ----------    ----------   ------------
          Held to maturity...........  $    563,369    $    665      $ 20,325    $    543,709   $ 563,369
                                       ------------   ==========    ==========   ------------   =========
AVAILABLE FOR SALE
  Agency
     Fixed rate......................  $         10    $    255      $ --        $        265
     Adjustable-rate.................       252,231       3,503        --             255,734
     CMOs--fixed-rate................        46,392          24        --              46,416
     CMOs -- adjustable-rate.........       323,454       1,557           351         324,660
  Non-agency
     Fixed-rate......................        47,678       1,558        --              49,236
     Adjustable-rate.................       303,587       2,235           644         305,178
     CMOs -- fixed-rate..............        11,139       7,153           147          18,145
     CMOs -- adjustable-rate.........        35,107         460            74          35,493
  Other..............................         3,361      --            --               3,361
                                       ------------   ----------    ----------   ------------
          Available for sale.........  $  1,022,959    $ 16,745      $  1,216    $  1,038,488   $1,038,488
                                       ------------   ==========    ==========   ------------   =========
          Total mortgage-backed
            securities...............  $  1,586,328                              $  1,582,197
                                       ============                              ============

     FNMA, FHLMC, and GNMA certificates are modified pass-through MBS that represent undivided interests in underlying pools of fixed-rate or certain types of adjustable-rate, single family loans issued by the GNMA, a governmental agency, and by the FNMA and the FHLMC, government-sponsored enterprises. The non-agency securities acquired by the Company have been pooled and sold by private issuers and were generally underwritten by large investment banking firms. These securities provide for the timely payments of principal and interest either through insurance issued by a reputable insurer, or by subordinating certain payments under other securities secured by the same mortgage pool in a manner that is sufficient to have the senior MBS earn one of the two highest credit ratings from one or more of the nationally recognized statistical rating agencies. As of June 30, 1997, 98% of the non-agency MBS in the held to maturity and available for sale portfolios had a credit rating of AA/Aa or higher as defined by the Standard & Poor's Corporation or Moody's Investor Services, Inc., respectively.

     The securities purchased under repurchase agreements outstanding at June 30, 1997 and September 30, 1996 were collateralized by single family, multi-family, and commercial real estate loans, and MBS. The loans and MBS underlying the repurchase agreements are held by the counterparty in safekeeping for the account of the Company or by a third-party custodian for the benefit of the Company. All of the investments in repurchase agreements and federal funds sold at June 30, 1997 matured on or before July 23, 1997 and those outstanding at

September 30, 1996 matured on or before October 21, 1996. The repurchase agreements provide for the same loans and MBS to be delivered to the repurchase counterparty at maturity.

     As a result of the implementation of SFAS No. 125 on January 1, 1997, the Company reclassified $6.8 million from MBS held to maturity and $15.5 million from other assets to MBS and securities available for sale. An unrealized gain of $8.2 million, or $5.1 million after tax, was recorded in stockholders' equity. See Notes 1 through 4 to the Consolidated Financial Statements for additional information related to the assets in the investment portfolio.

DEPOSITS AND BORROWINGS

  DEPOSITS

     The Company attracts deposits through its 70-branch community banking network located primarily in the Houston and Dallas/Ft. Worth areas. Currently, the principal methods used by the Company to attract and retain deposit accounts include offering generally competitive interest rates, having branch locations in these major Texas markets, and offering a variety of services for the Company's customers. The Company uses traditional marketing methods to attract new customers and savings deposits, including newspaper, radio, and television advertising. The Company offers a traditional line of deposit products that currently includes checking, commercial checking, money market, savings accounts, and CDs. These deposit products are specifically tailored to meet the needs of the Company's consumer and small business banking customers.

     The following table illustrates the levels of deposits gathered by the Company's community banking network at June 30, 1997.

                           COMMUNITY BANKING NETWORK

                                                                    AVERAGE
                                                                   DEPOSITS
                                        NUMBER OF     DEPOSITS        PER
              LOCATION                  BRANCHES    OUTSTANDING     BRANCH
-------------------------------------   ---------   ------------   ---------
                                               (DOLLARS IN THOUSANDS)
Houston area.........................       36      $  2,596,322    $ 72,120
Dallas/Ft. Worth area................       29         1,411,660      48,678
Other................................        5           238,428      47,686
                                            --
                                                    ------------
     Total...........................       70      $  4,246,410      60,663
                                            ==      ============

     The Company also offers cash management services to its MBF customers. These services are commercial deposit accounts comprised of operating accounts of MBF customers, escrow deposits, and principal and interest payments on the loans serviced by MBF customers. At June 30, 1997, these deposits totalled $907.6 million. While the Company does not generally solicit brokered deposits, the Company from time to time accepts brokered deposits when permitted by regulation and available at favorable rates. Wholesale deposits are raised from time to time through the Company's money desk from institutional investors.

     The following table sets forth, by account types, the aggregate amount and weighted average rate of the Company's deposits.

                                    DEPOSITS

                                                                                      AT SEPTEMBER 30,
                                           AT JUNE 30,        ------------------------------------------------------------------
                                               1997                   1996                   1995                   1994
                                       --------------------   --------------------   --------------------   --------------------
                                                   WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                                   AVERAGE                AVERAGE                AVERAGE                AVERAGE
                                        AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE
                                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                        (DOLLARS IN THOUSANDS)
NON-INTEREST BEARING DEPOSITS........  $ 334,942     --   %   $ 284,304     --   %   $ 181,196     --  %    $  76,498     --  %
INTEREST-BEARING DEPOSITS
  Transaction accounts...............    252,913      1.00      211,976      1.00      219,307     1.50       233,666     1.49
  Insured money fund accounts
    Consumer.........................    728,475      4.42      588,585      4.36      397,473     3.73       407,029     3.12
    Commercial.......................    860,289      5.63      810,743      5.29      857,669     5.82       416,571     4.84
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
      Subtotal.......................  1,588,764      5.08    1,399,328      4.90    1,255,142     5.16       823,600     3.99
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
  Savings accounts...................    126,317      2.33      130,137      2.48      144,301     2.73       222,769     2.60
  Certificates of deposit
    Consumer.........................  2,859,758      5.71    2,911,682      5.71    3,063,631     5.84     2,949,715     4.88
    Commercial.......................      4,477      5.10        2,667      4.88        2,273     5.36        --         --
    Wholesale........................     82,717      9.59      207,851     10.28      316,370     9.06       457,956     7.92
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
      Subtotal.......................  2,946,952      5.82    3,122,200      6.01    3,382,274     6.14     3,407,671     5.29
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
      Total interest-bearing
        deposits.....................  4,914,946      5.24    4,863,641      5.38    5,001,024     5.59     4,687,706     4.74
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
      Total deposits.................  $5,249,888     4.90    $5,147,945     5.08%   $5,182,220    5.40%    $4,764,204    4.67%
                                       =========   ========   =========   ========   =========      ===     =========      ===
Consumer.............................  $4,115,197             $3,939,631             $3,868,498             $3,834,239
Commercial...........................  1,051,974              1,000,463                997,352                472,009
Wholesale............................     82,717                207,851                316,370                457,956
                                       ---------              ---------              ---------              ---------
      Total deposits.................  $5,249,888             $5,147,945             $5,182,220             $4,764,204
                                       =========              =========              =========              =========

     The following table sets forth, by various interest rate categories, the dollar amounts and the periods to maturity of the Company's time deposits at June 30, 1997.

                               DEPOSIT MATURITIES

                                               CERTIFICATES MATURING IN THE YEAR ENDING JUNE 30,
                                       ------------------------------------------------------------------
             STATED RATE                 1998       1999       2000       2001       2002      THEREAFTER     TOTAL
          -----------------            ---------  ---------  ---------  ---------  ---------   ----------   ---------
                                                                       (IN THOUSANDS)
2.99% and below......................  $   3,957  $  --      $  --      $  --      $  --         $--        $   3,957
3.00% to 3.99%.......................      8,268          8     --         --         --              3         8,279
4.00% to 4.99%.......................    200,700     39,032        949      2,477          9      --          243,167
5.00% to 5.99%.......................  1,274,841    591,752     32,388     37,030     30,209        238     1,966,458
6.00% to 6.99%.......................    134,824    265,958     88,745      9,987    100,304        396       600,214
7.00% to 7.99%.......................      7,497      5,153     23,085      1,673     10,973        132        48,513
8.00% to 8.99%.......................        833      3,858      2,955        480        106         25         8,257
9.00% to 9.99%.......................      4,591      5,517         14        141     --            308        10,571
10.00% to 10.99%.....................      8,391     23,042        173        593     --            228        32,427
Over 10.99%..........................     24,806          8        295     --         --          --           25,109
                                       ---------  ---------  ---------  ---------  ---------   ----------   ---------
                                      $1,668,708  $ 934,328  $ 148,604  $  52,381  $ 141,601     $1,330    $2,946,952
                                       =========  =========  =========  =========  =========   ==========   =========

     The following table sets forth the amount of the Company's CDs that are $100,000 or greater by time remaining until maturity at June 30, 1997.

                      TIME DEPOSITS GREATER THAN $100,000

                                           NUMBER OF     DEPOSIT
                                            ACCOUNTS      AMOUNT
                                           ----------    --------
                                           (DOLLARS IN THOUSANDS)
Three months or less....................        719      $ 76,735
Over three through six months...........        671        73,427
Over six through twelve months..........      1,035       109,694
Over twelve months......................      2,133       224,797
                                           ----------    --------
                                              4,558      $484,653
                                           ==========    ========

  BORROWINGS

     The Company relies upon borrowings, primarily collateralized borrowings such as advances from the FHLB and reverse repurchase agreements, to fund its assets. Borrowings were the primary source of funds for the recent asset growth and accounted for 42% of the funding of average assets for the nine months ended June 30, 1997, 45% for fiscal 1996, 43% for fiscal 1995, and 31% for fiscal 1994. Fixed and adjustable-rate advances are obtained from the FHLB Dallas under a security and pledge agreement that restricts the amount of borrowings to the greater of a percentage of (1) fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, and (2) total assets. At June 30, 1997, these limitations were 65% and 45%, respectively. The Company's ability to borrow on reverse repurchase agreements is limited to the amount and market value of collateral that is available to collateralize these reverse repurchase agreements. At June 30, 1997, the Company had $1.3 billion in such collateral, $1.2 billion of which was collateralizing reverse repurchase agreements. See Notes 9 and 10 to the Consolidated Financial Statements.

     The following table sets forth certain information regarding the borrowings of the Company as of or for the periods indicated.

                                   BORROWINGS

                                                                     AT OR FOR THE YEAR ENDED
                                            AT OR FOR THE                SEPTEMBER 30,
                                          NINE MONTHS ENDED   -------------------------------------
                                            JUNE 30, 1997        1996         1995         1994
                                          -----------------   -----------  -----------  -----------
                                                           (DOLLARS IN THOUSANDS)
FHLB ADVANCES
  Balance outstanding period-end........      $3,630,060      $ 3,490,386  $ 4,383,895  $ 2,620,329
  Maximum outstanding at any
    month-end...........................      3,936,551         4,384,798    4,386,605    2,697,829
  Daily average balance.................      3,696,314         4,073,297    3,560,844    2,285,630
  Average interest rate.................           5.63%             6.07%        6.31%        3.98%
REVERSE REPURCHASE AGREEMENTS
  Balance outstanding at period-end.....      $1,181,382      $   832,286  $ 1,172,533  $   553,000
  Fair value of collateral at
    period-end..........................      1,219,361         1,020,405    1,239,527      673,000
  Maximum outstanding at any
    month-end...........................      1,181,382         1,096,508    1,355,540      553,000
  Daily average balance.................        933,891           955,681      887,932      273,899
  Average interest rate.................           5.60%             5.77%        5.99%        3.85%
FEDERAL FUNDS PURCHASED
  Balance outstanding at period-end.....      $--             $   --       $   --       $   --
  Maximum outstanding at any
    month-end...........................       --                 --           --            15,000
  Daily average balance.................            275                27          521          767
  Average interest rate.................           5.27%             6.02%        5.95%        3.73%

ASSET AND LIABILITY MANAGEMENT

     The Company's asset and liability management process is utilized to manage the Company's interest rate risk through structuring the balance sheet and off-balance-sheet portfolios to maximize net interest income while maintaining an acceptable level of risk to changes in market interest rates. The achievement of this goal requires a balance between profitability, liquidity, and interest rate risk.

     Interest rate risk is managed by the ALCO, which is composed of senior officers of the Company, in accordance with policies approved by the Company's Board of Directors. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies, and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, the mortgage pipeline, and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits, consumer and commercial deposit activity, current market conditions, and interest rates on both a local and national level.

     The "interest rate sensitivity gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. The Company's one year cumulative interest rate gap position at June 30, 1997 was negative $277.7 million or 2.43% of total assets. This is a one-day position which is continually changing and is not necessarily indicative of the Company's position at any other time. Additionally, the gap analysis does not consider the many factors accompanying interest rate movements. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. During periods of rising interest rates the Company's assets tend to have prepayments that are slower than those in an interest rate sensitivity gap and would increase the negative gap position. Conversely, during a period of falling interest rates the Company's assets would tend to prepay faster than expected thus decreasing the negative gap.

     To effectively measure and manage interest rate risk, the Company uses simulation analysis to determine the impact on net interest income under various interest rate scenarios, balance sheet trends, and strategies. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Additionally, duration and market value sensitivity measures are utilized when they provide added value to the overall interest rate risk management process. The overall interest rate risk position and strategies are reviewed by executive management and the Company's Board of Directors on an ongoing basis. The Company has traditionally managed its business to reduce its overall exposure to changes in interest rates. However, under current policies of the Company's Board of Directors, management has been given some latitude to increase the Company's interest rate sensitivity position within certain limits if, in management's judgment, that will enhance profitability. As a result, changes in market interest rates may have a greater impact on the Company's financial performance in the future than they have had historically.

     The Company enters into certain financial instruments with off-balance-sheet risk in the ordinary course of business to reduce its exposure to changes in interest rates. The Company does not enter into instruments such as leveraged derivatives or structured notes for the purposes of reducing interest rate risk. The financial instruments used for hedging interest rate risk include interest rate swaps, caps, floors, financial options, financial futures contracts, and forward delivery contracts. A hedge is an attempt to reduce risk by creating a relationship whereby any losses on the hedged asset or liability are expected to be offset in whole or in part by gains on the hedging financial instrument. Thus, market risk resulting from a particular off-balance-sheet instrument is normally offset by other on or off-balance-sheet transactions. See Note 12 to the Consolidated Financial Statements.

     The following table sets forth the expected repricing characteristics of the Company's consolidated assets and liabilities at June 30, 1997, utilizing assumptions noted below:

                           ASSET/LIABILITY REPRICING

                                                         AMOUNTS MATURING OR REPRICING IN
                                       --------------------------------------------------------------------
                                                        AFTER
                                                        THREE          AFTER         AFTER
                                       LESS THAN       MONTHS       SIX MONTHS      ONE YEAR
                                         THREE       BUT WITHIN     BUT WITHIN     BUT WITHIN      AFTER         NON-
                                         MONTHS      SIX MONTHS      ONE YEAR      FIVE YEARS    FIVE YEARS    REPRICING
                                       ----------    -----------    -----------    ----------    ----------    ---------
                                                                    (DOLLARS IN THOUSANDS)
ASSETS(1)
  Cash and investment
    securities(2)....................  $  845,925     $  --          $  --         $  25,000      $ 24,624     $  --
  Adjustable-rate loans and
    mortgage-backed securities.......   3,948,893     1,915,226      1,168,279       879,357        55,796        --
  Fixed-rate loans and
    mortgage-backed securities.......     129,846        81,829        156,088       812,597       647,800        --
  Other assets.......................      --            --             --            --            --           747,790
                                       ----------    -----------    -----------    ----------    ----------    ---------
      Total assets...................  $4,924,664     $1,997,055     $1,324,367    $1,716,954     $728,220     $ 747,790
                                       ==========    ===========    ===========    ==========    ==========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Certificates of deposit............  $  478,226     $ 466,370      $ 726,427     $1,275,637     $   292     $  --
  Checking and savings(3)............   2,302,936        --             --            --            --           --
                                       ----------    -----------    -----------    ----------    ----------    ---------
      Total deposits.................   2,781,162       466,370        726,427      1,275,637           292       --
  Subordinated Notes.................      --            --             --            --            219,694       --
  Senior Notes.......................      --            --                500        --            --            --
  FHLB advances and other
    borrowings.......................   4,306,610       478,674          5,000        21,245        --            --
  Other liabilities..................      --            --             --            --            --           389,263
  Minority interest..................      --            --             --            --            --           185,500
  Stockholders' equity...............      --            --             --            --            --           582,676
                                       ----------    -----------    -----------    ----------    ----------    ---------
      Total liabilities, minority
        interest, and stockholders'
        equity.......................  $7,087,772     $ 945,044      $ 731,927     $1,296,882     $219,986     $1,157,439
                                       ==========    ===========    ===========    ==========    ==========    =========
Gap before off-balance-sheet
  financial instruments.............. $(2,163,108)   $1,052,011      $ 592,440     $  420,072     $508,234     $ (409,649)
OFF-BALANCE-SHEET(4)
  Interest rate swap
    agreements -- pay fixed..........     241,000        --             --           (205,500)     (35,500)       --
                                       ----------    -----------    -----------    ----------    ----------    ---------
Gap.................................. $(1,922,108)   $1,052,011     $  592,440     $  214,572     $472,734     $ (409,649)
                                       ==========    ===========    ===========    ==========    ==========    =========
Cumulative gap....................... $(1,922,108)   $ (870,097)    $  (277,657)
                                       ==========    ===========    ===========
Cumulative gap as a percentage of
  total assets.......................      (16.80)%       (7.61)%        (2.43)%
                                       ==========    ===========    ===========

                                         TOTAL
                                      ----------
ASSETS(1)
  Cash and investment
    securities(2)....................  $  895,549
  Adjustable-rate loans and
    mortgage-backed securities.......   7,967,551
  Fixed-rate loans and
    mortgage-backed securities.......   1,828,160
  Other assets.......................     747,790
                                       ----------
      Total assets................... $11,439,050
                                       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Certificates of deposit............ $ 2,946,952
  Checking and savings(3)............   2,302,936
                                       ----------
      Total deposits.................   5,249,888
  Subordinated Notes.................     219,694
  Senior Notes.......................         500
  FHLB advances and other
    borrowings.......................   4,811,529
  Other liabilities..................     389,263
  Minority interest..................     185,500
  Stockholders' equity...............     582,676
                                       ----------
      Total liabilities, minority
        interest, and stockholders'
        equity....................... $11,439,050
                                       ==========
Gap before off-balance-sheet
  financial instruments..............
OFF-BALANCE-SHEET(4)
  Interest rate swap
    agreements -- pay fixed..........
Gap..................................
Cumulative gap.......................
Cumulative gap as a percentage of
  total assets.......................

------------

(1) Fixed-rate loans and MBS are distributed based on their contractual maturity adjusted for anticipated prepayments, and adjustable-rate loans and MBS are distributed based on the interest rate reset date and contractual maturity adjusted for anticipated prepayments. Loans and MBS runoff and repricing assumes a constant prepayment rate based on coupon rate and maturity. The weighted average annual projected prepayment rate was 18%.

(2) Investment securities include repurchase agreements, federal funds sold, trading account assets, securities, and FHLB stock.

(3) Checking and savings deposits are presented in the earliest repricing period since amounts in these accounts are subject to withdrawal upon demand.

(4) The above table includes only those off-balance-sheet financial instruments which impact the gap in all interest rate environments. The Company also has certain off-balance-sheet financial instruments which hedge specific interest rate risks.

COMPETITION

     The Company competes primarily with seven commercial banks and five thrift institutions, all of which have a substantial presence in the same markets as the Company. Competitors for deposits include thrift institutions, commercial banks, credit unions, full service and discount broker dealers, and other investment alternatives, such as mutual funds, money market funds, and savings bonds or other government securities. The Company and its peers compete primarily on price at which products are offered and on customer service.

     The Company competes for mortgage originations with thrift institutions, banks, insurance companies, and mortgage companies. Primary competitive factors include service quality, relationships with builders and real estate brokers, and rates and fees. Many of the Company's competitors are, or are affiliated with, organizations with substantially larger asset and capital bases (including regional and multi-national banks and bank holding companies) and with lower funding costs.

SUBSIDIARIES

     At June 30, 1997, the Company had no direct subsidiaries other than Holdings, which has one direct subsidiary, the Bank. The Bank is permitted to invest in the capital stock, obligations, and other securities of its service corporations in an aggregate amount not to exceed 2% of the Bank's assets, plus an additional 1% of assets if such investment is used for community development or innercity development purposes. In addition, if the Bank meets minimum regulatory capital requirements, it may make certain conforming loans in an amount not exceeding 50% of the Bank's regulatory capital to service corporations of which the Bank owns more than 10% of the stock. At June 30, 1997, the Bank was authorized to have a maximum investment of approximately $342.4 million in its subsidiaries.

  BNKU HOLDINGS, INC.

     In December 1996, the Company formed a new, wholly owned, Delaware subsidiary, Holdings. After acquiring all the common stock of Holdings, the Company contributed all the common stock of the Bank to Holdings, and Holdings assumed the obligations of the Company's Senior Notes. As a result of these transactions, Holdings is the sole direct subsidiary of the Company and the Bank is the sole direct subsidiary of Holdings.

  COMMONWEALTH UNITED MORTGAGE COMPANY

     The Bank is the sole shareholder of Commonwealth United Mortgage Company, a Texas corporation formed in 1992 to function as a licensed mortgage banker in the state of Vermont. This subsidiary is currently inactive.

  UNITED AGENCY CORPORATION

     United Agency Corporation is a wholly owned subsidiary of the Bank whose primary purpose is holding the stock of Commonwealth General Services Agency, Inc., an Arkansas corporation incorporated in 1951 ("CGSA"). CGSA is a managing general insurance agency that contracts with insurance companies and agencies that offer insurance products to the Bank's mortgage loan customers. CGSA earns a commission on each insurance policy sold by the insurance companies or agencies with which CGSA contracts.

  UNITED CAPITAL MANAGEMENT CORPORATION

     The Bank is the sole shareholder of United Capital Management Corporation, a Texas corporation formed in 1985 to function in the deposit referral business. This subsidiary is currently inactive.

  UNITED FINANCIAL MARKETS, INC.

     The Bank is the sole shareholder of United Financial Markets, Inc. ("UFM"), a Texas corporation, which acts as a full-service broker-dealer. UFM, through its institutional division, sells various securities products and whole loans and engages in the deposit referral business with institutional and sophisticated retail customers. Through its retail division, UFM markets annuities and securities, including mutual funds, stocks and bonds, to the Bank's community banking customers. UFM is a broker-dealer registered with the Commission and a member of the National Association of Securities Dealers, Inc. ("NASD"). This subsidiary commenced operations in late 1992, and its activities have been expressly approved by the OTS. UFM changed its name to Bank United Securities Corp. effective April 1, 1997.

  UNITED GREENWAY SECURITIES SERVICES, INC.

     The Bank is the sole shareholder of United Greenway Securities Services, Inc., a Texas corporation formed in 1989 to make mutual funds and other non-deposit products available to retail customers through referrals to a registered broker-dealer. This subsidiary is currently inactive.

  UNITED MORTGAGE SECURITIES CORPORATION

     The Bank is the sole shareholder of United Mortgage Securities Corporation, a Delaware corporation formed in 1993 to issue MBS securitized with mortgage loans purchased from the Bank.

  USAT MORTGAGE SECURITIES, INC.

     The Bank is the sole shareholder of USAT Mortgage Securities, Inc., a Texas corporation formed in 1985 to function as an issuer of three series of CMOs. This subsidiary is currently inactive.

PERSONNEL

     As of June 30, 1997, the Company employed 1,343 full-time employees and 225 part-time employees. The employees are not represented by a collective bargaining agreement, and the Company believes that it has good relations with its employees. See Note 13 to the Consolidated Financial Statements.

THE ASSISTANCE AGREEMENT

     In connection with the Acquisition, the Bank, the Company and certain of their direct and indirect parent entities entered into an overall agreement with the FSLIC and the FHLBB that was evidenced by several written agreements (the "Agreements"). The principal contract relating to the Acquisition was the Assistance Agreement, dated December 30, 1988, among the FSLIC, the Company, the Bank, and certain of the Bank's other direct and indirect parent entities and which set forth certain mutual, interdependent commitments of the parties with respect to the Acquisition. The other written agreements comprising the overall agreement were the Acquisition Agreement, dated December 30, 1988, between the FSLIC and the Bank; the Warrant Agreement, dated December 30, 1988, between the FSLIC and the Bank; the Regulatory Capital Maintenance Agreement, dated December 30, 1988, among the FSLIC, the Bank, the Company, Hyperion Holdings and Hyperion Partners; and the Forbearance Agreement, dated February 15, 1989, among the FHLBB, the Bank, the Company, Hyperion Holdings and Hyperion Partners. The Acquisition Agreement set forth the terms of the Bank's acquisition of substantially all of the assets of Old USAT and the assumption of Old USAT's secured deposit and certain tax liabilities. The Warrant Agreement granted the FSLIC a Warrant to purchase up to 158,823 shares of Bank Common Stock at an exercise price of $0.01 per share. The Regulatory Capital Maintenance Agreement placed certain restrictions on the Bank's payment of dividends on the Bank Common Stock. The Agreement for Operating Policies required the Bank to prepare a three year business plan and certain specified written operating policies. The Forbearance Agreement granted to the Bank, the Company, Hyperion Holdings and Hyperion Partners forbearances from regulatory action relating to capital requirements and accounting procedures. All of the Agreements have terminated except one provision of the Assistance Agreement granting certain indemnities to the Bank, the Company, Hyperion Holdings, Hyperion Partners, the Forbearance Agreement and the Tax Benefits Agreement, dated December 28, 1993, among the Bank, the Company, Hyperion Holdings and Hyperion Partners, which governs the sharing of tax benefits with the FDIC-FRF.

     The Company also succeeded to substantial NOLs as a result of the Acquisition and has recorded substantial additional NOLs for tax purposes due to the exclusion of assistance payments received from the FRF under the Assistance Agreement from taxable income and the deduction of losses and writedowns on certain assets (the "Covered Assets") for which tax-free assistance payments were received. See "Regulation -- Taxation -- FSLIC Assistance".

     The Assistance Agreement was terminated on December 23, 1993, when the Company, the Bank, certain of their direct and indirect parent entities, and the FDIC entered an agreement settling certain disputes with respect to various matters relating to the Acquisition and the Assistance Agreement (the "Settlement Agreement"). Pursuant to the Settlement Agreement, the Assistance Agreement was terminated, the Bank no longer managed or owned the Covered Assets (except for certain of the Covered Assets that were "uncovered" and retained), and, as of December 28, 1993, the Bank no longer received any significant financial assistance from the FRF. The Settlement Agreement also provided for the continuation of certain of the Company's and the Bank's claims against the United States in the United States Court of Federal Claims. See
"-- Forbearance".

     Pursuant to the Assistance Agreement and the Settlement Agreement, the Bank received substantial payments from the FRF during fiscal 1994 as follows:

                                        (IN THOUSANDS)
Payments affecting the results of
  operations.........................      $ 23,143
Other payments
  Settlement payment.................       195,300
  Other..............................           468
                                        --------------
       Total FRF payments............      $218,911
                                        ==============

  WARRANT AGREEMENT

     Concurrent with the execution of the Assistance Agreement, the Bank and the FSLIC entered into the Warrant Agreement, pursuant to which the FSLIC was granted the Warrant to purchase up to 158,823 shares of Bank Common Stock at an exercise price of $0.01 per share. Pursuant to the Settlement Agreement, the Bank and the FDIC-FRF entered into the First Amendment to the Warrant Agreement on December 28, 1993 (the "First Amendment to Warrant Agreement"). References to the Warrant Agreement below are to the Warrant Agreement as amended by the First Amendment to Warrant Agreement.

     Pursuant to the Settlement Agreement, all disputes with respect to the Warrant were resolved, and the parties agreed that the Bank was to make payments to the holder of the Warrant in lieu of dividends upon any payment of dividends on the Bank Common Stock (other than dividends for which anti-dilution adjustments are made) beginning December 28, 1993 until December 30, 1998 or such earlier date as the Warrant was no longer outstanding. In May 1996, the Bank made a payment to the FDIC-FRF of $5.9 million in lieu of such dividends in connection with the declaration of a $100 million dividend on the Bank Common Stock.

     In August 1996, the FDIC surrendered a portion of the Warrant for a cash payment of $6.1 million, exercised the remainder of the Warrant for Bank Common Stock, and immediately exchanged the shares of Bank Common Stock issued upon exercise of the Warrant for 1,503,560 shares of Class B Common Stock. As part of the August Offering, the FDIC-FRF sold all of such shares of Class B Common Stock. Following the consummation of the August Offering, all rights and obligations under the Warrant and the Warrant Agreement were terminated, and the FDIC-FRF no longer owned any shares of Common Stock.

  FORBEARANCE

     In connection with the original acquisition of the Bank by the Company, the FHLBB also approved the Forbearance Agreement. Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. After the enactment of FIRREA, OTS took the position that the capital standards set forth in FIRREA apply to all savings institutions, including those institutions that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. While the Bank has not had to rely on such forbearances or waivers in order to remain in compliance with existing capital requirements as interpreted by the OTS, the position of the OTS has adversely affected the Bank by curtailing the growth and reducing the leverage contemplated by the terms of the Forbearance Agreement. The Bank also has been and continues to be in compliance with all of the other referenced regulatory capital provisions and, accordingly, has not had to rely on the waivers or forbearances provided in the Acquisition. Pursuant to the Settlement Agreement, the Company, the Bank and certain of their then-direct and indirect parent entities have retained all causes of action and claims relating to the forbearances against the United States in the United States Court of Federal Claims, and the FDIC and the other governmental parties to the lawsuit have reserved any and all defenses to such causes of actions and claims. While the Bank has not had to rely on such forbearances or waivers in order to remain in compliance with existing capital requirements as interpreted by the OTS, the position of the OTS has adversely affected the Bank by curtailing the growth and reducing the leverage contemplated by the terms of the Forbearance Agreement. The Bank also has been and continues to be in compliance with all of the other referenced regulatory capital provisions and, accordingly, has not had to rely on the waivers or forbearances provided in the Acquisition.

     On July 25, 1995, Plaintiffs filed suit against the United States in the Court of Federal Claims for alleged failures of the United States (1) to abide by a capital forbearance, which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (2) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes, and (3) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit is in a preliminary stage. The lawsuit was stayed pending the United States Supreme Court's review in UNITED STATES V. WINSTAR CORP., an action by three other thrifts raising similar issues (the "WINSTAR cases"). On July 1, 1996, the Supreme Court upheld lower court rulings that the United States had breached the contracts involved in the WINSTAR cases and remanded the case for further proceedings on the issue of damages. Since the Supreme Court ruling, the Chief Judge of the Court of Federal Claims convened a number of status conferences to establish a case management protocol for the more than 100 lawsuits on the Court of Federal Claims docket, that, like Plaintiffs case, involve issues similar to those raised in the WINSTAR cases.

     Following a number of status conferences Chief Judge Loren Smith of the United States Court of Federal Claims has transferred all WINSTAR-related cases to his own docket and entered an Omnibus Case Management Order governing proceedings in such cases, including the Company's case. Under the Omnibus Case Management Order, Chief Judge Smith serves as the "Managing Judge" for all WINSTAR-related cases and may assign other judges of the United States Court of Federal Claims to resolve pre-trial discovery disputes and common legal issues and to conduct trials. The Government and Plaintiffs exchanged certain significant documents as early as October 2, 1996 pursuant to a court order, and the Company and the Bank have responded to the Government's first discovery request. Trials on damages in two of the three WINSTAR cases that were decided by the United States Supreme Court in July 1996 are scheduled for early 1997. Damages trials in the remaining cases subject to the Omnibus Case Management Plan are scheduled to begin four months after completion of the first two damages trials. The Company's case is one of thirteen cases that "shall be accorded priority in the scheduling" of the damages trials under the Omnibus Case Management Order. On January 3, 1997, the court issued a scheduling order scheduling the trial of the Company's case in the third month after the trials of the "priority" cases begin.

     In December 1996, Chief Judge Smith decided the motion IN LIMINE on damage theories of Glendale Federal, one of the four WINSTAR plaintiffs, and allowed Glendale Federal to assert several alternative damages theories against the Government. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. The Company, on November 27, 1996, moved for partial summary judgement on liability and the Government has opposed the motion. The Company is pursuing an early trial on damages. Uncertainties remain concerning the administration of the Omnibus Case Management Order and the future course of the Company's lawsuit pursuant to the Omnibus Case Management Order. Accordingly, the Company cannot predict the timing of any resolution of its claims. The Company expects the trial of its case to commence during the first quarter of fiscal 1999. The Company is also unable to predict the outcome of its suit against the United State and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings".

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

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                                   REGULATION

REGULATION OF SAVINGS AND LOAN HOLDING COMPANIES

     The Company is a savings and loan holding company that is regulated and subject to examination by the OTS. The activities of savings and loan holding companies are governed by the provisions of the Home Owners' Loan Act, as amended (the "HOLA"). Pursuant to the HOLA, a savings and loan holding company may not (1) acquire control of a savings association or savings and loan holding company without prior OTS approval; (2) acquire, except with prior OTS approval, by process of merger, consolidation, or purchase of assets of another savings association or savings and loan holding company, all or substantially all of the assets of any such association or holding company; or (3) acquire, by purchase or otherwise, more than 5% of the voting shares of a savings association that is not a subsidiary, or of a savings and loan holding company that is not a subsidiary. Other restrictions on activities of a savings and loan holding company do not apply to the Company because its savings association subsidiary is a qualified thrift lender. See " -- Safety and Soundness Regulations -- Investment Authority -- QTL Test". Every subsidiary savings association of a savings and loan holding company must give the OTS not less than 30 days of advance notice of proposed dividend declarations.

SAFETY AND SOUNDNESS REGULATIONS

  CHARTER, SUPERVISION, AND EXAMINATION

     CHARTER. The Bank is chartered under the HOLA, which imposes certain obligations and restrictions upon, and grants certain powers to, federally chartered savings banks such as the Bank. The provisions of the HOLA are implemented by regulations adopted and administered by the OTS.

     OTS. Federally chartered savings banks, such as the Bank, are subject to extensive regulation by the OTS and must regularly file financial and other reports with that agency. The supervision and regulation to which the Bank is subject is intended primarily for the protection of its depositors. The OTS performs periodic examinations of the Bank to test compliance with various regulatory requirements. The OTS may revalue assets of an insured institution based upon appraisals and require establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets, as well as require specific charge-offs relating to such assets.

     The OTS prescribes regulations for the collection of fees in order to recover the expenses of the agency, the cost of supervision of savings associations, the examination of savings associations and their subsidiaries, and the processing of applications, filings, notices, and certain other requests of savings associations filed with the OTS. The OTS adopted a two-pronged sliding scale approach in 1990 by which all institutions pay a general assessment and troubled institutions pay an additional premium assessment. The Bank has never been subject to a premium assessment. The Bank's general assessments totalled approximately $1.1 million, $1.5 million and $1.2 million during the nine months ended June 30, 1997, fiscal 1996 and 1995, respectively.

     FDIC. The FDIC administers the SAIF, which insures the deposits of savings associations such as the Bank. The Bank's deposits are insured by the SAIF to a maximum of $100,000 for each insured depositor. In addition, the FDIC has certain regulatory and full examination authority over OTS regulated savings associations. The FDIC may also recommend enforcement actions against savings associations to the OTS and, if the OTS fails to act on the FDIC's recommendation, the FDIC may, under certain circumstances, compel the OTS to take the requested enforcement action.

     INSURANCE ASSESSMENTS. The FDIC establishes premium assessment rates for SAIF deposit insurance. There is no statutory limit on the maximum assessment and the percent of increase in the assessment that the FDIC may impose in any one year, provided, however, that the FDIC may not collect more than is necessary to reach or maintain the SAIF's designated reserve ratio ("DRR") and must rebate any excess collected. Effective January 1, 1993, the FDIC adopted risk-based assessment regulations.

     To arrive at a risk-based assessment for each bank and thrift, the FDIC places it in one of nine risk categories using a two-step process based first on capital ratios and then on relevant supervisory information. Each institution is assigned to one of three groups (well-capitalized, adequately capitalized, or undercapitalized) based on its capital ratios. A "well-capitalized" institution is one that has at least a 10% "total risk-based

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capital" ratio (the ratio of total capital to risk-weighted assets), a 6%
"tier 1 risk-based capital" ratio (the ratio of tier 1 (core) capital to risk-weighted assets) and a 5% "leverage capital" ratio (the ratio of core capital to adjusted total assets). An "adequately capitalized" institution has at least an 8% total risk-based capital ratio, a 4% tier 1 (core) risk-based capital ratio and a 4% leverage capital ratio. An "undercapitalized" institution is one that does not meet either the definition of well-capitalized or adequately capitalized.

     The FDIC also assigns each institution to one of three supervisory subgroups based on an evaluation of the risk posed by the institution. These supervisory evaluations modify premium rates within each of the three capital groups. The nine risk categories and the corresponding SAIF assessment rates are as follows:

                                            SUPERVISORY SUBGROUP
                                       -------------------------------
                                           A          B          C
                                          --         --         --
Meets numerical standards for:
     Well-capitalized................      0          3         17
     Adequately capitalized..........      3         10         24
     Undercapitalized................     10         24         27

     For purposes of assessments of FDIC insurance premiums, the Company believes that the Bank is a "well-capitalized" institution as of June 30, 1997. FDIC regulations prohibit disclosure of the supervisory subgroup to which an insured institution is assigned. The Bank's insurance assessments for the nine months ended June 30, 1997, and fiscal 1996 and 1995 were $4.0 million, $12.0 million and $11.4 million, respectively.

     Both the SAIF and the BIF, the deposit insurance fund that covers most commercial bank deposits, are statutorily required to achieve and maintain a reserve ratio equal to 1.25% of estimated insured deposits. The assessment rates schedules for SAIF and BIF are established independently of one another, and banks and savings associations with the same assessment base may pay assessments at different rates. The first SAIF and BIF assessment rate schedules established by the FDIC, effective January 1, 1993, were identical, and assessments ranged from a low of 0.23% to a high of 0.31%. As a result of the BIF reaching the 1.25% level, on August 16, 1995, the FDIC lowered the deposit insurance premium assessment rate for BIF members to between 0.04% and 0.31% of insured deposits, while retaining the assessment rate of 0.23% to 0.31% of insured deposits for members of SAIF. On November 14, 1995, the FDIC further reduced insurance premiums on BIF deposits by 0.04% of insured deposits, creating an assessment range of 0% to 0.27% of insured deposits, subject to a former statutory requirement that all institutions pay at least $2,000 annually. Approximately 92% of BIF members qualify for the lowest assessment rate. The assessment rates for savings associations were not lowered because SAIF had not reached the DRR, in large part because a portion of the payments into SAIF were required by law to be used to pay interest on bonds issued by FICO and necessary to resolve numerous savings associations that failed during the late 1980s and early 1990s. As a result of the significant disparity in the deposit insurance premiums paid by well-capitalized SAIF members, such as the Bank, and well-capitalized BIF members, and the continuing obligation of savings associations, but not banks, to pay interest on the FICO bonds, SAIF members were at a competitive disadvantage to BIF members with respect to the pricing of loans and deposits and the ability to achieve lower operating costs.

     On September 30, 1996, President Clinton signed into law the Economic Growth and Paperwork Reduction Act of 1996 (the "1996 Act"). The 1996 Act required the FDIC to impose a one-time assessment on institutions holding SAIF deposits in an amount sufficient to increase the SAIF's net worth to 1.25% of SAIF-insured deposits, as of October 1, 1996. The special assessment, which was collected on November 27, 1996, was 65.7 basis points times the amount of deposits held by an institution as of March 31, 1995. The special assessment is deductible in the tax year paid.

     As a result of the special assessment, the SAIF is deemed to have met its DRR as of October 1, 1996. Effective October 1, 1996, the FDIC established new risk-based assessments for SAIF-insured institutions. Beginning January 1, 1997, the SAIF base assessment rates effectively range from 0 to 27 basis points as set forth in the schedule above.

     ASSESSMENTS TO PAY FICO BONDS. The 1996 Act also obligates banks, for the first time, to pay assessments to be used to service the FICO bonds. For the last calendar quarter of 1996, a special interim schedule of

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
assessment rates ranging from 18 to 27 basis points applied to SAIF-insured savings associations, reflecting the assessments necessary to pay interest on the FICO bonds. Any excess assessments collected under the prior assessment schedule will be refunded or credited in one or more installments, with interest. Thus, except to the extent of FICO assessments, SAIF and BIF institutions have the same assessment schedule as of January 1, 1997.

     Under the 1996 Act, during the period beginning January 1, 1997 through December 31, 1999, SAIF-insured institutions will pay 6.48 basis points toward FICO bonds and BIF-insured institutions will pay 1.296 basis points. Starting in the year 2000, BIF and SAIF institutions will begin sharing the FICO burden on a pro rata basis until termination of the FICO obligation in 2017, thus eliminating all assessment disparities.

     TERMINATION OF INSURANCE. The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, or order, or any condition imposed in writing by, or by an agreement with, the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital. If insurance of an institution's accounts is terminated, the accounts at the institution at the time of such termination, less subsequent withdrawals, would continue to be insured for a period of six months to two years, as determined by the FDIC.

     AUDIT REQUIREMENTS. In May 1993, the FDIC adopted rules implementing statutory annual independent audit and financial reporting requirements for all depository institutions with assets of more than $500 million, and for their management, and their independent auditors. The rules also establish requirements for the composition, duties, and authority of such institutions' audit committees and boards of directors. Among other things, all depository institutions with assets in excess of $500 million are required to prepare and make available to the public annual reports on their financial condition and management, including statements of management's responsibility for preparing the institution's financial statements, for establishing and maintaining an internal control structure and procedures for financial reporting, and for complying with specified laws and regulations relating to safety and soundness, and an assessment of the effectiveness of such internal controls and procedures and the institution's compliance with laws and regulations designated by the FDIC. The institution's independent auditors are required to attest to these management assertions, except the procedures employed by management to detect and report violations of designated laws. Each such institution also is required to have an audit committee composed of directors who are independent of management of the institution. Audit committees of large institutions (institutions with assets exceeding $3.0 billion) must: (1) include members with banking or related financial management expertise; (2) have the ability to engage their own independent legal counsel; and (3) must not include any individuals designated as "large customers" of the institution. In some cases, the institution's responsibilities under these rules may be fulfilled by its holding company. The 1996 Act authorizes the appropriate Federal banking agency to permit the independent audit committee to contain inside as well as outside directors if the institution has encountered hardships in recruiting and retaining outside directors to serve on the committee, and a majority of the committee are outside directors.

     FEDERAL RESERVE BOARD. The Federal Reserve Board requires all depository institutions (including savings associations) to maintain reserves against their deposit accounts (primarily transaction accounts and nonpersonal time deposits) and Eurocurrency liabilities. Reserves of 3% must be maintained against net transaction accounts of $49.3 million or less. In addition, if net transaction accounts exceed $49.3 million, institutions must maintain reserves equal to 10% on the excess. The reserve requirement for nonpersonal time deposits and Eurocurrency liabilities is 0%. Reserve requirements are subject to adjustment by the Federal Reserve Board, and must be adjusted at least annually. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the OTS. See " -- Investment Authority -- Liquidity".

     Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require savings associations to exhaust other reasonable alternative sources of funds, including FHLB advances, before borrowing from a Federal Reserve Bank. The Federal Reserve Banks are not obligated to lend to any depository institution, and are restricted in the extensions of credit that they may make to any institution that is not at least adequately capitalized.

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

     FEDERAL HOME LOAN BANKS. The Bank is a member of the FHLB Dallas, which is one of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility primarily for member thrift institutions, as well as for qualified commercial banks and other entities involved in home mortgage finance. The Bank, as a member of the FHLB Dallas, is required to purchase and hold shares of the capital stock in that FHLB in an amount at least equal to the greater of: (1) 1% of the aggregate principal amount of its unpaid mortgage loans, home purchase contracts and similar obligations at the beginning of each year; (2) 0.3% of its assets; or (3) 5% (or such greater fraction as established by the FHLB) of its advances (I.E., borrowings) from the FHLB.

     CAPITAL REQUIREMENTS

     REQUIREMENTS AND STANDARDS. The OTS capital regulations have three components: a leverage limit, a tangible capital requirement, and a risk-based capital requirement. See Note 15 to the Consolidated Financial Statements for compliance with the regulatory capital requirements. The OTS has broad discretion to impose capital requirements in excess of minimum applicable ratios. See " -- Enforcement".

     LEVERAGE LIMIT. The leverage limit requires that a savings association maintain "core capital" of at least 3% of its adjusted total assets. For purposes of this requirement, total assets are adjusted to exclude intangible assets and investments in certain subsidiaries, and to include the assets of certain other subsidiaries, certain intangibles arising from prior period supervisory transactions, and permissible MSRs. "Core capital" includes common shareholders' equity and retained earnings, noncumulative perpetual preferred stock and related surplus and minority interests in consolidated subsidiaries, minus intangibles, plus certain MSRs and certain goodwill arising from prior regulatory accounting practices.

     Although accounted for under Generally Accepted Accounting Principles ("GAAP") as an intangible asset, certain MSRs need not be deducted in computing core and tangible capital. Generally, the lower of 90% of the fair market value of readily marketable MSRs, or the current unamortized book value as determined under GAAP may be included in core and tangible capital up to a maximum of 50% of core capital computed before the deduction of any disallowed qualifying intangible assets. At June 30, 1997, the Bank's core capital included $264.3 million of MSRs.

     In determining core capital, all investments in and loans to subsidiaries engaged in activities not permissible for national banks ("nonconforming subsidiaries"), which are generally more limited than activities permissible for savings associations and their subsidiaries must be deducted. Certain exceptions are provided, including exceptions for mortgage banking subsidiaries and subsidiaries engaged in agency activities for customers (unless determined otherwise by the FDIC on safety and soundness grounds). Generally, all subsidiaries engaged in activities permissible for national banks are required to be consolidated for purposes of calculating capital compliance by the parent savings association.

     TANGIBLE CAPITAL REQUIREMENT. The tangible capital requirement mandates that a savings association maintain tangible capital of at least 1.5% of adjusted total assets. For purposes of this requirement, adjusted total assets are calculated on the same basis as for the leverage limit. "Tangible capital" is defined in the same manner as core capital, except that all intangible assets except qualifying MSRs must be deducted. At June 30, 1997, the Bank's tangible capital ratio was 7.59%.

     RISK-BASED CAPITAL REQUIREMENT. The risk-based requirement promulgated by the OTS is required by the HOLA to track the standard applicable to national banks, except that the OTS may determine to reflect interest rate and other risks not specifically included in the national bank standard. However, such deviations from the national bank standard may not result in a materially lower risk-based requirement for savings associations than for national banks. The risk-based standard adopted by the OTS is similar to the Office of the Comptroller of the Currency ("OCC") standard for national banks.

     The risk-based standards of the OTS require maintenance of core capital equal to at least 4% of risk-weighted assets and total capital equal to at least 8% of risk-weighted assets. "Total capital" includes core capital plus supplementary capital (to the extent it does not exceed core capital). Supplementary capital includes: cumulative perpetual preferred stock; mutual capital certificates, income capital certificates and net worth certificates; nonwithdrawable accounts and pledged deposits to the extent not included in core capital; perpetual

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

and mandatory convertible subordinated debt and maturing capital instruments meeting specified requirements; and general loan and lease loss allowances, up to a maximum of 1.25% of risk-weighted assets. At June 30, 1997, the Bank's core capital and total capital ratios were 7.65% and 14.05%, respectively.

     In determining the amount of risk-weighted assets, savings associations must assign balance sheet assets to one of four risk-weight categories, reflecting the relative credit risk inherent in the asset. Off-balance-sheet items are assigned to one of the four risk-weight categories after a "credit conversion factor" is applied.

     INTEREST RATE RISK ("IRR") COMPONENT. OTS regulations add an IRR component to the 8% risk-based capital requirement discussed above. Only savings associations with more than a "normal" level of IRR are subject to IRR requirements. Specifically, savings associations with IRR exposure in excess of 2% (measured in accordance with an OTS Model and Guidelines) must deduct an IRR component from total capital prior to calculating their risk-based capital ratios. The IRR component is calculated as one-half of the difference between the institution's measured IRR and 2%, multiplied by the market value of the institution's assets. This deduction will have the effect of requiring savings associations with IRR exposures of more than 2% to hold more capital than those with IRR exposure of 2% or less.

     On October 13, 1994, the OTS waived the IRR capital deduction until guidelines under which institutions may appeal such a deduction were published. The OTS extended the waiver on March 20, 1995 until further notice. On August 21, 1995, the OTS adopted and approved an appeal process, but again delayed the IRR capital deduction indefinitely.

     FAILURE TO MEET REQUIREMENTS. Any savings association that fails to meet its regulatory capital requirements may be subject to enforcement actions by the OTS or the FDIC. The OTS must limit the asset growth of any undercapitalized association and require the association to develop and implement a capital restoration plan. See " -- Enforcement -- Prompt Corrective Action".

  CAPITAL DISTRIBUTIONS

     Limitations are imposed upon all "capital distributions" by savings associations, including cash dividends, payments by an institution in a cash-out merger, and other distributions charged against capital. The capital distribution regulation establishes a three-tiered system, with the greatest flexibility afforded to well-capitalized institutions.

     Under the OTS capital distribution regulation, an association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is equal to or greater than the amount of its fully phased-in capital requirement is a "tier 1 association". To qualify, an association must maintain the following capital ratios: (1) tangible capital to adjusted total assets ratio of 1.50%, (2) core capital to adjusted total assets ratio of 3.00%, and (3) total risk-based capital to risk-weighted assets ratio of 8.00%, of which at least 4.00% must be core capital. An association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is equal to or in excess of its minimum capital requirements but that is less than the amount of its fully phased-in capital requirement, is a "tier 2 association". An association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is less than its minimum regulatory capital requirement is a "tier 3 association". The Bank currently qualifies as a tier 1 association. See "Management's Discussion and Analysis -- Capital Resources and Liquidity -- Regulatory Matters".

     Upon 30 days' written notice to the OTS, a tier 1 association may make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year, plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or 75% of its net income over the most recent four quarter period. A tier 1 association may make capital distributions in excess of the foregoing limitations if, after written notice to the OTS, the OTS does not object to such capital distribution. The OTS may prohibit an otherwise permissible capital distribution upon a determination that making such a distribution would be an unsafe or unsound practice. The OTS may notify a tier 1 association that it is subject to more than normal supervision and thereafter, treat it as a tier 2 or tier 3 association.

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

     Under the prompt corrective action provisions discussed below, no insured depository institution may make a capital distribution if it would be undercapitalized after such distribution. See " -- Enforcement -- Prompt Corrective Action". The OTS has proposed to amend its capital distribution regulation to conform to the prompt corrective action system and to provide additional flexibility. Under the proposal, savings associations that have a composite CAMEL rating (examination rating) of "1" or "2" and that are not holding company subsidiaries need not notify the OTS before making a capital distribution. Savings associations that were adequately or well-capitalized under prompt corrective action and that would remain at least adequately capitalized after a capital distribution would be permitted to make a distribution after providing notice to the OTS. "Troubled" and undercapitalized institutions could make capital distributions only by filing an application and receiving OTS approval, which would be granted only under certain limited conditions. The proposal defines "troubled condition" as a function of an institution's examination rating, its capital condition, or on the basis of supervisory directives issued or designation made by the OTS.

  INVESTMENT AUTHORITY

     PERMISSIBLE LOANS AND INVESTMENTS. Federally chartered savings banks, such as the Bank, are authorized to originate, invest in, sell, purchase, service, participate, and otherwise deal in: (1) loans made on the security of residential and nonresidential real estate, (2) commercial loans (up to 20% of assets, the last 10% of which must be small business loans), (3) consumer loans (subject to certain percentage of asset limitations), and (4) credit card loans. The lending authority of federally chartered associations is subject to various OTS requirements, including, as applicable, requirements governing amortization, term, loan-to-value ratio, percentage-of-assets limits, and loans to one borrower limits. In September of 1996, the OTS substantially revised its investment and lending regulations eliminating many of their specific requirements in favor of a more general standard of "safety and soundness".

     A federally chartered savings association may invest, without limitation, in the following assets: (1) obligations of the United States government or certain agencies or instrumentalities thereof; (2) stock issued or loans made by the FHLBs or the FNMA; (3) obligations issued or guaranteed by the FNMA, the Student Loan Marketing Association, the GNMA, or any agency of the United States government; (4) certain mortgages, obligations, or other securities that have been sold by the FHLMC; (5) stock issued by a national housing partnership corporation; (6) demand, time, or savings deposits, shares, or accounts of any insured depository institution; (7) certain "liquidity" investments approved by the OTS to meet liquidity requirements; (8) shares of registered investment companies the portfolios of which are limited to investments that a federal association is otherwise authorized to make; (9) certain MBS; (10) general obligations of any state of the United States or any political subdivision or municipality thereof, PROVIDED that not more than 10% of a savings association's capital may be invested in the general obligations of any one issuer; (11) loans on the security of liens upon residential real property; (12) credit card loans; and (13) education loans. Federally chartered savings associations may invest in secured or unsecured loans for commercial, corporate, business, or agricultural purposes, up to 20% of assets, provided that the last 10% is invested in small business loans. The HOLA also limits a federal savings association's aggregate nonresidential real property loans to 400% of the savings association's capital as determined pursuant to the OTS's capital requirements. See "-- Capital Requirements". The OTS may allow a savings association to exceed the aggregate limitation if the OTS determines that exceeding the limitation would pose no significant risk to the safe and sound operations of the association and would be consistent with prudent operating practices. Federally chartered savings associations are also authorized by the HOLA to make investments in consumer loans, business development credit corporations, certain commercial paper and corporate debt securities, service corporations, and small business investment companies, all of which investments are subject to percentage-of-assets and various other limitations.

     LENDING LIMITS. Generally, savings associations, such as the Bank, are subject to the same loans to one borrower limits that apply to national banks. Generally, a savings association may lend to a single borrower or group of related borrowers, on an unsecured basis, in an amount not greater than 15% of its unimpaired capital and unimpaired surplus. An additional amount, not greater than 10% of the savings association's unimpaired capital and unimpaired surplus, may be loaned if the loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Notwithstanding the general lending limits, a savings association may make loans to one borrower for any purpose of up to $500,000; or to develop domestic residential housing units, up to the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, if certain conditions are satisfied. The OTS may also impose more stringent limits on an association's loans to one borrower, if it determines that such limits are necessary to protect the safety and soundness of the association.

     SUBSIDIARIES -- SERVICE CORPORATIONS. The HOLA authorizes federally chartered savings associations, such as the Bank, to invest in the capital stock, obligations or other securities of service corporations. The HOLA authorizes a savings association to invest up to a total of 3% of its assets in service corporations. The last 1% of the 3% statutory investment limit applicable to service corporations must be primarily invested in community development investments drawn from a broad list of permissible investments that include, among others: government guaranteed loans; loans for investment in small businesses; investments in revitalization and rehabilitation projects; and investments in low- and moderate-income housing developments.

     Service corporations are authorized to engage in a variety of preapproved activities, some of which (E.G.,securities brokerage and real estate development) are ineligible activities for the parent savings association. The OTS regulations implementing the service corporation authority contained in the HOLA also provide that activities reasonably related to the activities of a federally chartered savings association may be approved on a case-by-case basis by the Director of the OTS.

     OPERATING SUBSIDIARIES. All federal savings associations are authorized to establish or acquire one or more operating subsidiaries. Operating subsidiaries are subject to examination and supervision by the OTS to the same extent as the parent thrift. An "operating subsidiary" is a corporation that meets all of the following requirements: (1) it engages only in activities that a federal savings association is permitted to engage in directly; (2) the parent savings association owns, directly or indirectly, more than 50% of the subsidiary's voting stock; and (3) no person or entity other than the parent thrift may exercise effective operating control over the subsidiary. While a savings association's investment in its service corporations is generally limited to an amount that does not exceed 3% of the parent savings association's total assets, OTS regulations do not limit the amount that a parent savings association may invest in its operating subsidiaries. Operating subsidiaries may be incorporated and operated in any geographical location where its parent may operate. An operating subsidiary that is a depository institution may accept deposits in any location, provided that the subsidiary has federal deposit insurance.

     In December 1996, the OTS adopted substantial revisions to its regulations governing subsidiaries. The revised regulations, among other things, expand the activities in which a service corporation may engage, reclassify finance subsidiaries as operating subsidiaries, and permit federal savings associations to invest in pass-through investments, including limited partnerships and similar vehicles, whose activities are confined to those the savings association could conduct directly.

     QTL TEST. All savings associations are required to meet a qualified thrift lender ("QTL") test for, among other things, future eligibility for FHLB advances. A savings association is a QTL if it either meets the Code test for being a domestic building and loan association, as that term is defined in
Section 7701(a)(19) of the Code; or has invested at least 65% of its portfolio assets in qualified thrift investments and maintains this level of qualified thrift investments on a monthly average basis in nine of every 12 months.

     "Portfolio assets" is defined as total assets less intangibles, properties used to conduct business and liquid assets (up to 20% of total assets). The following assets may be included as qualified thrift investments without limit: domestic residential housing or manufactured housing loans; home equity loans and MBS backed by residential housing or manufactured housing loans; FHLB stock; certain obligations of the FDIC and certain other related entities; and education, small business, and credit card loans. Other qualifying assets, which may be included up to an aggregate of 20% of portfolio assets, are: (1) 50% of originated residential mortgage loans sold within 90 days of origination; (2) investments in debt or equity of service corporations that derive 80% of their gross revenues from housing-related activities; (3) 200% of certain loans to, and investment in, low cost one-to four-family housing; (4) 200% of loans for residential real property, churches, nursing homes, schools and small businesses in areas where the credit needs of low- and moderate-income families are not met; (5) other loans for

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churches, schools, nursing homes and hospitals; and (6) personal, family, or household loans (other than education, small business, or credit card loans).

     Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies. A savings association may requalify the next time it meets the requirement in nine of the preceding 12 months, but it may requalify only one time. If an institution that fails the QTL test has not yet requalified and has not converted to a national bank, its new investments and activities are limited to those permissible for a national bank, it is immediately ineligible to receive any new FHLB advances, and is subject to national bank limits for payment of dividends, and it may not establish a branch office at any location at which a national bank located in the savings association's home state could not establish a branch.

     LIQUIDITY. The Bank is required to maintain an average daily balance of "liquid assets" (cash, certain time deposits, bankers' acceptances, highly rated corporate debt securities and commercial paper, securities of certain mutual funds, reserves maintained pursuant to Federal Reserve Board requirements, and specified government, state or federal agency obligations) equal to a certain percentage of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. Currently, OTS regulations require a savings association, such as the Bank, to maintain liquid assets equal to not less than 5% of its net withdrawable deposit accounts and borrowings payable in one year or less, and short-term liquid assets of not less than 1%. Penalties may be imposed for failure to meet the liquidity requirements.

  MERGERS AND ACQUISITIONS

     RESTRICTIONS ON ACQUISITIONS. As previously described, the Bank is controlled by the Company. The Company must obtain approval from the OTS before acquiring control of any other savings association. Such acquisitions are generally prohibited if they result in a savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in supervisory acquisitions of failing savings associations. The Company may acquire up to 5%, in the aggregate, of the voting stock of any non-subsidiary savings association or savings and loan holding company. It may not acquire more than 5% unless it takes control of the association or holding company. In addition, a savings and loan holding company may hold shares of a savings association or a savings and loan holding company for certain purposes, including as a bona fide fiduciary, as an underwriter, or in an account solely for trading purposes. Under certain conditions, a savings and loan holding company may acquire up to 15% of the shares of a savings association or savings and loan holding company in a "qualified stock issuance".

     The Change in the Bank Control Act and the savings and loan holding company provisions of the HOLA, together with the regulations of the OTS under such Acts, require that the consent of the OTS be obtained prior to any person or company acquiring control of a savings association or a savings and loan holding company. Under OTS regulations, "control" is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of a savings association or holding company. There is a rebuttable presumption of control if a person or company acquires more than 10% of any class of voting stock (or more than 25% of any class of non-voting stock) and is subject to any of several "control factors". The control factors relate, among other matters, to the relative ownership position of a person or company, the percentage of debt and/or equity of the association or holding company controlled by the person or company, agreements giving the person or company influence over a material aspect of the operations of the association or holding company, and the number of seats on the board of directors thereof held by the person or company, or his designees. The regulations provide a procedure for challenge of the rebuttable control presumption. Certain restrictions applicable to the operations of savings and loan holding companies and certain conditions imposed by the OTS in connection with its approval of companies to become savings and loan holding companies may deter companies from seeking to obtain control of the Bank.

     Insured depository institutions are authorized to merge or engage in purchase and assumption transactions with other insured depository institutions with the prior approval of the federal banking regulator of the resulting entity.

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     BRANCHING.  Subject to certain statutory restrictions in the HOLA and the
Federal Deposit Insurance Act (the "FDIA"), the Bank is authorized to branch on a nationwide basis. Branching by savings associations is also subject to other regulatory requirements, including compliance with the Community Reinvestment Act (the "CRA") and its implementing regulations.

  OFFICERS, DIRECTORS, AND CONTROLLING SHAREHOLDERS

     INSIDER LOANS. Loans to an executive officer or director of a savings association, or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of such institution ("Principal Shareholder"); to any related interests of such persons (I.E., any company controlled by such executive officer, director, or Principal Shareholder); or to any political or campaign committee, the funds or services of which will benefit such executive officer, director or Principal Shareholder, or which is controlled by such executive officer, director or Principal Shareholder, are subject to Sections 22(g) and 22(h) of the Federal Reserve Act (the "FRA") and the regulations promulgated thereunder. Among other things, such loans must be made on terms substantially the same as those prevailing on comparable transactions made to unaffiliated individuals, and may not involve more than the normal risk of repayment or present other unfavorable features. Certain extensions of credit to such persons must first be approved in advance by a disinterested majority of a savings association's entire board of directors.
Section 22(h) of the FRA prohibits loans to any such individuals where the aggregate amount exceeds an amount equal to 15% of an insured institution's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus (as defined) in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all such extensions of credit outstanding to all such persons would exceed the Bank's unimpaired capital and unimpaired surplus. Section 22(g) establishes additional limitations on loans to executive officers.

     CHANGES IN DIRECTORS AND SENIOR EXECUTIVE OFFICERS. Section 32 of the FDIA, as amended by the 1996 Act, requires a depository institution or holding company thereof to give 30 days' prior written notice to its primary federal regulator of any proposed appointment of a director or senior executive officer if the institution is not in compliance with the minimum capital requirements or otherwise is in a troubled condition. The regulator then has the opportunity to disapprove any such appointment.

  TRANSACTIONS WITH AFFILIATES

     Pursuant to Section 11 of the HOLA, savings associations are subject to restrictions regarding transactions with affiliates ("Covered Transactions") substantially similar to those imposed upon member banks under Sections 23A and 23B of the FRA. Savings associations are also prohibited from extending credit to any affiliate engaged in an activity not permissible for a bank holding company.

     The term "affiliate" includes any company that controls or is controlled by a company that controls the Bank, or a bank or savings association subsidiary of the Bank. The term "affiliate" also includes any company controlled by controlling stockholders of the Bank or the Company and any company sponsored and advised on a contractual basis by the Bank or any subsidiary or affiliate of the Bank. The Company is an affiliate of the Bank.

     Section 23A of the FRA limits Covered Transactions with any one affiliate to 10% of an association's capital stock and surplus (as defined therein) and limits aggregate affiliate transactions to 20% of the Bank's capital stock and surplus. A Covered Transaction is defined generally as a loan to an affiliate, the purchase of securities issued by an affiliate, the purchase of assets from an affiliate, the acceptance of securities issued by an affiliate as collateral for a loan, or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, the Bank generally may not purchase securities issued or underwritten by an affiliate, or low quality assets from an affiliate. Sections 23A and 23B of the FRA provide that a loan transaction with an affiliate generally must be collateralized (but may not be collateralized by a low quality asset or securities issued by an affiliate) and that all Covered Transactions, as well as the sale of assets, the payment of money, or the provision of services by the Bank to an affiliate, must be on terms and conditions that are substantially the same, or at least as favorable to the Bank, as those prevailing for comparable nonaffiliate transactions.

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     The OTS generally requires savings associations, such as the Bank, to attribute to an affiliate the amounts of all transactions conducted with subsidiaries of that affiliate and grants the Director of the OTS the authority to deem certain non-bank or non-thrift subsidiaries of a savings association as affiliates.

  ENFORCEMENT

     PROMPT CORRECTIVE ACTION. The OTS is required by statute to take certain actions against savings associations that fail to meet certain capital-based requirements. Each of the federal banking agencies, including the OTS, is required to establish five levels of insured depository institutions based on leverage limit and risk-based capital requirements established for institutions subject to their jurisdiction plus, in each agency's discretion, individual additional capital requirements for such institutions.

     Under the final rules that have been adopted by each of the federal banking agencies, an institution will be designated well-capitalized if the institution has a total risk-based capital ratio of 10% or greater, a core risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

     An institution will be designated adequately capitalized if the institution has a total risk-based capital ratio of 8% or greater, a core risk-based capital ratio of 4% or greater, and a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater if the institution is rated a composite 1 in its most recent report of examination). An institution will be designated undercapitalized if the institution has a total risk-based capital ratio of less than 8%, a core risk-based capital ratio of less than 4%, or a leverage ratio of less than 4% (or a leverage ratio of less than 3% if the institution is rated composite 1 in its most recent report of examination). An institution will be designated significantly undercapitalized if the institution has a total risk-based capital ratio of less than 6%, a core risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution will be designated critically undercapitalized if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

     Undercapitalized institutions are required to submit capital restoration plans to the appropriate federal banking agency and are subject to certain operational restrictions. Moreover, companies controlling an undercapitalized institution are required to guarantee the subsidiary institution's compliance with the capital restoration plan subject to an aggregate limitation of the lesser of 5% of the institution's assets, or the amount of the capital deficiency when the institution first failed to meet the plan.

     Significantly or critically undercapitalized institutions and undercapitalized institutions that have not submitted or complied with acceptable capital restoration plans are subject to regulatory sanctions. A forced sale of shares or merger, restrictions on affiliate transactions, and restrictions on rates paid on deposits are required to be imposed unless the supervisory agency has determined that such restrictions would not further capital improvement. The agency may impose other specified regulatory sanctions at its option. Generally, the appropriate federal banking agency is required to authorize the appointment of a conservator or receiver within 90 days after an institution becomes critically undercapitalized.

     The federal banking agencies have adopted uniform procedures for the issuance of directives by the appropriate federal banking agency. Under these procedures, an institution will generally be provided advance notice when the appropriate federal banking agency proposes to impose one or more of the sanctions set forth above. These procedures provide an opportunity for the institution to respond to the proposed agency action or, where circumstances warrant immediate agency action, an opportunity for administrative review of the agency's action.

     ADMINISTRATIVE ENFORCEMENT AUTHORITY. The OTS exercises extensive enforcement authority over all savings associations and their "institution-affiliated parties" (I.E., officers, directors, controlling shareholders, employees, as well as attorneys, appraisers or accountants if such consultants or contractors knowingly or recklessly participate in a wrongful action likely to have adverse effect on an insured institution). This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal and prohibition orders, and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. The OTS may use written agreements to correct compliance deficiencies with respect to applicable laws and regulations and to

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ensure safe and sound practices. Except under certain narrow circumstances, public disclosure of final enforcement actions by the federal banking agencies, including the OTS, is required.

     The OTS has the authority, when statutorily prescribed grounds exist, to appoint a conservator or receiver for a savings association. Grounds for such appointment include: insolvency; substantial dissipation of assets or earnings; existence of an unsafe or unsound condition to transact business; likelihood that the association will be unable to pay its obligations in the normal course of business; undercapitalization where the association (1) has no reasonable prospect of becoming adequately capitalized, (2) fails to become adequately capitalized when required to do so, (3) fails to timely submit an acceptable capital restoration plan, or (4) materially fails to implement a capital restoration plan; or where the association is "critically undercapitalized" or "otherwise has substantially insufficient capital".

CONSUMER PROTECTION REGULATIONS

     The Bank is subject to many federal consumer protection statutes and regulations including, but not limited to, the following:

  MORTGAGE AND CONSUMER LENDING

     THE TRUTH IN LENDING ACT ("TILA"). The TILA, enacted into law in 1968, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments, and the payment schedule.

     The TILA is implemented by the Federal Reserve Board's Regulation Z. Regulation Z contains disclosure and advertising rules, rules related to the calculation of annual percentage rates, document retention rules, and error resolution procedures. The appendices to the regulation set forth model forms and clauses that creditors may use when providing open-end and closed-end disclosures. The appendices also contain detailed rules for calculating the annual percentage rate. Official staff interpretations of the regulation are published in the Federal Reserve Board's Commentary. Good faith compliance with the Commentary protects creditors from civil liability under the TILA.

     Under certain circumstances involving extensions of credit secured by the borrower's principal dwelling, the TILA and Regulation Z thereunder provide a right of rescission. The period within which the consumer may exercise the right to rescind runs for three business days from the last of three events: (1) the occurrence that gives rise to the right of rescission; (2) delivery of all required material disclosures, I.E., the annual percentage rate, the finance charge, the amount financed, the total of payments, and the payment schedule; or
(3) delivery to the consumer of the required rescission notice. When a creditor has failed to take the action necessary to start the three-day rescission period running, the right to rescind automatically lapses on the occurrence of the earliest of the following three events: (1) the expiration of three years after the occurrence giving rise to the right of rescission; (2) transfer of all the consumer's interest in the property; or (3) sale of the consumer's interest in the property. After that time, depending on state law, a consumer may assert a right of rescission as a defense in a foreclosure action under certain circumstances. Under the TILA, the consumer cannot be required to pay any amount in the form of money or property either to the creditor or to a third party as a part of the transaction in which a consumer exercises the right of rescission. Any amounts of this nature already paid by the consumer must be refunded. "Any amount" includes finance charges already accrued, as well as other charges such as application and commitment fees or fees for a title search or appraisal. Once the creditor has fulfilled its rescission obligation under the TILA, the consumer must tender to the creditor any property or money the creditor has already delivered to the consumer.

     The regulatory agencies, including the OTS with regard to the Bank, are authorized to order creditors to make monetary and other adjustments to the accounts of consumers in cases where an annual percentage rate or finance charge is inaccurately disclosed. Generally, the agencies order restitution when such disclosure errors resulted from a clear and consistent pattern or practice of violation or gross negligence or a willful violation that was intended to mislead the person to whom the credit was extended. However, the agencies are not precluded from ordering restitution for isolated disclosure errors. The TILA also provides for statutory damages of twice the

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finance charge, with a minimum of $200 and a maximum of $2,000 for closed end loans secured by real property or a dwelling. If successful, the borrower is entitled to reasonable attorneys' fees and the costs of bringing the action. The TILA also provides for class actions for actual damages and for statutory damages of the lesser of $500,000 or 1% of the creditor's net worth, plus court costs and attorneys' fees.

     On September 30, 1995, President Clinton signed into law the Truth In Lending Amendments of 1995 (the "1995 Amendments"). The 1995 Amendments increase finance charge tolerances, limit the liability of assignees and loan servicers, and provide protection from civil liability for claims based on certain disclosure rules covered by the 1995 Amendments, including prohibiting the maintenance of certain class action cases not certified as class actions prior to January 1, 1995. The 1995 Amendments also clarify that third party fees not required or retained by a lender, taxes levied on a security interest, and fees to prepare all loan-related documents for real estate loans, as well as pest and flood inspections, are excluded from the finance charge.

     The Bank attempts in good faith to comply with the TILA and Regulation Z. The requirements are complex, however, and even inadvertent non-compliance could result in civil liability or the extension of the rescission period for a mortgage loan for up to three years from the date the loan was made. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices acts and restitution or unjust enrichment in connection with certain mortgage loan transactions.

     THE FAIR HOUSING ACT ("FH ACT"). The FH Act, enacted into law in 1968, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status.

     Section 805 of the FH Act, which applies to the financing of housing, makes it unlawful for a bank to deny a loan or any other financial assistance for the purpose of purchasing, constructing, improving, repairing, or maintaining a dwelling because of the race, color, religion, national origin, sex, handicap, or familial status of the loan applicant, any person associated with the loan applicant, any present or prospective owner of the dwelling, any lessees, or any tenants or occupants. It is also unlawful to discriminate in fixing the amount, interest rates, duration, or other terms of the credit.

     Section 813 of the FH Act provides that aggrieved persons may sue anyone who they believe has discriminated against them. Section 814 of the FH Act provides that the Attorney General of the United States may sue for an injunction against any pattern or practice that denies civil rights granted by the FH Act. Section 810 of the FH Act allows a person to file a discrimination complaint with the Department of Housing and Urban Development ("HUD"). The
HUD will investigate the complaint and may attempt to resolve the grievance through conciliation or persuasion. Penalties for violation of the FH Act include actual damages suffered by the aggrieved person and injunctive or other equitable relief. The court's order may also assess civil penalties.

     THE EQUAL CREDIT OPPORTUNITY ACT ("ECOA"). The ECOA, enacted into law in 1974, prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. Federal Reserve Board Regulation B, which implements the ECOA, covers all individuals and institutions that regularly participate in decisions to extend credit. In addition to prohibiting outright discrimination on any of the impermissible bases listed above, an effects test has been applied to the analysis of discrimination under Regulation B. This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable -- even when there is no intent to discriminate.

     In addition to actual damages, the ECOA provides for punitive damages of up to $10,000 in individual lawsuits and up to the lesser of $500,000 or 1% of the creditor's net worth in class action suits. Successful complainants may also be entitled to an award of court costs and attorneys' fees.

     THE REAL ESTATE SETTLEMENT PROCEDURES ACT ("RESPA"). The RESPA, enacted into law in 1974, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, the

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RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of money that a lender may require a borrower to place in an escrow account. HUD Regulation X, which implements RESPA, also establishes escrow accounting procedures and mandates the use of aggregate accounting for determining the maximum dollar amount that may be collected in connection with escrow accounts.

     RESPA is applicable to all federally related mortgage loans. A "federally related mortgage loan" includes any loan secured by a first or subordinate lien on residential real property designed for occupancy by one to four families, including a refinancing of an existing loan secured by the same property, if:
(1) the loan is made by any lender, the deposits of which are federally insured or any lender that is regulated by a federal agency; or (2) the loan is insured, guaranteed or supplemented by a federal agency; or (3) the loan is intended to be sold to the FNMA, the GNMA, or the FHLMC; or (4) the loan is made by any creditor who makes or invests in residential real estate loans aggregating more than $1 million per year.

     Section 8 of the RESPA prohibits any person from giving or receiving a fee or a thing of value (payments, commissions, fees, gifts, or special privileges) for a referral of settlement business. Such "kickbacks" include payments in excess of the reasonable value of goods provided or services rendered. Violations of Section 8 of the RESPA may result in imposition of the following penalties: (1) civil liability equal to three times the amount of any charge paid for the settlement services; (2) the possibility that court costs and attorneys' fees can be recovered; and (3) a fine of not more than $10,000 or imprisonment for not more than one year, or both.

     The Bank attempts in good faith to comply with the requirements of the RESPA and its implementing regulations. The requirements are complex, however, and even inadvertent non-compliance could result in civil or criminal liability. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions alleging violations of the RESPA's escrow account rules and seeking civil damages, court costs, and attorneys' fees.

     THE HOME MORTGAGE DISCLOSURE ACT ("HMDA"). The HMDA, enacted into law in 1975, is intended to provide public information that can be used to help determine whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located and to assist in identifying possible discriminatory lending patterns.

     The HMDA requires institutions to report data regarding applications for one-to four-family loans, home improvement loans, and multi-family loans, as well as information concerning originations and purchases of such types of loans. The HMDA also requires most lenders to report the race, sex, and income of mortgage applicants and borrowers. Generally, insured institutions, like the Bank, are also required to indicate the reasons for decisions not to grant credit.

     Compliance with the HMDA implementing regulations is enforced by the appropriate federal banking agency, or, in some cases, by HUD. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations.

     THE COMMUNITY REINVESTMENT ACT ("CRA").  The CRA, enacted into law in
1977, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low-and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. Under the CRA, which is implemented by uniform regulations adopted by each of the bank regulatory agencies, including the OTS, financial institutions are required to describe their local community by outlining the community on a map. If the financial institution has more than one local community, it must describe each one. A financial institution's local community consists of the areas surrounding each deposit-taking office or cluster of offices, including any low- or moderate-income neighborhoods within that area.

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     The regulations require the banking agencies to assess each financial institution's record of performance in helping to meet the credit needs of its community by reviewing 12 assessment factors. These assessment factors include:
(1) activities conducted by a financial institution to ascertain the credit needs of its community; (2) the extent of marketing and special credit related programs to make members of the community aware of credit services; (3) the extent of participation of the financial institution's board of directors in formulating policy and reviewing performance; (4) the presence or absence of practices intended to discourage applications for types of credit set forth in the institution's CRA statement; (5) the geographic distribution for the financial institution's credit extensions, credit applications, and denials; (6) the presence or absence of evidence of prohibited discriminatory or other illegal credit practices; (7) the financial institution's record of opening and closing offices and providing services at offices; (8) the financial institution's participation, including investments, in local community development projects; (9) the financial institution's origination or purchase of residential mortgage loans, housing rehabilitation loans, home improvement loans, and small business and farm loans within its community; (10) the financial institution's participation in governmentally insured, guaranteed, or subsidized loan programs for housing and small farms and businesses; (11) the financial institution's ability to meet various community credit needs based on its financial condition, size, and other factors; and (12) any other factors, that in the agencies' judgment, reasonably bear on the extent to which a financial institution has helped to meet the credit needs of its community.

     The agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of "outstanding" to a low of "substantial noncompliance".

     On April 19, 1995, the agencies jointly adopted revised CRA regulations. Under the new system, the 12 assessment factors used to evaluate the CRA performance of most large retail institutions, such as the Bank, will be replaced with three tests, the lending, investment, and service tests, with the lending test carrying the primary importance. To receive a satisfactory or better rating, an institution must achieve at least a satisfactory lending performance.

     The lending test evaluates an institution's record of helping to meet the credit needs of its assessment area(s) through its lending activities by considering, among other things, the number, amount, geographic distribution, and certain borrower characteristics of the institution's home mortgage, small business, small farm, and community development lending. The investment test evaluates an institution's record of helping to meet the credit needs of its assessment area or areas through "qualified investments" (lawful investments, deposits, membership shares, or grants that have community development as their primary purpose). The service test evaluates an institution's record of helping to meet the credit needs of its assessment area or areas by analyzing the availability and effectiveness of an institution's systems for delivering retail banking services and an institution's community development services. An institution may elect to be evaluated on the basis of a strategic plan approved by its primary regulator rather than the three tests.

     Although the regulations became effective on July 1, 1995, the primary provisions were subject to a two-year phase-in period. Most large retail institutions are subject to the new examination criteria beginning July 1, 1997. Finally, new data collection requirements that became effective on January 1, 1996 are included in the new regulations.

     While the Bank is strongly committed to serving all of its CRA communities, including its low- and moderate-income neighborhoods, the OTS might determine the Bank's CRA-related programs to be insufficient. The Bank was last examined for CRA compliance by its primary regulator, the OTS, on December 2, 1996 and received a CRA assessment rating of "outstanding". The Bank's previous CRA assessment rating, as of October 24, 1994, was also "outstanding".

  SAVINGS AND CHECKING ACCOUNTS AND PUBLIC ACCOMMODATIONS

     THE BANK SECRECY ACT ("BSA") AND MONEY LAUNDERING LAWS. The BSA, enacted into law in 1970, requires every financial institution within the United States to file a Currency Transaction Report with the Internal Revenue Service
("IRS") for each transaction in currency of more than $10,000 not exempted by the Treasury Department. The reports must be filed within 15 days of the transaction. A "transaction in currency" is defined by the regulations to include any transaction "involving the physical transfer of currency from one

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person to another". The Treasury Department deems multiple transactions by the same person on the same day exceeding $10,000 in the aggregate to be reportable. Financial institutions are also required to file a Suspicious Activity Report with respect to any known or suspected criminal conduct or suspicious activities, including transactions valued at more than $5,000 that the institution knows or suspects involve funds derived from illegal activities, are designed to evade the requirements of the BSA, have no business or apparent lawful purpose, or are not the sort in which the particular customer would normally be expected to engage.

     In 1988, Congress enacted the Money Laundering Prosecution Improvements Act (the "1988 Act"). The 1988 Act expanded the BSA's definition of "financial institution" and broadened the BSA's reporting requirements to require financial institutions, typically banks, to verify and record the identity of the purchaser upon the issuance or sale of bank checks or drafts, cashier's checks, traveler's checks, or money orders involving $3,000 or more in cash. Institutions must also verify and record the identity of the originator and beneficiary of certain funds transfers.

     Under the FDIA, a receiver or conservator may be appointed for an insured depository institution on the receipt of written notice from the Attorney General that an insured depository institution has been found guilty of a criminal money laundering offense or criminal offense under the BSA. The FDIC may also take action to terminate the deposit insurance of an institution convicted of criminal violations of the BSA and money laundering offenses. Any person who willfully causes a violation of the BSA's record-keeping requirements for insured institutions is subject to the imposition of up to a $50,000 civil money penalty, in addition to any other applicable penalties.

     The Bank has instituted a policy against money laundering that is communicated by top management to the Bank's employees. The policy includes safeguards to prevent money laundering, including, but not limited to, regular education programs to teach employees the requirements of the federal money laundering laws and to make them aware of the innovative and ever-changing techniques employed by money launderers.

     ELECTRONIC FUND TRANSFER ACT (THE "EFTA"). The EFTA, enacted into law in 1978, provides a basic framework establishing the rights, liabilities, and responsibilities of participants in "electronic fund transfer systems", defined to include automated teller machine transfers, telephone bill-payment services, point-of-sale terminal transfers, and preauthorized transfers from or to a consumer's account (E.G., direct deposit of Social Security payments). Its primary objective is to protect the rights of individuals using these systems. The EFTA limits a consumer's liability for certain unauthorized electronic fund transfers and requires certain error resolution procedures.

     Unless an error is resolved in accordance with the error-resolution procedures specified in the EFTA, the institution may be liable for civil damages. The statutory damages the institution would have to pay in a successful individual action are actual damages and statutory damages between $100 and $1,000, as determined by the court, plus court costs and attorneys' fees. In a successful class action, the institution would have to pay actual damages and statutory damages up to the lesser of $500,000 or 1% of the institution's net worth, plus court costs and reasonable attorneys' fees. The EFTA also sets forth provisions for criminal liability for certain EFTA violations. Penalties under these provisions run from a $5,000 fine and one year's imprisonment for knowingly and willfully failing to comply with the EFTA, to a $10,000 fine and 10 years' imprisonment for fraudulent use of a debit card.

     THE EXPEDITED FUNDS AVAILABILITY ACT ("EXPEDITED FUNDS ACT"). The Expedited Funds Act, enacted into law in 1987, seeks to insure prompt availability of funds deposited into a customer's account and to expedite the return of checks. The Expedited Funds Act is implemented by the Federal Reserve Board's Regulation CC. The Act and Regulation CC include specific detailed provisions requiring a financial institution to: (1) make funds available to its customers within specified time frames; (2) ensure that interest accrues on funds in interest-bearing transaction accounts not later than the day the financial institution receives credit; and (3) disclose the financial institution's funds-availability policies to its customers.

     In addition to administrative enforcement, there is civil liability for violations of the Expedited Funds Act. Any depository institution that fails to comply with any requirement of the Expedited Funds Act or regulation with respect to any person other than another depository institution is liable to such person in an amount equal to

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the sum of actual damages, such additional amount as the court may allow (with a minimum of $100 and a maximum of $1,000 in an individual action and, in a class action, a maximum of the lesser of $500,000 or 1% of the net worth of the depository institution), plus court costs and attorneys' fees in the case of any successful action.

     THE TRUTH IN SAVINGS ACT ("TISA"). The TISA, enacted into law in 1991, is principally a disclosure law, the purpose of which is to encourage comparative shopping for deposit products. The common denominator used by the TISA to facilitate comparison shopping of interest payable on deposit accounts is the Annual Percentage Yield (the "APY"). TISA is implemented by Regulation DD. The TISA and Regulation DD thereunder require depository institutions to pay interest on the full amount of the principal in the account for each day, under either the "daily balance method" or the "average daily balance method". No other balance calculation methods are permitted by the TISA.

     In addition to administrative enforcement, TISA violations carry civil liability. Any depository institution that fails to comply with any requirement of the TISA with respect to any person who is an account holder is liable to such person in an amount equal to the sum of actual damages, such additional amount as the court may allow (with a minimum of $100 and a maximum of $1,000 in an individual action and, in a class action, a maximum of the lesser of $500,000 or 1% of the net worth of the depository institution), plus court costs and attorneys' fees in the case of any successful action.

     The 1996 Act repeals the civil liability provisions of the TISA effective September 30, 2001.

     THE AMERICANS WITH DISABILITIES ACT ("ADA"). The ADA, enacted into law in 1990, prohibits private employers, state and local governments, employment agencies, and labor unions from discriminating against qualified individuals with disabilities in connection with job application procedures, hiring, firing, advancement, compensation, job training, and other terms, conditions, and privileges of employment. An individual with a disability is a person who: (1) has a physical or mental impairment that substantially limits one or more major life activities; (2) has a record of such an impairment; or (3) is regarded as having such an impairment.

     Title 3 of the ADA covers banks, thrifts, credit unions, and finance companies -- all of which are considered to be "public accommodations".
Section 302(a) of the ADA provides that "no individual shall be discriminated against on the basis of disability in the full and equal enjoyment of the goods, services, or facilities, privileges, advantages, or accommodations of any place of public accommodation". Section 302(b) of the ADA sets forth specific requirements and prohibitions for public accommodations; for example, a place of public accommodation, such as a retail branch office of the Bank, may not impose eligibility criteria that screen out persons with disabilities. Discrimination also includes the failure to provide the auxiliary aids and services necessary to enable individuals with disabilities to take advantage of a financial institution's services, unless the financial institution can demonstrate that providing the aids and services would "fundamentally" alter the nature of the service or would result in an "undue burden". Another significant provision of
Section 302 of the ADA is the requirement to remove from public accommodations all architectural barriers and communication barriers that are structural in nature if the removal is "readily achievable". "Readily achievable" is defined as "easily accomplishable and able to be carried out without much difficulty or expense". In deciding whether a particular action is readily achievable, the size of the institution and the nature and the cost of the action will be considered. The last substantive provision of Title 3 of the ADA that applies to financial institutions is Section 303, dealing with new construction. It provides that any building opening to the public after January 26, 1993 must be "readily accessible to and useable by individuals with disabilities" unless doing so is structurally impracticable.

     Anyone who has been discriminated against on the basis of a disability in relation to employment may file an action with the United States Equal Employment Opportunity Commission and may be entitled to remedies that include rehiring, promotion, reinstatement, back pay or remuneration, or reasonable accommodation including reassignment. Such individuals may also be entitled to damages intended to compensate for future pecuniary losses, mental anguish, and inconvenience. The ADA authorizes the Attorney General to sue institutions that are engaged in a pattern or practice of discrimination. At the Attorney General's request, the court may impose civil penalties of $50,000 for a first violation and $100,000 for any subsequent violation or certain other remedies.

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     The Bank attempts in good faith to assure compliance with the requirements of the consumer protection statutes to which it is subject, as well as the regulations that implement the statutory provisions. The requirements are complex, however, and even inadvertent non-compliance could result in civil and, in some cases, criminal liability. Based on the Bank's history of claims under the consumer protection statutes and regulations to which it is subject, management does not believe that claims are likely to be asserted that will have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity.

LEGISLATION

     Federal legislation and regulation have significantly affected the operations of federally insured savings associations, such as the Bank, and other federally regulated financial institutions in the past several years and have increased competition among savings associations, commercial banks, and other financial institutions. The operations of regulated depository institutions will continue to be subject to changes in applicable statutes and regulations from time to time, and could adversely affect the Bank and its affiliates.

     On September 30, 1996, President Clinton signed into law the 1996 Act. The 1996 Act, among other things imposed a special assessment on SAIF deposits held as of March 31, 1995, to capitalize the SAIF.

TAXATION

  FEDERAL TAXATION

     The Parent Company is a savings and loan holding company, Holdings is a wholly owned, Delaware subsidiary, and the Bank is a federal savings bank. All are subject to provisions of the Code, in the same manner, with certain exceptions, as other corporations. The Parent Company, Holdings, and the Bank participate in the filing of a consolidated federal income tax return with their "affiliated group", as defined by the Code. For financial reporting purposes, however, the Parent Company, Holdings, and the Bank compute their tax on a separate company basis. The accompanying Consolidated Financial Statements include provisions for income taxes as a result of the Parent Company's, Holdings', and the Bank's taxable income before extraordinary loss for the nine months ended June 30, 1997 and 1996, and for fiscal 1996, 1995, and 1994. In addition to federal income taxes, the Bank is required to make payments in lieu of federal income taxes pursuant to the Assistance Agreement with the FSLIC. The tax benefit sharing provisions contained in the Assistance Agreement were replaced by similar provisions contained in the Tax Benefits Agreement entered into in connection with the Settlement Agreement; these provisions, relating to the obligation to share tax benefit utilization, will continue through the taxable year ending nearest to September 30, 2003. See " -- FSLIC Assistance" and Note 14 to the Consolidated Financial Statements.

  ENACTED LEGISLATION

     The Taxpayer Relief Act of 1997 ("Relief Act") was signed into law during August 1997. Most of the tax relief is concentrated in five areas: a phased-in $500 child credit, expanded Individual Retirement Accounts, educational tax incentives, estate tax relief and a reduction in capital gains taxes for individuals. The Relief Act also contains specific provisions affecting corporations including: restrictions on tax-free spinoffs under Section 355, the treatment of preferred stock as boot, shortening NOL and general business carrybacks. The Relief Act will not effect the utilization of NOLs generated before the enactment of this legislation and should have no material effect on the Company's Consolidated Financial Statements.

     The Small Business Job Protection Act of '96 ("The Small Business Act") was signed into law on August 20, 1996. The legislation requires recapture of a thrift's post-1987 tax bad debt reserve over a six taxable year period with the opportunity to defer recapture by up to two years if certain residential loan requirements are met. Under the Small Business Act, thrift institutions, which are treated as banks for computing bad debt, with over $500 million in assets ("Large Banks"), will be required to use the specific charge-off method to account for bad debts. The Small Business Act also repeals the ability of thrift institutions to use NOLs to offset income from a residual interest in a Real Estate Mortgage Investment Conduit ("REMIC") that meets a significant value test.

     The effective date of the enacted legislation for the Bank is fiscal 1997. The amendment to a thrift's ability to utilize NOLs against residual income from a REMIC with significant value does not apply to any residual

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interest held by the taxpayer on November 1, 1995 and at all times thereafter.
All residual interests held by the Bank that meet a significant value test are grandfathered under this clause. See " -- Residual Interest".

     The Bank will not have the opportunity to defer recapture of the bad debt reserve because it has been determined the residential loan requirements will not be met. There will be no financial statement impact on the Company from this recapture as a deferred tax liability has already been provided for on the Bank's post-1987 tax bad debt reserves. At September 30, 1996, the Bank had approximately $89 million of post-1987 tax bad debt reserves. The current tax liability resulting from recapture of this reserve will be reduced by NOLs available to offset this income.

     The pre-1988 reserve will be required to be recaptured into income under certain circumstances, including any distribution in redemption of stock of the Bank (with certain exceptions for preferred stock); partial or complete liquidation of the Bank following the merger or liquidation; or a dividend distribution in excess of certain earnings and profits. If a thrift with a pre-1988 reserve is merged, liquidated tax free, or acquired by another depository institution, the remaining institution will inherit the thrift's pre-1988 reserve and post-1951 earning and profits. Because management believes the circumstances requiring recapture of the pre-1988 reserve in the amount of $52 million are not likely to occur, deferred taxes of $18 million have not been provided.

     Legislation was signed into law on September 30, 1996, which resulted in an assessment on all SAIF-insured deposits in such amounts that fully-capitalized the SAIF at a reserve ratio of 1.25% of SAIF-insured deposits. See "-- Safety and Soundness Regulations -- Charter, Supervision, and Examination -- Insurance Assessments" and Note 15 to the Consolidated Financial Statements. This one-time assessment was tax-deductible in the first quarter of fiscal 1997, when paid. The deduction associated with the one-time assessment was deferred at September 30, 1996 with the tax effect included as a deferred tax asset.

  RESIDUAL INTEREST

     The Bank is a holder of residual interests in REMICs as defined by the Code. The Code limits the amount of NOLs that may be used to offset the taxable income derived by holders of residual interests in a REMIC. However, the Code states that this limitation does not apply to certain financial institutions that are holders of residual interests that meet a significant value test prescribed by applicable Treasury regulations. The Bank incurs taxable income from residual interests that meet such test and, therefore, may be offset by NOLs without respect to this limitation. Also, the Bank incurs taxable income from residual interests that does not meet such test and, therefore, may not be offset by NOLs. This income caused the Bank to incur a regular tax liability for fiscal 1994.

     Enacted legislation repeals the ability of a thrift institution to use a NOL to offset its income from a residual interest in a REMIC. This does not apply to any residual interest in a REMIC held by a taxpayer on November 1, 1995, and at all times thereafter. See "-- Enacted Legislation".

  DOMESTIC BUILDING AND LOAN ("DBL") TEST

     Savings institutions such as the Bank that meet the definitional DBL test prescribed by the Code may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The DBL test consists of a supervisory test, a business operations test, and an asset test. If the Bank fails to meet these tests, the transition from the reserve method to the direct charge-off method of tax accounting for bad debts would result in a recapture of this reserve into taxable income. At September 30, 1996, the Bank was in excess of the minimum thresholds. Enacted legislation has repealed the reserve method of accounting for bad debts by large thrifts for taxable years beginning after 1995; thereby eliminating the Bank's requirement to meet the definitional DBL test for fiscal 1997 and thereafter. See "-- Enacted Legislation".

  BAD DEBT DEDUCTION

     For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans", which generally are loans secured by certain interests in real property, and "non-qualifying loans", which are all other loans. The deduction with respect to non-qualifying loans must be computed under the experience method, which generally allows a deduction based on a savings association's actual bad debt loss experience, consisting of the current year and the prior five years. The bad debt reserve deduction with respect to qualifying real property loans, however, may be the larger of the amounts computed under (1) the experience method, or (2) the

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percentage of taxable income method. The percentage of taxable income method generally permits a qualifying savings association to deduct 8% of its taxable income prior to such deduction, as adjusted for certain items. Enacted legislation has repealed the bad debt reserve deduction for Large Banks effective for taxable years beginning after December 31, 1995.

     Savings associations, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income, for purposes of computing the percentage of taxable income deduction, for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member. For the nine months ended June 30, 1996 and for fiscal 1996, 1995 and 1994, the Bank computed its bad debt deduction pursuant to the experience method. Due to enacted legislation, the Bank's post-1987 bad debt reserve of approximately $89 million is required to be recaptured ratably over a six year period into taxable income with the specific charge-off method being used to account for bad debts for taxable years beginning with fiscal 1997. See "-- Enacted Legislation".

  ALTERNATIVE MINIMUM TAX ("AMT")

     In addition to regular income taxes, corporations including saving and loan holding companies and savings associations are subject to an AMT, which is generally equal to 20% of alternative minimum taxable income ("AMTI") (taxable income increased by tax preference items and adjusted for other items). The preference item principally affecting the Bank relates to the adjusted current earnings ("ACE") adjustment, which includes FRF assistance. See "Business -- The Assistance Agreement". Although the amounts received by the Bank pursuant to the Assistance Agreement are not taxable for federal income tax purposes, a portion of such amounts are considered to be an ACE adjustment. For the nine months ended June 30, 1997 and 1996 and for fiscal 1996 and 1995, AMTI was incurred that was offset by the utilization of AMT NOLs. However, corporations may offset only 90% of their AMTI with the related NOLs. For fiscal 1994, an AMT liability was not incurred.

  ENVIRONMENTAL TAX

     The Code imposes an additional tax at the rate of 0.12% on the modified AMTI of a corporation. Because the tax was enacted to provide funds for various environmental programs, it is denominated as an environmental tax. Modified AMTI is essentially AMTI without regard to any utilization of available AMT NOLs less $2 million. The environmental tax imposed by the Code applies to taxable years beginning after December 31, 1986 and before January 1, 1996, therefore, for fiscal 1997, this tax does not apply.

  FSLIC ASSISTANCE

     Pursuant to the Assistance Agreement, the FRF, as successor to the FSLIC, was obligated to provide the Bank with financial assistance in connection with various matters that arose under the Assistance Agreement. See "Business_-- The Assistance Agreement". The tax treatment of the assistance payments to savings associations that acquire assets from institutions in receivership (such as the predecessor to the Bank) has been amended several times in recent years. Payments to the Bank pursuant to the Assistance Agreement were subject to the applicable provisions of the Code that were in effect in 1988, the year of the Acquisition. Payments from the FRF to the Bank pursuant to the Assistance Agreement were not included in the Bank's taxable income, and the Bank was not required to reduce its basis in the Covered Assets by the amount of such financial assistance; however, certain writedowns and losses were limited as discussed below. Accordingly, there was no requirement to pay federal income taxes with respect to any amount of the assistance payments received pursuant to the Assistance Agreement. The Bank also succeeded to substantial NOLs as a result of the Acquisition.

     The Assistance Agreement required the Bank to pay to the FRF an amount equal to one-third of the sum of federal and state net tax benefits ("Net Tax Benefits") (as defined by the Assistance Agreement). The Net Tax Benefits shall be equal to the excess of any of the federal income tax liability which would have been incurred if the tax benefit item had not been deducted or excluded from income over the federal income tax liability actually incurred. The Net Tax Benefits items are the tax savings resulting from (1) the utilization of the deduction by the Bank of any amount of NOLs, capital loss carryforwards, and certain other carryforwards on the books and records of Old USAT, (2) the exclusion from gross income of the amount of certain interest or assistance payments made to the Bank by the FRF, and (3) the deduction of certain costs, expenses, or losses incurred by the

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Bank for which the FRF has made tax-free assistance payments. These provisions were replaced by similar provisions in the Tax Benefits Agreement entered into in connection with the termination of the Assistance Agreement. Pursuant to the Tax Benefits Agreement, these provisions relating to the obligation to share tax benefit utilization will continue through the taxable year ending nearest to September 30, 2003.

     Under the Assistance Agreement, the Bank received assistance payments from the FRF for writedowns and losses from the sales of Covered Assets. For federal income tax purposes, the Bank included the writedowns and losses from the sale of Covered Assets in its calculation of the bad debt deduction, using the experience method. However, the Revenue Reconciliation Act of 1993 denied the inclusion of writedowns and losses from the sale of Covered Assets in the calculation of bad debt deductions for assistance payments credited on or after March 4, 1991. Amendment of federal tax returns for fiscal 1991 and 1992 did not cause any additional federal tax liabilities to be incurred. However, the new tax law reduced the Bank's federal NOLs by approximately $259 million.

     The aforementioned tax relief provided savings (costs) on the amount of taxes required to be paid. The estimated tax savings (costs), by year, were as follows (in millions):

         FOR THE YEAR ENDED
            SEPTEMBER 30,               SAVINGS (COSTS)
-------------------------------------   ---------------
     1991............................        $(1.7)
     1992............................         (2.8)
     1993............................         10.5
     1994............................          3.6
     1995............................         31.4
     1996............................         19.8

            FOR THE NINE
            MONTHS ENDED
              JUNE 30,
-------------------------------------
     1997............................        $23.2


  NET OPERATING LOSSES

     The Company's total NOLs at June 30, 1997 were $724 million, of which $63 million are attributable to tax relief discussed above. The remaining NOLs of $661 million are a result of the Company's taxable losses from business operations in years prior to fiscal 1993. The Company's total NOLs of $724 million are attributable to operations for fiscal 1989 to 1994, and will begin expiring in fiscal 2004 if not utilized. These NOLs may be utilized against the taxable income of the other companies within the consolidated group of which the Parent Company and the Bank are members. See Note 14 to the Consolidated Financial Statements.

  NET OPERATING LOSS LIMITATIONS

     In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. The limitation imposed by Section 382 of the Code for any post-change year would be determined by multiplying the value of the Company's stock (including both common stock and preferred stock) at the time of the Ownership Change by the applicable long-term tax exempt rate (which was 5.64% for June 1997). Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an Ownership Change were to occur, the Company's annual NOL utilization would be limited to a maximum of approximately $68 million based on the closing market price at June 30, 1997.

     The Company would undergo an Ownership Change if, among other things, 5% Stockholders, increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of such stock owned by such stockholders at any time during the Testing Period (generally the preceding three years). In applying Section 382 of the Code, at least a portion of the stock sold pursuant to the August Offering would be considered to be acquired by a new 5% Stockholder even if no person acquiring the stock in fact owns as much as 5% of the issuer's stock. While the application of Section 382 of the Code is highly complex and

                                       95
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uncertain in some respects, the August Offering, sales pursuant to the Offering, the conversion of the Warrant, and the issuance of stock options during fiscal 1997 and 1996 did not cause an Ownership Change. However, events could occur in future periods that are beyond the control of the Company, which could result in an Ownership Change.

     In an effort to protect against a future Ownership Change that is not initiated by the Company, the Certificate and the By-Laws limit Transfers, subject to certain exceptions, at any time during the three years following the Offering of shares of common stock that would either cause a person or entity to become a 5% Stockholder or increase a 5% Stockholder's percentage ownership interest. While Transfers are deemed prohibited by the Certificate, the Company is authorized not to recognize any transferee of such a Transfer as a stockholder to the extent of such Transfer, these restrictions are incomplete since the Company cannot, consistent with NASDAQ requirements, prevent the settlement of transactions through NASDAQ, and because the prohibition on Transfers by 5% Stockholders does not limit transactions in the securities of such 5% Stockholders that could give rise to ownership shifts within the meaning of the applicable Section 382 rules. Moreover, the Company's Board of Directors retains the discretion to waive these limitations or to take certain other actions that could trigger an Ownership Change, including through the issuance of additional shares of common stock in subsequent public or private offerings or through subsequent merger or acquisition transactions.

     Because the Company has utilized a substantial portion of its available ownership limitation in connection with the August Offering, the Company may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of Section 382 of the Code within the following three-year period without triggering an Ownership Change. There can be no assurance that future actions on the part of the Company's stockholders or the Company itself will not result in the occurrence of an Ownership Change.

     Preferred stock that meets the requirements of section 1504(a)(4) of the Code is not considered stock when calculating an Ownership Change. Preferred stock meets the definition under section 1504(a)(4) of the Code if such stock:
(1) is not entitled to vote; (2) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent; (3) has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium); and (4) is not convertible into another class of stock.

     In fiscal 1995, the Bank publicly issued 4,000,000 shares, $25 liquidation preference per share, of Preferred Stock, Series B. In fiscal 1993, the Bank publicly issued 3,420,000 shares, $25 liquidation preference per share, of noncumulative Preferred Stock, Series A. Management believes that the Bank's issuance of the Bank Preferred Stock met the requirements of Section 1504(a)(4) of the Code and, therefore, did not result in an Ownership Change.

     The tax laws in effect in 1988 that applied to the Acquisition provided that generally applicable limitations on the ability of an acquiring corporation to utilize the NOLs, and built-in losses, of acquired savings associations did not apply in the case of the acquisition of assets from insolvent savings and loan associations. Pursuant to this exception to the generally applicable law, which existed in 1988, the Bank is allowed to use the NOLs and built-in losses of Old USAT without limitation.

     If an Ownership Change should occur, the Company's ability to utilize its NOLs will be limited as described above, and the Company's ability to deduct its built-in losses, if any, as they are realized will be subject to the same limitation. Limitation of the utilization of these tax benefits could have a material impact on the Company's financial condition.

  CONSOLIDATED GROUP

     The Parent Company, Holdings, and the Bank are members of an "affiliated group" of corporations, as defined in the Code and, accordingly, participate in the filing of a consolidated tax return. One of the requirements of being a member of an affiliated group is that 80% of the total voting power and 80% of the total value of stock be owned, directly or indirectly, by other members of the affiliated group. Stock for this purpose does not include preferred stock that meets certain definitional requirements prescribed by the Code. Therefore, the Bank did not cease to be a member of an affiliated group as a result of the prior issuance of the Bank Preferred Stock. However, if subsequent events occur that cause the Bank Preferred Stock to no longer meet

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these requirements (as could occur if a default in dividends permitted the holders of such stock to vote in the election of Bank directors), the Bank may cease to be a member of the affiliated group. If the Bank ceases to be a member of the affiliated group, other members of the affiliated group will lose their ability to utilize the Bank's nonseparate return year limitation NOLs in the amount of $675 million. See " -- Net Operating Losses".

  TAX SHARING AGREEMENT

     The Parent Company, Holdings, and the Bank are parties to a tax sharing agreement pursuant to which the Bank will pay to the Parent Company and Holdings amounts equal to the taxes that the Bank would be required to pay if it were to file a return separately from the affiliated group of which the Parent Company is the common parent. The tax sharing agreement will not increase the amounts payable by the Bank over the amounts that it would have to pay if it were not a member of the affiliated group.

  ACCOUNTING FOR INCOME TAXES

     Effective October 1, 1992, the Company adopted SFAS No. 109 which changed the method of computing income taxes for financial statement purposes by adopting the liability method under which the net deferred tax asset or liability is determined based on the tax effects of tax benefits attributable to tax carryforwards such as NOLs, investment tax credits and capital losses, and the differences between the book and tax bases of the various assets and liabilities. The deferred tax asset must be reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion of the tax benefit will not be realized. Accounting guidance under APB No. 11, "Accounting for Income Taxes", did not require these amounts to be recognized previously.

     In June 1996, the Certificate and By-Laws were restated with the intent to preserve certain beneficial tax attributes limiting the disposition of certain common stock and other interests in the Company by certain of its stockholders. The preservation of certain tax attributes allowed the recognition of tax benefits of $85.2 million by the Bank in June 1996 for the expected utilization of $365 million of NOLs against future taxable income. These tax benefits were not recognized in prior periods due to limitations on the utilization of NOLs if an Ownership Change had occurred. In June 1996, the Parent Company and the Bank entered into a tax sharing agreement. This agreement resulted in the recognition of a tax benefit of $16.5 million by the Parent Company for the expected utilization of $47 million of the Parent Company's NOLs by the Bank. The total tax benefit of $101.7 million was recognized as a reduction of income tax expense and an increase in the net deferred tax asset, in accordance with SFAS No. 109. For the nine months ended June 30, 1997, no tax benefits were recorded by the Parent Company or the Bank for the expected utilization of its NOLs against future taxable income because the criteria under SFAS No. 109 to recognize a tax benefit was not met.

     In fiscal 1995, no tax benefits were recorded by the Parent Company or the Bank. The Parent Company recognized no benefit for its stand alone NOLs as it did not generate taxable income to offset such losses and it was not party to a federal tax sharing agreement with the Bank at that time. The Bank recognized no tax benefits due to limitations on the utilization of its NOLs if an Ownership Change had occurred.

     In fiscal 1994, no tax benefits were recorded by the Parent Company due to circumstances similar to those described in the preceding paragraph. The Bank recognized a $58.2 million tax benefit in fiscal 1994 for the expected utilization of $249 million of its NOLs against future taxable income.

  STATE TAXATION

     The Parent Company, Holdings, and the Bank file unitary and combined state returns with certain subsidiaries and also file separate state returns. The location of branches and offices, loan solicitations, or real property securing loans creates jurisdiction for taxation in certain states, which results in the filing of state income tax returns. Amounts for state tax liabilities are included in the Statements of Operations for the nine months ended June 30, 1997 and 1996, and for fiscal 1996, 1995, and 1994. See Note 14 to the Consolidated Financial Statements.

                                   PROPERTIES

     Effective December 1996, the headquarters of the Company were relocated to leased premises in Houston, Texas in conjunction with the formation of Holdings.

     The leases for the Company's headquarters have terms expiring from two to three years, with annual rental expenses of $4.6 million, subject to increases under certain circumstances. The following table sets forth the number and location of the community banking, commercial banking, and mortgage origination offices of the Company as of June 30, 1997:

                                                             NUMBER OF OFFICES
                                        ------------------------------------------------------------
                                           COMMUNITY
                                            BANKING                            WHOLESALE
                                           BRANCHES          COMMERCIAL         MORTGAGE
                                        ---------------       BANKING         ORIGINATION
LOCATION                                OWNED    LEASED    OFFICES LEASED    OFFICES LEASED    TOTAL
-------------------------------------   -----    ------    --------------    --------------    -----
Houston Area.........................     14       22             1                 1            38
Dallas/Ft. Worth Area................     12       17             1             -                30
Other Texas..........................    -          4         -                 -                 4
California...........................    -        -               1                 2             3
Other U.S............................    -          1             7                 3            11
                                                                 --                --
                                        -----    ------                                        -----
    Total............................     26       44            10                 6            86
                                        =====    ======          ==                ==          =====

     A majority of leases outstanding at June 30, 1997 expire within five years or less. See Note 17 to the Consolidated Financial Statements.

     Net investment in premises and equipment totalled $38.5 million at June 30, 1997.

                               LEGAL PROCEEDINGS

REGULATORY ACTIONS

     The Bank's operations are subject to various consumer protection statutes and regulations, including, for example, the TILA, the FH Act, the CRA, the ECOA, the HMDA, the RESPA, the EFTA, the Expedited Funds Act, the TISA, and the ADA. See "Regulation -- Consumer Protection Regulations". During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices laws and restitution or unjust enrichment in connection with certain mortgage loan transactions. Also, there have been numerous individual claims and purported consumer class action claims commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking declaratory relief that certain of the lenders' escrow account servicing practices violate the RESPA and breach the lenders' contracts with borrowers. Such claims also generally seek actual damages and attorneys' fees.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing, and collection of mortgage loans and that allege inadequate disclosure, breach of contract, breach of fiduciary duty, or violation of federal or state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance. The Bank has had asserted against it one putative class action claim under the TILA, one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse impact on the Company's financial condition, results of operation, or liquidity.

WINSTAR-BASED CLAIMS

     On July 25, 1995, Plaintiffs filed suit against the United States of America in the United States Court of Federal Claims for breach of contract and taking of property without compensation in contravention of the Fifth Amendment of the United States Constitution. The action arose because the passage of FIRREA and the regulations adopted by the OTS pursuant to FIRREA deprived Plaintiffs of their contractual rights.

     In December 1988, the United States, through its agencies, entered into certain agreements with the Plaintiffs that resulted in contractual obligations owed to Plaintiffs. Plaintiffs contend that the obligations were undertaken to induce, and did induce, the Company's acquisition of substantially all of the assets and the secured, deposit, and certain tax liabilities of Old USAT, an insolvent savings and loan association, thereby relieving the FSLIC, an agency of the United States government, of the immense costs and burdens of taking over and managing or liquidating the institution. The FSLIC actively solicited buyers for Old USAT, and in the weeks preceding the Acquisition the Company and the FSLIC negotiated the terms of a complex transaction involving six contractual documents. To accomplish this transaction, the FSLIC and its regulating agency, the FHLBB, which was also an agency of the United States government, were required to undertake to pay certain other amounts of money over time and to count for regulatory purposes certain monies and book entries of the Bank in ways that allowed the Company greater leverage to increase the size of the Bank prudently and profitably. The United States obtained the right to share in this leveraged growth through warrants for stock and through so-called "tax benefit payments" to the United States from the Company and the Bank.

     The lawsuit alleges breaches of the United States' contractual obligations
(1) to abide by a capital forbearance, which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (2) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes, and (3) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit seeks monetary relief for the breaches by the United States of its contractual obligations to Plaintiffs and, in the alternative, seeks just compensation for a taking of property and for a denial of due process under the Fifth Amendment to the United States Constitution.

     The lawsuit was stayed from the outset by a judge of the Court of Federal Claims pending the Supreme Court's decision in the WINSTAR cases. Since the Supreme Court ruling, the Chief Judge of the Court of Federal Claims convened a number of status conferences to establish a case management protocol for the more than 100 lawsuits on the Court of Federal Claims docket, that, like Plaintiffs' case, involve issues similar to those raised in the WINSTAR cases.

     Following a number of status conferences, Chief Judge Loren Smith of the United States Court of Federal Claims transferred all WINSTAR-related cases to his own docket and entered an Omnibus Case Management Order governing proceedings in such cases, including the Company's case. Under the Omnibus Case Management Order, Chief Judge Smith serves as the "Managing Judge" for all WINSTAR-related cases and may assign other judges of the United States Court of Federal Claims to resolve pre-trial discovery disputes and common legal issues and to conduct trials. The Government and Plaintiffs exchanged certain significant documents as early as October 2, 1996 pursuant to a court order, and the Company and the Bank have responded to the Government's first discovery request. Trials on damages in two of the three WINSTAR cases that were decided by the United States Supreme Court in July 1996 were scheduled for early 1997. The trial of one of these two cases is in progress and the trial of the other case has not yet begun. Damages trials in the remaining cases subject to the Omnibus Case Management Plan are scheduled to begin four months after completion of the first two damages trials. The Company's case is one of thirteen cases that "shall be accorded priority in the scheduling" of the damages trials under the Omnibus Case Management Order. On January 3, 1997, the court issued a scheduling order scheduling the trial of the Company's case in the third month after the trials of the "priority" cases begin.

     In December 1996, Chief Judge Smith decided the motion IN LIMINE on damage theories of Glendale Federal, one of four WINSTAR plaintiffs, and allowed Glendale Federal to assert several other alternative damage theories against the Government. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the

Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. The Company, on November 27, 1996, moved for partial summary judgement on liability, and the Government has opposed the motion. The Company is pursuing an early trial on damages. Uncertainties remain concerning the administration of the Omnibus Case Management Order and the future course of the Company's lawsuit pursuant to the Omnibus Case Management Order. Accordingly, the Company cannot predict the timing of any resolution of its claims. The damage trial in the first case has lasted longer than was originally estimated, and the Company now expects the trial of its case to commence during the first quarter of fiscal 1999. The Company is also unable to predict the outcome of its suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of any settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

     The Bank is involved in other legal proceedings occurring in the ordinary course of business that management believes, after consultation with legal counsel, are not, in the aggregate, material to the financial condition, results of operations, or liquidity of the Bank or the Company.

                                   MANAGEMENT

DIRECTORS

     The Board of Directors of the Company consists of 12 members and is divided into three classes. The members of each class are elected for a term of three years with one class being elected annually. Each director of the Company is also a director of the Bank. The following table sets forth certain information with respect to the directors of the Company, including information regarding their ages and when they became directors.

                                        DIRECTOR OF    DIRECTOR OF
                                        THE COMPANY      THE BANK        TERM
                NAME             AGE       SINCE          SINCE        EXPIRES
------------------------------   ---    -----------    ------------    --------
Lewis S. Ranieri, Chairman....   50         1988           1988          2000
Barry C. Burkholder...........   57         1996           1991          2000
Lawrence Chimerine............   57         1996           1990          2000
David M. Golush...............   52         1996           1988          1998
Paul M. Horvitz...............   61         1996           1990          1999
Alan E. Master................   57         1996           1995          2000
Anthony J. Nocella............   55         1996           1990          1998
Salvatore A. Ranieri..........   48         1988           1988          1998
Scott A. Shay.................   39         1988           1988          1999
Patricia A. Sloan.............   53         1996           1988          1999
Michael S. Stevens............   47         1996           1996          1999
Kendrick R. Wilson III........   50         1996           1988          1998

     The principal occupation and position with the Company and the Bank of each director is set forth below.

     LEWIS S. RANIERI. Mr. Ranieri is the Chairman of the Company. He was also the President and CEO of the Company and Chairman of the Bank from 1988 until July 15, 1996. Mr. Ranieri is the Chairman and CEO of Ranieri & Co., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is a founder of Hyperion Partners and of Hyperion Partners II. He is also Chairman of Hyperion Capital Management, Inc., a registered investment advisor ("Hyperion Capital") and The Hyperion Total Return Fund, Inc. He is director of the Hyperion 1999 Term Trust, Inc., the Hyperion 1997 Term Trust, Inc., the Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc. Mr. Ranieri is also Chairman and President of various other indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with his brother, Salvatore A. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. Along with Mr. Shay, Mr. Ranieri controls the general partner of Hyperion Partners II, an investment partnership formed to make investments primarily in the financial and real estate sectors of the economy. He is a director of Delphi Financial Group, Inc. and also serves as Chairman of the Board and a director of American Marine Holdings, Inc. ("American Marine").

     Mr. Ranieri is a former Vice Chairman of Salomon Brothers Inc ("Salomon") where he was employed from 1968 to 1987, and was one of the principal developers of the secondary mortgage market. While at Salomon, Mr. Ranieri helped to develop the capital markets as a source of funds for housing and commercial real estate and to establish Salomon's then leading position in the mortgage-backed securities area. He is a member of the National Association of Home Builders Mortgage Roundtable.

     Mr. Ranieri is a Trustee for the Parish of Our Lady of the Rosary/Shrine of St. Elizabeth Ann Seton and the Environmental Defense Fund. Mr. Ranieri is also a director of the Peninsula Hospital Center in Queens, New York. Mr. Ranieri received his Bachelor of Arts degree from St. John's University.

     BARRY C. BURKHOLDER. Mr. Burkholder has been the President and CEO of the Company since July 15, 1996, and has held similar positions with the Bank since joining it on April 10, 1991. Since July 15, 1996, Mr. Burkholder has also been Chairman of the Bank. Prior to joining the Bank, Mr. Burkholder was employed at Citicorp/Citibank for 15 years. Mr. Burkholder became associated with Citicorp through its then newly formed Consumer Services Group in 1976, and then became a member of its International Staff. Mr. Burkholder moved to Citibank Savings in London where he was named Chairman and Managing Director in 1977. Mr. Burkholder returned to the United States in 1981 to become President of Citicorp Person-to-Person, now part of Citicorp Mortgage, Inc., a nationwide mortgage lending business with related mortgage banking, servicing, and insurance activities. In 1984, he was named Chairman and CEO of Citibank Illinois, and two years later became Central Division Executive for the U.S. Consumer Bank. As Central Division Executive, Mr. Burkholder was responsible for Citicorp's consumer banking activities in the Midwest and Southeast. Mr. Burkholder began his career at Ford Motor Company in the financial planning area and moved to Certain-teed Corporation where his last position prior to joining Citicorp was as President of its real estate development subsidiary. Mr. Burkholder received a B.S. and an M.B.A. from Drexel University. Mr. Burkholder is a Member of the Thrift Institutions Advisory Council of the Federal Reserve System. He is President of the Houston Symphony and serves on the Board of Trustees of the Texas Gulf Coast United Way.

     LAWRENCE CHIMERINE, PH.D. Dr. Chimerine has served as President of his own economic consulting firm, Radnor Consulting Services, since 1990. He is currently also the Managing Director and Chief Economist of the Economic Strategy Institute in Washington, D.C. Dr. Chimerine served as Chairman and Chief Executive Officer of the WEFA Group from 1987 to 1990 and of Chase Econometrics from 1979 to 1987, both of which provide economic consulting. He was manager of economic research for the IBM Corporation from 1965 to 1979. Dr. Chimerine received a B.S. from Brooklyn College and a Ph.D. from Brown University.

     DAVID M. GOLUSH. Mr. Golush is a Managing Director of Ranieri & Co., with which he has been associated since the firm's founding in 1988. He is a director of Transworld Home Healthcare, Inc., as well as an officer of direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II, and has an economic interest in Hyperion Partners and Hyperion Partners II. Mr. Golush was employed by Salomon from 1972 to 1987 and was a Vice President from 1975. From 1984 to 1987, he was Chief Administrative Officer of Salomon's Mortgage and Real Estate Department. From 1966 to 1972, he held positions in public accounting and private industry. He has been a certified public accountant in New York since 1972. Mr. Golush received a B.B.A. from the University of Cincinnati. He is Treasurer of the New York Police & Fire Widows' and Children's Benefit Fund, Inc. and a member of the board of the Jewish Federation of Central New Jersey.

     PAUL M. HORVITZ, PH.D. Dr. Horvitz has been on the faculty of the University of Houston since 1977, and holds the University's Judge James Elkins Chair of Banking and Finance. From 1967 to 1977, Dr. Horvitz held positions as Assistant Director of Research, Director of Research and Deputy to the Chairman at the FDIC. Prior to joining the FDIC he was an economist at the Federal Reserve Bank of Boston and the Office of Comptroller of the Currency. From 1983 to 1990, Dr. Horvitz was a member of the Board of Directors of the FHLB Dallas, and in 1986 and 1987 he was a member of the Federal Savings and Loan Advisory Council. He is currently a director of the Pulse EFT Association, and a member of the Shadow Financial Regulatory Committee. Dr. Horvitz received a B.A. from the University of Chicago, an M.B.A. from Boston University, and a Ph.D. from Massachusetts Institute of Technology.

     ALAN E. MASTER. Mr. Master began his career with Chemical Bank in 1961 as a commercial lending officer, became a Branch Office Head, and worked on start-ups or clean-ups of banks in Miami, Florida. In 1973, he joined Barnett Banks of Florida ("Barnett") and led a unit of Barnett formed from the reorganization and merger of five subsidiaries of Barnett. In 1977, he became President, CEO, and Chief Financial Officer, and in 1978 was elected Vice Chairman of United Americas Bank of New York. Mr. Master joined The Merchants Bank of New York in 1979 as Executive Vice President and was elected a director in 1980. In 1983, Mr. Master joined Ensign Bank FSB in New York City as President and CEO. In 1991, Mr. Master established a consulting practice specializing in the financial services and banking sectors. Mr. Master has served on the Board of Trustees of the Hyperion Government Mortgage Trust II, has participated in meetings of the Advisory Board of Hyperion Partners and Hyperion Partners II, is a past member of the Advisory Board of the Johnson Graduate School of Management of Cornell University and joined PaineWebber Incorporated in April 1996. Mr. Master received a B.A. from Cornell University and has completed course work in finance and accounting at the New York University Graduate School of Business Administration.

     ANTHONY J. NOCELLA. Mr. Nocella has been the Vice Chairman and Chief Financial Officer of the Company since July 22, 1997. Mr. Nocella was the Executive Vice President and Chief Financial Officer of the Company since June 27, 1996, and has held those same positions with the Bank since joining it in July 1990. He manages the Financial Markets and Commercial Banking Groups of the Bank. From 1988 to 1990, Mr. Nocella provided consulting services to the Bank as President of Nocella Management Company, a firm that specialized in asset and liability management consulting for financial institutions. From 1981 to 1987, Mr. Nocella served as Executive Vice President and Chief Financial Officer of Meritor Financial Group, as well as President of the Company's commercial banking/financial markets arm, Meritor Financial Markets ("Meritor"). During his 13 years at Meritor (1974-1987), he also served as President of PSFS Management Company, Inc., the holding company of The Philadelphia Saving Fund Society, the nation's largest savings institution at the time. Mr. Nocella's other positions have included Controller and Director of Financial Services for American Medicorp (now Humana), Managing Auditor and Consultant for KPMG Peat Marwick and adjunct professor of finance at St. Joseph's University and Drexel University. Mr. Nocella, a Certified Public Accountant, received an undergraduate degree in accounting from LaSalle University and an M.B.A. in computer science and finance from Temple University. He also completed the graduate Bank Financial Management Program of the Wharton School at the University of Pennsylvania. Mr. Nocella is the President and a director of the Community Bankers Association of Southeast Texas, a delegate and member of the Mortgage Finance and Accounting Committees of the America's Community Bankers, a director of the Texas Community Bankers Association, and delegate and past President of the Financial Executives Institute.

     SALVATORE A. RANIERI. Mr. Ranieri is the General Counsel and a Managing Director of Ranieri & Co. He was also the Vice President, Secretary and General Counsel of the Company from 1988 until July 15, 1996. He is a director of Hyperion Capital, as well as of various other direct and indirect subsidiaries of Hyperion Partners. Along with his brother, Lewis S. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. He is also a director of American Marine. Mr. Ranieri was one of the original founders of Ranieri & Co. and of Hyperion Partners. Prior to joining Ranieri & Co., he had been President of Livia Enterprises, Inc., a private venture capital and real estate investment company that oversaw investments in the real estate, construction, and manufacturing sectors. In addition to his business experience, Mr. Ranieri is also a lawyer. During his career, his practice has included the areas of corporate, litigation, real estate and regulatory matters. Until 1984, he had been a member of a law firm in New York City. He is admitted to practice law in New York and various federal courts. He received his Bachelor of Arts degree from New York University and his Juris Doctor degree from Columbia University School of Law.

     SCOTT A. SHAY. Mr. Shay has been a Managing Director of Ranieri & Co. since its formation in 1988. He was also a Vice President of the Company from 1988 until July 15, 1996. Mr. Shay is a founder of Hyperion Partners and Hyperion Partners II. Mr. Shay is currently a director of Hyperion Capital and Transworld Home Healthcare, Inc., as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with Lewis S. Ranieri and Salvatore A. Ranieri, Mr. Shay controls the general partner of Hyperion Partners. Along with Mr. Lewis S. Ranieri, Mr. Shay controls the general partner of Hyperion Partners II. Prior to joining Ranieri & Co., Mr. Shay was a director of Salomon where he was employed from 1980 to 1988. Mr. Shay was involved with Salomon's thrift mergers and acquisitions practice and with mortgage banking financing and mergers and acquisitions. Mr. Shay also worked on acquisitions of real estate investment trusts while at Salomon. Mr. Shay graduated Phi Beta Kappa from Northwestern University with a B.A. degree in economics and received a Master of Management degree with distinction from Northwestern's Kellogg Graduate School of Management. Mr. Shay currently serves as a member of the board and was President of Hillel of New York from 1990 until June 30, 1992. He is also on the board of UJA-Federation of New York.

     PATRICIA A. SLOAN. Ms. Sloan is a Managing Director of Ranieri & Co. and has an economic interest in Hyperion Partners and Hyperion Partners II. She is also a director of certain funds managed by Hyperion Capital Management, including Hyperion 1999 Term Trust, Inc., Hyperion 1997 Term Trust, Inc., Hyperion 2002 Term Trust, Inc., Hyperion Investment Grade Opportunity Term Trust, Inc., and the Hyperion Total Return Fund, Inc. Prior to joining Ranieri & Co. in 1988, Ms. Sloan was employed at Salomon from 1972 to 1988, where she served as Director of Salomon's Financial Institutions Group. Prior to joining Salomon, Ms. Sloan was employed at Bache & Co., Inc. from 1965 to 1972. Ms. Sloan received a B.A. from Radcliffe College and an M.B.A. from Northwestern University.

     MICHAEL S. STEVENS. Mr. Stevens has been a Director of the Company since August 1996, and a Director of the Bank since October 1996. Mr. Stevens is Chairman of Michael Stevens Interests, Inc. In 1981, Mr. Stevens founded the companies that now constitute this real estate investment and management company. Since its inception, the firm has developed, acquired, or managed over 70 real estate projects valued at over $300 million and representing over 8.5 million square feet of building area and apartment units. From 1974 to 1981, Mr. Stevens was an executive, board member, and significant shareholder of Insyte Corporation, a diversified public holding company with extensive real estate interests, and from 1973 to 1974, he was an Associate of John McClelland and Associates, a financial consulting firm. Mr. Stevens currently serves as first Assistant to the Mayor of the City of Houston on Housing and Inner-City Revitalization, as well as the President of the Housing Finance Corporation for the City of Houston. He plays a major role in leading Houston's affordable housing program, HOMES FOR HOUSTON. Mr. Stevens serves as Chairman of the National Advisory Council of FNMA and of the Houston International Sports Committee, a non-profit organization working to bring the Olympic Games to Houston, and he is a deacon at Second Baptist Church. He graduated from the University of Houston in 1973 with a Bachelors of Business Administration.

     KENDRICK R. WILSON III. Mr. Wilson currently is a Managing Director and head of investment banking of Lazard Freres & Co. LLC ("Lazard Freres"), a New York-based investment banking firm. Prior to his joining Lazard Freres in 1990, Mr. Wilson served as President of Ranieri & Co. from March 1988 to December 1989, and Senior Executive Vice President for E.F. Hutton from April 1987 to February 1988. Mr. Wilson was also employed at Salomon from June 1978 to April 1987 where he became a Managing Director. Mr. Wilson has an economic interest in Hyperion Partners. He is a director of ITT Corporation, Black Rock Asset Investors, American Marine, American Buildings Company, Inc., and Meigher Communications, Inc. Mr. Wilson received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

     Mr. Lewis Ranieri and Mr. Salvatore Ranieri are brothers. No other director or executive officer is related to any other director or executive officer by blood, marriage, or adoption. There are no existing arrangements or understandings between a director and any other person pursuant to which such person was elected a director.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company Board has established two committees: an Audit Committee and a Compensation Committee.

     AUDIT COMMITTEE. The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the Company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors, subject to ratification by the stockholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee consists of Drs. Chimerine and Horvitz and Mr. Master, none of whom is an employee of the Company with Dr. Horvitz serving as Chair.

     COMPENSATION COMMITTEE. The Compensation Committee's functions include administering management incentive compensation plans and making recommendations to the Board with respect to the compensation of directors and officers of the Company. The Compensation Committee also supervises the Company's employee benefit plans. The Compensation Committee consists of all directors except Mr. Burkholder and Mr. Nocella, with Mr. Lewis Ranieri serving as Chair.

     To the extent that any permitted action taken by the Company Board conflicts with action taken by the Compensation Committee, the Company Board action shall control. Mr. Burkholder and Mr. Nocella have excused themselves from Board deliberations regarding their compensation and it is anticipated that this practice will continue.

COMPENSATION OF DIRECTORS

     Each director, except Mr. Burkholder and Mr. Nocella, who are employees of the Bank, receives a single annual retainer ("Annual Retainer") of $25,000 for service on the boards of directors of Company and the Bank. All non-employee directors also receive a fee of $1,000 for each in person meeting of the Board of Directors of the Company that they attend and a fee of $500 for each telephonic meeting of the Board and each meeting of any Committee of the Board that they attend. The chair of the Audit Committee receives an additional annual retainer of $2,000. Directors who are employees of the Company or any subsidiary do not receive additional compensation for service as directors, including participation in the Director Stock Plan. See also "The Director Stock Compensation Plan" and "Certain Relationships and Related Transactions".

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth information concerning executive officers of the Company and executive officers of the Bank who do not serve on the Board of Directors of the Company. All executive officers of the Company and the Bank are elected by the Board of Directors of the Company and the Board of Directors of the Bank, respectively, and serve until their successors are elected and qualified. There are no arrangements or understandings between any director and any other person pursuant to which such individual was elected an executive officer.

                  PRINCIPAL OCCUPATION DURING LAST FIVE YEARS

                NAME                    AGE                 POSITION AND OCCUPATION
-------------------------------------   ----  ----------------------------------------------------
Jonathon K. Heffron..................    44   Executive Vice President and General Counsel of the
                                              Company since July 15, 1996 and of the Bank since
                                              May 1990. Chief Operating Officer of the Company
                                              since July 15, 1996 and of the Bank since May 1994.
                                              Prior to joining the Bank, Mr. Heffron served for
                                              two years as President and CEO of First Northern
                                              Bank, Keene, New Hampshire. Prior to joining First
                                              Northern Bank, Mr. Heffron served for more than 10
                                              years in several capacities at the FHLB Board,
                                              Washington, D.C. and at the FHLB Dallas, including
                                              as Attorney Advisor, Trial Attorney, General
                                              Counsel, Chief Administrative Officer, and Chief
                                              Operating Officer. Mr. Heffron received a B.A. Magna
                                              Cum Laude from the University of Minnesota, a J.D.
                                              from Southwestern University School of Law, and an
                                              LL.M. from the National Law Center of George
                                              Washington University. Mr. Heffron serves on the
                                              Board of the Texas Conference for Homeowners' Rights
                                              and he is a member of the Government Affairs
                                              Steering Committee and the FHLB System Committee of
                                              America's Community Bankers.
Ronald D. Coben......................    39   Executive Vice President -- Community Banking of the
                                              Company since July 15, 1996 and of the Bank since
                                              July 1996. Previously, Mr. Coben served as Regional
                                              Retail Director and Marketing Director since joining
                                              the Bank in October 1989. Prior to joining the Bank,
                                              Mr. Coben was employed by Texas Commerce Bancshares
                                              (Chemical Bank) since 1986 as Vice President and
                                              Manager of the Relationship Banking Division of the
                                              Retail Bank. Prior to joining Texas Commerce Banc-
                                              shares, Mr. Coben served as the Director of Market
                                              Research for ComputerCraft, Inc. and Foley's De-
                                              partment Stores. Mr. Coben received a B.A. degree
                                              from the University of Texas at Austin. He has
                                              provided marketing skills to various organizations
                                              including the Houston Symphony and the Houston
                                              Holocaust Museum. Mr. Coben also received the MS
                                              Leadership Award in 1996 and a Gold Effie for the
                                              nation's most effective financial advertising
                                              campaign of 1989.

                NAME                    AGE                 POSITION AND OCCUPATION
-------------------------------------   ----  ----------------------------------------------------
Leslie H. Green......................    59   Senior Vice President -- Technology of the Company
                                              since May 28, 1997 and of the Bank since June 1991.
                                              Prior to joining the Bank, Mr. Green was employed by
                                              Equimark since 1988 as Executive Vice
                                              President -- Systems and Operations. Prior to
                                              joining Equimark, Mr. Green
                                              served in several capacities at Keystone Computer
                                              Associates, Fidelity Bank, National Information
                                              Systems and RCA Computer Systems. Mr. Green received
                                              a degree in Business Management from Rutgers
                                              University.
Karen J. Hartnett....................    49   Senior Vice President -- Human Resources of the
                                              Company since July 15, 1996 and of the Bank since
                                              January 1991. Prior to joining the Bank, Ms.
                                              Hartnett was employed by Equimark as Senior Vice
                                              President Human Resources since 1989. From 1988 to
                                              1989, Ms. Hartnett was Senior Vice President and
                                              Chief Personnel Officer for NCNB Texas, and she
                                              served predecessor organizations as Vice President
                                              and as Director of Human Resources from 1983. Ms.
                                              Hartnett's human resources experiences include
                                              positions at Zale Corporation, Mobil Oil Corporation
                                              and Sweet Briar College. Ms. Hartnett received an
                                              A.B. from Sweet Briar College in 1970. Ms. Hartnett
                                              serves on the Board of Directors of the Gulf Coast
                                              Chapter of the American Heart Association, on the
                                              Board of Trustees for the Houston Ballet Foundation
                                              and is a lifetime member of the Houston Livestock
                                              Show and Rodeo.
Sonny B. Lyles.......................    52   Senior Vice President and Chief Credit Officer of
                                              the Company since July 15, 1996 and of the Bank
                                              since February 1991. Prior to joining the Bank, Mr.
                                              Lyles was employed by First Union National Bank as
                                              Senior Credit Officer beginning in 1983. Prior to
                                              joining First Union National Bank, Mr. Lyles was
                                              employed at First National Bank and Trust Co. of
                                              Tulsa, Florida National Bank and South Carolina
                                              National Bank. Mr. Lyles received a B.A. from
                                              Wofford College. Mr. Lyles is a member of the Board,
                                              immediate past President of the Texas Chapter, and a
                                              national member of the Agency Regulatory and
                                              Communications Council of Robert Morris Associates,
                                              a trade association of lending and credit risk
                                              managers. Mr. Lyles is the Wofford College alumni
                                              representative from Houston.

EXECUTIVE COMPENSATION

  SUMMARY OF CASH AND CERTAIN COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the CEO of the Company and the other four most highly compensated executive officers of the Company and the Bank. The individuals listed below became executive officers of the Company in June and July 1996. Prior to that time, Lewis S. Ranieri served as President and CEO of the Company, Salvatore A. Ranieri served as Vice President, Secretary and General Counsel of the Company, Scott A. Shay served as Vice President of the Company and Robert A. Perro served as Chief Financial Officer of the Company. None of the former executive officers received any compensation from the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                       ------------------------------------
                                                   ANNUAL COMPENSATION                          AWARDS              PAYOUTS(7)
                                        ------------------------------------------     -------------------------    -------
                                                                           OTHER                     SECURITIES
                                                                           ANNUAL                    UNDERLYING
                                                                          COMPEN-      RESTRICTED     OPTIONS/       LTIP
                                                SALARY     BONUS(1)(2)    SATION(4)     STOCK(5)       SAR(6)       PAYOUTS
     NAME AND PRINCIPAL POSITION        YEAR      ($)          ($)          ($)           ($)            (#)          ($)
-------------------------------------   ----    -------    -----------    --------     ----------    -----------    -------
Barry C. Burkholder..................   1996    375,000     2,552,000       --          1,578,051      491,327       --
  President and                         1995    375,000       594,000       --             --           --           --
  Chief Executive Officer               1994    375,000       607,500       --             --           --           --

Anthony J. Nocella...................   1996    315,000       874,000       --            508,103      157,959       --
  Vice Chairman and                     1995    315,000       235,000       --             --           --           --
  Chief Financial Officer               1994    315,000       200,000       --             --           --           --
  Financial Markets/Treasury
  Commercial Banking

Jonathon K. Heffron..................   1996    225,000       804,000       --            508,103      157,959       --
  Executive Vice President,             1995    225,000       200,000       --             --           --           --
  General Counsel, and                  1994    225,000       175,000       --             --           --           --
  Chief Operating Officer

Ronald D. Coben(3)...................   1996    200,000       160,000       --             79,115       24,534       --
  Executive Vice President              1995    144,000        30,000       --             --           --           --
  Community Banking                     1994    144,000        25,000       --             --           --           --

Leslie H. Green......................   1996    175,000       165,000       --             79,115       24,534       --
  Senior Vice President                 1995    175,000        75,000       --             --           --           --
  Technology                            1994    175,000        70,000       --             --           --           --

                                         ALL
                                        OTHER
                                       COMPEN-
                                       SATION(8)
     NAME AND PRINCIPAL POSITION         ($)
-------------------------------------  --------
Barry C. Burkholder..................    6,706
  President and                          9,240
  Chief Executive Officer                9,240
Anthony J. Nocella...................    7,919
  Vice Chairman and                      9,402
  Chief Financial Officer                8,878
  Financial Markets/Treasury
  Commercial Banking
Jonathon K. Heffron..................    9,458
  Executive Vice President,              9,402
  General Counsel, and                   8,984
  Chief Operating Officer
Ronald D. Coben(3)...................    6,130
  Executive Vice President               3,240
  Community Banking                      2,874
Leslie H. Green......................    5,433
  Senior Vice President                  4,620
  Technology                             4,615

------------

(1) For all named executives, the bonus column for 1996 includes payments from:
    (a) the Executive Management Compensation Plan and (b) the Bank's annual bonus plan.

(2) Mr. Burkholder was hired on April 10, 1991, and was paid a bonus based on the financial performance of the Bank, according to the provisions of his employment contract, for each of the first five full years of his employment. Amounts indicated for 1994 and 1995 represent the amount paid in the respective fiscal year. Mr. Burkholder's 1996 bonus amount included two bonus payments pursuant to his employment contract: one payment of $550,000 for the 12-month period ended April 9, 1996 and a second payment of $300,000 for the period April 10, 1996 through September 30, 1996. The latter amount was made to change Mr. Burkholder's performance cycle to correspond to the Bank's fiscal year. See "-- Management Employment Arrangements". All other management bonuses were paid as determined by the Compensation Committee of the Bank's Board of Directors and were based on the Bank's financial and individual performance for the respective fiscal year. The Bank's financial performance is measured by net income, return on assets, and return on equity as compared to the Bank's annual business plan and a specified peer group of other thrifts of comparable size.

(3) Mr. Coben was promoted to Executive Vice President, Community Banking effective July 1, 1996.

(4) Messrs. Burkholder, Coben, Nocella, and Heffron are each provided an auto allowance and a country club and dining club memberships. However, in no case does the aggregate value of such auto allowance and memberships exceed the lesser of $50,000 or 10% of such officer's annual cash compensation. Therefore, the value of auto allowances and club memberships are excluded from this table.

(5) A total of 236,265 shares of Class B Common Stock were awarded to the named executive officers in June 1996 and these shares were subsequently converted into Class A Common Stock of the Company. Such shares are subject to restrictions on transfer, which lapse on August 8, 1999 ("Officers Restricted Stock"). As there was no public market for the Common Stock at the date of grant, the fair market value of the shares at that date was estimated by the Company. Based on the last reported sale price of the Class A Common Stock on the NASDAQ on September 30, 1996, these shares had an aggregate fair market value of $5,877,092 ($24.875 per share), without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends will be paid on the Officers Restricted Stock at the same rate as all other shares of Common Stock.

(6) In August 1996, the Company issued 856,313 options to the named executives pursuant to management option agreements under the Executive Management Compensation Plan.

(7) Represents the dollar value of all payouts pursuant to long-term incentive plans ("LTIP"). An LTIP is any plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the registrant or an affiliate, the registrant's stock price, or any other measure, but excluding restricted stock, stock option and stock appreciation right ("SAR") plans. The Bank made no such payments for the periods presented.

(8) "All Other Compensation" amounts represent contributions by the Bank to each executive's account in the Bank's 401(k) Plan.

     OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth individual grants of options under the Executive Management Compensation Plan that were made during fiscal 1996 to the executive officers named in the Summary Compensation Table. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants, and the grant date present value of such options under specified assumptions. All options granted in fiscal 1996 have an exercise price no less than the fair market value at the date of grant.

                                        NUMBER OF     % OF TOTAL
                                        SECURITIES     OPTIONS/
                                        UNDERLYING       SARS
                                         OPTIONS/     GRANTED TO    EXERCISE
                                           SARS       EMPLOYEES     OR BASE                    GRANT DATE
                                         GRANTED      IN FISCAL      PRICE      EXPIRATION    PRESENT VALUE
                NAME                       (#)         YEAR(1)       ($/SH)        DATE           $(2)
-------------------------------------   ----------    ----------    --------    ----------    -------------
Barry C. Burkholder..................     491,327        42.6        20.125       8/8/06        3,173,972
Anthony J. Nocella...................     157,959        13.7        20.125       8/8/06        1,020,415
Jonathon K. Heffron..................     157,959        13.7        20.125       8/8/06        1,020,415
Ronald D. Coben......................      24,534         2.1        20.125       8/8/06          158,490
Leslie H. Green......................      24,534         2.1        20.125       8/8/06          158,490

------------

(1) Based upon 1,154,520 options to purchase Class A Common Stock granted in fiscal 1996.

(2) The $6.46 per share value is based on the Black-Scholes Option pricing model. The calculation included the following assumptions: estimated volatility of 27.0% (based on 2-year stock prices of comparable companies); risk-free interest rate of 6.55 percent (based on returns available through U.S. Treasury bonds); dividend yield of 3.0 percent (assumes dividend yield paid through expiration); and 3,612 days to expiration of options. Option values are dependent on general market conditions and the performance of the Common Stock. There can be no assurance that the values in this table will be realized.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during fiscal 1996, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                            OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                          SHARES                           FISCAL YEAR END(#)           AT FISCAL YEAR-END($)(1)
                                        ACQUIRED ON       VALUE       ----------------------------    ----------------------------
                NAME                    EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Barry C. Burkholder..................      --             --             --             491,327           --           2,333,803
Anthony J. Nocella...................      --             --             --             157,959           --             750,305
Jonathon K. Heffron..................      --             --             --             157,959           --             750,305
Ronald D. Coben......................      --             --             --              24,534           --             116,537
Leslie H. Green......................      --             --             --              24,534           --             116,537

------------

(1) Total value of options based on a fair market value of $24.875 per share as of September 30, 1996, the last reported sale price of the Class A Common Stock as reported by the NASDAQ on that date.

EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

     In June 1996, the Boards of Directors of the Company and the Bank approved an Executive Management Compensation Program (the "Compensation Program") providing for the following: (1) a cash bonus of $4.0 million; (2) the award of 318,342 shares of Class B Common Stock pursuant to management stock grant agreements (the "Management Stock Grant Agreements") providing that such shares may not be transferred for three years from the date of issuance and such shares may be converted into shares of Class A Common Stock only if the holder of such stock would not, after such conversion, own more than 9.9% of the outstanding shares of Class A Common Stock; and (3) the issuance of 1,154,520 options upon consummation of the August Offering pursuant to management option agreements (the "Management Option Agreements") for purchase of an equivalent number of shares of common stock providing that such options have an exercise price of $20.125 per share which approximated the fair market value of such stock on the date of grant; such options vest ratably over three years; such options may not be exercised prior to the third anniversary of the date of grant; and such options expire if not exercised by the tenth anniversary of the date of grant. Twenty-three individuals, including the seven current executive officers -- Messrs. Burkholder, Nocella, Heffron, Coben, Green, Lyles and Hartnett -- one former executive officer -- Mr. Bender -- and three directors -- Drs. Chimerine and Horvitz and Mr. Master -- participated in the Compensation Program. The remaining twelve individuals who participated are other key officers and employees of the Bank. In connection with the February 1997 sale of mortgage offices, 33,718 of these options became fully vested. See "Business -- Mortgage Banking Group". Mr. Burkholder received $1,702,000 of the cash bonus and 491,327 of the stock options; he has received 135,455 of the shares of Class B Common Stock. Messrs. Nocella and Heffron each received $549,000 of the cash bonus and 157,959 of the stock options; each one received 43,614 of the shares of Class B Common Stock. Messrs. Bender and Green each received $85,000 of the cash bonus and 24,534 of the stock options; each one received 6,791 shares of the Class B Common Stock. Drs. Chimerine and Horvitz each received $52,000 of the cash bonus and 15,087 of the stock options; each one received 4,138 shares of the Class B Common Stock. Mr. Master received $17,000 of the cash bonus and 4,854 of the stock options; he has received 1,380 shares of the Class B Common Stock. Implementation of this program replaced an equity based bonus program previously contemplated in the case of all participants except Mr. Burkholder, whose participation satisfied the terms of his former employment agreement.

THE 1996 STOCK INCENTIVE PLAN

     The Company has adopted the Bank United 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan"). The 1996 Stock Incentive Plan is designed to promote the success and enhance the value of the Company by linking the interests of certain full-time employees of the Company ("Participants") to those of the Company's stockholders and by providing Participants with an incentive for outstanding performance. The 1996 Stock Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain Participants, upon whose judgment, interest and special efforts the Company's successful operation is largely dependent. As determined by the Compensation Committee of the Board of Directors of the Company, or any other designated committee of the Board of Directors of the Company, the Company employees, including employees who are members of the Board of Directors of the Company, are eligible to participate in the 1996 Stock Incentive Plan. Non-employee directors are not eligible to participate in the 1996 Stock Incentive Plan. The Board of Directors of the Company has provided for the 1996 Stock Incentive Plan to remain in effect for 10 years, to 2006. In December 1996, the Company granted options to purchase 147,500 shares of Common Stock, at the market price on the date of grant, to 30 employees of the Bank, none of whom were the executive officers named herein.

     The description below is intended as a summary of material terms only.

  GENERAL

     The 1996 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company or, at the discretion of the Board of Directors of the Company, any other committee appointed by the Company for such purpose (the "Committee"). Four types of awards may be granted to Participants under the 1996 Stock Incentive Plan: (1) stock options (both non-qualified and incentive) ("Options"), (2) SARs, (3) restricted Common Stock ("Restricted Stock") and (4) performance units ("Performance Units", and together with the Options, SARs and Restricted Stock, the "Awards").

     Any authority granted to the Committee may also be exercised by the full Board of Directors of the Company, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing recovery profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 ("Exchange
Act") or cause an award designated as a qualified performance-based award not to qualify for, or to cease to qualify for, the Section 162(m) of the Code exemption. To the extent that any permitted action taken by the Board of Directors of the Company conflicts with action taken by the Committee, the Board of Directors of the Company action shall control.

     The 1996 Stock Incentive Plan provides that the total number of shares of Class A Common Stock available for grant under the 1996 Stock Incentive Plan may not exceed 1,600,000 shares. No Participant may be granted Awards covering in excess of 50% of the shares of Class A Common Stock Awards granted in any fiscal year or

25% of the shares of Class A Common Stock available for issuance over the life of the 1996 Stock Incentive Plan. If any Award is cancelled or forfeited or terminates, expires, or lapses (other than a termination of a Tandem SAR (as defined herein)), upon exercise of the related Option or the termination of a related Option upon exercise of the corresponding Tandem SAR, shares subject to such Award will be available for the grant of an Award under the 1996 Incentive Compensation Plan.

     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Committee or the Board of Directors of the Company may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to outstanding Awards and in the number, kind and price of shares subject to outstanding Options of SARs as it may determine to be appropriate.

     The Committee may condition the grant of Restricted Stock and Performance Units upon the attainment of one or more of the following performance goals: earnings per share, sales, net profit after tax, gross profit, operations profit, cash generation, unit volume, return on equity, change in working capital, return on capital or shareholder return. Such performance goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

     The 1996 Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Code.

  OPTIONS

     The term of Options granted under the 1996 Stock Incentive Plan may not exceed 10 years. The exercise price for each Option granted will be determined by the Committee; provided that the exercise price may not be less than 100% of the fair market value (as defined in the 1996 Stock Incentive Plan) of a share of Class A Common Stock on the date of grant.

     A Participant exercising an Option may pay the exercise price in full in cash, or, if approved by the Committee, with previously acquired shares of Class A Common Stock. The Committee, in its discretion, may allow cashless exercise of Options.

     Options are nontransferable other than by will or laws of descent and distribution (and, in the case of a non-qualified Option, pursuant to a domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership), and, during the Participant's lifetime, may be exercised only by the Participant or his legal representative.

  SARS

     SARs may be granted by the Committee in connection with all or part of any Option grant ("Tandem SARs"). A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable. SARs permit the Participant to receive in cash or shares of Class A Common Stock (or a combination of both) an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the SAR is exercised over the exercise price for the SAR times the number of shares of Class A Common Stock with respect to which such SAR is exercised.

     The term of SARs granted in connection with incentive stock options under the 1996 Stock Incentive Plan may not exceed 10 years. The exercise price of a Tandem SAR will equal the exercise price of the related Option.

     SARs are nontransferable other than by will or laws of descent and distribution, and, during the Participant's lifetime, may be exercised only by the Participant; provided that, at the discretion of the Committee, an Award agreement may permit transfer of an SAR by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

  RESTRICTED STOCK

     The Committee may grant Restricted Stock to eligible employees in such amounts as the Committee determines. At the time of each award of Restricted Stock the Committee will establish a restricted period (the "Restricted
Period") during which such stock may not be sold, transferred, pledged, assigned or otherwise alienated; provided that the Committee may permit transfers of Restricted Stock during such period to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons. If a Participant terminates his employment or is involuntarily terminated for cause during the Restricted Period, all Restricted Stock held by such Participant will be forfeited. If a Participant is involuntarily terminated other than for cause, the Committee may waive all or part of any remaining restrictions on such Participant's Restricted Stock. After the Restricted Period has expired, the related Restricted Stock is freely transferable.

  PERFORMANCE UNITS

     The Committee may from time to time grant Performance Units, either alone or in addition to other Awards. The Committee will set the performance goals and restrictions applicable to each Performance Unit, including establishing the applicable performance period and the value of the Performance Unit. After the applicable performance period has ended, the holder of a Performance Unit will be entitled to receive the payout earned to the extent to which the corresponding performance goals were satisfied.

     A holder may elect to defer receipt of cash or stock in settlement of Performance Units for a specified period or until a specified event, subject in each case to the Committee's approval. Generally, upon a holder's termination of employment for any reason during a performance period or before the applicable performance goals are satisfied, the holder shall forfeit his right to receive cash or stock in settlement of his Performance Units.

  CHANGE OF CONTROL

     In the event of a Change of Control (as defined herein), (1) any Option or SAR that is not then exercisable and vested will become fully exercisable and vested, (2) the restrictions on any Restricted Stock will lapse and (3) all Performance Units will be deemed earned. The 1996 Stock Incentive Plan defines a Change of Control as (1) the acquisition of 25% or more of the common stock of the Company, (2) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions.

     During the 60-day period following a Change of Control, any Participant will have the right to surrender all or part of any Option held by such Participant, in lieu of payment of the exercise price, and to receive cash in an amount equal to the difference between (1) the higher of the price received for Common Stock in connection with the Change of Control and the highest reported sales price of a share of Common Stock on a national exchange or on NASDAQ during the 60-day period prior to and including the date of a Change of Control (the "Change of Control Price"), and (2) the exercise price (the difference between (1) and (2) being referred to as the "Spread") multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such Option; provided that such Change of Control transaction would not thereby be made ineligible for pooling of interests accounting; and provided, further, that, if the Option is an "incentive stock option" under Section 422 of the Code, the Change of Control Price will equal the fair market value of a share of the Class A Common Stock on the date, if any, that such Option is cancelled.

  AMENDMENTS

     The Board of Directors of the Company may at any time terminate, amend, or modify the 1996 Stock Incentive Plan; provided that no amendment, alteration or discontinuation will be made which will impair the rights of Award holders or will disqualify the 1996 Stock Incentive Plan from the exemption provided by Rule 16b-3 promulgated under the Exchange Act, and, to the extent required by law, no such amendment will be made without the approval of the Company's stockholders.

  FEDERAL INCOME TAX CONSIDERATIONS

     The following brief summary of the United States federal income tax rules currently applicable to nonqualified stock options, incentive stock options, SARs, restricted stock and performance awards is not intended to be specific tax advice to Participants under the 1996 Stock Incentive Plan.

     Two types of stock options may be granted under the 1996 Stock Incentive
Plan: nonqualified stock options ("NQOs") and incentive stock options
("ISOs"). SARs, Restricted Stock and Performance Awards may also be granted under the Plan. The grant of an Award generally has no immediate tax consequences to the Participant or the Company. Generally, Participants will recognize ordinary income upon: (1) the exercise of NQOs or SARs; (2) the vesting of shares of Restricted Stock; and (3) the actual receipt of cash or stock pursuant to Performance Awards. In the case of NQOs and SARs, the amount of income recognized is measured by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. In the case of Restricted Stock and Performance awards, the amount of income is equal to the fair market value of the stock or other property (including cash) received. The exercise of an ISO for cash generally has no immediate tax consequences to a Participant or to the Company. Participants may, in certain circumstances, recognize ordinary income upon the disposition of shares acquired by exercise of an ISO, depending upon how long such shares were held prior to disposition. Special rules apply to shares acquired by exercise of ISOs for previously held shares. In addition, special tax rules may result in the imposition of a 20% excise tax on any "excess parachute payments" that result from the acceleration of the vesting or exercisability of Awards upon a change of control.

     The Company is generally required to withhold applicable income and Social Security taxes ("employment taxes") from ordinary income which a Participant recognizes on the exercise or receipt of an Award. The Company thus may either require Participants to pay to the Company an amount equal to the employment taxes the Company is required to withhold or retain or sell without notice a sufficient number of the shares to cover the amount required to be withheld.

     The Company generally will be entitled to a deduction for the amount includible in a Participant's gross income for federal income tax purposes upon the exercise or actual receipt of an Award. However, such deduction generally is available only if the Company timely complies with applicable information reporting requirements under Sections 6041 and 6041A of the Code. Furthermore,
Section 162(m) of the Code and the regulations thereunder may, in some circumstances, limit deductibility with respect to "covered employees" whose total annual compensation exceeds one million dollars, and Section 280G of the Code and the regulations thereunder may render nondeductible amounts includible in income by employees that are contingent upon a Change of Control and that are characterized as "excess parachute payments".

  RESALE OF SHARES

     The registration requirements of any applicable state securities laws and the resale restrictions of Rule 144 under the Securities Act may restrict the sale of shares of Class A Common Stock acquired pursuant to the exercise of Awards by "affiliates" of the Company within the meaning of the Securities Act. For purposes of creating short-swing profit liability under Section 16 of the Exchange Act, sales of such shares by certain affiliates will be matchable with market purchases within less than six months before or after such sales.

THE DIRECTOR STOCK COMPENSATION PLAN

     The Company has adopted the Bank United Director Stock Compensation Plan (the "Director Stock Plan"). The purposes of the Director Stock Plan are to
(1) promote a greater identity of interest between the Company's non-employee directors and its stockholders, and (2) attract and retain individuals to serve as directors and to provide a more direct link between directors' compensation and stockholder value.

  GENERAL

     The Director Stock Plan will be administered by the Board of Directors of the Company or a committee of the Board of Directors of the Company designated for such purpose.

     Pursuant to the terms of the Director Stock Plan, non-employee directors of the Company (each an "Eligible Director") will be eligible to participate in the Director Stock Plan. A maximum of 250,000 shares of Class A Common Stock will be available for issuance and available for grants under the Director Stock Plan.

     In the event of any change in corporate capitalization (such as a stock split) or a corporate transaction (such as a merger, consolidation, separation including a spin-off or other distribution of stock or property of the Company, any reorganization or any complete liquidation of the Company), the Board of Directors of the Company or the designated committee may make such substitution or adjustments in the aggregate number and class of shares reserved for issuance under the Director Stock Plan, in the number, kind and option price of shares subject to outstanding Options, in the number and kind of shares subject to other outstanding awards granted under the Director Stock Plan, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award must always be a whole number.

  CLASS A COMMON STOCK

     With respect to the Annual Retainer, each Eligible Director may make an annual irrevocable election prior to the beginning of the fiscal year to receive shares of Class A Common Stock in lieu of all or any portion (in 25% increments) of the Annual Retainer; provided that the election of cash and Class A Common Stock under the Director Stock Plan are alternatives and taken together, may not exceed 100% of such Annual Retainer. The number of shares of Class A Common Stock granted to an Eligible Director will be equal to the appropriate percentage of the Annual Retainer payable in each fiscal quarter divided by the fair market value (as defined in the Director Stock Plan) of a share of Class A Common Stock on the last business day of such fiscal quarter rounded to nearest number of shares of Class A Common Stock. Fractional shares of Class A Common Stock will not be granted and any remainder in Annual Retainer which otherwise would have purchased fractional shares will be paid in cash.

  OPTIONS CLASS A

     On the first Tuesday following his or her election and thereafter on the day after each annual meeting of stockholders during such director's term, each Eligible Director shall be granted options ("Director Options") on 1,000 shares of Class A Common Stock. The exercise price for the options will be 115% of the fair market value of Class A Common Stock on the date of the grant of such option. Each Director Option will become vested and exercisable, if at all, when and if, during the 30-day period commencing on the first anniversary of the date of grant of such Director Option, a share of Class A Common Stock has a fair market value equal to or greater than the exercise price of such Director Option. If such stock does not attain such fair market value during such 30-day period, then such Director Option will terminate and be cancelled as of the close of business on the last business day during such 30-day period. Each Director Option terminates no later than the tenth anniversary of the date of grant. Any unvested Director Options terminate and are cancelled as of the date the optionee's service as a Director ceases for any reason (including death, disability, retirement, removal from office or otherwise). All Director Options become fully vested and exercisable upon a Change of Control. The Parent Company granted 10,000 Director Options during fiscal 1996 and 10,000 Director Options during fiscal 1997.

  TRANSFERABILITY

     Grants and awards under the Director Stock Plan are nontransferable other than by will or laws of descent and distribution, or pursuant to domestic relations order or qualified domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership, and, during the Eligible Director's lifetime, may be exercised only by the Eligible Director.

  AMENDMENTS

     The Director Stock Compensation Plan may be amended by the Board of Directors of the Company, provided that, to the extent required to qualify transactions under the Director Stock Plan for exemption under Rule 16b-3 promulgated under the Exchange Act, no amendment to the Director Stock Compensation Plan may be adopted without further approval by the holders of at least a majority of the shares of Class A Common Stock present, or represented, and entitled to vote at a meeting held for such purpose; and provided, further, that, if and to the extent required for the Director Stock Compensation Plan to comply with Rule 16b-3, no amendment to the Director Stock Compensation Plan shall be made more than once in any six-month period that would change the amount, price or timing of the grants of awards or Options thereunder other than to comply with changes in the Code, ERISA, or the regulations thereunder.

  TERMINATION

     The Director Stock Compensation Plan may be terminated at any time by either the Board of Directors of the Company or by holders of a majority of the shares of Class A Common Stock present and entitled to vote at a duly convened meeting of stockholders.

  CHANGE OF CONTROL

     In the event of a Change of Control, any outstanding options that are not then exercisable and vested will become fully exercisable and vested. During the 60-day period following a Change of Control, any Eligible Director will have the right to surrender all or part of any option or award of Class A Common Stock held by such Eligible Director, and, in the case of an option, in lieu of payment of the exercise price, to receive cash in an amount equal to the Spread multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such option so surrendered, or, in the case of an award of Class A Common Stock, to receive cash in an amount equal to the Change of Control Price multiplied by the number of shares of Class A Common Stock so surrendered; provided that, if the Change of Control is within six months of the grant date for any such option or award, no such election may be made prior to six months from such grant date. If such 60-day period ends within the period six months after the grant date for an option or award, such option or award will be cancelled and the holder thereof will receive six months and one day after the grant of such option or award, an amount equal, in the case of an option, to the Spread multiplied by the number of shares of Class A Common Stock granted under such option and in the case of an award, the Change of Control Price multiplied by the number of Class A Common Stock so awarded.

  FEDERAL INCOME TAX CONSIDERATIONS

     Eligible Directors electing Class A Common Stock in lieu of cash fees will be taxed on the value of the Class A Common Stock at the time of receipt. Eligible Directors will be taxed upon their exercise of the options. The amount of income recognized is measured by the differences between the exercise price and the fair market value of the Class A Common Stock covered by the option. In each case, the Company will receive a corresponding deduction; provided that
Section 280G of the Code and the regulations thereunder may render nondeductible amounts that are contingent upon a Change of Control and are characterized as "excess parachute payments".

     RESALE OF SHARES. The holders of shares of Class A Common Stock received upon the exercise of an option must comply with the resale requirements of the Securities Act and the rules and regulations promulgated thereunder. Securities registration requirements under the Securities Act may be applicable to resales by any Eligible Director. The restrictions imposed by Section 16 of the Exchange Act upon any Eligible Director and the registration requirements of any applicable state securities laws may restrict the resales of shares acquired pursuant to the exercise of options by an Eligible Director.

MANAGEMENT EMPLOYMENT ARRANGEMENTS

     Effective as of the date of the consummation of the August Offering, the Company entered into employment agreements with the following four executives which superseded all prior employment arrangements.

     Mr. Burkholder's agreement with the Company provides for his employment for three years at an annual base salary of not less than $375,000 and a discretionary bonus. Mr. Nocella's agreement with the Company provides for his employment for three years at an annual base salary of not less than $315,000 and a discretionary bonus. Mr. Heffron's agreement with the Company provides for his employment for three years at an annual base salary of not less than $225,000 and a discretionary bonus. Mr. Coben's agreement with the Company provides for his employment for three years at an annual base salary of not less than $200,000 and a discretionary bonus. These agreements provide that the period of employment is automatically extended on the first day of each month so that the period of employment terminates three years from such date, unless the executive or the Company gives notice to terminate the agreement at least sixty days before such monthly renewal date. In addition, upon a change of control, if the executive is still employed by the Company, the period of employment will be extended until the third anniversary of the effective date of the change of control or if the period of employment has terminated prior to the change of control, a new three year employment period shall commence upon a change of control. If for any reason other than cause the Company elects to terminate the employment of any of the above executives before the scheduled expiration date of his agreement, the executive's employment will be deemed to have been terminated by the Company without cause for purpose of the severance and retirement benefits described below.

     Under the terms of Mr. Burkholder's employment agreement, the amount of the discretionary bonus paid to Mr. Burkholder is in the sole discretion of the Board of Directors of the Company, which will take into account such matters as
(1) the Company's actual financial performance as compared to its budgeted financial performance, (2) Mr. Burkholder's performance in implementing new business initiatives approved by the Board of Directors of the Company, (3) Mr. Burkholder's performance in improving the financial performance of any division or unit of the Company or the Bank, or any of their respective subsidiaries as determined by the Board of Directors of the Company in its sole discretion, (4) the Company's actual financial performance compared to its peers', and (5) Mr. Burkholder's total compensation as compared to the total compensation of CEOs at comparable financial institutions. The discretionary bonuses to be paid to the other executive officers are at the discretion of the CEO and the Board of Directors of the Company.

     Under each agreement described above, if the executive's employment is terminated by the Company other than for cause or disability or by the executive for good reason or within a 30-day period following the first anniversary of a change of control, he is generally entitled to (1) receive a lump sum equal to three times (for Mr. Burkholder) or two times (for Messrs. Nocella, Heffron, and Coben) his annual base salary and the higher of his most recent bonus under the Company's annual incentive plans and the highest bonus under such annual incentive plans for the last three full fiscal years prior to the effective date of the change of control, (2) continue in the Company's welfare benefit plans for three years (for Mr. Burkholder) or two years (for Messrs. Nocella, Heffron, and Coben), and (3) receive in a lump sum a supplemental pension amount based on three years (for Mr. Burkholder) or two years (for Messrs. Nocella, Heffron, and Coben) of deemed employment after termination, (4) have all stock options, restricted stock, and other stock-based compensation become immediately exercisable or vested, (5) receive outplacement services, at the Company's sole expense, as incurred, up to a maximum of $45,000 (for Messrs. Burkholder, Nocella, and Heffron), and $25,000 (for Mr. Coben). A change of control
("Change of Control") is generally defined for purposes of these agreements as
(1) the acquisition of 25% or more of the common stock of the Company, (2) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. If any payment or distribution by the Company to an executive is determined to be subject to the excise tax imposed by Section 4999 of the Code, the amount of payment or distribution may be reduced so that the excise tax liability of the executive is minimized.

NON-QUALIFIED RETIREMENT SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Supplemental Executive Savings Plan ("SESP"). The SESP was effective on August 1, 1995. The 1995 SESP year covered the period of August 11, 1995 to December 31, 1995. In subsequent years, the SESP Plan coincides with the calendar year. The SESP is available to a select group of management and other highly compensated employees. Eligible employees are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 20% of compensation (as defined in the SESP) and up to 100% of bonus income. As of June 30, 1997, the monies deferred earn interest at a rate approximately equal to the Bank's five-year borrowing rate. The Bank does not contribute to the SESP.

     The SESP is funded from the general assets of the Bank and participants are general unsecured creditors of the Bank. As of June 30, 1997, there were 12 participants in the SESP, and a total amount of deferrals and interest equaled approximately $275,472. As of September 30, 1996, there were 12 participants in the SESP, and the total amount of deferrals and interest equaled approximately $433,629. The rate of interest for the SESP was 6.78% and 5.12% as of June 30, 1997 and September 30, 1996, respectively.

DIRECTORS SUPPLEMENTAL SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Directors Supplemental Savings Plan ("DSSP"). The DSSP was effective on August 1, 1995. The 1995 DSSP year covered the period of August 1, 1995 to December 31, 1995. In subsequent years the Plan year coincides with the calendar year. The DSSP is available to outside directors. Eligible Directors are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 100% of retainer and meeting fees. The monies deferred earn interest at a rate approximately equal to the Bank's five-year borrowing rate. The Bank does not contribute to the DSSP.

     The DSSP is funded from the general assets of the Bank, and participants are general unsecured creditors of the Bank. As of June 30, 1997, there were three participants in the DSSP and the total amount of deferrals and interest equaled approximately $129,898. As of September 30, 1996, there was one participant in the DSSP and the total amount of deferrals and interest equaled approximately $47,080. The rate of interest for the DSSP was 6.78% and 5.12% as of June 30, 1997 and Sepember 30, 1996, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company determines the compensation of the Company's executive officers. The Compensation Committee consists of all of the directors of the Company other than Barry C. Burkholder and Anthony J. Nocella. No other member of the Bank Compensation Committee is an officer or employee of the Company or the Bank. Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay are also members of the Compensation Committee of the Board of Directors of the Bank and are also members of various boards of directors and compensation committees of various companies which are subsidiaries of, or entities controlled by, Hyperion Partners and, in the case of Lewis S. Ranieri, Scott A. Shay and David M. Golush, of subsidiaries of, or entities controlled by, Hyperion Partners II as well.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of the date hereof, the outstanding capital stock of the Company consists of 28,354,276 shares of Class A Common Stock, which entitles the holder thereof to one vote per share on each matter on which the stockholders of the Company are entitled to vote, and 3,241,320 shares of Class B Common Stock, which have no voting rights. Shares of Class B Common Stock are convertible, at the election of the holder thereof, into shares of Class A Common Stock, subject to certain restrictions set forth in the Certificate and the Letter Agreement (as defined herein). Conversion of such shares of Class B Common Stock by a holder thereof to shares of Class A Common Stock has the effect of diluting the voting power of the existing holders of Class A Common Stock and increasing the voting power of such holder commensurately. See "Description of Capital
Stock -- Common Stock -- Conversion".

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, as of the date of this Prospectus, about certain persons who own beneficially more than 5% of the Company's voting stock. As discussed under "Description of Capital Stock -- Common Stock -- Conversion," the Certificate, the Letter Agreements and the Management Stock Grant Agreements impose certain restrictions on the ability of holders to convert their shares of Class B Common Stock into Class A Common Stock which generally prohibit any holder, other than the holders of the currently outstanding shares of Class A Common Stock, from converting shares of Class B Common Stock into Class A Common Stock if after giving effect to such conversion such holder would become the beneficial owner of more than 9.9% of the then outstanding shares of Class A Common Stock. In addition, under the terms of the Certificate and the Letter Agreements, the shares of Class B Common Stock owned by The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company and The Prudential Insurance Company of America are subject to additional conversion restrictions. For further information concerning the ownership of shares of Class A Common Stock and Class B Common Stock before and following the Offering, see "Selling Stockholders" and " -- Security Ownership of Management".

                                                                    AMOUNT AND NATURE      PERCENT OF
                                                                      OF BENEFICIAL       COMMON STOCK
        NAME OF BENEFICIAL OWNER              TITLE OF CLASS            OWNERSHIP            OWNED
----------------------------------------   --------------------     -----------------     ------------
The Prudential Insurance Company
  of America............................   Class B Common Stock         2,441,137              7.7
LW-SP1, L.P. and LW-SP2, L.P............   Class A Common Stock         2,146,748              6.8

     Under the terms of the Letter Agreement, The Prudential Insurance Company of America may sell its shares of Common Stock beginning August 14, 1999 and LW-SP1, L.P. and LW-SP2, L.P. may sell a limited number of their shares beginning August 8, 1998, and the balance on August 14, 1999.

  SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of the date of this Prospectus, regarding each class of equity securities of the Company beneficially owned by all directors and each of the executive officers set forth in the Summary Compensation Table and all of the directors and executive officers of the Company as a group.

                        SECURITY OWNERSHIP OF MANAGEMENT

  CLASS A COMMON STOCK

                                           NUMBER OF SHARES
                                             AND NATURE OF         PERCENT
                NAME                    BENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------------------------   -----------------------    --------
Lewis S. Ranieri, Chairman...........          1,263,561(2)           4.46%
Barry C. Burkholder..................            139,455                 *
Lawrence Chimerine...................              6,138                 *
David M. Golush......................            342,340              1.21
Paul M. Horvitz......................              4,138                 *
Alan E. Master.......................              1,630(3)              *
Anthony J. Nocella...................             43,614                 *
Salvatore A. Ranieri.................            759,543(4)           2.68
Scott A. Shay........................            764,910(5)           2.70
Patricia A. Sloan....................            156,745                 *
Michael S. Stevens...................          --                        *
Kendrick R. Wilson III...............            227,311(6)              *
Ronald D. Coben......................              6,791                 *
Leslie H. Green......................              6,791                 *
Jonathon K. Heffron..................             43,614                 *
Directors and executive officers as a
  group (17 persons).................          3,779,287             13.33%

------------

  * Percentages do not exceed 1% of the issued and outstanding shares.

 (1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote. Beneficial ownership of shares owned indirectly arises from shared voting and investment power, unless otherwise indicated.

 (2) Includes 1,210,933 shares held by LSR Hyperion Corp., a corporation that is wholly owned by Mr. Ranieri and 43,403 shares owned by Hyperion Funding Corp., a corporation of which Mr. Ranieri is a stockholder and a director. Excludes 608 shares held as custodian for minors, as to which Mr. Ranieri disclaims beneficial ownership.

 (3) Includes 1,380 shares held by Mr. Master's wife.

 (4) All shares are held by SAR Hyperion Corp., a corporation that is wholly owned by Mr. Ranieri. Excludes 6,078 shares held as trustee for a minor, as to which Mr. Ranieri disclaims beneficial ownership.

 (5) Includes 759,543 shares held by SAS Hyperion Corp., a corporation that is wholly owned by Mr. Shay. Excludes 4,058 shares held as trustee for minor children, as to which Mr. Shay disclaims beneficial ownership.

 (6) All shares are held by KRW Hyperion Corp., a corporation that is wholly owned by Mr. Wilson.

  PRINCIPAL STOCKHOLDERS, BANK PREFERRED STOCK

     The following table sets forth with respect to the Bank's Preferred Stock, Series A and Series B, as of the date hereof: (1) shares beneficially owned by all directors; (2) each of the executive officers named in the Summary Compensation Table set forth herein; and (3) shares beneficially owned by all directors, and executive officers as a group.

  PREFERRED STOCK

                                                      SERIES A                                  SERIES B
                                        ------------------------------------      ------------------------------------
                                           NUMBER OF SHARES                          NUMBER OF SHARES
                                             AND NATURE OF          PERCENT            AND NATURE OF          PERCENT
                NAME                    BENEFICIAL OWNERSHIP(1)    OF CLASS       BENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------------------------   -----------------------    ---------      -----------------------    ---------
Lewis S. Ranieri, Chairman...........         --                      *                 --                      *
Barry C. Burkholder..................             8,000               *                 --                      *
Lawrence Chimerine...................             1,000               *                     1,000               *
David M. Golush......................             2,100               *                 --                      *
Paul M. Horvitz......................               400(2)            *                 --                      *
Alan E. Master.......................               600               *                     2,000               *
Anthony J. Nocella...................             1,000               *                     2,000               *
Salvatore A. Ranieri.................         --                      *                 --                      *
Scott A. Shay........................         --                      *                 --                      *
Patricia A. Sloan....................         --                      *                 --                      *
Michael S. Stevens...................         --                      *                 --                      *
Kendrick R. Wilson III...............         --                      *                 --                      *
Ronald D. Coben......................               200               *                 --                      *
Leslie H. Green......................             1,000               *                     1,000               *
Jonathon K. Heffron..................             1,400(3)            *                 --                      *
Directors and executive officers as a
  group (17 persons).................            16,070               *                     6,000               *

------------

 * Percentages do not exceed 1% of the issued and outstanding shares.

(1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote.

(2) 200 shares held directly and 200 shares owned by Dr. Horvitz's spouse.

(3) 1,000 shares held directly and 400 shares held as custodian for Mr. Heffron's minor children.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank may from time to time make home mortgage or consumer loans to directors, officers, and employees. Any such loan will be made in the ordinary course of business, and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time with non-affiliated parties. The Bank has had no loans to directors or executive officers outstanding during fiscal 1997, 1996, 1995, or 1994.

     Historically, expenses paid to related parties were for services provided in connection with hedging and asset and liability management strategies, and for services provided in connection with the management and marketing of real estate properties. No such expenses were incurred during the nine months ended June 30, 1997, or in fiscal 1996, 1995, or 1994. At June 30, 1997, September 30,
1996, 1995, and 1994, the Company and the Bank had no outstanding receivables from or payables to related parties other than those related to participation in the filing of the consolidated tax return and there are no loans outstanding to directors, executive officers, or principal holders of the Company's equity securities.

     As a general benefit to all full-time employees with at least six months of service (excluding executive officers), the Bank will waive the 1% origination fee for a mortgage loan for the purchase or refinance of the employee's principal residence. In addition, the Bank offers a 0.50% discount on its posted rates for consumer installment loans made to employees.

     The disinterested directors of the Bank have approved an agreement with a subsidiary of Hyperion
Partners II, Cardholder Management Services L.P. ("CMS"), an affilate of the Bank, whereby CMS acts as the servicer for a debit card offered to customers of the Bank and a credit card portfolio originated by the Bank. Lewis S. Ranieri, Scott A. Shay, David M. Golush and Patricia A. Sloan, who are directors of the Company, have a material interest in Hyperion Partners II. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.

     In August 1996, the Company entered into a consulting agreement pursuant to which Lewis S. Ranieri serves as a consultant to the Company providing strategic and managerial advice to the Company in exchange for an annual consulting fee of $250,000. The consulting agreement will be in effect until the earliest of (1) the third anniversary of the agreement, (2) the date that is 180 days after the date on which either Mr. Ranieri or the Company delivers written notice to the other party terminating the agreement, and (3) the date on which Mr. Ranieri becomes disabled or dies. The consulting agreement does not prevent Mr. Ranieri from engaging in business endeavors which may be competitive with the businesses of the Company. Mr. Ranieri is paid an Annual Retainer and meeting fees for his service as a director of the Company and of the Bank.

     The Bank is a party to a written investment advisory services agreement which provides for payment by the Bank to Hyperion Capital, an affiliate of the Bank, of $175,000 per year for investment advisory services and for payment by Hyperion Capital to the Bank of $175,000 for information regarding the Bank's mortgage pipeline. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. See "Legal Proceedings". The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

     Prior to January 1993, Hyperion Holdings, as a subsidiary of Hyperion Partners, held a majority interest in a number of closely-held corporations, including Hyperion Capital, Centeq Holdings Inc., which held the Centeq Companies, which were real estate service companies, and general partners in limited partnerships that held real estate investments. See "Selling Stockholders". In January 1993, Hyperion Holdings transferred all of its holdings to Hyperion Partners in exchange for a note of approximately $25 million which was paid out to Hyperion Partners in April 1996 in connection with the Restructuring. See "Prospectus Summary -- Background of the Offering".

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
                              SELLING STOCKHOLDERS

     The Selling Stockholders consist of the general partners and certain of the limited partners of Hyperion Partners, and three other entities with which an affiliate of Hyperion Partners has a fiduciary relationship. The Selling Stockholders received Class A Common Stock and Class B Common Stock in the Restructuring which was effected in June 18, 1996. See "Prospectus
Summary -- Background of the Offering". The following table sets forth information with respect to the beneficial ownership of Common Stock by the Selling Stockholders and the number of shares of Class A Common Stock offered hereby.

                                           CLASS A COMMON
                                             STOCK OWNED           OFFERED
                                          PRIOR TO OFFERING        HEREBY
                                       -----------------------       (8)
                                                      PERCENT     ---------
               HOLDER                    SHARES       OF CLASS     SHARES
-------------------------------------  -----------    --------    ---------
LSR Hyperion Corp.(1)................   1,210,933        4.27%      198,184
SAR Hyperion Corp.(2)................     759,543        2.68       759,543
SAS Hyperion Corp.(3)................     759,543        2.68       759,543
Hyperion Funding Corp.(4)............      43,403        *           43,403
Lewis S. Ranieri.....................       9,225        *            9,225
Ranieri Bros. Shay & Co. Inc.(5).....      19,506        *           19,506
KRW Hyperion Corp.(6)................     227,311        *          227,311
CJK Hyperion Corp.(7)................     183,343        *          183,343
David M. Golush......................     342,340        1.21       342,340
Patricia A. Sloan....................     156,745        *          156,745
David W. Marcus......................     142,866        *          142,866
Jeffrey P. Cheesman..................     128,813        *          128,813
Robert A. Perro......................      79,386        *           79,386
Equitable Deal Flow Fund LP..........     733,774        2.59       733,774
Equitable Capital Partners LP........     877,908        3.10       877,908
Equitable Capital Partners
 (Retirement Fund) LP................     432,403        1.53       432,403
Salvatore A. Ranieri Cust. for
 Margaret Ranieri, NY UGMA Age 21....       6,078        *            6,078
Lewis S. Ranieri A/C/F Eric Jimenez
 NJ UTMA -- 21.......................         304        *              304
Lewis S. Ranieri A/C/F Jason Jimenez
 NJ UTMA -- 21.......................         304        *              304
Ranieri Family Trust F/B/O -- Claudia
 L. Ranieri U/A 7/1/93...............       3,994        *            3,994
Ranieri Family Trust F/B/O -- Angela
 S. Ranieri U/A 7/1/93...............       3,994        *            3,994
Trust F/B/O Dara Jen Golush U/A
 12/20/84............................       2,496        *            2,496
Trust F/B/O Jason Reid Golush U/A
 12/20/84............................       2,170        *            2,170
Gail W. Marcus.......................       1,845        *            1,845
Janet L. Perro.......................         867        *              867
The Sweater Trust....................     520,908        1.84       520,908
Sun America Life Insurance Company...     868,181        3.06       868,181
Marilyn B. Arison....................     694,545        2.45       694,545
Masco Capital Corp...................     434,091        1.53       434,091
Leslie Wexner........................     347,273        1.22       347,273
The Airlie Group, L.P................     347,273        1.22       347,273
Julius Berman........................      53,570        *           53,570
FAME Associates......................      65,260        *           65,260
Institutional Interests..............     266,993        *          266,993
Houston Fireman's Relief & Retirement
 Fund................................     434,091        1.53       434,091
Alpine Investment Partners...........     173,636        *          173,636
Mortimer Zuckerman...................      17,363        *           17,363
Edward Linde.........................      17,363        *           17,363
Connie S. Maniatty...................      17,363        *           17,363
Micha Astrachan......................      53,571        *           53,571
Scott A. Shay........................       5,367        *            5,367
Trust F/B/O Benjamin Jacob Shay U/A
 7/23/93.............................       2,254        *            2,254
Trust F/B/O Ariel Rebecca Shay U/A
 7/23/93.............................       2,254        *            2,254
Henry Reichman.......................     144,704        *          144,704
Alan & Carol Charity Fund Inc........       1,891        *            1,891
Barbara & Mark Kronman Foundation....       1,757        *            1,757
United Congregation Mesorah..........     486,596        1.72       486,596
CHESED Congregations of America......     135,961        *          135,961

------------
 *  Less than 1%.
(1) All stock owned by Lewis S. Ranieri. Assuming all shares registered hereunder are sold by LSR Hyperion Corp., it will still own 1,012,749, or 3.57%, of the shares of Class A Common Stock following the Offering.
(2) All stock owned by Salvatore A. Ranieri.
(3) All stock owned by Scott A. Shay.
(4) All stock owned by Lewis S. Ranieri, Salvatore A. Ranieri, Scott A. Shay and Kendrick R. Wilson III.
(5) All stock owned by Lewis S. Ranieri, Salvatore A. Ranieri, Scott A. Shay, David M. Golush, Patricia A. Sloan, David W. Marcus and Jeffrey P. Cheesman.
(6) All stock owned by Kendrick R. Wilson III.
(7) All stock owned by Clinton J. Kendrick.
(8) Represents all shares held by Selling Stockholders that are registered pursuant to the Registration Statement of which this Prospectus forms a part. Additional restrictions on sales of such Shares may apply. See
    " -- Selling Stockholder Letter Agreement" and "Description of Capital
    Stock -- Common Stock -- Restrictions on Transfers of Stock".

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
SELLING STOCKHOLDER LETTER AGREEMENT

     The following summary of the material provisions of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement which is an exhibit to the Registration Statement on Form S-1 (File No. 333-06229) filed by the Company with the Commission on August 7, 1996.

     Each of the Selling Stockholders has entered into a Letter Agreement with each of Hyperion Partners and the Company (the "Letter Agreement"). Pursuant to the Letter Agreement, each Selling Stockholder consented to the Distribution and agreed to hold the common stock of Hyperion Holdings received pursuant to the Distribution according to the terms of such Letter Agreement. Also, each Selling Stockholder (including those who prior to the Merger held voting shares of capital stock of Hyperion Holdings and those who prior to the Merger held shares of Class C Common Stock), by executing the Letter Agreement and agreeing to be bound thereby, consented to and approved of, for purposes of Section 228 of the DGCL and otherwise, the Merger Agreement, dated as of June 17, 1996, by and between Hyperion Holdings and the Company (the "Merger Agreement"), and the Merger.

     Pursuant to the Letter Agreement, each Selling Stockholder acknowledged (1) that under the By-Laws of Hyperion Holdings, it is not permitted to Transfer any shares of capital stock of Hyperion Holdings except pursuant to the Merger Agreement and (2) that, under the By-Laws, after the Distribution and prior to the consummation of the August Offering, such stockholder would not effect any Transfer of shares of capital stock of the Company in the case of Selling Stockholders who received shares in respect of Class C Common Stock in the Merger, except as such stockholder would have been permitted to transfer such Class C Common Stock under the Stockholders' Agreement, dated as of January 5, 1990, by and among the Company and the other parties specified therein (the "Stockholders Agreement"), and in the case of any other Selling Stockholders, except in accordance with the terms of the limited partnership agreement of Hyperion Partners applicable to the transfer of partnership interests of Hyperion Partners. Each 5% Stockholder acknowledged that it is not permitted, prior to the earlier of an initial public offering ("IPO") or October 31, 1996, to transfer any such shares owned by such 5% Stockholder (other than to a person of whom the 5% Stockholder is a wholly owned subsidiary) or acquire any additional such shares. An IPO was completed in August 1996.

     Each Selling Stockholder who retained shares of Common Stock was not permitted to sell such shares for (1) one year after the August Offering, if such stock was received in respect of general partnership interests in Hyperion Partners or (2) six months after the August Offering (although a regulated New Jersey insurance company may sell shares in a private off-market transaction subject to Rule 144 limits and reasonable representations requested by the underwriters). Subject to certain adjustments by the Board of Directors of the Company based upon advice of the underwriters to improve the marketability of the shares of Common Stock sold in the August Offering, each 5% Stockholder was permitted to sell up to 45% of such holder's shares of Common Stock in the August Offering, except for LW-SP1 and LW-SP2, affiliates of Lehman Brothers Inc., which were prohibited from selling any shares until August 8, 1998, and any other Selling Stockholder was permitted to sell up to 16% of its shares in the August Offering (subject to increase pro rata in the discretion of the Board of Directors of the Company if the 5% Stockholders elected to sell fewer than the maximum number of shares they are permitted to sell in the August Offering). Each Selling Stockholder acknowledged that, except for shares that could have been sold pursuant to the August Offering but were not sold at the election of such 5% Stockholder, no 5% Stockholder is permitted by the By-Laws to acquire or Transfer any shares of capital stock of the Company for three years following the August Offering (or upon termination of the Letter Agreement, if earlier) unless as of an earlier date the Company Board determines that such acquisition or Transfer would not be reasonably likely to have a material adverse effect on the tax position of the Company.

     The Board of Directors of the Company approved sales of shares of Class A Common Stock in excess of the 45% and 16% limitations as necessary to satisfy the underwriters' over-allotment options in the August Offering.

     Pursuant to the Letter Agreement, in January 1997, the Company filed and is obligated to use best efforts to cause to promptly become effective, a registration statement under the Securities Act with respect to shares of Class A or Class B Common Stock then held by any Selling Stockholder. The Company is also obligated to take action to keep such registration statement effective (subject to occasional periods of suspension of such effectiveness as necessary) until the first to occur of (1) the date on which all shares of Common Stock registered thereunder have been sold pursuant thereto, (2) December 31, 1999, and (3) the date on which such registration under the Securities Act is no longer required to sell such shares without restriction. The Registration Statement of which this Prospectus forms a part is being filed by the Company to satisfy this obligation.

     Pursuant to the terms of the Letter Agreement, this Prospectus covers all of the Shares received by the Selling Stockholders in the Restructuring and not sold in the August Offering. This Prospectus enables the Selling Stockholders to sell the Shares held by them upon the expiration of the restrictions on sale and transfer to which such Shares are subject. The table above sets forth the Shares held by each Selling Stockholder covered by this Prospectus and also indicates the time when the Shares held by each of the Selling Stockholders have or will become available for sale: February 10, 1997 or August 14, 1997. The sale of Shares may also be subject to additional restrictions on sale and transfer contained in the Certificate and By-Laws. See "Description of Capital
Stock -- Common Stock -- Restrictions on Transfer of Stock". The Letter Agreement also restricts the conversion rights of holders of Class B Common Stock. See "Description of Capital Stock -- Common Stock -- Conversion".

                              PLAN OF DISTRIBUTION

     All or part of the Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq, in privately negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The methods by which the Shares may be sold or distributed may include, but not be limited to, the following: (1) a cross or block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (3) an exchange distribution in accordance with the rules of such exchange; (4) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(5) privately negotiated transactions; (6) short sales or borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales; and (7) delivery in connection with the issuance of securities by issuers, other than the Company that are exchangeable for (whether optional or mandatory), or payable in, such Shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such Shares may be distributed, and (8) a combination of any such methods of sale or distribution. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act. If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a Prospectus Supplement relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Shares specified in such Prospectus Supplement if any such Shares are purchased. This Prospectus also may be used by donees of the Selling Stockholders or by other persons acquiring Shares, including brokers who borrow the Shares to settle short sales of shares of the Common Stock, and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

     From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith. From time to time Selling Stockholders may pledge their Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers or otherwise. Upon a default by a Selling Stockholder, the broker or pledgees may offer and sell the pledged shares of Class A Common Stock from time to time.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares being offered hereunder until the first to occur of (1) the date on which all shares of Common Stock registered thereunder have been sold pursuant thereto, (2) December 31, 1999, and (3) the date on which such registration under the Securities Act is no longer required to sell such shares without restriction.

     None of the proceeds from the sales of the Shares by the Selling Stockholders will be received by the Company. No underwriting commissions or discounts will be paid by the Company in connection with the Offering. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders and any underwriters, brokers, dealers or agents (and controlling persons) against certain liabilities, including certain liabilities under the Securities Act.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the material provisions of the Certificate and By-Laws and the Letter Agreements and does not purport to be complete and is qualified in its entirety by reference to the Certificate and By-Laws and the Letter Agreements which are exhibits to the Registration Statement on Form S-1 (File No. 333-06229) filed by the Company with the Commission on August 7, 1996.

AUTHORIZED CAPITAL STOCK

     The Company's authorized capital stock consists of 10 million shares of preferred stock, par value $0.01 per share ("Preferred Stock"), 40 million shares of Class A Common Stock and, 40 million shares of Class B Common Stock. As of the date of this Prospectus, 28,354,276 shares of Class A Common Stock and 3,241,320 shares of Class B Common Stock were outstanding. All of the shares of Class A Common Stock outstanding are validly issued, fully paid and nonassessable.

COMMON STOCK

  DIVIDENDS

     The holders of each class of Common Stock, to the exclusion of the holders of Preferred Stock, share equally, share for share, in all dividends or other distributions. The Company's ability to pay dividends is limited by certain restrictions generally imposed on Delaware corporations. Under these restrictions, dividends may be paid only out of "surplus," as defined by Delaware law, or, if there should be no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "Dividend Policy".

  LIQUIDATION RIGHTS

     In the event of a liquidation, dissolution or winding up of the affairs of the Company, after payment has been made to the holders of Preferred Stock of the full amount to which they are entitled, the holders of Common

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
Stock share ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

  VOTING RIGHTS

     The holders of Class A Common Stock are entitled to vote on each matter on which the stockholders of the Company are entitled to vote, and each holder of Class A Common Stock is entitled to one vote for each share held. The holders of Class B Common Stock do not have any voting rights except as otherwise required by applicable law.

  CONVERSION

     Each share of Class B Common Stock is convertible into one share of Class A Common Stock (1) automatically, upon the sale or other transfer of such share of Class B Common Stock to a person other than an Affiliate (as defined in the Certificate) of the holder or (2) at the election of the holder of such share of Class B Common Stock, subject to the terms, conditions and restrictions set forth in the Letter Agreements, except that clause (2) does not apply to shares of Class B Common Stock held by The Equitable Life Assurance Society of the United States or Equitable Variable Life Insurance Company. An "Affiliate" of a person is defined in the Certificate as any other person directly or indirectly controlling, controlled by or under common control with such person, and "control" with respect to any person means the possession, directly or indirectly, of the power to direct the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. Elective conversion of Class B Common Stock pursuant to clause (2) of the first sentence of this paragraph was not permitted to be effected by a Selling Stockholder prior to the earlier to occur of the consummation of an initial public offering of shares of capital stock of the Company (including the August Offering) or October 31, 1996, unless the Board of Directors of the Company agrees to such conversion or unless such holder is subject to Title I of ERISA. Pursuant to the Letter Agreement no holder of Class B Common Stock may convert such Class B Common Stock to Class A Common Stock if after the conversion the holder would beneficially own (within the meaning of applicable federal banking and thrift regulations) more than 9.9% of the outstanding shares of Class A Common Stock (or such lower percentage as may apply to such holder under regulatory restrictions). In addition, based upon certain federal bank regulations requirements, the shares of Class B Common Stock held by The Prudential Insurance Company of America are currently treated as being non-convertible into shares of Class A Common Stock under the restrictions contained in the Letter Agreement. The Management Stock Grant Agreements contain restrictions on the ability to convert shares of Class B Common Stock into Class A Common Stock that are substantially similar to the restrictions contained in the Letter Agreements.

  RESTRICTIONS ON TRANSFERS OF STOCK

     The Certificate prohibits and renders void any transfer of legal or beneficial ownership of the capital stock of the Company, including warrants, options and other arrangements that would be treated as options or as stock of the Company under the Code and applicable IRS regulations, prior to the earlier of (1) three years following the consummation of an offering of the Company's capital stock, and (2) October 31, 1996, if the trading of Common Stock on the New York Stock Exchange or NASDAQ has not occurred prior to October 31, 1996, in either case if such transfer would either cause any person or group of persons to become a 5% Stockholder or increase the percentage ownership of a 5% Stockholder. The Certificate's prohibition will not, however, preclude the settlement of any transaction on the NASDAQ, and will not apply to any transaction approved in advance by the Board of Directors of the Company or made in compliance with exceptions adopted by the Board of Directors of the Company. This restriction was intended to prevent transfers of stock of the Company from triggering an Ownership Change which would result in the limitation of certain potential tax benefits available to the Company. See "Regulation -- Taxation".

     Also, pursuant to the Letter Agreement, the holders of shares of Class B Common Stock may not transfer such shares of Class B Common Stock other than (1) to an affiliate, (2) in a widely-dispersed offering of shares of the Company's capital stock under an effective registration statement filed under the Securities Act, or (3) to any single person, entity or group acting in concert if the number of shares of Class B Common Stock, if converted into shares of Class A Common Stock, would entitle the holder to exercise more than 2% of the voting power of all of the shares of Class A Common Stock that would be outstanding upon conversion of such shares of Class B Common Stock.

PREFERRED STOCK

     The Certificate authorizes the Board of Directors of the Company to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including
(1) the designation of the series, (2) the number of shares of the series, which number the Company Board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (3) whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative,
(4) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable; (5) the redemption rights and price or prices, if any, for shares of the series, (6) the terms and amounts of any sinking funds provided for the purchase or redemption of shares of the series, (7) the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (8) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (9) restrictions on the issuance of shares of the same series or of any other class or series, (10) the voting rights, if any, of the holders of the shares of the series, and (11) any other relative rights, preferences and limitations of such series.

     The Company believes that the ability of the Board of Directors of the Company to issue one or more series of Preferred Stock, while providing the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Board of Directors of the Company may determine not to seek stockholder approval. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the Company's stockholders.

     Although the Board of Directors of the Company has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors of the Company will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors of the Company, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board of Directors of the Company, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

CERTAIN PROVISIONS OF THE CERTIFICATE AND BY-LAWS; ANTI-TAKEOVER EFFECTS

  BOARD OF DIRECTORS

     The Certificate provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of Preferred Stock, the number of the directors of the Company will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies (the "Whole Board") (but shall not be less than three). The directors, other than those who may be elected by the holders of

Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1996, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, with each director to hold office until its successor is duly elected and qualified. Commencing with the 1996 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

     The Certificate provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors of the Company resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors of the Company, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors of the Company will shorten the term of any incumbent director. Subject to the rights of holders of Preferred Stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Board of Directors of the Company by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Board of Directors of the Company. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

  STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT; SPECIAL MEETINGS

     Except as otherwise required by law and subject to the rights of the holders of any Preferred Stock, special meetings of stockholders of the Company for any purpose or purposes may be called only by the Board of Directors of the Company pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Whole Board or by the Chairman of the Board. Any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. Stockholders entitled to vote at an annual or special meeting may act by written consent in lieu of such meeting only if such consent is unanimous. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors of the Company or the Chairman of the Board.

  ADVANCE NOTICE PROCEDURES

     The By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder
Notice Procedure"). The Stockholder Notice Procedure provides that only individuals who are nominated by, or at the direction of, the Chairman of the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board or the Board of Directors of the Company, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not later than the close of business on the

90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting (except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by the Company).

     Notwithstanding the foregoing, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors of the Company at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors of the Company to be elected at such meeting.

     In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate an individual for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  AMENDMENT

     The Certificate provides that the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend provisions of the Certificate relating to stockholder action without a meeting; the calling of special meetings; the number, election and term of the Company's directors; the filling of vacancies; and the removal of directors. The Certificate further provides that the related By-Laws described above (including the Stockholder Notice Procedure) may be amended only by the Board of Directors of the Company or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in
Section 203, an interested stockholder is defined to include any person that is
(1) the owner of 15% or more of the outstanding voting stock of the corporation, or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination; and the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The Company has not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested shareholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which the Company's stockholders may otherwise deem to be in their best interests.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     The Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The Certificate provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company.

TRANSFER AGENT AND REGISTRAR

     The Bank of New York is the transfer agent and registrar for the Class A Common Stock.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Class A Common Stock offered hereby will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act, omits certain of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below. The Commission also maintains a Web site (http: //www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company, which file electronically with the Commission.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company furnishes its stockholders with annual reports containing audited financial statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report ............................................    F-2

Consolidated Statements of Financial Condition as of
  June 30, 1997 (unaudited) and September 30, 1996 and 1995 .............    F-3

Consolidated Statements of Operations for the Nine Months Ended
  June 30, 1997 (unaudited) and June 30, 1996 (unaudited) and
  for the Years Ended September 30, 1996, 1995, and 1994 ................    F-4

Consolidated Statements of Stockholders' Equity for the Nine
  Months Ended June 30, 1997 (unaudited) and June 30, 1996
  (unaudited) and for the Years Ended September 30, 1996,
  1995, and 1994 ........................................................    F-5

Consolidated Statements of Cash Flows for the Years Ended
  September 30, 1996, 1995, and 1994 ....................................    F-6

Consolidated Statements of Cash Flows for the Nine Months
  Ended June 30, 1997 and 1996 (unaudited) ..............................    F-8

Notes to Consolidated Financial Statements ..............................   F-10

     All supplemental schedules are omitted as inapplicable or because the required information is included in the Consolidated Financial Statements or Notes thereto.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Bank United Corp.:

     We have audited the accompanying consolidated statements of financial condition of Bank United Corp. and its subsidiary (collectively known as the "Company") as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

     Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The information as of September 30, 1994, 1993, and 1992 and for the years ended September 30, 1993 and 1992 included in notes 3, 4, 5, and 8 is presented for the purpose of additional analysis and is not a required part of the basic consolidated financial statements. This information is the responsibility of the Company's management. Such information has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements from which such information has been derived.

     As discussed in notes 1 and 6 to the consolidated financial statements, effective October 1, 1994, the Company changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122.

DELOITTE & TOUCHE LLP
Houston, Texas
October 28, 1996

                               BANK UNITED CORP.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                                         AT SEPTEMBER 30,
                                                     AT JUNE 30,   ----------------------------
                                          NOTES         1997           1996           1995
                                       -----------   -----------   -------------  -------------
                                                     (UNAUDITED)
ASSETS
Cash and cash equivalents............                $   102,811   $     119,523  $     112,931
Securities purchased under agreements
  to resell and federal funds sold...       2            577,059         674,249        471,052
Trading account assets, at fair
  value..............................                      1,211           1,149          1,081
Securities                                3, 12
     Held to maturity, at amortized
       cost (fair value of $166
       thousand in 1997, $169
       thousand in 1996, and $2.7
       million in 1995)..............                        162             168          1,902
     Available for sale, at fair
       value.........................                     55,980          64,376        114,111
Mortgage-backed securities              4, 9, 10
     Held to maturity, at amortized
       cost (fair value of $543.7
       million in 1997, $609.2
       million in 1996, and $2,031
       million in 1995)..............                    563,369         630,048      2,051,304
     Available for sale, at fair
       value.........................                  1,038,488       1,027,860        346,959
Loans                                     5, 9
     Held to maturity (net of the
       allowance for credit losses of
       $38.6 million in 1997, $39.7
       million in 1996, and $36.8
       million in 1995)..............                  7,991,266       7,227,153      7,763,676
     Held for sale...................                    280,638         292,335        496,564
Federal Home Loan Bank stock.........                    186,907         179,643        225,952
Premises and equipment...............                     38,495          40,209         37,687
Mortgage servicing rights............       6            274,980         123,392         75,097
Real estate owned (net of allowance
  for losses of $928 thousand in
  1997, $986 thousand in 1996, and
  $1.1 million in 1995)..............                     21,369          29,744         23,764
Deferred tax asset...................      14            130,026         168,323         77,571
Other assets.........................                    176,289         134,205        183,883
                                                     -----------   -------------  -------------
TOTAL ASSETS.........................                $11,439,050   $  10,712,377  $  11,983,534
                                                     ===========   =============  =============
LIABILITIES, MINORITY INTEREST, AND
  STOCKHOLDERS' EQUITY
LIABILITIES
Deposits.............................       8        $ 5,249,888   $   5,147,945  $   5,182,220
Federal Home Loan Bank advances......    4, 5, 9       3,630,060       3,490,386      4,383,895
Securities sold under agreements to
  repurchase and federal funds
  purchased..........................     4, 10        1,181,382         832,286      1,172,533
Subordinated Notes...................      11            219,694        --             --
Senior Notes.........................      11                500         115,000        115,000
Advances from borrowers for taxes and
  insurance..........................                    164,042         146,634        183,968
Other liabilities....................                    225,308         263,583        264,315
                                                     -----------   -------------  -------------
          Total liabilities..........                 10,670,874       9,995,834     11,301,931
                                                     -----------   -------------  -------------
COMMITMENTS AND CONTINGENCIES........  12, 15, 17
MINORITY INTEREST
Preferred stock issued by
  consolidated subsidiary............      16            185,500         185,500        185,500
                                                     -----------   -------------  -------------
STOCKHOLDERS' EQUITY.................    15, 16
Common stock.........................                        316             316            289
Paid-in capital......................                    129,286         129,286        117,722
Retained earnings....................                    447,050         403,674        384,739
Unrealized gains (losses) on
  securities and mortgage-backed
  securities available for sale, net
  of tax.............................       4              6,024          (2,233)        (6,647)
                                                     -----------   -------------  -------------
          Total stockholders'
            equity...................                    582,676         531,043        496,103
                                                     -----------   -------------  -------------
TOTAL LIABILITIES, MINORITY INTEREST,
  AND STOCKHOLDERS' EQUITY...........                $11,439,050   $  10,712,377  $  11,983,534
                                                     ===========   =============  =============

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    FOR THE NINE
                                                    MONTHS ENDED            FOR THE YEAR ENDED
                                                      JUNE 30,                 SEPTEMBER 30,
                                                --------------------  -------------------------------
                                        NOTES     1997       1996       1996       1995       1994
                                       -------  ---------  ---------  ---------  ---------  ---------
                                                    (UNAUDITED)
INTEREST INCOME
Short-term interest-earning assets...           $  26,732  $  27,576  $  39,302  $  29,675  $  19,019
Trading account assets...............                  53         51         67         62       (144)
Securities...........................     3         3,699      2,943      3,917      5,893      5,007
Mortgage-backed securities...........     4        78,946    100,913    128,143    173,155    151,972
Loans................................     5       482,077    478,846    627,940    526,528    308,804
Federal Home Loan Bank stock.........               8,427     10,090     12,943     11,446      5,558
Covered Assets and related assets....     7        --         --         --         --          4,490
                                                ---------  ---------  ---------  ---------  ---------
         Total interest income.......             599,934    620,419    812,312    746,759    494,706
                                                ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE
Deposits.............................     8       195,107    204,138    272,220    264,366    209,034
Federal Home Loan Bank advances......     9       157,701    193,726    247,093    224,767     91,060
Securities sold under agreements to
  repurchase and federal funds
  purchased..........................    10        39,703     42,357     55,112     53,220     10,574
Subordinated Notes...................    11         2,932     --         --         --         --
Senior Notes.........................    11         5,582      7,805     10,353     10,407     10,177
Other................................              --         --         --         --             79
                                                ---------  ---------  ---------  ---------  ---------
         Total interest expense......             401,025    448,026    584,778    552,760    320,924
                                                ---------  ---------  ---------  ---------  ---------
         Net interest income.........             198,909    172,393    227,534    193,999    173,782
PROVISION FOR CREDIT LOSSES..........     5        14,644     10,155     16,469     24,293      6,997
                                                ---------  ---------  ---------  ---------  ---------
         Net interest income after
           provision for credit
           losses....................             184,265    162,238    211,065    169,706    166,785
                                                ---------  ---------  ---------  ---------  ---------
NON-INTEREST INCOME
Net gains (losses)
    Sales of single family servicing
      rights and single family
      warehouse loans................              20,475     29,581     43,074     60,495     63,286
    Securities and mortgage-backed
      securities.....................   3, 4        2,277      3,821      4,002         26     10,404
    Other loans......................                 992      2,027      3,189     (1,210)       163
    Sale of mortgage offices.........    18         3,998     --         --         --         --
Loan servicing fees and charges......              44,225     31,739     44,230     43,508     31,741
Other................................              14,925     10,914     15,541     12,162     13,295
                                                ---------  ---------  ---------  ---------  ---------
         Total non-interest income...              86,892     78,082    110,036    114,981    118,889
                                                ---------  ---------  ---------  ---------  ---------
NON-INTEREST EXPENSE
Compensation and benefits............    13        57,201     66,907     87,640     83,520     86,504
Occupancy............................    17        11,372     13,904     18,415     18,713     17,196
Data processing......................    17        10,217     12,319     16,196     16,360     15,821
Advertising and marketing............               5,979      5,956      8,025      9,262     10,796
Amortization of intangibles..........              23,940     15,002     20,432     21,856     18,247
SAIF deposit insurance premiums......    15         3,985      9,102     45,690     11,428     11,329
Furniture and equipment..............               3,201      4,656      6,121      6,428      6,810
Restructuring charges................    18        --         10,681     10,681     --         --
Other................................              37,105     29,466     40,065     27,009     32,890
                                                ---------  ---------  ---------  ---------  ---------
         Total non-interest
           expense...................             153,000    167,993    253,265    194,576    199,593
                                                ---------  ---------  ---------  ---------  ---------
         Income before income taxes,
           minority interest,
           and extraordinary loss....             118,157     72,327     67,836     90,111     86,081
INCOME TAX EXPENSE (BENEFIT).........    14        45,499    (73,644)   (75,765)    37,415    (31,899)
                                                ---------  ---------  ---------  ---------  ---------
         Income before minority
           interest and extraordinary
           loss......................              72,658    145,971    143,601     52,696    117,980
MINORITY INTEREST
    Subsidiary preferred stock
      dividends......................    16        13,689     13,689     18,253     10,600      8,653
    Payments in lieu of dividends....    16        --          6,413      6,413        377        357
                                                ---------  ---------  ---------  ---------  ---------
         Income before extraordinary
           loss......................              58,969    125,869    118,935     41,719    108,970
EXTRAORDINARY LOSS...................    11         2,323     --         --         --         --
                                                ---------  ---------  ---------  ---------  ---------
         NET INCOME..................           $  56,646  $ 125,869  $ 118,935  $  41,719  $ 108,970
                                                =========  =========  =========  =========  =========
EARNINGS PER COMMON SHARE
Income before extraordinary loss.....    16     $    1.86  $    4.13  $    3.87  $    1.35  $    3.55
Extraordinary loss...................    16          0.07     --         --         --         --
                                                ---------  ---------  ---------  ---------  ---------
         Net income..................    16     $    1.79  $    4.13  $    3.87  $    1.35  $    3.55
                                                =========  =========  =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         COMMON STOCK
                                               ----------------------------------------------------------------
                                                     CLASS A                CLASS B               CLASS C
                                               --------------------   -------------------   -------------------    PAID-IN
                                                  SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL
                                               ------------  ------   -----------  ------   -----------  ------   ---------
BALANCE AT SEPTEMBER 30, 1993................    23,828,400   $239        --        $ --      5,034,600   $ 50    $ 121,480
    Net income...............................       --          --        --          --        --          --       --
    Change in unrealized gains (losses)......       --          --        --          --        --          --       --
                                               ------------  ------   -----------  ------   -----------  ------   ---------
BALANCE AT SEPTEMBER 30, 1994................    23,828,400    239        --          --      5,034,600     50      121,480
    Net income...............................       --          --        --          --        --          --       --
    Cost of subsidiary's preferred stock
      issuance...............................       --          --        --          --        --          --       (3,758)
    Change in unrealized gains (losses)......       --          --        --          --        --          --       --
                                               ------------  ------   -----------  ------   -----------  ------   ---------
BALANCE AT SEPTEMBER 30, 1995................    23,828,400    239        --          --      5,034,600     50      117,722
    Net income...............................       --          --        --          --        --          --       --
    Dividends declared: common stock ($3.46
      per share).............................       --          --        --          --        --          --       --
    Restricted Stock issued (Note 13)........       --          --        318,342      3        --          --        3,706
    Conversion of Warrant (Note 16)..........       --          --      1,503,560     15        --          --       (6,099)
    Conversion of common stock (Note 16).....     2,996,840     29      2,037,760     21     (5,034,600)   (50)      --
    Common stock offering (Note 16)..........       910,694      9        --          --        --          --       13,957
    Change in unrealized gains (losses)......       --          --        --          --        --          --       --
                                               ------------  ------   -----------  ------   -----------  ------   ---------
BALANCE AT SEPTEMBER 30, 1996................    27,735,934   $277      3,859,662   $ 39        --        $ --    $ 129,286
                                               ============  ======   ===========  ======   ===========  ======   =========
                                                                                            (unaudited)
BALANCE AT SEPTEMBER 30, 1995................    23,828,400   $239        --        $ --      5,034,600   $ 50    $ 117,722
    Net income...............................       --        --          --          --        --          --       --
    Dividends declared: common stock ($3.46
      per share).............................       --        --          --          --        --          --       --
    Conversion of common stock (Note 16).....   (23,446,475)  (235)    28,481,075    285     (5,034,600)  $(50)      --
    Restricted Stock issued (Note 13)........       --        --          318,342      3        --          --        3,706
    Change in unrealized gains (losses)......       --        --          --          --        --          --       --
                                               ------------  ------   -----------  ------   -----------  ------   ---------
BALANCE AT JUNE 30, 1996.....................       381,925   $  4     28,799,417   $288        --        $ --    $ 121,428
                                               ============  ======   ===========  ======   ===========  ======   =========
                                                                                            (unaudited)
BALANCE AT SEPTEMBER 30, 1996................    27,735,934   $277      3,859,662   $ 39        --        $ --    $ 129,286
    Net income...............................       --        --          --          --        --          --       --
    Dividends declared: common stock ($0.42
      per share).............................       --        --          --          --        --          --       --
    Conversion of common stock (Note 16).....       618,342      7       (618,342)    (7)       --          --       --
    Change in unrealized gains (losses) (Note
      4).....................................       --        --          --          --        --          --       --
                                               ------------  ------   -----------  ------   -----------  ------   ---------
BALANCE AT JUNE 30, 1997.....................    28,354,276   $284      3,241,320   $ 32        --        $ --    $ 129,286
                                               ============  ======   ===========  ======   ===========  ======   =========
                                                           UNREALIZED        TOTAL
                                               RETAINED       GAINS      STOCKHOLDERS'
                                               EARNINGS     (LOSSES)        EQUITY
                                               ---------   -----------   -------------
BALANCE AT SEPTEMBER 30, 1993................  $ 234,050    $  33,384      $ 389,203
    Net income...............................    108,970       --            108,970
    Change in unrealized gains (losses)......     --          (46,811)       (46,811)
                                               ---------   -----------   -------------
BALANCE AT SEPTEMBER 30, 1994................    343,020      (13,427)       451,362
    Net income...............................     41,719       --             41,719
    Cost of subsidiary's preferred stock
      issuance...............................     --           --             (3,758)
    Change in unrealized gains (losses)......     --            6,780          6,780
                                               ---------   -----------   -------------
BALANCE AT SEPTEMBER 30, 1995................    384,739       (6,647)       496,103
    Net income...............................    118,935       --            118,935
    Dividends declared: common stock ($3.46
      per share).............................   (100,000)      --           (100,000)
    Restricted Stock issued (Note 13)........     --           --              3,709
    Conversion of Warrant (Note 16)..........     --           --             (6,084)
    Conversion of common stock (Note 16).....     --           --            --
    Common stock offering (Note 16)..........     --           --             13,966
    Change in unrealized gains (losses)......     --            4,414          4,414
                                               ---------   -----------   -------------
BALANCE AT SEPTEMBER 30, 1996................  $ 403,674    $  (2,233)     $ 531,043
                                               =========   ===========   =============

BALANCE AT SEPTEMBER 30, 1995................  $ 384,739    $  (6,647)     $ 496,103
    Net income...............................    125,869       --            125,869
    Dividends declared: common stock ($3.46
      per share).............................   (100,000)      --           (100,000)
    Conversion of common stock (Note 16).....     --           --            --
    Restricted Stock issued (Note 13)........     --           --              3,709
    Change in unrealized gains (losses)......     --            3,751          3,751
                                               ---------   -----------   -------------
BALANCE AT JUNE 30, 1996.....................  $ 410,608    $  (2,896)     $ 529,432
                                               =========   ===========   =============

BALANCE AT SEPTEMBER 30, 1996................  $ 403,674    $  (2,233)     $ 531,043
    Net income...............................     56,646       --             56,646
    Dividends declared: common stock ($0.42
      per share).............................    (13,270)      --            (13,270)
    Conversion of common stock (Note 16).....     --           --            --
    Change in unrealized gains (losses) (Note
      4).....................................     --            8,257          8,257
                                               ---------   -----------   -------------
BALANCE AT JUNE 30, 1997.....................  $ 447,050    $   6,024      $ 582,676
                                               =========   ===========   =============

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       FOR THE YEAR ENDED SEPTEMBER 30,
                                                                                  -------------------------------------------
                                                                                      1996           1995           1994
                                                                                  -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................................................  $     118,935  $      41,719  $     108,970
Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Provision for credit losses................................................         16,469         24,293          6,997
     Deferred tax (benefit) expense.............................................        (93,401)        16,615        (31,436)
     Net gains on sales of assets...............................................        (53,491)       (72,918)       (80,524)
     Net depreciation, amortization, and accretion..............................        (12,095)       (49,335)        (7,921)
     Amortization of intangibles................................................         20,432         21,856         18,247
     Federal Home Loan Bank stock dividend......................................        (12,943)       (11,446)        (5,558)
     Purchases of trading account assets........................................        (12,955)          (203)           (46)
     Proceeds from sales of trading account assets..............................         12,819            143            103
     Originations of loans held for sale........................................     (2,872,307)    (2,275,058)    (4,128,979)
     Purchases of loans held for sale...........................................       (143,309)      (103,926)       (60,900)
     Proceeds from sales of loans held for sale.................................      3,321,599      2,164,407      4,838,051
     Change in mortgage servicing rights........................................        (62,142)       (29,251)       (50,955)
     Change in loans held for sale..............................................         17,991          5,661         53,117
     Change in interest receivable..............................................         25,957        (37,778)       (10,284)
     Change in other assets.....................................................         19,397         (3,068)        86,496
     Change in other liabilities................................................         (3,274)        89,056        (44,432)
     Management Restricted Stock award..........................................          3,709       --             --
                                                                                  -------------  -------------  -------------
          Net cash provided (used) by operating activities......................        291,391       (219,233)       690,946
                                                                                  -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities purchased under agreements to resell and federal
       funds sold...............................................................       (203,197)      (117,342)       189,278
     Purchases of securities held to maturity...................................         (6,327)        (2,920)       (32,812)
     Proceeds from maturities of securities held to maturity....................          7,715          3,472         33,000
     Purchases of mortgage-backed securities held to maturity...................         (3,841)       (38,515)       (83,854)
     Proceeds from sales of mortgage-backed securities held to maturity.........       --             --               38,294
     Repayments of mortgage-backed securities held to maturity..................        178,926        390,364        162,328
     Purchases of securities available for sale.................................        (16,029)      --             (135,930)
     Proceeds from sales of securities available for sale.......................         96,815       --               61,482
     Purchases of mortgage-backed securities available for sale.................       --                 (230)      (735,757)
     Proceeds from sales of mortgage-backed securities available for sale.......        295,702         77,626        187,189
     Repayments of mortgage-backed securities available for sale................        272,059         16,346        760,111
     Change in mortgage-backed securities available for sale....................       --             --              (12,148)
     Purchases of loans held to maturity........................................       (148,510)    (2,658,093)    (1,406,275)
     Proceeds from sales of loans held to maturity..............................          3,539         31,543         27,093
     Change in loans held to maturity...........................................        509,704       (379,229)      (734,276)
     Change in Covered Assets...................................................       --             --              318,176
     Purchases of Federal Home Loan Bank stock..................................       --             (100,190)          (793)
     Redemption of Federal Home Loan Bank stock.................................         59,252         18,500       --
     Purchases of premises and equipment........................................         (9,394)        (6,132)       (10,379)
     Proceeds from sales of real estate owned acquired through
       foreclosure..............................................................         42,741         34,137         31,212
     Proceeds from sales of servicing rights....................................         33,187         48,237         58,880
                                                                                  -------------  -------------  -------------
          Net cash provided (used) by investing activities......................      1,112,342     (2,682,426)    (1,285,181)
                                                                                  -------------  -------------  -------------

                                                   (CONTINUED ON FOLLOWING PAGE)

                               BANK UNITED CORP.
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)

                                            FOR THE YEAR ENDED SEPTEMBER 30,
                                        -----------------------------------------
                                           1996           1995           1994
                                        -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Change in deposits..............   $   (34,378)   $   419,738    $   (73,290)
     Proceeds from Federal Home Loan
       Bank advances.................     1,498,700      3,821,754      2,161,384
     Repayment of Federal Home Loan
       Bank advances.................    (2,391,764)    (2,058,200)    (1,726,500)
     Net change in securities sold
       under agreements to repurchase
       and federal funds purchased...      (340,247)       619,533        243,000
     Change in advances from
       borrowers for taxes and
       insurance.....................       (37,334)        38,585          1,191
     Proceeds from issuance of common
       stock.........................        13,966        --             --
     Cost of converting Bank common
       stock Warrant.................        (6,084)       --             --
     Proceeds from issuance of the
       Bank's preferred stock........       --              96,242        --
     Payment of common stock
       dividends.....................      (100,000)       --             --
                                        -----------    -----------    -----------
          Net cash (used) provided by
            financing activities.....    (1,397,141)     2,937,652        605,785
                                        -----------    -----------    -----------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................         6,592         35,993         11,550
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................       112,931         76,938         65,388
                                        -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................   $   119,523    $   112,931    $    76,938
                                        ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION AND NONCASH INVESTING
  ACTIVITIES
     Cash paid for interest..........   $   606,911    $   523,250    $   313,092
     Cash paid for income taxes......         3,953          9,863          5,102
     Cash paid in lieu of taxes......        12,096            157          4,000
     Real estate owned acquired
       through foreclosure...........        70,843         49,403         44,753
     Securitization of loans.........        33,167        --           1,182,172
     Transfer of loans from (to) held
       to maturity...................       104,235           (805)      (398,645)
     Transfer of mortgage-backed
       securities from (to) held to
       maturity......................     1,244,945        --          (1,250,136)
     Change in unrealized gains
       (losses) on securities and
       mortgage-backed securities
       available for sale............         4,414          6,780        (46,811)

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           FOR THE NINE MONTHS
                                              ENDED JUNE 30,
                                       ----------------------------
                                           1997           1996
                                       -------------  -------------
                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................  $      56,646  $     125,869
Adjustments to reconcile net income
  to net cash (used) provided by
  operating activities:
     Provision for credit losses.....         14,644         10,155
     Deferred tax (benefit)
       expense.......................         33,534        (86,218)
     Net gains on sales of assets....        (28,139)       (37,037)
     Net depreciation, amortization,
       and accretion.................          2,331        (10,887)
     Amortization of intangibles.....         23,940         15,002
     Federal Home Loan Bank stock
       dividend......................         (8,426)       (10,090)
     Purchases of trading account
       assets........................         (3,743)       (10,739)
     Proceeds from sales of trading
       account assets................          3,700         10,620
     Originations of loans held for
       sale..........................     (1,070,056)    (2,268,251)
     Purchases of loans held for
       sale..........................       (308,457)       (85,501)
     Proceeds from sales of loans
       held for sale.................      1,152,836      2,647,624
     Change in mortgage servicing
       rights........................       (172,178)       (51,701)
     Change in loans held for sale...          8,990         16,890
     Change in interest receivable...         (8,562)        22,401
     Change in other assets..........        (45,737)        39,088
     Change in other liabilities.....        (39,481)        (6,129)
     Management Restricted Stock
       award.........................       --                3,709
                                       -------------  -------------
          Net cash (used) provided by
            operating activities.....       (388,158)       324,805
                                       -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities
       purchased under agreements to
       resell and federal funds
       sold..........................         97,190       (385,126)
     Purchases of securities held to
       maturity......................       --               (6,327)
     Proceeds from maturities of
       securities held to maturity...       --                6,105
     Purchases of mortgage-backed
       securities held to maturity...         (2,134)        (3,841)
     Repayments of mortgage-backed
       securities held to maturity...         60,931        156,456
     Purchases of securities
       available for sale............        (34,944)       (16,029)
     Proceeds from maturities of
       securities available for
       sale..........................         52,600       --
     Proceeds from sales of
       securities available for
       sale..........................        241,929         78,509
     Purchases of mortgage-backed
       securities available for
       sale..........................       (171,918)      --
     Proceeds from sales of
       mortgage-backed securities
       available for sale............          6,965        295,702
     Repayments of mortgage-backed
       securities available for
       sale..........................        177,858        220,089
     Purchases of loans held to
       maturity......................       (842,270)      (102,230)
     Proceeds from sales of loans
       held to maturity..............         84,974          3,343
     Change in loans held to
       maturity......................        (46,753)       425,302
     Purchases of Federal Home Loan
       Bank stock....................        (16,998)      --
     Redemption of Federal Home Loan
       Bank stock....................         18,160         38,800
     Purchases of premises and
       equipment.....................         (9,655)        (5,022)
     Proceeds from sales of real
       estate owned acquired through
       foreclosure...................         51,627         31,832
     Proceeds from sales of servicing
       rights........................          7,112          6,174
                                       -------------  -------------
          Net cash (used) provided by
            investing activities.....       (325,326)       743,737
                                       -------------  -------------

                                                   (CONTINUED ON FOLLOWING PAGE)

                               BANK UNITED CORP.
              CONSOLIDATED STATEMENTS OF CASH FLOWS --(CONTINUED)
                                 (IN THOUSANDS)

                                           FOR THE NINE MONTHS
                                              ENDED JUNE 30,
                                       ----------------------------
                                           1997           1996
                                       -------------  -------------
                                               (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
     Change in deposits..............  $     102,130  $    (128,696)
     Proceeds from Federal Home Loan
       Bank advances.................      2,750,202      1,498,700
     Repayment of Federal Home Loan
       Bank advances.................     (2,610,528)    (1,998,200)
     Net change in securities sold
       under agreements to repurchase
       and federal funds purchased...        349,096       (287,027)
     Change in advances from
       borrowers for taxes and
       insurance.....................         17,408        (69,603)
     Payment of common stock
       dividends.....................        (13,270)      (100,000)
     Proceeds from issuance of
       Subordinated Notes............        216,234       --
     Repayment of Senior Notes.......       (114,500)      --
                                       -------------  -------------
          Net cash provided (used) by
            financing activities.....        696,772     (1,084,826)
                                       -------------  -------------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS........................        (16,712)       (16,284)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................        119,523        112,931
                                       -------------  -------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $     102,811  $      96,647
                                       =============  =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION AND NONCASH
INVESTING ACTIVITIES
     Cash paid for interest..........  $     394,231  $     434,050
     Cash paid for income taxes......          1,106          2,204
     Real estate owned acquired
       through foreclosure...........         51,657         55,105
     Sales of real estate owned
       financed by the Bank..........         17,451            452
     Securitization of loans.........        246,617         13,601
     Net transfer of loans from held
       to maturity...................       --              187,463
     Transfer of mortgage-backed
       securities from held to
       maturity to available for
       sale..........................          6,843      1,244,945
     Change in unrealized gains
       (losses) on securities and
       mortgage-backed securities
       available for sale............          8,257          3,751

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     Bank United Corp. (the "Parent Company") was incorporated in the State of Delaware on December 19, 1988, and became the holding company for Bank United, a federal savings bank (the "Bank") upon the Bank's formation on December 30, 1988. In December 1996, the Parent Company formed a new, wholly owned, Delaware subsidiary, BNKU Holdings, Inc. ("Holdings"). After acquiring all of the common stock of Holdings, the Parent Company contributed all of the common stock of the Bank to Holdings, and Holdings assumed the Parent Company's obligations for $115 million 8.05% senior notes due May 15, 1998 (the "Senior Notes"). See
Note 11. As a result of these transactions, Holdings is the sole subsidiary of the Parent Company and the Bank is the sole subsidiary of Holdings.

     The accompanying Consolidated Financial Statements include the accounts of the Parent Company, Holdings, the Bank, and the Bank's wholly owned subsidiaries (collectively known as the "Company"). All significant intercompany accounts have been eliminated in consolidation. The Parent Company has no significant assets other than the equity interest in Holdings and Holdings has no significant assets other than the equity interest in the Bank. Substantially all of the Company's consolidated revenues are derived from the operations of the Bank.

     Prior to June 1996, the Company was a subsidiary of Hyperion Holdings Inc., a Delaware corporation ("Hyperion Holdings"), which in turn was a subsidiary of Hyperion Partners L.P., a Delaware limited partnership ("Hyperion
Partners"). In June 1996, in contemplation of a public offering of the Company's common stock, the following actions were taken (collectively, the "Restructuring"): (1) Hyperion Holdings exchanged shares of a newly created class of its nonvoting common stock for certain shares of its voting common stock held by Hyperion Partners; (2) Hyperion Partners then distributed the Hyperion Holdings common stock owned by it to its limited and general partners in accordance with the terms of the limited partnership agreement of Hyperion Partners (the "Distribution"); and (3) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"). As a result of the Merger, the common stockholders of Hyperion Holdings (i.e. the limited and general partners of Hyperion Partners) received shares of Class A voting and Class B nonvoting common stock of the Company. As of the date of the Merger, Hyperion Holdings had no significant assets, liabilities, or business other than its investment in the Company. The Merger was accounted for in a manner similar to a pooling of interests. Due to the immaterial nature of the assets, liabilities, and operations of Hyperion Holdings prior to the Merger, prior period results were not restated.

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. The Company operates a 70-branch community banking network serving approximately 216,000 households and businesses, ten commercial banking offices, six wholesale mortgage origination offices, a mortgage servicing business, and a financial markets business.

     The accompanying Consolidated Financial Statements and information as of June 30, 1997 and for the nine months ended June 30, 1997 and 1996 are unaudited, and include all adjustments (consisting of only normal recurring adjustments), that are necessary, in the opinion of management, for a fair presentation.

     The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles requires managment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accounting and reporting policies conform to generally accepted accounting principles and general practices within the thrift and mortgage banking industries.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SHORT-TERM INTEREST-EARNING ASSETS

     Short-term interest-earning assets are comprised of cash, cash equivalents, securities purchased under agreements to resell ("repurchase agreements"), and federal funds sold. Short-term instruments with original maturities of three months or less (measured from their acquisition date) and highly liquid instruments readily convertible to cash are generally considered to be cash equivalents. Cash and cash equivalents consist primarily of interest-earning and non-interest earning deposits in other banks.

     The Board of Governors of the Federal Reserve System ("Federal Reserve Board") regulations require average cash reserve balances based on deposit liabilities to be maintained by the Bank with the Federal Reserve Bank. The required reserve balances were approximately $34.0 million, $48.7 million, and $63.7 million for the periods including June 30, 1997, September 30, 1996 and 1995, respectively. The Bank was in compliance with these requirements for each of these periods.

TRADING ACCOUNT ASSETS, SECURITIES, AND MORTGAGE-BACKED SECURITIES

     Debt and equity securities, including mortgage-backed securities ("MBS"), are classified into one of three categories: held to maturity, available for sale, or trading.

     Trading account assets are carried at fair value with any realized or unrealized gains and losses recognized in current operations. Trading account assets are generally comprised of assets that are actively and frequently bought and sold with the objective of generating income on short-term changes in price.

     Securities and MBS that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at cost, adjusted for the amortization of premiums and the accretion of discounts. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law, statutory requirements, or regulatory requirements), securities and MBS held to maturity may be sold or transferred to another portfolio.

     Securities and MBS that the Company intends to hold for indefinite periods of time are classified as available for sale and are recorded at fair value. Unrealized holding gains or losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized.

     Prior to the implementation of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", when certain loans were securitized, a portion of the original loan basis was allocated to an excess servicing receivable for all loans having a servicing fee rate greater than the "normal" servicing fee rate. This receivable represented the present value of the estimated future servicing revenue in excess of a "normal" service fee. The securitized portion of the receivable was classified and accounted for as MBS in the Consolidated Statements of Financial Condition. That portion of the receivable not securitized was classified as other assets in the Consolidated Statements of Financial Condition and amortized to operations over the lives of the underlying mortgages. Pursuant to the implementation of SFAS No. 125, these assets are now classified as MBS and securities available for sale. See
"-- Recent Accounting Standards" and Note 4. The Company reviews these assets periodically for valuation impairment in a manner similar to its mortgage servicing rights ("MSRs").

     The overall return or yield earned on MBS depends on the amount of interest collected over the life of the security and the amortization of any premium or discount. Premiums and discounts are recognized in income using the level-yield method over the assets' remaining lives (adjusted for anticipated prepayments). The actual yields and maturities of MBS depend on the timing of the payment of the underlying mortgage principal and interest. Accordingly, changes in interest rates and prepayments can have a significant impact on the yields of MBS.

     If the fair value of a security or MBS classified as held to maturity or available for sale was to decline for reasons other than temporary market conditions, the carrying value of such a security would be written down to current fair value by a charge to operations.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net gains or losses on sales of trading account assets, securities, and MBS are computed on the specific identification method.

LOANS

     Loans that the Company has the intent and ability to hold to maturity are classified as held to maturity and are carried at unpaid principal balances, adjusted for unamortized premiums, unearned discounts, the allowance for credit losses, and net deferred loan origination fees or costs ("Book Value"). Loans held for sale, excluding single family warehouse loans, are carried at the lower of allocated Book Value, as applicable, or fair value on an aggregate basis, as determined by discounting contractual cash flows (adjusted for anticipated prepayments) and using discount rates based on secondary market sources. Single family warehouse loans held for sale are carried at the lower of allocated Book Value or market value, on an aggregate basis, as determined by commitments from investors or current investor yield requirements. Any net unrealized losses on loans held for sale are recognized in a valuation allowance by a charge to current operations. The Book Value is allocated to loans and the MSRs in accordance with SFAS No. 125. See "-- Loan Servicing".

     Interest income on loans, including impaired loans, is recognized principally using the level-yield method. Based upon management's periodic evaluation or at the time a loan is ninety days past due ("nonperforming"), the related accrued interest is generally reversed by a charge to operations and the subject loan is simultaneously placed on nonaccrual. Once a loan becomes current and the borrower demonstrates a continuation of its ability to repay the loan, the loan is returned to accrual status.

     Premiums, discounts, and loan fees (net of certain direct loan origination costs) on warehouse loans held for sale are recognized in income when the related loans are sold. Premiums, discounts, and loan fees (net of certain direct loan origination costs) associated with other loans for which collection is probable and estimable are recognized in income using the level-yield method, over the loans' remaining lives (adjusted for anticipated prepayments) or when such loans are sold. Net discounts associated with loans for which collection may not be probable and estimable are not accreted to income ("non-accretable discounts"). These non-accretable discounts relate to bulk purchases of loans, a portion of which were nonperforming and acquired at discounts from their principal balance. Management periodically evaluates current loss estimates on loans with non-accretable discounts to determine if the remaining non-accretable discounts should be accreted to income.

ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is maintained at levels management deems adequate to cover estimated losses on loans. The adequacy of the allowance is based on management's periodic evaluation of the loan portfolio and considers such factors as historical loss experience, delinquency status, identification of adverse situations that may affect the ability of obligors to repay, known and inherent risks in the portfolio, assessment of economic conditions, regulatory policies, and the estimated value of the underlying collateral, if any. Provisions for credit losses are charged to current operations when they are determined to be both probable and estimable. Losses are charged to the allowance for credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Cash recoveries are credited to the allowance for credit losses.

     The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, an amendment of SFAS No. 114," effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogenous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases, and debt securities. These statements apply to the Company's single family construction, multi-family, commercial, commercial real estate, healthcare, small business, and mortgage banker finance line of credit loan categories in the held to maturity portfolio. See Note 5. These statements apply to all loans that are restructured in a troubled debt

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

restructuring involving a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the loans.

     The adoption of SFAS No. 114 did not result in additional provisions for credit losses. SFAS No. 114 requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Any excess of the Company's recorded investment in the loans (unpaid principal balance, adjusted for unamortized premium or discount, net deferred loan origination fees or costs and accrued interest receivable) over the measured value of the loans is provided for in the allowance for credit losses.

LOAN SERVICING

     In September 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of Financial Accounting Standards Board Statement No. 65," effective October 1, 1994. This statement required mortgage loan servicing rights to be recognized as separate assets from the related loans, regardless of how those servicing rights were acquired. Upon origination of a mortgage loan, the Book Value of the mortgage loan was allocated to the MSR and to the loan (without the MSR) based on its estimated relative fair value, provided there was a plan to sell or securitize the related loan. On January 1, 1997, the Company adopted SFAS No. 125, which superseded SFAS No. 122, and requires, among other things, that the book value of loans be allocated between MSRs and the related loans at the time of the loan sale or securitization, if servicing is retained. The allocation of the Book Value of the loan between the MSR and the loan basis results in increased gains on the sales of the loan, reflecting the value of the servicing rights. Prior to the implementation of SFAS No. 122, the value of the originated mortgage servicing rights ("OMSRs") was not recognized until the servicing rights were sold.

     MSRs, both OMSRs and purchased mortgage servicing rights ("PMSRs"), are periodically evaluated for impairment based on the fair value of those rights. The fair value of MSRs is determined by discounting the estimated future cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporates assumptions that market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default, and interest rates. For purposes of measuring impairment, the loans underlying the MSRs are stratified on the basis of interest rate and type (conventional or government). The amount of impairment is the amount by which the MSRs, net of accumulated amortization, exceed their fair value by strata. Impairment, if any, is recognized through a valuation allowance and a charge to current operations.

     MSRs, net of valuation allowances, are amortized in proportion to, and over the period of, the estimated net servicing revenue of the underlying mortgages, which are collateralized by single family properties. The amortization expense is reflected in amortization of intangibles in the Consolidated Statements of Operations.

     An allowance for other losses associated with the mortgage servicing portfolio and certain receivables, advances, and other assets associated with that portfolio is established for expected costs that are incurred as a result of the Company's responsibility as servicer of Federal Housing Administration ("FHA") insured and Department of Veteran Affairs ("VA") guaranteed loans and is determined based on a number of variables. The allowance is netted against the related assets in the Consolidated Statements of Financial Condition and the related provision is included in non-interest expense in the Consolidated Statements of Operations.

SALES OF SINGLE FAMILY LOANS

     Loans are sold periodically to institutional and private investors. Gains or losses on loan sales are recognized at the time of sale, determined using the specific identification method, and reflect the extent that net sales proceeds differ from the allocated Book Value of the loans. Single family warehouse loans are generally

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

packaged into pools and sold as MBS. Accordingly, gains or losses on loan sales include both gains from sales of MBS created from single family warehouse loans and whole loan sales. Certain of the loans and servicing rights are sold with general representations and warranties under contracts for sales of loans and servicing rights. Repurchases of the loans and servicing rights may be required when a loan fails to meet certain conditions specified in the contract pursuant to which the loans and servicing rights were sold and that failure was caused by a matter covered by the general representations and warranties. An accrual is determined for the estimated future costs of such obligations and is maintained at a level management believes is adequate to cover estimated losses. This accrual is included in other liabilities on the Consolidated Statements of Financial Condition and the related expense is reflected in non-interest expense in the Consolidated Statements of Operations.

FEDERAL HOME LOAN BANK STOCK

     As a member of the Federal Home Loan Bank ("FHLB") System, the Bank is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to the greater of 1% of the aggregate unpaid balance of loans and securities secured by single family and multi-family properties, 0.3% of total assets, or 5% of total FHLB advances. FHLB stock is redeemable at par value at the discretion of the FHLB of Dallas and is used to collateralize FHLB advances.

PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost, less accumulated depreciation, and include certain branch facilities and the related furniture, fixtures, and equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from two to 40 years.

INTANGIBLE ASSETS

     Intangible assets consist of the excess cost over fair value of net assets acquired and debt issuance costs. The excess of cost over fair value of net assets acquired is comprised of identifiable and unidentifiable intangibles. The identifiable portion relates to core deposit premiums paid and the value of mortgage origination networks acquired. The core deposit premiums are amortized using an accelerated method over the estimated lives of the deposit relationships acquired. The premiums paid for mortgage origination networks were amortized using the straight-line method over 5 years. The unidentifiable intangible, or goodwill, resulting from thrift related acquisitions is amortized at a constant rate applied to the carrying amount of the long-term interest-earning assets acquired that are expected to be outstanding at the beginning of each subsequent period based on their terms. The original estimated lives of these long-term interest-earning assets ranged from one to 26 years. The identifiable and unidentifiable intangibles are evaluated on an ongoing basis to determine whether events and circumstances have developed that warrant revision of the estimated lives of the related assets or their write-off. Debt issuance costs are being amortized over the life of the notes using the straight-line method.

REAL ESTATE OWNED ("REO")

     At the time of foreclosure, REO is recorded at the lower of the outstanding loan amount (including accrued interest, if any) or fair value (less estimated costs to sell). The resulting loss, if any, is charged to the allowance for credit losses. Subsequent to foreclosure, REO is carried at the lower of its new cost basis or fair value, with any further declines in fair value charged to current operations. Revenues, expenses, gains or losses on sales, and increases or decreases in the allowance for losses are charged to operations as incurred and included in non-interest expense on the Consolidated Statement of Operations. Net gains on sales of certain REO properties, primarily single family residences, are deferred (1) when such properties are acquired through the foreclosure of loans that are part of discounted bulk purchases of loans and
(2) uncertainty exists as to the total gains or losses that would be realized from foreclosures associated with the bulk loan purchase. Upon obtaining sufficient loss history or seasoning of the purchases, the deferred net gains are recognized. A majority of the Company's REO is

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

single family properties held by the banking segment. The historical average holding period for REO is six months.

OFF-BALANCE-SHEET FINANCIAL STATEMENTS

     The Company enters into traditional off-balance-sheet financial instruments such as interest rate exchange agreements ("swaps"), interest rate caps and floors, financial options, and futures contracts in the normal course of business in an effort to reduce its exposure to changes in interest rates. The Company does not utilize instruments such as leveraged derivatives or structured notes. The off-balance-sheet financial instruments utilized by the Company are typically classified as hedges of existing assets, liabilities, or anticipated transactions. Criteria for these methods follows:

Hedge of an Existing Asset or Liability: (1) the hedged asset or liability must be interest rate sensitive and (2) the off-balance-sheet financial instrument must be designated and be effective as a hedge of the asset or liability.

Hedge of Anticipated Transactions: (1) the transaction to be hedged must be interest rate sensitive, (2) the off-balance-sheet financial instrument must be designated and be effective as a hedge of the transaction, (3) significant characteristics and terms of the transaction must be identified, and (4) it is probable the transaction will occur.

     Gains or losses on early termination of financial contracts, if any, are amortized over the remaining terms of the hedged items. Generally, the Company terminates the off-balance-sheet financial instrument when the hedged asset or liability is sold or if the anticipated transaction is not likely to occur. In these instances, the gain or loss on the financial contract is recognized in income.

     Off-balance-sheet financial instruments that do not satisfy the criteria for classification as hedges above, including those used for trading activities, are carried at market value. Changes in market value are recognized in non-interest income.

     INTEREST RATE EXCHANGE AGREEMENTS, CAPS, FLOORS AND OPTIONS. Accrual accounting is applied for those financial contracts classified as hedges as described above. Amounts receivable and payable are offset against interest income or expense on the hedged items. Fees incurred to enter into the financial contracts are amortized over the lives of the contracts as a component of the income or expense on the asset or liability hedged.

     FINANCIAL FUTURES AND FORWARD DELIVERY CONTRACTS. Deferral accounting is applied for those financial contracts classified as hedges as described above. Changes in the market value of futures contracts are deferred and recognized as interest income or expense over the remaining terms of the hedged items or recognized at the time the hedged items are sold. Fees paid for commitments to deliver loans are charged to other non-interest expense if the likelihood that the commitment will be exercised is remote or the fees are offset against the related net gains as the commitment is filled.

     OTHER OFF-BALANCE-SHEET INSTRUMENTS. The Company has entered into other off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

STOCK-BASED COMPENSATION

     On October 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages adoption of that method for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method currently being followed by the Company and make pro forma disclosures of net income and earnings per common share ("EPS") under the fair value based method of accounting. The Company will continue accounting for stock-based employee compensation plans in accordance with Accounting Principles Board

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and is disclosing pro forma fair value information as prescribed by SFAS No. 123. See
Note 13.

FEDERAL INCOME TAXES

     The Parent Company, Holdings, and the Bank are members of a consolidated group of corporations as defined by the Internal Revenue Code of 1986, as amended (the "Code") and accordingly participate in the filing of a consolidated tax return. For financial reporting purposes, however, the Parent Company, Holdings, and the Bank each compute their tax on a separate company basis and the results are combined for purposes of preparing the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A deferred tax asset has been recognized for certain net operating losses ("NOLs") and credit carryforwards that will be utilized against future taxable income. A valuation allowance reduces the net deferred tax asset to an amount management believes will more likely than not be realized. See Note 14.

RECENT ACCOUNTING STANDARDS

     On October 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identified intangibles held and used by an entity, along with goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss must be recognized if the estimate of the future cash flows (undiscounted and without interest charges) resulting from the use of the asset and its eventual disposition is less than the carrying amount of the asset. The adoption of this pronouncement did not have a material effect on the Company's Consolidated Financial Statements.

     On January 1, 1997, the Company adopted SFAS No. 125. This statement requires that, after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. This statement distinguishes between transfers of financial assets that are sales and transfers that are secured borrowings. This statement superseded SFAS No. 122 and requires, among other things, that the book value of loans be allocated between MSRs and the related loans at the time of the loan sale or securitization, if servicing is retained. SFAS No. 125 also requires that assets be classified as available for sale or trading if the assets can be settled in such a way that the holder may not recover substantially all of their recorded investment. See Note 3 for certain reclassifications made pursuant to the implementation of SFAS No. 125. Under SFAS No. 127, "Deferral of Certain Provisions of FASB Statement No. 125", certain provisions of SFAS No. 125 are not effective until January 1, 1998. The deferred provisions relate to: (1) secured borrowings and collateral for all transactions and (2) transfers of financial assets for repurchase agreements, dollar rolls, securities lending, and similar transactions. Implementation of the deferred portion of SFAS No. 125 should have no material effect on the Company's Consolidated Financial Statements.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In February 1997, SFAS No. 128, "Earnings per Share" was issued. This statement establishes standards for computing and presenting EPS. It replaces the presentation of primary EPS with basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the basic EPS computation to the diluted EPS computation. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted and all prior period EPS data must be restated.

                                       FOR THE NINE MONTHS    FOR THE YEAR ENDED SEPTEMBER
                                          ENDED JUNE 30,                   30,
                                       --------------------  -------------------------------
                                         1997       1996       1996       1995       1994
                                       ---------  ---------  ---------  ---------  ---------
EPS as reported......................  $    1.79  $    4.13  $    3.87  $    1.35  $    3.55
Pro forma EPS under SFAS No. 128
  (unaudited)
     Basic...........................       1.79       4.36       4.06       1.45       3.78
     Diluted.........................       1.77       4.13       3.87       1.35       3.55

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued. This statement requires that all components of comprehensive income and total comprehensive income be reported on one of the following: (1) the statement of operations, (2) the statement of stockholders' equity, or (3) a new separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid in capital) and distributions to owners (dividends). This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. This statement does not change the current accounting treatment for components of comprehensive income (i.e. changes in unrealized gains or losses on securities and MBS available for sale) and thus the implementation of SFAS No. 130 should have no material impact on the Company's Consolidated Financial Statements.

     In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" was issued. This statement requires public companies to report certain information about their operating segments in their annual financial statements and quarterly reports issued to shareholders. It also requires public companies to report certain information about their products and services, the geographic areas in which they operate, and their major customers. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. Implementation of SFAS No. 131 should have no material effect on the Company's Consolidated Financial Statements.

EARNINGS PER COMMON SHARE

     EPS is calculated by dividing net income (adjusted for earnings on the common stock equivalents attributable to the Bank's Warrant for periods prior to the Warrant redemption in August 1996) by the weighted-average number of shares of common stock outstanding. Common stock equivalents on the Bank's Warrant were computed using the treasury stock method. Average shares and per common share results have been restated for all periods presented to reflect an 1,800 to one stock conversion in June 1996. See Note 16.

RECLASSIFICATIONS

     Certain amounts within the accompanying Consolidated Financial Statements and the related Notes have been reclassified to conform to the current presentation. Such reclassifications had no effect on previously presented net income or retained earnings.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND
    FEDERAL FUNDS SOLD

                                        FOR THE
                                          NINE
                                         MONTHS
                                         ENDED      FOR THE YEAR ENDED SEPTEMBER 30,
                                        JUNE 30,   ----------------------------------
                                          1997        1996        1995        1994
                                       ----------  ----------  ----------  ----------
                                                   (DOLLARS IN THOUSANDS)
REPURCHASE AGREEMENTS
     Balance outstanding at
       period-end....................  $  555,059  $  649,249  $  428,052  $  248,710
     Fair value of collateral at
       period-end....................     563,371     693,306     449,152     255,210
     Maximum outstanding at any
       month-end.....................     582,236     785,178     602,274     768,200
     Daily average balance...........     530,970     608,102     420,355     422,745
     Average interest rate...........        5.79%      5.83%       6.28%       4.04%

FEDERAL FUNDS SOLD
     Balance outstanding at
       period-end....................  $   22,000  $   25,000  $   43,000  $  110,000
     Maximum outstanding at any
       month-end.....................      85,000     110,000      75,000     110,000
     Daily average balance...........      48,209      50,418      37,493      16,948
     Average interest rate...........        5.22%      5.36%       5.68%       4.01%

     The repurchase agreements outstanding at June 30, 1997 and September 30, 1996 were collateralized by single family, multi-family and commercial real estate loans, and MBS. The loans and MBS underlying the repurchase agreements are held by the counterparty in safekeeping for the account of the Company or by a third party custodian for the benefit of the Company. All of the investments in repurchase agreements and federal funds sold outstanding at June 30, 1997 matured on or before July 23, 1997, and those outstanding at September 30, 1996 matured on or before October 21, 1996. The repurchase agreements provide for the same loans and MBS to be resold at maturity. At June 30, 1997 and September 30, 1996, the following concentrations of repurchase agreements and federal funds sold outstanding with individual counterparties exceeded ten percent of stockholders' equity:

                                           AT            AT
                                        JUNE 30,    SEPTEMBER 30,
                                          1997          1996
                                       ----------   -------------
                                             CARRYING VALUE
                                       --------------------------
                                             (IN THOUSANDS)
Salomon Brothers Holding Company
  Inc. ..............................  $  100,860     $ 107,000
Paine Webber Real Estate Securities
  Inc................................     108,972       107,000
Merrill Lynch Mortgage Capital
  Inc................................      60,000        25,000
Donaldson, Lufkin, and Jenrette
  Mortgage Capital...................      96,020        95,524
Lehman Commercial Paper Inc..........      49,801        77,000
Bear Stearns and Company, Inc........      --           106,547
                                       ----------   -------------
                                       $  415,653     $ 518,071
                                       ==========   =============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  SECURITIES

                                                                AT JUNE 30,
                                       --------------------------------------------------------------
                                                      GROSS         GROSS
                                       AMORTIZED    UNREALIZED    UNREALIZED      FAIR      CARRYING
                                          COST        GAINS         LOSSES       VALUE       VALUE
                                       ----------   ----------    ----------   ----------  ----------
                                                               (IN THOUSANDS)
1997
HELD TO MATURITY
     Federal agency..................  $      162     $    4        $--        $      166  $      162
                                                    ==========    ==========               ==========
AVAILABLE FOR SALE
     Federal agency..................      30,776     $   68        $    1         30,843
     U.S. Treasury notes.............      24,949        188         --            25,137
                                       ----------   ----------    ----------   ----------
                                           55,725     $  256        $    1         55,980  $   55,980
                                       ----------   ==========    ==========   ----------  ==========
          Total securities...........  $   55,887                              $   56,146
                                       ==========                              ==========

                                                              AT SEPTEMBER 30,
                                       --------------------------------------------------------------
                                                      GROSS         GROSS
                                       AMORTIZED    UNREALIZED    UNREALIZED      FAIR      CARRYING
                                          COST        GAINS         LOSSES       VALUE       VALUE
                                       ----------   ----------    ----------   ----------  ----------
                                                               (IN THOUSANDS)
1996
HELD TO MATURITY
     Federal agency..................  $      168     $    1        $--        $      169  $      168
                                                    ==========    ==========               ==========
AVAILABLE FOR SALE
     Federal agency..................      12,082     $--           $   40         12,042
     U.S. Treasury notes.............      52,544      --              210         52,334
                                       ----------   ----------    ----------   ----------
          Available for sale.........      64,626     $--           $  250         64,376  $   64,376
                                       ----------   ==========    ==========   ----------  ==========
          Total securities...........  $   64,794                              $   64,545
                                       ==========                              ==========

1995
HELD TO MATURITY
     Federal agency..................  $    1,902     $  799        $    1     $    2,700  $    1,902
                                                    ==========    ==========               ==========
AVAILABLE FOR SALE
     U.S. Treasury notes.............     114,924     $--           $  813        114,111  $  114,111
                                       ----------   ==========    ==========   ----------  ==========
          Total securities...........  $  116,826                              $  116,811
                                       ==========                              ==========

1994
HELD TO MATURITY
     Federal agency..................  $    1,894     $  541        $   76     $    2,359
     U.S. Treasury notes.............         464      --            --               464
                                       ----------   ----------    ----------   ----------
          Held to maturity...........       2,358     $  541        $   76          2,823  $    2,358
                                       ----------   ==========    ==========   ----------  ==========
AVAILABLE FOR SALE
     U.S. Treasury notes.............     114,833     $--           $3,076        111,757  $  111,757
                                       ----------   ==========    ==========   ----------  ==========
          Total securities...........  $  117,191                              $  114,580
                                       ==========                              ==========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During the nine months ended June 30, 1997, securities available for sale were sold for a net gain of $2.2 million. During fiscal 1996, there were $96.5 million of available for sale securities sold with proceeds of $96.8 million and a net gain of $267,000. During fiscal 1994, there were $62.7 million of available for sale securities sold with proceeds of $61.5 million and a gross loss of $1.2 million. There were no sales of securities during fiscal 1995. At September 30, 1996, securities with carrying values totalling $1.0 million and fair values totalling $1.0 million were pledged toward margin requirements for interest rate swap agreements. There were no securities pledged toward margin requirements on interest rate swaps at June 30, 1997. See Note 4 for certain reclassifications made pursuant to the implementation of SFAS No. 125.

     Securities outstanding at June 30, 1997 mature as follows:

                                                     HELD TO MATURITY             AVAILABLE FOR SALE
                                                  ----------------------        ----------------------
                                                  AMORTIZED      FAIR           AMORTIZED      FAIR
                                                     COST        VALUE             COST        VALUE
                                                  ----------   ---------        ----------   ---------
                                                                     (IN THOUSANDS)
Due in one year or less........................     $--        $  --             $ --        $  --
Due from one to five years.....................        162           166           24,949       25,137
Due from five to ten years.....................      --           --                  729          724
Due in more than ten years.....................      --           --               30,047       30,119
                                                  ----------   ---------        ----------   ---------
                                                    $  162     $     166         $ 55,725    $  55,980
                                                  ==========   =========        ==========   =========

     Securities outstanding at September 30, 1996 mature as follows:

                                                      HELD TO MATURITY             AVAILABLE FOR SALE
                                                   ----------------------        ----------------------
                                                   AMORTIZED      FAIR           AMORTIZED      FAIR
                                                      COST        VALUE             COST        VALUE
                                                   ----------   ---------        ----------   ---------
                                                                      (IN THOUSANDS)
Due in one year or less.........................      $ --      $      --         $ 52,544    $  52,334
Due from one to five years......................       168            169           --           --
Due from five to ten years......................        --             --           12,082       12,042
                                                   ----------   ---------        ----------   ---------
                                                      $168      $     169         $ 64,626    $  64,376
                                                   ==========   =========        ==========   =========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  MORTGAGE-BACKED SECURITIES

                                                                   AT JUNE 30,
                                       -------------------------------------------------------------------
                                                        GROSS        GROSS
                                        AMORTIZED     UNREALIZED   UNREALIZED       FAIR        CARRYING
                                           COST         GAINS        LOSSES        VALUE         VALUE
                                       ------------   ----------   ----------   ------------  ------------
                                                                 (IN THOUSANDS)
1997
HELD TO MATURITY
     Agency
       Fixed-rate....................  $      2,127    $ --         $ --        $      2,127
       CMOs -- fixed-rate............            20      --           --                  20
     Non-agency
       Adjustable-rate...............       466,277         612       16,040         450,849
       CMOs -- fixed-rate............        94,952      --            4,285          90,667
     Other...........................            (7)         53       --                  46
                                       ------------   ----------   ----------   ------------
          Held to maturity...........       563,369    $    665     $ 20,325         543,709  $    563,369
                                       ------------   ==========   ==========   ------------  ============
AVAILABLE FOR SALE
     Agency
       Fixed-rate....................            10    $    255     $ --                 265
       Adjustable-rate...............       252,231       3,503       --             255,734
       CMOs--fixed-rate..............        46,392          24       --              46,416
       CMOs -- adjustable-rate.......       323,454       1,557          351         324,660
     Non-agency
       Fixed-rate....................        47,678       1,558       --              49,236
       Adjustable-rate...............       303,587       2,235          644         305,178
       CMOs -- fixed-rate............        11,139       7,153          147          18,145
       CMOs -- adjustable-rate.......        35,107         460           74          35,493
     Other...........................         3,361      --           --               3,361
                                       ------------   ----------   ----------   ------------
          Available for sale.........     1,022,959    $ 16,745     $  1,216       1,038,488     1,038,488
                                       ------------   ==========   ==========   ------------  ============
          Total mortgage-backed
            securities...............  $  1,586,328                             $  1,582,197
                                       ============                             ============

                                      F-21

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                AT SEPTEMBER 30,
                                       -------------------------------------------------------------------
                                                        GROSS        GROSS
                                        AMORTIZED     UNREALIZED   UNREALIZED       FAIR        CARRYING
                                           COST         GAINS        LOSSES        VALUE         VALUE
                                       ------------   ----------   ----------   ------------  ------------
                                                                 (IN THOUSANDS)
1996
HELD TO MATURITY
     Agency
       CMOs -- fixed-rate............  $      1,548     $    5      $ --        $      1,553
     Non-agency
       Fixed-rate....................         7,042      1,753           126           8,669
       Adjustable-rate...............       521,280        401        17,634         504,047
       CMOs -- fixed-rate............        99,966      --            5,277          94,689
     Other...........................           212         55        --                 267
                                       ------------   ----------   ----------   ------------
          Held to maturity...........       630,048     $2,214      $ 23,037         609,225  $    630,048
                                       ------------   ==========   ==========   ------------  ============
AVAILABLE FOR SALE
     Agency
       Adjustable-rate...............       326,338     $1,860      $     13         328,185
       CMOs -- fixed-rate............         1,818      --                1           1,817
       CMOs -- adjustable-rate.......       224,081      1,414           192         225,303
     Non-agency
       Fixed-rate....................        61,893      2,253        --              64,146
       Adjustable-rate...............       373,876      1,119         1,702         373,293
       CMOs -- adjustable-rate.......        34,017      --              862          33,155
     Other...........................         1,961      --           --               1,961
                                       ------------   ----------   ----------   ------------
          Available for sale.........     1,023,984     $6,646      $  2,770       1,027,860  $  1,027,860
                                       ------------   ==========   ==========   ------------  ============
          Total mortgage-backed
            securities...............  $  1,654,032                             $  1,637,085
                                       ============                             ============
1995
HELD TO MATURITY
     Agency
       Fixed-rate....................  $      4,259    $    167      $     77    $      4,349
       Adjustable-rate...............       489,412       5,212         2,711         491,913
       CMOs -- fixed-rate............        57,935          96         1,623          56,408
     Non-agency
       Fixed-rate....................       126,562       4,489           318         130,733
       Adjustable-rate...............     1,130,102       4,343        21,256       1,113,189
       CMOs -- fixed-rate............       239,487         173         8,643         231,017
     Other...........................         3,547          56        --               3,603
                                       ------------   ----------    ----------   ------------
          Held to maturity...........     2,051,304    $ 14,536      $ 34,628       2,031,212  $  2,051,304
                                       ------------   ==========   ==========   ------------  ============
AVAILABLE FOR SALE
     Agency
       CMOs -- adjustable-rate.......       250,208    $  1,132      $    217         251,123
     Non-agency
       Fixed-rate....................        22,060         627        --              22,687
       CMOs -- fixed-rate............        36,895      --               640          36,255
       CMOs -- adjustable-rate.......        37,580           7           693          36,894
                                       ------------   ----------    ----------   ------------
          Available for sale.........       346,743    $  1,766      $  1,550         346,959  $    346,959
                                       ------------   ==========   ==========   ------------  ============
          Total mortgage-backed
            securities...............  $  2,398,047                              $  2,378,171
                                       ============                              ============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                 AT SEPTEMBER 30,
                                       --------------------------------------------------------------------
                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED       FAIR        CARRYING
                                           COST         GAINS         LOSSES        VALUE         VALUE
                                       ------------   ----------    ----------   ------------  ------------
1994
HELD TO MATURITY
     Agency
       Fixed-rate....................  $      5,313    $     20      $     15    $      5,318
       Adjustable-rate...............       563,629         830        15,290         549,169
       CMOs -- fixed-rate............        81,395      --             3,967          77,428
     Non-agency
       Fixed-rate....................       184,929         603         2,057         183,475
       Adjustable-rate...............     1,288,271         226        23,048       1,265,449
       CMOs -- fixed-rate............       267,658      --            11,601         256,057
     Other...........................         3,783         113        --               3,896
                                       ------------   ----------    ----------   ------------
          Held to maturity...........     2,394,978    $  1,792      $ 55,978       2,340,792  $  2,394,978
                                       ------------   ==========   ==========    ------------  ============
AVAILABLE FOR SALE
     Agency
       Fixed-rate....................        85,492    $  1,688      $  1,552          85,628
       CMOs -- adjustable-rate.......       254,933      --             2,727         252,206
     Non-agency
       Fixed-rate....................        22,141      --             1,198          20,943
       CMOs -- fixed-rate............        41,825      --             2,634          39,191
       CMOs -- adjustable-rate.......        37,733      --             1,776          35,957
                                       ------------   ----------    ----------   ------------
          Available for sale.........       442,124    $  1,688      $  9,887         433,925  $    433,925
                                       ------------   ==========   ==========    ------------  ============
          Total mortgage-backed
            securities...............  $  2,837,102                              $  2,774,717
                                       ============                              ============

     As a result of the implementation of SFAS No. 125, on January 1, 1997, the Company reclassified $6.8 million from MBS held to maturity and $15.5 million from other assets to MBS and securities available for sale. An unrealized gain of $8.2 million before tax, or $5.1 million after tax, was recorded in stockholders' equity.

     In November 1995, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" was issued. This implementation guide provided the Company the opportunity to reassess the appropriateness of the classifications of its securities and provided that reclassifications of securities from the held to maturity category resulting from this one-time reassessment would not call into question the intent to hold other securities to maturity in the future. During the first quarter of fiscal 1996, the Company reassessed its securities portfolios and reclassified $1.2 billion in MBS from the held to maturity portfolio to the available for sale portfolio. An unrealized gain of $4.2 million before tax, or $2.6 million after tax, was recorded in stockholders' equity as a result of this transfer.

     During fiscal 1994, $68.7 million of fixed-rate collateralized mortgage obligations ("CMOs") were transferred at fair value from the held to maturity portfolio to the available for sale portfolio. The related unrealized gain ($66,000 at the time of transfer, before taxes) was included as a component of stockholders' equity. This transfer was made in response to the classification of securities as high-risk under the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force guidelines in effect at that time. Subsequent to the transfer, these securities were sold.

     During fiscal 1994, $38.3 million of non-agency MBS that had been included in the held to maturity portfolio were sold. This sale was made due to a deterioration of the issuer's creditworthiness and resulted in a gross gain of $42,000.

     MBS of approximately $1.3 billion were transferred from the available for sale portfolio to the held to maturity portfolio at fair value during fiscal 1994. The gross unrealized loss of $10.8 million on these securities

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

at the time of transfer is included as a component of stockholders' equity and is being amortized over the remaining lives of the securities.

     At June 30, 1997 and September 30, 1996, MBS with carrying values totalling $1,240.0 million and $1,030.9 million, respectively, and fair values totalling $1,219.4 million and $1,020.4 million, respectively, were used to collateralize securities sold under agreements to repurchase ("reverse repurchase agreements").

                      CHANGES IN UNREALIZED GAINS (LOSSES)

                                            MORTGAGE-BACKED
                                              SECURITIES
                                        -----------------------     SECURITIES
                                        AVAILABLE      HELD TO       AVAILABLE        TAX
                                        FOR SALE      MATURITY       FOR SALE       EFFECT       TOTAL
                                        ---------     ---------     -----------     -------     --------
                                                                 (IN THOUSANDS)
Balance at September 30, 1994........    $ (8,199)    $ (10,202)      $(3,076)      $ 8,050     $(13,427)
     Market value changes and the
       effect of prepayments.........       8,431        --             2,263        (4,005)       6,689
     (Gains) losses realized due to
       sales.........................         (16)       --            --                 6          (10)
     Amortization of held to
       maturity......................      --               162        --               (61)         101
                                        ---------     ---------     -----------     -------     --------
Balance at September 30, 1995........         216       (10,040)         (813)        3,990       (6,647)
                                        ---------     ---------     -----------     -------     --------
     Market value changes and the
       effect of prepayments.........       3,332        --               830        (1,561)       2,601
     (Gains) losses realized due to
       sales.........................      (2,712)       --              (267)        1,117       (1,862)
     Transfer from held to
       maturity......................       3,040         1,114        --            (1,558)       2,596
     Amortization of held to
       maturity......................      --             1,727        --              (648)       1,079
                                        ---------     ---------     -----------     -------     --------
Balance at September 30, 1996........       3,876        (7,199)         (250)        1,340       (2,233)
                                        ---------     ---------     -----------     -------     --------
     Market value changes and the
       effect of prepayments.........       3,698        --             2,538        (2,339)       3,897
     (Gains) losses realized due to
       sales.........................         (73)       --            (2,200)          852       (1,421)
     Amortization of held to
       maturity......................      --             1,055        --              (396)         659
     Implementation of SFAS No.
       125...........................       8,028        --               167        (3,073)       5,122
                                        ---------     ---------     -----------     -------     --------
Balance at June 30, 1997.............    $ 15,529     $  (6,144)      $   255       $(3,616)    $  6,024
                                        =========     =========     ===========     =======     ========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In fiscal 1994, the banking segment securitized $1.2 billion of single family loans into MBS. There were no securitizations of single family loans during the nine months ended June 30, 1997, fiscal 1996 and 1995. During the nine months ended June 30, 1997 and fiscal 1996, the banking segment securitized small business loans into securities totalling $241.7 million and $30.5 million, respectively. There were no small business securitizations in fiscal 1995 and 1994. The activity in the excess servicing receivable generated as a result of these securitizations was as follows:

                          EXCESS SERVICING RECEIVABLE

                                        FOR THE YEAR ENDED SEPTEMBER
                                                     30,
                                       -------------------------------
                                         1996       1995       1994
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Balance at beginning of period.......  $  11,116  $  12,182  $  15,023
     Additions.......................      2,645     --          2,044
     Sales...........................     --         --         --
     Amortization....................     (1,028)    (1,066)    (4,885)
     Allowance for losses............         (5)    --         --
                                       ---------  ---------  ---------
Balance at end of period.............  $  12,728  $  11,116  $  12,182
                                       =========  =========  =========

     Approximately $3.4 million, $4.0 million, and $4.3 million of the excess servicing receivable balance at September 30, 1996, 1995, and 1994, respectively, represented the securitized portion of the receivable, which was included in the MBS portfolio. The remaining balance was included in other assets. These assets are currently classified as securities and MBS available for sale pursuant to SFAS No. 125.

     The following table provides information related to the sales of MBS available for sale.

                                                   FOR THE NINE MONTHS
                                                      ENDED JUNE 30,      FOR THE YEAR ENDED SEPTEMBER 30,
                                                  ----------------------  ---------------------------------
                                                     1997        1996        1996       1995        1994
                                                  ----------  ----------  ----------  ---------  ----------
                                                                       (IN THOUSANDS)
Proceeds from sales.............................  $    6,965  $  295,702  $  295,702  $  77,626  $  186,190
Gross gains on sales............................          73       3,529       3,529        217      16,300
Gross losses on sales...........................      --             817         817        201       4,812

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  LOANS

     The loan portfolio, less the non-accretable unearned discounts and the undisbursed portion of loans in process, was as follows:

                                                                                 AT SEPTEMBER 30,
                                        AT JUNE 30,    --------------------------------------------------------------------
                                           1997            1996          1995          1994          1993          1992
                                       -------------   ------------  ------------  ------------  ------------  ------------
                                                                          (IN THOUSANDS)
HELD TO MATURITY
     Single family...................    $6,112,617    $  6,152,504  $  7,061,088  $  4,203,614  $  2,847,602  $  2,302,073
     Single family construction......      367,120          242,525       115,436        57,786        35,904        31,920
     Consumer........................      290,435          173,518       123,096       108,179        57,902        21,732
     Multi-family....................      597,389          479,833       356,587       256,362        94,120        50,741
     Multi-family construction.......       89,049           31,355        35,430        20,437        17,935       --
     Commercial real estate..........       99,461           10,538        27,393        61,919        49,510        58,521
     Commercial real estate
       construction..................       41,788           21,551         3,613       --            --            --
     Commercial......................       31,919          --            --            --            --            --
     Healthcare and healthcare
       construction..................       54,358            8,750       --            --            --            --
     Small business..................       42,271           22,798         6,495       --            --            --
     Mortgage banker finance line of
       credit........................      309,417          139,872       109,339       147,754       385,548       --
                                       -------------   ------------  ------------  ------------  ------------  ------------
                                         8,035,824        7,283,244     7,838,477     4,856,051     3,488,521     2,464,987
     Allowance for credit losses.....      (38,556)         (39,633)      (36,763)      (23,378)      (27,970)      (25,529)
     Accretable unearned discounts
       and deferred loan origination
       fees..........................       (6,002)         (16,458)      (38,038)      (52,345)      (26,111)      (53,576)
                                       -------------   ------------  ------------  ------------  ------------  ------------
          Held to maturity...........    7,991,266        7,227,153     7,763,676     4,780,328     3,434,440     2,385,882
                                       -------------   ------------  ------------  ------------  ------------  ------------
HELD FOR SALE
     Single family warehouse.........       38,671          260,745       411,287       252,153       899,602     1,016,854
     Single family...................      200,678          --            --            --            528,579       783,002
     Multi-family....................      --               --             87,781        12,535       --            --
     Small business..................       33,653           32,790           825       --            --            --
                                       -------------   ------------  ------------  ------------  ------------  ------------
                                           273,002          293,535       499,893       264,688     1,428,181     1,799,856
     Allowance for credit losses.....           (2)             (27)          (38)          (76)       (1,894)       (2,685)
     Unrealized losses...............      --               --             (1,142)      --            --            --
     Accretable unearned premiums
       (discounts) and deferred loan
       origination costs.............        7,638           (1,173)       (2,149)        1,234         1,652       (81,337)
                                       -------------   ------------  ------------  ------------  ------------  ------------
          Held for sale..............      280,638          292,335       496,564       265,846     1,427,939     1,715,834
                                       -------------   ------------  ------------  ------------  ------------  ------------
          Total loans................    $8,271,904    $  7,519,488  $  8,260,240  $  5,046,174  $  4,862,379  $  4,101,716
                                       =============   ============  ============  ============  ============  ============
SUPPLEMENTAL INFORMATION
     Non-accretable unearned
       discounts.....................    $  (1,829)    $     (7,075) $    (15,423) $    (31,917) $    (42,975) $    (41,060)
     Undisbursed portion of loans in
       process.......................     (292,002)        (262,081)     (179,737)     (136,797)      (39,162)      (41,534)

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the geographic distribution of loans by states with concentrations of 5% of loans or greater at June 30, 1997 and September 30, 1996. The geographic data was based on gross loan principal and excludes non-accretable unearned discounts.

                                                                          AT JUNE 30, 1997
                                       ---------------------------------------------------------------------------------------
                                        SINGLE                                COMMERCIAL
                                        FAMILY        SINGLE                 REAL ESTATE     SINGLE        TOTAL      NON-REAL
                                          AND         FAMILY       MULTI-        AND         FAMILY     REAL ESTATE    ESTATE
                STATE                  CONSUMER    CONSTRUCTION    FAMILY     HEALTHCARE    WAREHOUSE      LOANS       LOANS
-------------------------------------  ---------   ------------   ---------  ------------   ---------   -----------   --------
                                                                       (DOLLARS IN THOUSANDS)
California...........................  $3,292,077    $ --         $  62,186    $ 18,660     $  --        $3,372,923   $    89
Texas................................    833,413      169,335       253,406      73,249        --        1,329,403    148,268
Florida..............................    372,110       50,167        23,873      17,271        --          463,421         52
Other................................  2,002,317      147,618       346,989     119,775       38,671     2,655,370    341,129
                                       ---------   ------------   ---------  ------------   ---------   -----------   --------
  Total..............................  $6,499,917    $367,120     $ 686,454    $228,955     $ 38,671     $7,821,117   $489,538
                                       =========   ============   =========  ============   =========   ===========   ========
% of Total...........................      78.21%        4.42%         8.26%       2.75%        0.47 %       94.11%      5.89%
                                       =========   ============   =========  ============   =========   ===========   ========

                                                    % OF
                STATE                    TOTAL      TOTAL
-------------------------------------  ---------  ---------
                                      (DOLLARS IN THOUSANDS)
California...........................  $3,373,012     40.59%
Texas................................  1,477,671      17.78
Florida..............................    463,473       5.58
Other................................  2,996,499      36.05
                                       ---------  ---------
  Total..............................  $8,310,655    100.00%
                                       =========  =========
% of Total...........................     100.00%
                                       =========

                                                                        AT SEPTEMBER 30, 1996
                                       ---------------------------------------------------------------------------------------
                                        SINGLE                                COMMERCIAL
                                        FAMILY        SINGLE                 REAL ESTATE     SINGLE        TOTAL      NON-REAL
                                          AND         FAMILY       MULTI-        AND         FAMILY     REAL ESTATE    ESTATE
                STATE                  CONSUMER    CONSTRUCTION    FAMILY     HEALTHCARE    WAREHOUSE      LOANS       LOANS
-------------------------------------  ---------   ------------   ---------  ------------   ---------   -----------   --------
                                                                       (DOLLARS IN THOUSANDS)
California...........................  $3,383,554    $ --         $  21,177    $ --         $  --        $3,404,731   $    66
Texas................................    851,832      124,941       242,554      26,132        --        1,245,459    119,999
Florida..............................    393,402       28,440        12,522       1,974        --          436,338         89
Other................................  1,608,008       89,144       236,341      14,276      260,745     2,208,514    168,658
                                       ---------   ------------   ---------  ------------   ---------   -----------   --------
  Total..............................  $6,236,796    $242,525     $ 512,594    $ 42,382     $260,745     $7,295,042   $288,812
                                       =========   ============   =========  ============   =========   ===========   ========
% of Total...........................      82.24%        3.20%         6.76%       0.55%        3.44 %       96.19%      3.81%
                                       =========   ============   =========  ============   =========   ===========   ========

                                                    % OF
                STATE                    TOTAL      TOTAL
-------------------------------------  ---------  ---------
                                     (DOLLARS IN THOUSANDS)
California...........................  $3,404,797     44.90%
Texas................................  1,365,458      18.00
Florida..............................    436,427       5.75
Other................................  2,377,172      31.35
                                       ---------  ---------
  Total..............................  $7,583,854    100.00%
                                       =========  =========
% of Total...........................     100.00%
                                       =========

     Contractual maturities of the loans held to maturity portfolio as of June 30, 1997, were as follows:

                                              PRINCIPAL PAYMENTS CONTRACTUALLY DUE IN YEARS ENDED JUNE 30,
                                       ---------------------------------------------------------------------------
                                                                          2001-      2003-      2008-    2013 AND
                                         1998       1999       2000       2002       2007       2012     THEREAFTER   TOTAL
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
TYPE OF LOAN
Single family........................  $  86,267  $  93,189  $ 100,665  $ 226,206  $ 744,753  $1,095,454 $3,766,083 $6,112,617
Single family construction...........    367,120     --         --         --         --         --         --        367,120
Consumer.............................     61,989     16,780     18,387     42,220    135,007     11,018      5,034    290,435
Multi-family.........................     66,878     72,544     78,691    144,225    218,398     16,653     --        597,389
Multi-family construction............     54,841     34,208     --         --         --         --         --         89,049
Commercial real estate...............     10,278     11,182     12,166     27,635     36,574      1,626     --         99,461
Commercial real estate
  construction.......................     31,316     10,472     --         --         --         --         --         41,788
Commercial...........................     31,919     --         --         --         --         --         --         31,919
Healthcare and healthcare
  construction.......................     18,434     16,578        171        390     18,785     --         --         54,358
Small business.......................      7,028      7,756      8,559     18,212        716     --         --         42,271
Mortgage banker finance line of
  credit.............................    267,674     34,804     --          6,939     --         --         --        309,417
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $1,003,744 $ 297,513  $ 218,639  $ 465,827  $1,154,233 $1,124,751 $3,771,117 $8,035,824
                                       =========  =========  =========  =========  =========  =========  =========  =========
TYPE OF INTEREST
Fixed-rate loans.....................  $  52,902  $  49,204  $  53,519  $ 121,539  $ 570,075  $ 271,772  $ 482,802  $1,601,813
Adjustable-rate loans................    950,842    248,309    165,120    344,288    584,158    852,979  3,288,315  6,434,011
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $1,003,744 $ 297,513  $ 218,639  $ 465,827  $1,154,233 $1,124,751 $3,771,117 $8,035,824
                                       =========  =========  =========  =========  =========  =========  =========  =========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Contractual maturities of the loans held to maturity portfolio as of September 30, 1996, were as follows:

                                            PRINCIPAL PAYMENTS CONTRACTUALLY DUE IN YEARS ENDED SEPTEMBER 30,
                                       ---------------------------------------------------------------------------
                                                                          2000-      2002-      2007-    2012 AND
                                         1997       1998       1999       2001       2006       2011     THEREAFTER   TOTAL
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
TYPE OF LOAN
Single family........................  $  94,810  $ 102,314  $ 110,413  $ 247,738  $ 812,708 $1,189,495 $3,595,026 $6,152,504
Single family construction...........    242,525     --         --         --         --         --         --        242,525
Consumer.............................     86,119     11,175     12,353     28,747     35,124     --         --        173,518
Multi-family.........................     92,631    100,890     84,795     28,811    172,706     --         --        479,833
Multi-family construction............     13,134     13,173      1,763      3,285     --         --         --         31,355
Commercial real estate...............      1,576      1,708      1,853      3,156     20,096      7,367      5,083     40,839
Small business.......................      4,786      5,284      5,833      6,736        159     --         --         22,798
Mortgage banker finance line of
  credit.............................    137,186     --         --          2,686     --         --         --        139,872
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 672,767  $ 234,544  $ 217,010  $ 321,159 $1,040,793 $1,196,862 $3,600,109 $7,283,244
                                       =========  =========  =========  =========  =========  =========  =========  =========
TYPE OF INTEREST
Fixed-rate loans.....................  $  47,176  $  51,297  $  55,790  $ 124,938  $ 411,665  $ 297,328  $  18,025 $1,006,219
Adjustable-rate loans................    625,591    183,247    161,220    196,221    629,128    899,534  3,582,084  6,277,025
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 672,767  $ 234,544  $ 217,010  $ 321,159 $1,040,793 $1,196,862 $3,600,109 $7,283,244
                                       =========  =========  =========  =========  =========  =========  =========  =========

     The performing single family loans are pledged, under a blanket lien, as collateral securing advances from the FHLB at June 30, 1997 and September 30, 1996.

                     PRINCIPAL BALANCE OF NONACCRUAL LOANS

                                                               AT SEPTEMBER 30,
                                        AT JUNE 30,   ----------------------------------
                                           1997          1996        1995        1994
                                        -----------   ----------  ----------  ----------
                                                         (IN THOUSANDS)
NONACCRUAL LOANS
     Single family...................    $  51,186    $   92,187  $   83,954  $   85,722
     Single family construction......       --            --             505      --
     Consumer........................          855         1,039         563         506
     Multi-family....................           16           144         213       3,802
     Commercial real estate and small
       business......................        2,622           350      --           2,342
                                        -----------   ----------  ----------  ----------
                                            54,679        93,720      85,235      92,372
     Discounts.......................         (818)       (4,077)     (9,727)    (16,053)
                                        -----------   ----------  ----------  ----------
     Net nonaccrual loans............    $  53,861    $   89,643  $   75,508  $   76,319
                                        ===========   ==========  ==========  ==========
ALLOWANCE FOR CREDIT LOSSES TO NET
  NONACCRUAL LOANS
     Single family...................        49.89%        32.46%      39.74%      22.70%
     Total...........................        71.59         44.24       48.74       30.73

     At September 30, 1994, nonaccrual loans above included $5.7 million of single family loans that were ninety days delinquent, subject to government guaranty, and upon which interest continued to accrue. There were no such loans at June 30, 1997, and September 30, 1996 and 1995.

     If the nonaccrual loans as of June 30, 1997 and September 30, 1996 had been performing in accordance with their original terms throughout the nine months ended June 30, 1997, and fiscal 1996, interest income recognized would have been $3.2 million and $8.3 million, respectively. The actual interest income recognized on these loans for the nine months ended June 30, 1997 was $1.0 million and for fiscal 1996 was $3.4 million. No commitments exist to lend additional funds to borrowers whose loans were on nonaccrual status at June 30, 1997 and September 30, 1996.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At June 30, 1997, the recorded investment in impaired loans pursuant to SFAS No. 114 totalled $3.6 million and the average outstanding balance for the nine months ended June 30, 1997 was $3.6 million. At September 30, 1996, the recorded investment in impaired loans pursuant to SFAS No. 114 totalled $3.9 million and the average outstanding balance for fiscal 1996 was $4.4 million. No allowance for credit losses determined in accordance with SFAS No. 114 was required on these impaired loans because the measured values of the loans exceeded the recorded investments in the loans.

     Interest income of $243,000 was recognized on impaired loans during the nine months ended June 30, 1997 of which $199,000 was collected in cash. Interest income of $393,000 was recognized on impaired loans during fiscal 1996, of which $355,000 was collected in cash.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          ALLOWANCE FOR CREDIT LOSSES

                                                                      LOANS HELD TO MATURITY
                                       -------------------------------------------------------------------------------------
                                                                                                                   MORTGAGE
                                                                                                                    BANKER
                                                    SINGLE                             MULTI-                       FINANCE
                                       SINGLE       FAMILY                 MULTI-      FAMILY                       LINE OF
                                       FAMILY    CONSTRUCTION   CONSUMER   FAMILY   CONSTRUCTION   COMMERCIAL(1)    CREDIT
                                       -------   ------------   --------   ------   ------------   -------------   ---------
                                                                          (IN THOUSANDS)
Balance at
  September 30, 1991.................  $ 8,956      $  186      $    81    $ 144      $--           $     552       $--
    Provision........................   14,156         135           39       75       --                6,261       --
    Charge-offs......................   (2,835)     --              (76)    --         --              --            --
    Recoveries.......................        8      --            --        --         --              --            --
    Other............................   (6,817)     --              100     --         --                4,564       --
                                       -------   ------------   -------   ------   ------------   -------------   ---------
Balance at
  September 30, 1992.................   13,468         321          144      219       --               11,377       --
    Provision........................    1,824          56          264    1,178          107              (25)        944
    Charge-offs......................   (2,167)        (71)         (72)    --         --              --            --
    Recoveries.......................        6      --               19     --         --              --            --
    Other............................      378      --            --         (31)          1               30        --
                                       -------   ------------   -------   ------   ------------   -------------   ---------
Balance at
  September 30, 1993.................   13,509         306          355    1,366          108           11,382         944
    Provision........................    2,369          93        2,794    1,187           28              875        (260)
    Charge-offs......................   (1,722)     --           (1,365)    (233)     --               (10,145)      --
    Recoveries.......................       20      --               38    --         --               --            --
    Other............................    1,729      --            --           9           (9)         --            --
                                       -------   ------------   -------   ------   ------------   -------------   ---------
Balance at
  September 30, 1994.................   15,905         399        1,822    2,329          127            2,112         684
    Provision........................   18,493         (38)       4,178      524           72            1,374        (274)
    Charge-offs......................   (4,840)     --           (2,847)    --         --               (3,389)      --
    Recoveries.......................       36      --               94        2       --              --            --
                                       -------   ------------   -------   ------   ------------   -------------   ---------
Balance at
  September 30, 1995.................   29,594         361        3,247    2,855          199               97         410
    Provision........................    6,771         332        7,823    1,263           33              256           2
    Charge-offs......................   (7,751)     --           (5,995)    --         --                  (39)      --
    Recoveries.......................       31      --              144     --         --              --            --
                                       -------   ------------   -------   ------   ------------   -------------   ---------
Balance at
  September 30, 1996.................  $28,645      $  693      $ 5,219   $4,118       $  232        $     314       $ 412
                                       =======   ============   =======   ======   ============   =============   =========
Balance at
  September 30, 1995.................  $29,594      $  361      $ 3,247   $2,855       $  199        $      97       $ 410
    Provision........................    4,132         223        5,400      225           33              155           2
    Charge-offs......................   (5,436)     --           (4,588)    --         --              --            --
    Recoveries.......................       18      --              106     --         --              --            --
                                       -------   ------------   -------   ------   ------------   -------------   ---------
Balance at
  June 30, 1996......................  $28,308      $  584      $ 4,165   $3,080       $  232        $     252       $ 412
                                       =======   ============   =======   ======   ============   =============   =========
Balance at
  September 30, 1996.................  $28,645      $  693      $ 5,219   $4,118       $  232        $     314       $ 412
    Provision........................    7,600         475        4,385      646          211            1,037         227
    Charge-offs......................  (10,813)        (73)      (4,679)    (148)      --                 (315)      --
    Recoveries.......................       31      --              253     --         --                    3       --
    Other............................       83      --            --        --         --              --            --
                                       -------   ------------   -------   ------   ------------   -------------   ---------
Balance at
  June 30, 1997......................  $25,546      $1,095      $ 5,178   $4,616       $  443        $   1,039       $ 639
                                       =======   ============   =======   ======   ============   =============   =========

                                              LOANS
                                          HELD FOR SALE
                                       -------------------
                                        SINGLE
                                        FAMILY     SINGLE
                                       WAREHOUSE   FAMILY     TOTAL
                                       ---------   -------   --------
Balance at
  September 30, 1991.................    $ 229     $ --      $ 10,148
    Provision........................      467       --        21,133
    Charge-offs......................     (118)      --        (3,029)
    Recoveries.......................    --          --             8
    Other............................    --          2,107        (46)
                                       ---------   -------   --------
Balance at
  September 30, 1992.................      578       2,107     28,214
    Provision........................     (265)      --         4,083
    Charge-offs......................     (148)      --        (2,458)
    Recoveries.......................    --          --            25
    Other............................    --           (378)     --
                                       ---------   -------   --------
Balance at
  September 30, 1993.................      165       1,729     29,864
    Provision........................      (89)      --         6,997
    Charge-offs......................    --          --       (13,465)
    Recoveries.......................    --          --            58
    Other............................    --         (1,729)     --
                                       ---------   -------   --------
Balance at
  September 30, 1994.................       76       --        23,454
    Provision........................      (36)      --        24,293
    Charge-offs......................       (2)      --       (11,078)
    Recoveries.......................    --          --           132
                                       ---------   -------   --------
Balance at
  September 30, 1995.................       38       --        36,801
    Provision........................      (11)      --        16,469
    Charge-offs......................    --          --       (13,785)
    Recoveries.......................    --          --           175
                                       ---------   -------   --------
Balance at
  September 30, 1996.................    $  27     $ --      $ 39,660
                                       =========   =======   ========
Balance at
  September 30, 1995.................    $  38     $ --      $ 36,801
    Provision........................      (15)      --        10,155
    Charge-offs......................    --          --       (10,024)
    Recoveries.......................    --          --           124
                                       ---------   -------   --------
Balance at
  June 30, 1996......................    $  23     $ --      $ 37,056
                                       =========   =======   ========
Balance at
  September 30, 1996.................    $  27     $ --      $ 39,660
    Provision........................       63       --        14,644
    Charge-offs......................       (5)      --       (16,033)
    Recoveries.......................    --          --           287
    Other............................      (83)      --         --
                                       ---------   -------   --------
Balance at
  June 30, 1997......................    $   2     $ --      $ 38,558
                                       =========   =======   ========

------------

(1) Includes commercial real estate, commercial, small business, and healthcare loans.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LOAN SERVICING

                       SINGLE FAMILY SERVICING PORTFOLIO
                               PRINCIPAL BALANCES

                                                            AT SEPTEMBER 30,
                                        AT JUNE 30,   ----------------------------
                                           1997           1996           1995
                                        -----------   -------------  -------------
                                                      (IN THOUSANDS)
OWNED LOANS..........................   $ 6,736,055   $   6,694,634  $   7,602,869
     Less: Loans serviced by
       others........................     2,729,888       2,700,049      3,476,733
                                        -----------   -------------  -------------
          Total owned loans serviced
            by Company...............     4,006,167       3,994,585      4,126,136
                                        -----------   -------------  -------------
LOANS SERVICED FOR OTHERS
     Purchased servicing rights......    16,118,251       4,841,534      4,652,081
     Loans originated and sold with
       servicing retained............     3,782,779       3,008,615      1,186,951
     Servicing purchases -- not yet
       transferred to Company........    (7,135,649)       --             --
     Servicing sales -- not yet
       transferred by Company........        48,025         464,053      1,045,839
     Other...........................        46,705         349,389        276,457
                                        -----------   -------------  -------------
          Total loans serviced for
            others...................    12,860,111       8,663,591      7,161,328
MORTGAGE-BACKED SECURITIES
  SECURITIZED BY BANKING SEGMENT.....       736,147         831,197      1,360,443
                                        -----------   -------------  -------------
          Total servicing
            portfolio................   $17,602,425   $  13,489,373  $  12,647,907
                                        ===========   =============  =============

     The table above includes single family, single family construction, and single family warehouse loans. In addition to the single family servicing portfolio, there were $244.1 million, $283 million, and $177 million of multi-family loans serviced for others at June 30, 1997, September 30, 1996, and 1995, respectively.

                FAIR VALUE OF SINGLE FAMILY SERVICING PORTFOLIO

                                                            AT SEPTEMBER 30,
                                        AT JUNE 30,   ----------------------------
                                           1997           1996           1995
                                        -----------   -------------  -------------
                                                      (IN THOUSANDS)
PRINCIPAL
     Total loans serviced for
       others........................   $12,860,111   $   8,663,591  $   7,161,328
     Mortgage-backed securities
       securitized by banking
       segment.......................       736,147         831,197      1,360,443
     Servicing purchases -- not yet
       transferred to Company........     7,135,649        --             --
     Servicing sales -- not yet
       transferred by Company........       (48,025)       (464,053)    (1,045,839)
     Single family warehouse loans
       subject to SFAS No. 122.......       --              260,745        411,287
                                        -----------   -------------  -------------
          Total single family
            servicing portfolio, as
            adjusted.................   $20,683,882   $   9,291,480  $   7,887,219
                                        ===========   =============  =============
FAIR VALUE...........................   $   320,793   $     168,971  $     122,250
                                        -----------   -------------  -------------
BOOK VALUE
     OMSR............................        71,377          62,571         23,062
     PMSR............................       203,603          60,821         52,035
                                        -----------   -------------  -------------
          Total book value...........       274,980         123,392         75,097
                                        -----------   -------------  -------------
          Fair value in excess of
            book value (see Note
            12)......................   $    45,813   $      45,579  $      47,153
                                        ===========   =============  =============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           MORTGAGE SERVICING RIGHTS

                                           FOR THE NINE MONTHS ENDED JUNE 30,           FOR THE YEAR ENDED SEPTEMBER 30,
                                       ------------------------------------------  ------------------------------------------
                                               1997                  1996                  1996                  1995
                                       --------------------  --------------------  --------------------  --------------------
                                         OMSRS      PMSRS      OMSRS      PMSRS      OMSRS      PMSRS      OMSRS      PMSRS
                                                                           (IN THOUSANDS)
Balance at beginning of period.......  $  62,571  $  60,821  $  23,062  $  52,035  $  23,062  $  52,035  $  --      $  56,677
    Additions........................     14,917    158,187     38,168     21,492     48,412     23,535     28,694     12,546
    Amortization.....................     (6,111)   (14,479)    (2,606)    (6,991)    (4,107)    (9,740)    (1,010)    (9,821)
    Deferred hedging gains...........     --           (926)    --         (1,993)    --         (2,140)    --         (7,173)
    Sales............................     --         --         (6,126)      (122)    (4,796)    (2,869)    (4,622)      (194)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at end of period.............  $  71,377  $ 203,603  $  52,498  $  64,421  $  62,571  $  60,821  $  23,062  $  52,035
                                       =========  =========  =========  =========  =========  =========  =========  =========

                                         1994
                                       ---------
                                         PMSRS
Balance at beginning of period.......  $  10,650
    Additions........................     50,955
    Amortization.....................     (4,928)
    Deferred hedging gains...........     --
    Sales............................     --
                                       ---------
Balance at end of period.............  $  56,677
                                       =========

7.  COVERED ASSETS AND FEDERAL FINANCIAL ASSISTANCE

     Concurrent with the Bank's incorporation on December 30, 1988, the Parent Company, the Bank, and certain of their direct and indirect parent entities entered into an Assistance Agreement ("Assistance Agreement") with the Federal Savings and Loan Insurance Corporation ("FSLIC") whereby the Bank acquired substantially all of the assets and assumed all of the deposits and certain liabilities of United Savings Association of Texas ("Old USAT"), an insolvent thrift institution (the "Acquisition"). The majority of assets acquired were designated as Covered Assets ("Covered Assets") and were subject to certain provisions contained in the Assistance Agreement. The Assistance Agreement provided for, among other things, financial assistance to the Bank.

     On December 23, 1993, the Parent Company, the Bank, and certain of their direct and indirect parent entities, and the Federal Deposit Insurance Corporation, ("FDIC") as manager of the FSLIC Resolution Fund ("FRF"), entered into a Settlement and Termination Agreement (the "Settlement Agreement") providing, among other things, for the termination of the Assistance Agreement and the disposition of Covered Assets. Accordingly, effective December 28, 1993, the Bank no longer owned or managed any Covered Assets and stopped receiving financial assistance from the FRF. In connection with this settlement, the Bank received a payment totalling $195.3 million. The following table shows the composition of FRF payments received in fiscal 1994.

                                       (IN THOUSANDS)
Payments affecting the results of
  operations.........................     $ 23,143
Other payments
     Settlement payment..............      195,300
     Other...........................          468
                                       --------------
          Total FRF payments.........     $218,911
                                       ==============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  DEPOSITS

                                                                                       AT SEPTEMBER 30,
                                           AT JUNE 30,        ------------------------------------------------------------------
                                               1997                   1996                   1995                   1994
                                       --------------------   --------------------   --------------------   --------------------
                                                   WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                                   AVERAGE                AVERAGE                AVERAGE                AVERAGE
                                        AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE
                                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                        (DOLLARS IN THOUSANDS)
NON-INTEREST BEARING DEPOSITS........  $ 334,942     --   %   $ 284,304     --   %   $ 181,196     --  %    $  76,498     --  %
INTEREST-BEARING DEPOSITS
    Transaction accounts.............    252,913      1.00      211,976      1.00      219,307     1.50       233,666     1.49
    Insured money fund accounts
      Consumer.......................    728,475      4.42      588,585      4.36      397,473     3.73       407,029     3.12
      Commercial.....................    860,289      5.63      810,743      5.29      857,669     5.82       416,571     4.84
                                       ---------   --------   ---------   --------   ---------     ----     ---------     ----
        Subtotal.....................  1,588,764      5.08    1,399,328      4.90    1,255,142     5.16       823,600     3.99
                                       ---------   --------   ---------   --------   ---------     ----     ---------     ----
    Savings accounts.................    126,317      2.33      130,137      2.48      144,301     2.73       222,769     2.60
    Certificates of deposit
      Consumer.......................  2,859,758      5.71    2,911,682      5.71    3,063,631     5.84     2,949,715     4.88
      Commercial.....................      4,477      5.10        2,667      4.88        2,273     5.36        --         --
      Wholesale......................     82,717      9.59      207,851     10.28      316,370     9.06       457,956     7.92
                                       ---------   --------   ---------   --------   ---------     ----     ---------     ----
        Subtotal.....................  2,946,952      5.82    3,122,200      6.01    3,382,274     6.14     3,407,671     5.29
                                       ---------   --------   ---------   --------   ---------     ----     ---------     ----
        Total interest-bearing
          deposits...................  4,914,946      5.24    4,863,641      5.38    5,001,024     5.59     4,687,706     4.74
                                       ---------   --------   ---------   --------   ---------     ----     ---------     ----
        Total deposits...............  $5,249,888     4.90%   $5,147,945     5.08%   $5,182,220    5.40%    $4,764,204    4.67%
                                       =========   ========   =========   ========   =========     ====     =========     ====
Consumer.............................  $4,115,197             $3,939,631             $3,868,498             $3,834,239
Commercial...........................  1,051,974              1,000,463                997,352                472,009
Wholesale............................     82,717                207,851                316,370                457,956
                                       ---------              ---------              ---------              ---------
        Total deposits...............  $5,249,888             $5,147,945             $5,182,220             $4,764,204
                                       =========              =========              =========              =========

     At June 30, 1997 and September 30, 1996, certificates of deposit ("CDs") summarized by scheduled maturity by year and weighted average interest rate were as follows:

                                                  CERTIFICATES MATURING IN THE YEAR ENDING JUNE 30,
                                       ------------------------------------------------------------------------
             STATED RATE                   1998         1999        2000       2001        2002      THEREAFTER      TOTAL
-------------------------------------  ------------  ----------  ----------  ---------  ----------   ----------   ------------
                                                                           (IN THOUSANDS)
2.99% and below......................  $      3,957  $   --      $   --      $  --      $   --         $--        $      3,957
3.00% to 3.99%.......................         8,268           8      --         --          --              3            8,279
4.00% to 4.99%.......................       200,700      39,032         949      2,477           9      --             243,167
5.00% to 5.99%.......................     1,274,841     591,752      32,388     37,030      30,209        238        1,966,458
6.00% to 6.99%.......................       134,824     265,958      88,745      9,987     100,304        396          600,214
7.00% to 7.99%.......................         7,497       5,153      23,085      1,673      10,973        132           48,513
8.00% to 8.99%.......................           833       3,858       2,955        480         106         25            8,257
9.00% to 9.99%.......................         4,591       5,517          14        141      --            308           10,571
10.00% to 10.99%.....................         8,391      23,042         173        593      --            228           32,427
Over 10.99%..........................        24,806           8         295     --          --          --              25,109
                                       ------------  ----------  ----------  ---------  ----------   ----------   ------------
                                       $  1,668,708  $  934,328  $  148,604  $  52,381  $  141,601     $1,330     $  2,946,952
                                       ============  ==========  ==========  =========  ==========   ==========   ============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                CERTIFICATES MATURING IN THE YEAR ENDING SEPTEMBER 30,
                                       -------------------------------------------------------------------------
             STATED RATE                   1997          1998         1999       2000       2001      THEREAFTER      TOTAL
-------------------------------------  ------------  ------------  ----------  ---------  ---------   ----------   ------------
                                                                            (IN THOUSANDS)
2.99% and below......................  $      1,584  $    --       $   --      $  --      $  --        $ --        $      1,584
3.00% to 3.99%.......................        21,867           740           8     --         --               3          22,618
4.00% to 4.99%.......................       437,650        23,983      33,839      1,063      2,645          61         499,241
5.00% to 5.99%.......................       861,376       409,903      92,854      6,826     34,185         449       1,405,593
6.00% to 6.99%.......................       440,730       246,208      74,373     61,165     49,022       1,788         873,286
7.00% to 7.99%.......................        79,767         7,747       5,778     21,536     11,276       1,529         127,633
8.00% to 8.99%.......................         1,399           678       4,485      2,326        354          27           9,269
9.00% to 9.99%.......................           579         6,480       3,062         12        138         308          10,579
10.00% to 10.99%.....................        40,224        14,699      11,166        664         97         228          67,078
Over 10.99%..........................        88,281        16,757         281     --         --          --             105,319
                                       ------------  ------------  ----------  ---------  ---------   ----------   ------------
                                       $  1,973,457  $    727,195  $  225,846  $  93,592  $  97,717    $  4,393    $  3,122,200
                                       ============  ============  ==========  =========  =========   ==========   ============

     Scheduled maturities of CDs of $100,000 or more outstanding at June 30, 1997 and September 30, 1996 were as follows:

                                          AT JUNE 30, 1997       AT SEPTEMBER 30, 1996
                                        ---------------------    ---------------------
                                        NUMBER OF    DEPOSIT     NUMBER OF    DEPOSIT
                                        ACCOUNTS      AMOUNT     ACCOUNTS      AMOUNT
                                        ---------    --------    ---------    --------
                                                    (DOLLARS IN THOUSANDS)
Three months or less.................        719     $ 76,735       1,234     $130,243
Over three through six months........        671       73,427         551       57,661
Over six through twelve months.......      1,035      109,694         957      101,299
Over twelve months...................      2,133      224,797       1,813      190,973
                                        ---------    --------    ---------    --------
          Total......................      4,558     $484,653       4,555     $480,176
                                        =========    ========    =========    ========

                          INTEREST EXPENSE ON DEPOSITS

                                            FOR THE NINE
                                            MONTHS ENDED
                                              JUNE 30,          FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ----------------------------------
                                          1997        1996        1996        1995        1994
                                       ----------  ----------  ----------  ----------  ----------
                                                             (IN THOUSANDS)
Transaction and insured money fund
  accounts...........................  $   61,848  $   52,092  $   71,693  $   61,232  $   22,261
Savings accounts.....................       2,316       2,749       3,598       4,715       7,311
Certificates of deposit..............     130,943     149,297     196,929     198,419     179,462
                                       ----------  ----------  ----------  ----------  ----------
     Total...........................  $  195,107  $  204,138  $  272,220  $  264,366  $  209,034
                                       ==========  ==========  ==========  ==========  ==========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  FEDERAL HOME LOAN BANK ADVANCES

                                          FOR THE
                                        NINE MONTHS
                                           ENDED          FOR THE YEAR ENDED SEPTEMBER 30,
                                         JUNE 30,     ----------------------------------------
                                           1997           1996          1995          1994
                                        -----------   ------------  ------------  ------------
                                                        (DOLLARS IN THOUSANDS)
Maximum outstanding at any
  month-end..........................    $3,936,551   $  4,384,798  $  4,386,605  $  2,697,829
Daily average balance................     3,696,314      4,073,297     3,560,844     2,285,630
Average interest rate................          5.63%          6.07%         6.31%         3.98%

The aggregate amounts of principal maturities for FHLB advances for the periods indicated were as follows:

                                                                                 AT SEPTEMBER 30,
                                             AT JUNE 30,         -------------------------------------------------
                                                1997                      1996                      1995
                                       -----------------------   -----------------------   -----------------------
                                                      WEIGHTED                  WEIGHTED                  WEIGHTED
                                                      AVERAGE                   AVERAGE                   AVERAGE
                                          AMOUNT        RATE        AMOUNT        RATE        AMOUNT        RATE
                                       ------------   --------   ------------   --------   ------------   --------
                                                                 (DOLLARS IN THOUSANDS)
1996.................................  $    --          --  %    $    --          --  %    $  2,391,885     6.22%
1997.................................       --          --          2,564,095     5.82        1,855,765     6.33
1998.................................     1,065,259     5.84          905,046     5.47          115,000     6.60
1999.................................     1,058,256     5.70            8,700     7.65            8,700     7.65
2000.................................       660,200     5.71            2,700     7.80            2,700     7.80
2001.................................       304,645     5.81            7,145     8.16            4,800     7.92
2002 and Thereafter..................       541,700     5.67            2,700     8.04            5,045     8.33
                                       ------------   --------   ------------   --------   ------------   --------
          Total......................  $  3,630,060     5.75%    $  3,490,386     5.74%    $  4,383,895     6.28%
                                       ============   ========   ============   ========   ============   ========

10.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     AND FEDERAL FUNDS PURCHASED

                                          FOR THE
                                        NINE MONTHS
                                           ENDED          FOR THE YEAR ENDED SEPTEMBER 30,
                                          JUNE 30,     --------------------------------------
                                            1997           1996          1995         1994
                                        ------------   ------------  ------------  ----------
                                                       (DOLLARS IN THOUSANDS)
REVERSE REPURCHASE AGREEMENTS
     Balance outstanding at
       period-end....................    $1,181,382    $    832,286  $  1,172,533  $  553,000
     Fair value of collateral at
       period-end....................     1,219,361       1,020,405     1,239,527     673,000
     Maximum outstanding at any
       month-end.....................     1,181,382       1,096,508     1,355,540     553,000
     Daily average balance...........       933,891         955,681       887,932     273,899
     Average interest rate...........          5.60%           5.77%         5.99%       3.85%
FEDERAL FUNDS PURCHASED
     Balance outstanding at
       period-end....................    $  --         $    --       $    --       $   --
     Maximum outstanding at any
       month-end.....................       --              --            --           15,000
     Daily average balance...........           275              27           521         767
     Average interest rate...........          5.27%           6.02%         5.95%       3.73%

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled maturities of reverse repurchase agreements outstanding at June 30, 1997 and September 30, 1996 were as follows:

                                     AT JUNE 30, 1997    AT SEPTEMBER 30, 1996
                                     ----------------    ---------------------
                                                  (IN THOUSANDS)
October 1996......................      $ --                   $ 472,286
March 1997........................        --                     360,000
July 1997.........................         751,708             --
September 1997....................         360,000             --
December 1997.....................          69,674             --
                                     ----------------    ---------------------
                                        $1,181,382             $ 832,286
                                     ================    =====================

     The counterparties to all reverse repurchase agreements at June 30, 1997 and September 30, 1996 have agreed to resell the same securities upon maturity of such agreements. The securities collateralizing the reverse repurchase agreements have been delivered to the counterparty or its agent. At June 30, 1997 and September 30, 1996, the reverse repurchase agreements were outstanding with the following counterparties:

                                      AT JUNE 30, 1997     AT SEPTEMBER 30, 1996
                                      -----------------    ---------------------
                                                    CARRYING VALUE
                                      ------------------------------------------
                                                    (IN THOUSANDS)
Morgan Stanley and Co.
  Incorporated.....................       $ 360,000              $ 360,000
Credit Suisse First Boston Inc.....          57,501                 44,215
Donaldson, Lufkin, and Jenrette
  Securities Corporation...........         292,528                301,524
Goldman, Sachs and Co..............         362,381                 57,000
Federal Home Loan Bank.............          50,000                 45,000
PaineWebber, Inc...................          58,972                 24,547
                                      -----------------    ---------------------
                                          $1,181,382             $ 832,286
                                      =================    =====================

11.  LONG-TERM DEBT

     In May 1993, the Parent Company issued $115 million of 8.05% Senior Notes due May 15, 1998. The interest rate on the Senior Notes was subject to increase in certain circumstances if an exchange offer ("Exchange Offer") was not consummated by certain dates. The interest rate on the Senior Notes increased by 0.5%, to 8.55% in October 1993, and increased by 0.5% to 9.05% in February 1994. The Exchange Offer was consummated in August 1996 and the interest rate reverted to the initial rate of 8.05% in September 1996. The cost of issuing the Senior Notes, including the costs of the Exchange Offering, totalled $5.4 million, and amortization for the nine months ended June 30, 1997 and 1996 and for fiscal 1996, 1995, and 1994 was $738,000, $733,000, $1.0 million, $976,000, and
$977,000, respectively.

     In May 1997, the Company issued $220 million of fixed-rate Subordinated Notes due May 2007, with a stated rate of 8.875% and an effective rate of 8.896% ("Subordinated Notes"). Net proceeds from the issuance of the Subordinated
Notes were used to repurchase and retire $114.5 million of the Company's Senior Notes, pay the related costs and expenses, and provide additional capital to the Bank. The costs associated with retiring the Senior Notes are reflected as an extraordinary loss of $3.6 million, or $2.3 million after tax, in the quarter ended June 30, 1997. In connection with the repurchase of the Senior Notes, the Company obtained consents from the holders of the Senior Notes, which substantially eliminated all restrictive covenants of the related indenture, including limitations on dividends. The Subordinated Notes are subordinate to all liabilities of the Company's subsidiaries, including preferred stock and deposit liabilities.

     The Parent Company's ability to meet its long-term obligations is contingent on the Bank's ability to pay dividends on its common stock. In December 1996, the Parent Company contributed all of the outstanding stock

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of its subsidiary, the Bank, to Holdings, and Holdings assumed the obligations of the Senior Notes. The Parent Company has no significant assets other than its equity in Holdings and the Parent Company's ability to pay dividends on its common stock and to meet its other cash obligations is dependent upon the receipt of dividends from Holdings. Holdings' ability to pay dividends to the Parent Company is dependent on the extent to which it receives common stock dividends from the Bank. As discussed in Note 15, the ability of the Bank to pay dividends on its preferred or common stock without prior Office of Thrift Supervision ("OTS") approval is subject to its continued profitability and the maintenance of certain capital ratios. Further, the payment of dividends by the Bank to the Parent Company on the Bank's common stock is subordinate to the payment of dividends on the Bank's preferred stock. See Note 16 for a discussion of the preferred stock of the Bank.

12.  FINANCIAL INSTRUMENTS

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. Because assumptions used in these valuation techniques are inherently subjective in nature, the estimated fair values cannot always be substantiated by comparison to independent market quotes and, in many cases, the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument.

     The fair value estimates presented herein are based on relevant information available to management as of June 30, 1997, September 30, 1996, and 1995. Management is not aware of any factors that would significantly affect these estimated fair value amounts. As these reporting requirements exclude certain financial instruments and all non-financial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of the Company. Additionally, such amounts exclude intangible asset values such as the value of core deposit intangibles. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

     SHORT-TERM INTEREST-EARNING ASSETS. The carrying amount approximates fair value.

     TRADING ACCOUNT ASSETS. The carrying values are market values, which are generally based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for instruments with similar credit, maturity, and interest characteristics.

     SECURITIES AND MORTGAGE-BACKED SECURITIES. The carrying amounts for certain securities and MBS approximate their fair values as they mature within 90 days and do not present significant credit concerns. The fair values of securities and MBS with longer maturities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

     LOANS. Fair values are estimated for portfolios of loans with similar characteristics and include the value of related servicing rights, if appropriate. Loans are segregated by type, by rate, and by performing and nonperforming categories. As adjustable-rate loans (excluding single family) reprice frequently, their carrying value approximates their fair value. For fixed-rate loans and single family loans, excluding the single family warehouse, fair value is estimated using contractual cash flows discounted at secondary market rates, adjusted for prepayment estimates, or using current rates offered for similar loans. Fair value of the single family warehouse loans is estimated using outstanding commitment prices from investors or current investor yield requirements. The fair value of nonperforming loans is estimated using the carrying value less any related allowance for credit losses.

     FHLB STOCK. The carrying amount approximates fair value as it is redeemable at its par value.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     DEPOSITS. Under SFAS No. 107, the estimated fair value of deposits with no stated maturity, which includes demand deposits, money market, and other savings accounts, is equal to the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these deposits, SFAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The SFAS No. 107 fair value of fixed-maturity deposits is estimated using a discounted cash flow model with rates currently offered by the Company for deposits of similar remaining maturities.

     FHLB ADVANCES, REVERSE REPURCHASE AGREEMENTS, AND FEDERAL FUNDS PURCHASED. Fair values are estimated based on the discounted value of contractual cash flows using rates currently available to the Company for borrowings with similar terms and remaining maturities.

     SENIOR NOTES. The fair value of the Senior Notes is based on discounting future cash flows using the current rates at which similar debt would be issued by issuers with similar credit ratings and remaining maturities.

     OTHER ASSETS AND LIABILITIES. The carrying amount of financial instruments in these classifications are considered a reasonable estimate of their fair value due to the short-term nature of the instruments.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK. The fair values of financial instruments with off-balance-sheet risk are based on current market prices.

     SERVICING PORTFOLIO. See Note 1 for a description of the method used to value the single family servicing portfolio.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                            SFAS NO. 107 FAIR VALUES

                                                                               AT SEPTEMBER 30,
                                            AT JUNE 30,         -----------------------------------------------
                                                1997                     1996                     1995
                                       ----------------------   ----------------------   ----------------------
                                        CARRYING    SFAS NO.     CARRYING    SFAS NO.     CARRYING    SFAS NO.
                                         VALUE      107 VALUE     VALUE      107 VALUE     VALUE      107 VALUE
                                       ----------   ---------   ----------   ---------   ----------   ---------
                                                                    (IN THOUSANDS)
FINANCIAL ASSETS
    Short-term interest-earning
      assets.........................  $  679,870   $ 679,870   $  793,772   $ 793,772   $  583,983   $ 583,983
    Trading account assets...........       1,211       1,211        1,149       1,149        1,081       1,081
    Securities.......................      56,142      56,146       64,544      64,545      116,013     116,811
    Mortgage-backed securities.......   1,601,857   1,582,196    1,657,908   1,637,085    2,398,263   2,378,171
    Loans............................   8,271,904   8,393,599    7,519,488   7,657,483    8,260,240   8,418,464
    FHLB stock.......................     186,907     186,907      179,643     179,643      225,952     225,952
    Other assets.....................     157,457     157,457      110,441     115,658      150,542     155,631
NON-FINANCIAL ASSETS.................     483,702         N/A      385,432         N/A      247,460         N/A
                                       ----------   =========   ----------   =========   ----------   =========
        Total assets.................  $11,439,050              $10,712,377              $11,983,534
                                       ==========               ==========               ==========
FINANCIAL LIABILITIES
    Deposits.........................  $5,249,888   $5,265,029  $5,147,945   $5,164,988  $5,182,220   $5,215,438
    FHLB advances....................   3,630,060   3,624,528    3,490,386   3,493,086    4,383,895   4,395,965
    Reverse repurchase agreements and
      federal funds purchased........   1,181,382   1,181,386      832,286     832,328    1,172,533   1,171,884
    Subordinated Notes...............     219,694     223,680       --          --           --          --
    Senior Notes.....................         500         502      115,000     118,396      115,000     115,383
    Other liabilities................     112,683     112,683      170,870     170,870      162,073     162,073
NON-FINANCIAL LIABILITIES, MINORITY
  INTEREST, AND STOCKHOLDERS'
  EQUITY.............................   1,044,843         N/A      955,890         N/A      967,813         N/A
                                       ----------   =========   ----------   =========   ----------   =========
        Total liabilities, minority
          interest, and stockholders'
          equity.....................  $11,439,050              $10,712,377              $11,983,534
                                       ==========               ==========               ==========
OTHER FINANCIAL ASSETS
  (LIABILITIES) -- FAIR VALUE
      Interest rate swaps............               $     686                $     (66)               $  (1,517)
      Interest rate caps.............                     359                    1,057                    1,113
      Interest rate floors...........                   7,871                    2,515                    4,895
      Financial options..............                  --                       --                          103
      Financial futures contracts....                  --                       --                       (1,869)
      Forward delivery contracts.....                  --                         (176)                  (2,877)
      Commitments to extend credit...                  --                        2,238                      897
OTHER NON-FINANCIAL
  ASSETS -- UNREALIZED GAINS
      Single family servicing
        portfolio, as adjusted (See
        Note 6)......................                  45,813                   45,579                   47,153

     The carrying values of other financial assets (liabilities) and other non-financial assets, if any, were included with the carrying values of the related assets and liabilities.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company enters into certain financial instruments with off-balance-sheet risk in the ordinary course of business to reduce its exposure to changes in interest rates. The Company does not enter into instruments such as leveraged derivatives or structured notes. The financial instruments used for hedging interest rate risk include interest rate swaps, caps, and floors, financial options, financial futures contracts, and forward delivery contracts. A hedge is an attempt to reduce risk by creating a relationship whereby any losses on the hedged asset or liability are expected to be offset in whole or part by gains on the hedging financial instrument. Thus, market risk resulting from a particular off-balance-sheet instrument is normally offset by other on or off-balance-sheet transactions. The Company seeks to manage credit risk by limiting the total amount of arrangements outstanding,

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

both by counterparty and in the aggregate, by monitoring the size and maturity structure of the financial instruments, by assessing the creditworthiness of the counterparty, and by applying uniform credit standards for all activities with credit risk.

     Notional principal amounts indicated in the following table represent the extent of the Company's involvement in particular classes of financial instruments and generally exceed the expected future cash requirements relating to the instruments.

                                                         AT SEPTEMBER 30,
                                        AT JUNE 30,   ----------------------
                                           1997          1996        1995
                                        -----------   ----------  ----------
                                                   (IN THOUSANDS)
Interest rate swaps..................    $  241,000   $   50,000  $  615,000
Interest rate caps...................       913,000      659,000     565,000
Interest rate floors.................     2,638,500      688,500     310,000
Financial options....................       --            --          23,000
Financial futures contracts..........       --            --         529,000
Forward delivery contracts...........       --           321,923     509,463
Commitments to extend credit.........     1,369,220      988,120     999,792

     Financial instruments with off-balance-sheet risk at June 30, 1997 and September 30, 1996 were scheduled to mature as follows:

                                              MATURING IN THE YEAR ENDING JUNE 30,
                                       --------------------------------------------------
                                           1998         1999        2000      THEREAFTER      TOTAL
                                       ------------  ----------  ----------  ------------  ------------
                                                                (IN THOUSANDS)
Interest rate swaps..................  $    --       $  146,000  $   59,500  $     35,500  $    241,000
Interest rate caps...................       500,000      --          --           413,000       913,000
Interest rate floors.................       310,000     532,000     756,500     1,040,000     2,638,500
Commitments to extend credit.........       730,965     145,908     178,698       313,649     1,369,220
                                       ------------  ----------  ----------  ------------  ------------
          Total......................  $  1,540,965  $  823,908  $  994,698  $  1,802,149  $  5,161,720
                                       ============  ==========  ==========  ============  ============

                                          MATURING IN THE YEAR ENDING SEPTEMBER 30,
                                       ------------------------------------------------
                                           1997         1998       1999      THEREAFTER      TOTAL
                                       ------------  ----------  ---------   ----------   ------------
                                                               (IN THOUSANDS)
Interest rate swaps..................  $     50,000  $   --      $  --        $  --       $     50,000
Interest rate caps...................       237,000     121,000     58,000      243,000        659,000
Interest rate floors.................        60,000     250,000     --          378,500        688,500
Forward delivery contracts...........       321,923      --         --           --            321,923
Commitments to extend credit.........       844,112     100,459      9,728       33,821        988,120
                                       ------------  ----------  ---------   ----------   ------------
          Total......................  $  1,513,035  $  471,459  $  67,728    $ 655,321   $  2,707,543
                                       ============  ==========  =========   ==========   ============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INTEREST RATE SWAPS. Below is an itemization of swaps by type and items hedged. These swaps were entered into in an effort to more closely match the repricing of the Company's liabilities with the related assets. During the nine months ended June 30, 1997 and fiscal 1996, $50.0 million and $565.0 million, respectively, of interest rate swap contracts expired.

                                        NOTIONAL     FIXED    FLOATING                  HEDGED
                                         AMOUNT      RATE       RATE                     ITEM
                                        --------    -------   --------      ------------------------------
                                                              (DOLLARS IN THOUSANDS)
AT JUNE 30, 1997
Receive Floating/Pay Fixed...........   $ 75,000      6.06%     5.84%(1)    FHLB advances
                                          45,000      6.20      5.84(1)     FHLB advances
                                          37,500      6.38      5.84(1)     FHLB advances
                                          26,000      5.87      5.56(1)     FHLB advances
                                          22,500      6.75      5.84(1)     FHLB advances
                                          22,000      6.00      5.56(1)     FHLB advances
                                          13,000      6.34      5.56(1)     FHLB advances
                                        --------
     Total...........................   $241,000
                                        ========
AT SEPTEMBER 30, 1996
Receive Fixed/Pay Floating...........   $ 25,000      6.00      5.50(2)     Consumer deposits
                                          25,000      4.60      5.69(1)     Consumer deposits
                                        --------
     Total...........................   $ 50,000
                                        ========

AT SEPTEMBER 30, 1995
Receive Floating/Pay Fixed...........   $ 75,000      6.10      5.81(2)     FHLB advances
                                         340,000      6.50      5.86(2)     Reverse repurchase agreements
                                         100,000      6.58      6.00(1)     Commercial deposits
Receive Fixed/Pay Floating...........     75,000      4.32      5.88(1)     Consumer deposits
                                          25,000      6.00      5.81(2)     Consumer deposits
                                        --------
     Total...........................   $615,000
                                        ========

(1) Based on the three month London InterBank Offered Rate ("LIBOR") as of the last reset prior to the date reported.

(2) Based on the one month LIBOR as of the last reset prior to the date reported.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INTEREST RATE CAPS. During fiscal 1995, interest rate caps with original notional principal amounts totalling $565.0 million were entered into in an effort to hedge certain adjustable-rate loans. After considering expected prepayments and the amortization of the loans that were being hedged, the amortized notional principal amounts of these caps totalled $459.0 million at September 30, 1996 and $413.0 million at June 30, 1997. Interest rate caps with notional principal amounts totalling $950.0 million were entered into during fiscal 1996 in an effort to hedge certain adjustable-rate MBS and FHLB advances. During fiscal 1996, $750.0 million of the caps entered into during fiscal 1996 were sold as the MBS being hedged were sold. The resulting gain on the sale of the caps of $1.9 million partially offset the loss on the sale of the MBS. During the nine months ended June 30, 1997, $300.0 million in interest rate caps were entered into in an effort to hedge FHLB advances.

                                                                      AVERAGE
                                           NOTIONAL      INDEX       CONTRACTED
                                            AMOUNT       RATE           RATE
                                           --------      -----       ----------
                                                  (DOLLARS IN THOUSANDS)
AT JUNE 30, 1997................  buy      $413,000      5.66 %(1)      7.86%
                                            500,000      5.82 (2)       6.22
                                  sell      413,000      5.66 (1)       8.57

AT SEPTEMBER 30, 1996...........  buy       459,000      5.93 (1)       7.86
                                            200,000      5.66 (2)       6.19
                                  sell      459,000      5.93 (1)       8.57

AT SEPTEMBER 30, 1995...........  buy       565,000      5.91 (1)       7.86
                                  sell      565,000      5.91 (1)       8.57

(1) Based on the six month LIBOR as of the last reset prior to the date reported.

(2) Based on the three month LIBOR as of the last reset prior to the date reported.

     INTEREST RATE FLOORS. Floor contracts were entered into during the nine months ended June 30, 1997 and during fiscal 1996 and 1995 in an effort to hedge the MSRs against declines in value as a result of prepayments.

                                                            AVERAGE
                                   NOTIONAL     INDEX        FLOOR     HEDGED
                                    AMOUNT      RATE         RATE       ITEM
                                   ---------    -----       -------    ------
                                             (DOLLARS IN THOUSANDS)
AT JUNE 30, 1997................   $2,055,000   6.55 %(1)     5.64%     MSRs
                                     583,500    6.39 (2)      5.98      MSRs
                                   ---------
     Total......................   $2,638,500
                                   =========


AT SEPTEMBER 30, 1996...........   $ 498,500    6.67 (2)      5.99      MSRs
                                     190,000    6.88 (1)      6.25      MSRs
                                   ---------
     Total......................   $ 688,500
                                   =========

AT SEPTEMBER 30, 1995...........   $ 260,000    6.01 (2)      6.70      MSRs
                                      50,000    6.17 (1)      7.20      MSRs
                                   ---------
     Total......................   $ 310,000
                                   =========

(1) Based on the ten year Constant Maturity Treasury ("CMT") as of the last reset prior to the date reported.

(2) Based on the five year CMT as of the last reset prior to the date reported.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     An interest rate floor agreement with a notional principal amount of $530.0 million hedging single family MSRs was sold prior to its original maturity during fiscal 1995, resulting in a gain of $6.4 million. The gain was deferred and is being accreted to operations offsetting the related MSR intangible amortization expense. Interest received on interest rate floor agreements totalled $905,000, $2.1 million, and $817,000 during the nine months ended June 30, 1997 and during fiscal 1996 and 1995, respectively. The interest received was deferred and is being amortized over the life of the MSRs.

     FINANCIAL OPTIONS. At September 30, 1995 there was a Treasury call option outstanding with a notional principal amount of $23.0 million. A Treasury call option with a notional principal amount of $22.5 million was purchased and expired during fiscal 1996. These options were entered into in an effort to hedge MSRs against declines in value as a result of an increase in prepayments caused by declining interest rates. The Treasury call option outstanding at September 30, 1995 was sold during fiscal 1996, for a gain of $319,000 as the MSRs being hedged were sold. This gain was included in the gain on the sale of MSRs.

     During fiscal 1996, a Eurodollar put option with notional principal amount of $2.0 billion was purchased in an effort to hedge certain MBS. The Eurodollar put option was sold during fiscal 1996 for a loss of $49,000 as the MBS being hedged were sold. The loss was included in the gain on the sale of the MBS.

     During fiscal 1996, Treasury put options with notional principal amounts totalling $26.6 million were entered into in an effort to hedge loans the Company originated for its own portfolio from the date that the interest rate is locked until the date the loans are sold or funded ("portfolio pipeline").
These options were sold during fiscal 1996.

     A Treasury call option with a notional principal amount of $50.0 million was purchased and expired during fiscal 1996. The option was entered into as trading activity.

     At June 30, 1997 and September 30, 1996 there were no options outstanding.

     FINANCIAL FUTURES CONTRACTS. Treasury futures were entered into during fiscal 1996 and 1995 in an effort to hedge loans in the portfolio pipeline. As of September 30, 1996, all such Treasury futures contracts were closed or had expired as the loans being hedged had been sold or were included in the held to maturity loan portfolio. A net gain of $220,000 and $222,000 on the sale of Treasury futures contracts as of June 30, 1997 and September 30, 1996, respectively, was deferred and is being amortized over the life of the loans. A loss of $6.0 million on the sale of Treasury futures contracts was deferred as of September 30, 1995 and recognized into income during fiscal 1996 as the loans being hedged were sold.

     The Eurodollar futures contracts outstanding at September 30, 1995 were entered into in an effort to hedge the interest costs for a fixed period on certain borrowings that reprice based on short-term rates. As of September 30, 1996, all of the Eurodollar futures contracts outstanding at September 30, 1995 were closed or had expired. At September 30, 1996, losses of $135,000 on closed Eurodollar futures contracts were deferred and were fully amortized at June 30, 1997.

     At June 30, 1997, there were no future contracts outstanding.

     FORWARD DELIVERY CONTRACTS. Forward delivery contracts were entered into to sell single family warehouse loans and to manage the risk that a change in interest rates would decrease the value of single family warehouse loans or commitments to originate mortgage loans ("mortgage pipeline"). At June 30, 1997, there were no forward delivery contracts outstanding.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           FORWARD DELIVERY CONTRACTS

                                          AT SEPTEMBER 30,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------
                                           (IN THOUSANDS)
COUNTERPARTY
     GNMA............................  $  197,389  $  205,250
     FNMA............................      89,203     264,797
     Other...........................      35,331      39,416
                                       ----------  ----------
          Total......................  $  321,923  $  509,463
                                       ==========  ==========
TYPE
     Fixed...........................  $  252,587  $  428,013
     Variable........................      69,336      81,450
                                       ----------  ----------
          Total......................  $  321,923  $  509,463
                                       ==========  ==========
LOANS AVAILABLE TO FILL COMMITMENTS
     Single family warehouse.........  $  260,745  $  411,287
     Mortgage pipeline (estimated)...     174,883     185,204
                                       ----------  ----------
          Total......................  $  435,628  $  596,491
                                       ==========  ==========

     COMMITMENTS TO EXTEND CREDIT. The Company's exposure to credit loss for commitments to extend credit is represented by the contractual amount of those agreements. The Company uses the same credit policies in making funding commitments as it does for on-balance-sheet instruments. These commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee to the Company. Because commitments may expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements.

                          COMMITMENTS TO EXTEND CREDIT

                                                         AT SEPTEMBER 30,
                                        AT JUNE 30,   ----------------------
                                           1997          1996        1995
                                        -----------   ----------  ----------
                                                   (IN THOUSANDS)
Single family........................    $   90,148   $  253,453  $  329,364
Single family construction...........       216,028      175,879     259,793
Consumer.............................       188,463      182,356     229,299
Commercial, multi-family and
  healthcare.........................       515,648      152,254     173,598
Small business.......................        24,217       16,193       2,319
Mortgage banker finance line of
  credit.............................       323,982      199,175      --
Letters of credit....................        10,734        8,810       5,419
                                        -----------   ----------  ----------
                                         $1,369,220   $  988,120  $  999,792
                                        ===========   ==========  ==========
Variable.............................    $1,312,754   $  786,471  $  717,691
Fixed................................        56,466      201,649     282,101
                                        -----------   ----------  ----------
          Total......................    $1,369,220   $  988,120  $  999,792
                                        ===========   ==========  ==========

     RECOURSE OBLIGATIONS. The Company had servicing of approximately $36.9 million, $20.8 million, and $26.6 million at June 30, 1997 and September 30, 1996 and 1995, respectively, for which certain recourse obligations apply. Management believes that it has adequately provided reserves for its recourse obligations related to this servicing.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  EMPLOYEE BENEFITS

SAVINGS PLAN

     The Company has an employee tax deferred savings plan (plan 401(k) under the Code) available to all eligible employees. Through June 30, 1995, the Company contributed dollar for dollar up to three percent of the participant's earnings and employees could contribute up to twelve percent of their earnings on a tax deferred basis. The Company's 401(k) plan was amended effective July 1, 1995. The Company currently contributes fifty cents for every dollar contributed up to two percent of the participant's earnings, and dollar for dollar for contributions between two and four percent of the participant's earnings. The maximum contribution percentage is now fifteen percent of an employee's earnings on a tax deferred basis, subject to Internal Revenue Service maximum contributions limitations. This is a participant directed plan. Plan assets are held in trust and managed by Fidelity Institutional Retirement Services Company. Contributions to the plan are in such amounts and within certain limitations as the Company may authorize. The Company's contributions to the plan were approximately $852,000, $1.1 million, $1.5 million, $1.5 million, and $1.7 million, for the nine months ended June 30, 1997 and 1996, and for fiscal 1996, 1995, and 1994, respectively.

1996 STOCK INCENTIVE PLAN

     In December 1996, the Company granted options to purchase 147,500 shares of its common stock to certain employees of the Bank under the Bank United 1996 Stock Incentive Plan. Compensation expense was not recognized for the stock options because the options had an exercise price approximating the fair value of the Company's common stock at the date of grant. These options will vest at the end of three years and will expire if not exercised within ten years of the date of grant. The maximum number of options of Class A common stock available for grant under this plan is 1,600,000.

MANAGEMENT COMPENSATION PROGRAM

     In June 1996, the Bank's and the Company's Boards of Directors approved a management compensation program for the Company's executive officers, other key officers and employees, and certain directors containing the following provisions: (1) a cash bonus of $4.0 million, (2) the award of 318,342 shares of Company Class B common stock with restrictions on its transferability for a period of three years from its issuance ("Restricted Stock"), and (3) the issuance of 1,154,520 options for purchase of an equivalent number of shares of Company common stock (such options vest ratably from the date of grant through June 26, 1999 and may not be exercised prior to the third anniversary of the date of grant). The options' exercise price was set at an amount not less than the fair market value at the date of the grant and the options will expire if not exercised within ten years of the date of the grant.

     Compensation expense totalling $7.8 million, $4.8 million net of tax, was recognized in the quarter ended June 30, 1996 for the cash bonus and the Restricted Stock award. Compensation expense was not recognized for the stock options, as the options had an exercise price approximating the fair value of the Company's common stock at the date of grant.

DIRECTOR STOCK COMPENSATION PLAN

     In June 1996, the Company's Board of Directors approved a director stock plan for each member of the Company's Board who is not an employee ("Eligible Director"). Each Eligible Director will be granted stock options to purchase 1,000 shares of Class A common stock of the Company when first elected to the Company's Board of Directors and following each annual stockholders' meeting thereafter. The options exercise price is 115% of the fair value of the Company's common stock at the date of grant. The Company granted 10,000 options under the director stock plan during the fourth quarter of fiscal 1996 and 10,000 of such options during the second quarter of fiscal 1997. These options vest and become exercisable if and when the fair value of the Company's common stock equals or exceeds the exercise price of the option on any day during the 30-day period

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

commencing on the first anniversary of the date of the grant ("vesting window"). If these stock options do not vest during the vesting window, they will be cancelled and all vested options will expire if not exercised within ten years of the date of grant. The maximum number of options of Class A common stock available for grant under this plan is 250,000.

     A summary of the status of the Company's stock option plans as of June 30, 1997 and September 30, 1996 and changes during the nine months ended June 30, 1997 and fiscal 1996 is presented below. No options were exercised, forfeited or expired during the nine months ended June 30, 1997 or fiscal 1996, however, in connection with the February 1997 sale of certain of the Company's mortgage origination offices, 33,718 options became fully vested during the second quarter of 1997. See Note 18. The weighted-average remaining contractual life of options outstanding at June 30, 1997 was 9.1 years. None of the options outstanding at June 30, 1997 were exercisable.

     The weighted-average grant date fair value for the options granted during the nine months ended June 30, 1997 was $9.67 per share. The fair value of each stock option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in nine months ended June 30, 1997: estimated volatility of 26.10%; risk-free interest rate of 6.24%; dividend yield of 2.08%; and an expected life of ten years. The weighted-average grant date fair value for the options granted during fiscal 1996 was $6.46 per share. The fair value of each stock option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1996: estimated volatility of 27.00%; risk-free interest rate of 6.55%; dividend yield of 3.00%; and an expected life of ten years. The Company granted no options prior to fiscal 1996.

                                        NUMBER OF     WEIGHTED-AVERAGE          RANGE OF
                                          SHARES       EXERCISE PRICE        EXERCISE PRICES
                                        ----------    -----------------    -------------------
Granted during fiscal 1996...........   1,164,520          $ 20.15          $20.125 - $27.394
Granted during fiscal 1997...........     157,500            27.48          $25.250 - $36.297
                                        ----------
Outstanding at June 30, 1997.........   1,322,020            21.02          $20.125 - $36.297
                                        ==========

     The Company applies APB Opinion No. 25 in accounting for its stock compensation plans. Accordingly, no compensation cost has been recognized for its stock option plans. If compensation expense had been recorded based on the fair value at the grant date for awards consistent with SFAS No. 123, the Company's net income and EPS would have been reduced to the pro forma amounts indicated below:

                                                                                 FOR THE NINE           FOR THE YEAR
                                                                                 MONTHS ENDED              ENDED
                                                                                 JUNE 30, 1997       SEPTEMBER 30, 1996
                                                                                ---------------      ------------------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income                             As reported...........................       $56,646               $118,935
                                       Pro forma.............................        54,472                118,316
Earnings per share                     As reported...........................          1.79                   3.87
                                       Pro forma.............................          1.72                   3.85

     The weighted-average grant date fair value for the 318,342 shares of Restricted Stock issued during fiscal 1996 was $11.65 per share. See
" -- Management Compensation Program."

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14.  INCOME TAXES

                                            FOR THE NINE
                                            MONTHS ENDED
                                              JUNE 30,          FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ----------------------------------
                                         1997        1996         1996        1995        1994
                                       ---------  -----------  -----------  ---------  ----------
                                                             (IN THOUSANDS)
CURRENT TAX EXPENSE (BENEFIT)
     Federal.........................  $   1,409  $     1,871  $     3,012  $   3,459  $    1,145
     State...........................      2,786        2,427        3,097      2,080       1,841
     Payments due in lieu of taxes...      7,961        8,614       11,528     15,261      (3,449)
DEFERRED TAX EXPENSE (BENEFIT)
     Federal.........................     32,195       17,144        8,910     16,575      17,681
     State...........................      1,148      --             1,388         40      (1,279)
     Change in valuation
       allowance -- utilization of
       NOLs..........................     --         (101,700)    (101,700)    --         (47,838)
     Change in valuation
       allowance -- reduction of
       NOLs..........................     --           (2,000)      (2,000)    --          --
                                       ---------  -----------  -----------  ---------  ----------
          Total income tax expense
            (benefit) before
            extraordinary loss.......  $  45,499  $   (73,644) $   (75,765) $  37,415  $  (31,899)
                                       =========  ===========  ===========  =========  ==========

     In June 1996, the Parent Company's Certificate of Incorporation and By-Laws were restated with the intent to preserve certain beneficial tax attributes limiting the disposition of certain common stock and other interests in the Parent Company by certain of its stockholders. The preservation of certain tax attributes allowed the recognition of tax benefits of $85.2 million by the Bank in June 1996 for the expected utilization of $365 million of NOLs against future taxable income. These tax benefits were not recognized in prior periods due to limitations on the utilization of NOLs if an Ownership Change ("Ownership Change," as defined in Section 382 of the Code) had occurred. In June 1996, the Parent Company and the Bank entered into a tax sharing agreement. This agreement resulted in the recognition of a tax benefit of $16.5 million by the Parent Company for the expected utilization of $47 million of the Parent Company's NOLs by the Bank. The total tax benefit of $101.7 million was recognized as a reduction of income tax expense and an increase in the net deferred tax asset, in accordance with SFAS No. 109, "Accounting for Income Taxes".

     In fiscal 1995, no tax benefits were recorded by the Parent Company or the Bank. The Parent Company recognized no benefit for its stand alone NOLs as it did not generate taxable income to offset such losses and it was not party to a federal tax sharing agreement with the Bank at that time. The Bank recognized no tax benefits due to limitations on the utilization of its NOLs if an Ownership Change had occurred.

     In fiscal 1994, no tax benefits were recorded by the Parent Company due to circumstances similar to those described in the preceding paragraph. The Bank recognized a $58.2 million tax benefit in fiscal 1994 for the expected utilization of $249 million of its NOLs against future taxable income.

     Tax NOLs at June 30, 1997 were as follows:

                                                       ALTERNATIVE    EXPIRATION
           YEAR GENERATED               REGULAR TAX    MINIMUM TAX       DATE
-------------------------------------   -----------    -----------    ----------
                                                     (IN MILLIONS)
September 30, 1989...................      $ 269          $ 123          2004
September 30, 1990...................        296            141          2005
September 30, 1991...................        119             56          2006
September 30, 1992...................         33              7          2007
September 30, 1994...................          7             --          2009

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Tax NOLs at September 30, 1996 were as follows:

                                                       ALTERNATIVE    EXPIRATION
           YEAR GENERATED               REGULAR TAX    MINIMUM TAX       DATE
-------------------------------------   -----------    -----------    ----------
                                                     (IN MILLIONS)
December 30, 1988....................      $  33          $  53          2003
September 30, 1989...................        329            154          2004
September 30, 1990...................        296            141          2005
September 30, 1991...................        119             56          2006
September 30, 1992...................         33              7          2007
September 30, 1994...................          7             --          2009

     Utilization of the NOLs generated for the year ended December 30, 1988 is subject to federal income tax rules that limit the utilization to federal taxable income of the Bank and its subsidiaries only. The remaining NOLs may be utilized against the federal taxable income of the other companies within the "affiliated group" of which the Parent Company, Holdings, and the Bank are members.

     The Parent Company, Holdings, and the Bank are subject to regular income tax and alternative minimum tax ("AMT"). For the nine months ended June 30, 1997 and 1996, and fiscal 1996 and 1995, the current federal tax expense is the result of AMT. Even though the Parent Company and the Bank have AMT net operating loss carryforwards ("AMT NOLs"), the Code limits the amount of utilization of AMT NOLs by 90% of alternative minimum taxable income ("AMTI"). For fiscal 1994, the federal tax expense was the result of residential interests in real estate mortgage investment conduits ("REMIC"), which could not be offset by NOLs.

     Income tax and related payments differ from the amount computed by applying the federal income tax statutory rate on income as follows:

                                            FOR THE NINE
                                            MONTHS ENDED
                                              JUNE 30,          FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ----------------------------------
                                         1997        1996         1996        1995        1994
                                       ---------  -----------  -----------  ---------  ----------
                                                             (IN THOUSANDS)
TAXES CALCULATED BEFORE EXTRAORDINARY
  LOSS...............................  $  41,355  $    25,314  $    23,743  $  31,539  $   34,356
INCREASE (DECREASE) FROM
     Reduction in valuation allowance
       for the utilization of NOLs...     --         (101,700)    (101,700)    --         (47,838)
     Reduction in valuation allowance
       for reduction of NOLs.........     --           (2,000)      (2,000)    --          --
     Change in estimate of net
       deferred tax assets...........     --          --           --          --         (11,340)
     Nontaxable assistance...........     --          --           --          --          (8,100)
     Benefit for payments due in lieu
       of taxes......................     --          --           --          --          (3,449)
     State income tax................      3,934        2,427        3,097      2,080       1,841
     Other...........................        210        2,315        1,095      3,796       2,631
                                       ---------  -----------  -----------  ---------  ----------
          Total......................  $  45,499  $   (73,644) $   (75,765) $  37,415  $  (31,899)
                                       =========  ===========  ===========  =========  ==========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                      DEFERRED TAX ASSETS AND LIABILITIES

                                           AT           AT SEPTEMBER 30,
                                        JUNE 30,    ------------------------
                                          1997         1996         1995
                                        ---------   -----------  -----------
                                                   (IN THOUSANDS)
DEFERRED TAX ASSETS
     Net operating losses............   $ 174,128   $   196,326  $   211,637
     Purchase accounting.............       5,727         6,252       10,064
     Capital loss carryforwards......       1,449         1,449      --
     Tax mark to market..............       4,269         3,654      --
     Unrealized losses on securities
       available for sale............      --             1,340        3,990
     REMIC...........................       6,642         6,830        7,083
     Goodwill amortization...........       1,897         1,897          413
     State...........................         307         1,455        2,817
     AMT credit......................       5,450         4,065        2,985
     Depreciation -- premises and
       equipment.....................       3,086         2,975        3,084
     SAIF assessment(1)..............      --            11,780      --
     Other...........................       7,082         9,832        2,926
                                        ---------   -----------  -----------
          Total deferred tax
            assets...................     210,037       247,855      244,999
                                        ---------   -----------  -----------
DEFERRED TAX LIABILITIES
     Bad debt reserve................      10,152        18,199       11,577
     FHLB stock......................      12,196        12,196        8,673
     OMSR............................      23,078        19,958      --
     REO.............................      --           --             7,096
     Tax mark to market..............      --           --             2,816
     State...........................      --           --                16
     Unrealized gain on securities
       available for sale............       3,614       --           --
     Other...........................       3,471         1,679        6,050
                                        ---------   -----------  -----------
          Total deferred tax
            liabilities..............      52,511        52,032       36,228
                                        ---------   -----------  -----------
     Net deferred tax asset before
       valuation allowance...........     157,526       195,823      208,771
     Valuation allowance.............     (27,500)      (27,500)    (131,200)
                                        ---------   -----------  -----------
          Net deferred tax assets....   $ 130,026   $   168,323  $    77,571
                                        =========   ===========  ===========

------------

(1) Assessed in fiscal 1996, tax-deductible in fiscal 1997 when paid. See Note
    15.

     The Bank is permitted under the Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the provision for credit losses for financial reporting purposes. Due to recently enacted legislation, the Bank's post-1987 tax bad debt reserve will be required to be recaptured into income beginning with fiscal 1997. The reserve will be recaptured over a six taxable year period with the opportunity to defer recapture by up to two years if certain residential loan requirements are met. The Bank will not have the opportunity to defer recapture of the bad debt reserve as the residential loan requirements will not be met. At September 30, 1996, the Bank has approximately $89 million of post-1987 tax bad debt reserves. There will be no financial statement impact from this recapture as a deferred tax liability has already been provided for on the Bank's post-1987 tax bad debt reserves. The current tax liability resulting from recapture of these reserves will be reduced by NOLs available to offset this income.

     No deferred taxes have been provided on approximately $52 million of pre-1988 tax bad debt reserves. This tax reserve for bad debts is included in taxable income in later years if certain circumstances occur, such as, a distribution in redemption of stock of the Bank (with certain exceptions for preferred stock); partial or complete

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

liquidation of the Bank following a merger or liquidation; or a dividend distribution in excess of certain earnings and profits. However, if a thrift with a pre-1988 reserve is merged, liquidated on a tax free basis, or acquired by another depository institution, the remaining institution will inherit the thrift's pre-1988 reserve and post-1951 earnings and profits. Because management believes the circumstances requiring recapture of the reserve are not likely to occur, deferred income taxes of approximately $18 million have not been provided.

PAYMENTS DUE IN LIEU OF TAXES

     Pursuant to the terms of the Assistance Agreement, the amount of financial assistance paid to the Bank by the FRF was reduced each year by an amount equal to one-third of any federal and state net tax benefits ("Net Tax Benefits")
(as defined by the Assistance Agreement). The Assistance Agreement further provided that in no event would the amount paid to the FRF related to Net Tax Benefits be less than a guaranteed minimum totalling $10 million payable over five years. Additional payments due in lieu of taxes above the guaranteed minimum payments are included in the Consolidated Statements of Operations as incurred as a component of tax expense. The final guaranteed payment was made in July 1994 for fiscal 1993. The Assistance Agreement was terminated in December 1993. As part of the Settlement Agreement, the Parent Company, the Bank, and certain of their direct and indirect parent entities entered into a tax benefit agreement (the "Tax Benefits Agreement"), pursuant to which the Bank will pay one-third of certain tax benefits that are utilized by the Bank through the taxable year ending nearest to September 30, 2003. The amounts reflected in the Consolidated Financial Statements are based on estimated tax benefits utilized by the Bank and may vary from amounts paid due to the actual utilization of tax benefits reported in the federal income tax return.

15.  REGULATORY MATTERS

     The Bank is subject to regulatory capital requirements as defined in the OTS capital regulations (as set forth in the table below). Any savings association that fails to meet its regulatory capital requirements is subject to enforcement actions by the OTS which could have a material effect on its financial statements. Under the capital adequacy requirements and prompt corrective action provisions, the Bank must meet specific capital requirements based on its capital, assets, and certain off-balance-sheet items as calculated under regulatory accounting practices.

     To meet the capital adequacy requirements, the Bank must maintain minimum amounts and ratios of tangible capital, core capital, and total risk-based capital (as set forth in the table below). As of June 30, 1997 and September 30, 1996 and 1995, the Bank met all capital adequacy requirements.

     As of June 30, 1997 and September 30, 1996 and 1995, the most recent notification from the OTS categorized the Bank as well-capitalized, the highest of five tiers, under the prompt corrective action provisions. To be categorized as well-capitalized, the Bank must maintain minimum amounts and ratios of core capital, tier 1 capital, and total risk-based capital (as set forth in the table below). As of June 30, 1997 and September 30, 1996, there are no conditions or events since the OTS notification that management believes would change the institution's category.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following tables show the Bank's compliance with the regulatory capital requirements:

                                                                                 AT JUNE 30,
                                                       ----------------------------------------------------------------
                                                                               CAPITAL ADEQUACY      WELL-CAPITALIZED
                                                              ACTUAL             REQUIREMENTS          REQUIREMENTS
                                                       --------------------  --------------------  --------------------
                                                         RATIO     AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
1997
Stockholders' equity of the Bank.....................             $ 962,446
  Less: Net unrealized gains.........................                (6,024)
      Intangible assets of the Bank..................               (10,426)
      Non-qualifying deferred tax assets.............               (85,036)
      Non-qualifying MSRs............................                (2,045)
                                                                  ---------
TANGIBLE CAPITAL.....................................       7.59%   858,915       1.50% $ 169,670
  Add: Core deposit intangibles......................                 6,554
                                                                  ---------
CORE CAPITAL.........................................       7.65% $ 865,469       3.00%   339,538       5.00% $ 565,896
                                                                  =========

TIER 1 CAPITAL.......................................      13.45% $ 865,469                             6.00%   386,061
  Add: Allowance for loan and MBS credit losses......                38,611
                                                                  ---------
TOTAL RISK-BASED CAPITAL.............................      14.05% $ 904,080       8.00%   514,748      10.00%   643,435
                                                                  =========

                                                                               AT SEPTEMBER 30,
                                                       ----------------------------------------------------------------
                                                                               CAPITAL ADEQUACY      WELL-CAPITALIZED
                                                              ACTUAL             REQUIREMENTS          REQUIREMENTS
                                                       --------------------  --------------------  --------------------
                                                         RATIO     AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
1996
Stockholders' equity of the Bank.....................             $ 793,527
  Add: Net unrealized losses.........................                 2,233
  Less: Intangible assets of the Bank................               (14,867)
      Non-qualifying deferred tax assets.............               (85,036)
      Non-qualifying MSRs............................                   (36)
                                                                  ---------
TANGIBLE CAPITAL.....................................       6.57%   695,821       1.50% $ 158,943
  Add: Core deposit intangibles......................                 8,087
                                                                  ---------
CORE CAPITAL.........................................       6.64% $ 703,908       3.00%   318,129       5.00% $ 530,216
                                                                  =========

TIER 1 CAPITAL.......................................      12.40% $ 703,908                             6.00%   340,734
  Add: Allowance for loan and MBS credit losses......                39,715
                                                                  ---------
TOTAL RISK-BASED CAPITAL.............................      13.09% $ 743,623       8.00%   454,312      10.00%   567,890
                                                                  =========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                               AT SEPTEMBER 30,
                                                       ----------------------------------------------------------------
                                                                               CAPITAL ADEQUACY      WELL-CAPITALIZED
                                                              ACTUAL             REQUIREMENTS          REQUIREMENTS
                                                       --------------------  --------------------  --------------------
                                                         RATIO     AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
1995
Stockholders' equity of the Bank.....................             $ 794,678
  Add: Net unrealized losses.........................                 6,647
  Less: Intangible assets of the Bank................               (23,956)
      Non-qualifying deferred tax assets.............               (37,617)
      Non-qualifying MSRs............................                   (25)
                                                                  ---------
TANGIBLE CAPITAL.....................................       6.20%   739,727       1.50% $ 178,844
  Add: Core deposit intangibles......................                10,838
                                                                  ---------
CORE CAPITAL.........................................       6.29% $ 750,565       3.00%   358,013       5.00% $ 596,688
                                                                  =========

TIER 1 CAPITAL.......................................      12.82% $ 750,565                             6.00%   351,184
  Add: Allowance for loan and MBS credit losses......                36,855
                                                                  ---------
TOTAL RISK-BASED CAPITAL.............................      13.45% $ 787,420       8.00%   468,245      10.00%   585,307
                                                                  =========

     The Bank meets its fully phased-in capital requirements. OTS regulations generally allow dividends to be paid without prior OTS approval under certain conditions provided that the level of regulatory capital, following the payment of such dividends, meets the fully phased-in capital requirements. At June 30, 1997 and September 30, 1996, there was an aggregate of approximately $182.3 million and $152.7 million, respectively, available for the payment of dividends under these requirements.

     The Bank's net income and stockholders' equity figures as presented in the Consolidated Statements of Financial Condition and Operations in the Bank's quarterly report on Form 10-Q for the quarter ended June 30, 1997 and the Bank's Annual Report on Form 10-K agree with the information included in the Bank's Thrift Financial Report filed with the OTS as of June 30, 1997 and as of September 30, 1996.

FORBEARANCE

     Notwithstanding the above capital requirements, the Bank's capital requirements were established pursuant to the forbearance letter (a
"Forbearance Agreement") issued simultaneously with the Assistance Agreement. The OTS has taken the position, with which the Bank disagrees, that the capital forbearances are no longer available because of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). Despite the OTS position, management believes that all significant waivers, approvals, and forbearances related to the Bank's acquisition, including the capital forbearances, remain in full force and effect following the enactment of FIRREA. Pursuant to the Settlement Agreement, the Bank has retained all claims relating to the forbearances against the United States of America, and on July 25, 1995, the Bank, the Parent Company, and Hyperion Partners (collectively,
"Plaintiffs") filed suit against the United States of America in the United States Court of Federal Claims for alleged failures of the United States (1) to abide by a capital forbearance which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (2) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes and (3) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit was stayed from the outset by a judge of the Court of Federal Claims pending the United States Supreme Court's decision in UNITED STATES V. WINSTAR CORP., an action by three other thrifts raising similar issues (the "WINSTAR cases"). Since the Supreme Court ruling, the Chief Judge of the Court of Federal Claims convened a number of

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

status conferences to establish a case management protocol for the more than 100 lawsuits on the Court of Federal Claims docket, that, like Plaintiffs case, involve issues similar to those raised in the WINSTAR case.

     Following a number of status conferences, Chief Judge Loren Smith of the United States Court of Federal Claims transferred all WINSTAR-related cases to his own docket and entered an Omnibus Case Management Order governing proceedings in such cases, including the Company's case. Under the Omnibus Case Management Order, Chief Judge Smith serves as the "Managing Judge" for all WINSTAR-related cases and may assign other judges of the United States Court of Federal Claims to resolve pre-trial discovery disputes and common legal issues and to conduct trials. The Government and Plaintiffs exchanged certain significant documents as early as October 2, 1996 pursuant to a court order, and the Company and the Bank have responded to the Government's first discovery request. Trials on damages in two of the three WINSTAR cases that were decided by the United States Supreme Court in July 1996 were scheduled for early 1997. The trial of one of these two cases is in progress and the trial of the other has not yet begun. Damages trials in the remaining cases subject to the Omnibus Case Management Plan are scheduled to begin four months after completion of the first two damages trials. The Company's case is one of thirteen cases that "shall be accorded priority in the scheduling" of the damages trials under the Omnibus Case Management Order. On January 3, 1997, the court issued a scheduling order scheduling the trial of the Company's case in the third month after the trials of the "priority" cases begin.

     In December 1996, Chief Judge Smith decided the motion IN LIMINE on damage theories of Glendale Federal, one of four WINSTAR plaintiffs, and allowed Glendale Federal to assert several other alternative damage theories against the Government. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. The Company, on November 27, 1996, moved for partial summary judgment on liability, and the Government opposed the motion. The Company is pursuing an early trial on damages. Uncertainties remain concerning the administration of the Omnibus Case Management Order and the future course of the Company's lawsuit pursuant to the Omnibus Case Management Order. Accordingly, the Company cannot predict the timing of any resolution of its claims. The damage trial in the first case has lasted longer than was originally estimated, and the Company now expects the trial of its case to commence during the first quarter of fiscal 1999. The Company is unable to predict the outcome of its suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of any settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

SAIF ASSESSMENT

     The United States Congress passed legislation that was signed into law on September 30, 1996, which resulted in an assessment on all Savings Association Insurance Fund ("SAIF")-insured deposits in such amounts that fully capitalized the SAIF at a reserve ratio of 1.25% of SAIF-insured deposits. This one-time assessment was set at 65.7 basis points of SAIF-assessable deposits at March 31, 1995. The Company's assessment of $33.7 million, $20.7 million net of tax, was recorded in the fourth quarter of fiscal 1996 and paid in the first quarter of fiscal 1997.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16.  MINORITY INTEREST AND STOCKHOLDERS' EQUITY

MINORITY INTEREST

     The Bank is authorized by its charter to issue a total of 10,000,000 shares of preferred stock. In fiscal 1995, the Bank publicly issued 4,000,000 shares, $25 liquidation preference per share, of 9.60% noncumulative preferred stock (par value $0.01) (the "Preferred Stock, Series B"). In fiscal 1993, the Bank publicly issued 3,420,000 shares, $25 liquidation preference per share, of 10.12% noncumulative preferred stock (par value $0.01) (the "Preferred Stock, Series A"). Costs incurred in connection with the stock issuances were recorded as reductions of paid-in capital. These shares are not owned by the Company.

     Shares of the Series A and Series B Preferred Stock are not subject to redemption prior to December 31, 1997 and September 30, 2000, respectively, except in the event of certain mergers and other transactions. The shares of Series A and Series B Preferred Stock are redeemable at the option of the Bank, in whole or in part, at any time on or after December 31, 1997 or September 30, 2000, at the redemption prices set forth in the table below:

       SERIES A                    SERIES B                                 DOLLAR EQUIVALENT
BEGINNING DECEMBER 31,     BEGINNING SEPTEMBER 30,     REDEMPTION PRICE         PER SHARE
-----------------------    ------------------------    ----------------     -----------------
         1997                        2000                     105%               $ 26.25
         1998                        2001                     104                  26.00
         1999                        2002                     103                  25.75
         2000                        2003                     102                  25.50
         2001                        2004                     101                  25.25
  2002 and thereafter        2005 and thereafter              100                  25.00

WARRANT

     In connection with the Acquisition, the Bank issued a warrant, which entitled the FDIC to purchase 158,823 shares of the Bank's common stock for an exercise price of $0.01 per share (the "Warrant"). In August 1996, the FDIC surrendered a portion of the Warrant for a cash payment of $6.1 million, and exercised the remainder of the Warrant. The FDIC immediately exchanged the shares of common stock of the Bank it received for 1,503,560 shares of common stock of the Company. The FDIC sold all of the 1,503,560 shares of common stock of the Company in the offering discussed below.

     As part of the Settlement Agreement discussed in Note 7, the Bank made payments to the FDIC in lieu of dividends on the common stock of the Bank from December 1993 through August 1996 when the Warrant was no longer outstanding.

CAPITAL STOCK

     On May 6, 1996, the Bank paid a $100 million dividend to the Company on the common stock of the Bank and on the same day, the Company paid a dividend on its common stock in the amount of $100 million.

     Prior to June 1996, the Company had 13,238 shares of Class A and 2,797 shares of Class C common stock outstanding. The June 1996 Merger and Restructuring discussed in Note 1 included a 1,800 to one stock conversion and the conversion of Class C and certain Class A shares to Class B shares. After conversion, the Class C shares were cancelled. Also in June 1996, 318,342 shares of Restricted Stock were awarded as part of the management compensation program discussed in Note 13.

     In August 1996, the Company filed a registration statement with the Securities and Exchange Commission ("SEC") and 12,075,000 shares of the Company Class A common stock were sold to the public (the "August Offering"). The Company sold 910,694 shares and certain stockholders ("Selling Stockholders") sold 11,164,306 shares. The net proceeds to the Company, proceeds to the Selling Stockholders and the underwriting discount were $14.0 million, $210.4 million, and $13.9 million, respectively. The net proceeds to the Company

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

from the August Offering was contributed to the capital of the Bank in the first quarter of fiscal 1997 for general corporate purposes.

     On February 5, 1997, the SEC declared effective a registration statement for 10.2 million outstanding shares of the Company's Class A common stock. These shares were previously subject to restrictions on sale and transfer due to agreements entered into in connection with the Company's August Offering. On February 10, 1997, restrictions on 7.2 million shares expired, and restrictions on the remaining 3.0 million shares expired on August 14, 1997. After these dates, the 10.2 million shares may be offered and sold from time to time by the holding shareholders. The Company will not receive any of the proceeds from the sale of these shares.

     At September 30, 1996, after the 1,800 to one stock conversion, the Warrant conversion, the issuance of Restricted Stock, and the August Offering, the Company had a total of 31,595,596 shares of common stock (par value $0.01) outstanding as follows: Class A (voting) -- 27,735,934 shares and Class B (nonvoting) -- 3,859,662 shares. During fiscal 1997, 618,342 shares of Class B common stock were converted to Class A common stock. At June 30, 1997, the Company had 28,354,276 shares of Class A and 3,241,320 shares of Class B common stock outstanding. The authorized stock of the Company consists of the following: Class A common stock -- 40,000,000 shares, Class B common stock -- 40,000,000 shares, and preferred stock -- 10,000,000 shares. Class B common stock may be converted to Class A common stock subject to certain restrictions.

EARNINGS PER COMMON SHARE

     The table below presents the computation of EPS (in thousands, except per share data). The dilutive effect of the Bank Warrant has been considered in computing EPS for periods prior to its redemption in August 1996. Average shares and per share results have been restated to reflect an 1,800 to one stock conversion in June 1996.

                                           FOR THE NINE
                                           MONTHS ENDED
                                             JUNE 30,         FOR THE YEAR ENDED SEPTEMBER 30,
                                       ---------------------  ---------------------------------
                                         1997        1996        1996       1995        1994
                                       ---------  ----------  ----------  ---------  ----------
Net income before extraordinary
  loss...............................  $  58,969  $  125,869  $  118,935  $  41,719  $  108,970
Less: Bank's net income attributable
  to common stock equivalents on the
  Warrant............................     --          (6,758)     (5,608)    (2,895)     (6,451)
                                       ---------  ----------  ----------  ---------  ----------
Net income applicable to common
  shares before extraordinary loss...     58,969     119,111     113,327     38,824     102,519
Extraordinary loss...................      2,323      --          --         --          --
                                       ---------  ----------  ----------  ---------  ----------
Net income applicable to common
  shares.............................  $  56,646  $  119,111  $  113,327  $  38,824  $  102,519
                                       =========  ==========  ==========  =========  ==========
Average number of common shares
  outstanding........................     31,596      28,863      29,260     28,863      28,863
                                       =========  ==========  ==========  =========  ==========
Earnings per share before
  extraordinary loss.................  $    1.86  $     4.13  $     3.87  $    1.35  $     3.55
Extraordinary loss...................       0.07      --          --         --          --
                                       ---------  ----------  ----------  ---------  ----------
EARNINGS PER COMMON SHARE............  $    1.79  $     4.13  $     3.87  $    1.35  $     3.55
                                       =========  ==========  ==========  =========  ==========

17.  COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     A substantial part of the Bank's business has involved the origination, purchase, and sale of mortgage loans. During the past several years, numerous individual claims and purported consumer class actions were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending companies

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

seeking civil statutory and actual damages and rescission under the federal Truth In Lending Act (the "TILA"), as well as remedies for alleged violations of various state unfair trade practices laws and restitution or unjust enrichment in connection with certain mortgage loan transactions.

     The Bank has a substantial mortgage loan servicing portfolio and maintains escrow accounts in connection with this servicing. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions generally seeking declaratory relief that certain of the lenders' escrow account servicing practices violate the Real Estate Settlement Practices Act and breach the lenders' contracts with borrowers. Such claims also generally seek actual damages and attorney's fees.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing, and collection of mortgage loans and that allege inadequate disclosure, breach of contract, or violation of state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance.

     While the Bank has had various claims similar to those discussed above asserted against it, management does not expect these claims to have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity.

     The Bank is involved in legal proceedings occurring in the ordinary course of business that management believes, after consultation with legal counsel, are not, in the aggregate, material to the financial condition, results of operations, or liquidity of the Bank or the Company.

FACILITIES OPERATIONS

     Future minimum commitments on data processing agreements and significant operating leases in effect at September 30, 1996 were as follows (in thousands):

            YEARS ENDING
            SEPTEMBER 30,               AMOUNT
-------------------------------------  ---------
   1997..............................  $  19,707
   1998..............................     15,900
   1999..............................      9,279
   2000..............................      2,331
   2001..............................      1,906
   Thereafter........................     10,853
                                       ---------
                                       $  59,976
                                       =========

     Total data processing and rental expense for the nine months ended June 30, 1997 and 1996, and for fiscal 1996, 1995, and 1994 under the same or similar agreements as in the preceding table, after consideration of certain credits and rental income, were $15.8 million, $16.9 million, $22.4 million, $22.9 million, and $22.4 million, respectively.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18.  FINANCIAL HIGHLIGHTS BY PRINCIPAL BUSINESS OPERATION

     The Company operates as a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. This business is conducted through the Community Banking, Financial Markets, and Commercial Banking Groups, which comprise the Banking Segment, and the Mortgage Servicing Segment. Summarized financial information by business segment and for the Parent Company for the periods indicated, was as follows:

                                                            FOR THE NINE MONTHS ENDED JUNE 30,
                                          -----------------------------------------------------------------------
                                                          MORTGAGE       PARENT
                                             BANKING      SERVICING     COMPANY
                                           OPERATIONS    SEGMENT(1)   AND HOLDINGS   ELIMINATIONS     COMBINED
                                          -------------  -----------  ------------   ------------   -------------
                                                                      (IN THOUSANDS)
1997
Revenues................................  $     226,554  $    70,519    $  5,066      $  (16,338)   $     285,801
Earnings before income taxes, minority
  interest, and extraordinary loss......        115,542       13,490       2,705         (13,580)         118,157
Depreciation and amortization of
  intangibles...........................          7,085       24,339         802          (2,758)          29,468
Capital expenditures....................          9,350          305      --             --                 9,655
Average identifiable assets.............     10,592,891      559,205      28,795        (234,105)      10,946,786
Loan transfers to (from)................        543,460     (543,460)     --             --              --
Interest income (expense) on single
  family warehouse outstanding loan
  balance...............................          9,946       (9,946)     --             --              --
Servicing (expense) income on Banking
  Segment's loans.......................         (8,136)       8,136      --             --              --

1996
Revenues................................  $     187,936  $    73,322    $101,258      $ (112,041)   $     250,475
Earnings before income taxes and
  minority interest.....................         91,016      (10,107)    100,429        (109,011)          72,327
Depreciation and amortization of
  intangibles...........................          6,880       17,007         733          (3,030)          21,590
Capital expenditures....................          4,709          313      --             --                 5,022
Average identifiable assets.............     11,097,157      651,042       5,181        (389,726)      11,363,654
Loan transfers to (from)................        649,885     (649,885)     --             --              --
Interest income (expense) on single
  family warehouse outstanding loan
  balance...............................         17,467      (17,467)     --             --              --
Servicing (expense) income on Banking
  Segment's loans.......................        (10,338)      10,338      --             --              --

------------

(1) Includes activity associated with the Company's mortgage origination business prior to the sale of certain retail and wholesale mortgage origination offices effective February 1, 1997 and the restructuring or closing of the remaining offices. Revenues for the mortgage servicing segment for the nine months ended June 30, 1997 included $17.8 million related to the mortgage origination business. Earnings before income taxes, minority interest and extraordinary loss for the same period includes $1.9 million related to the mortgage origination business.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                          -------------------------------------------------------------------------
                                                           MORTGAGE        PARENT
                                             BANKING        BANKING       COMPANY
                                             SEGMENT        SEGMENT     AND HOLDINGS   ELIMINATIONS     COMBINED
                                          -------------  -------------  ------------   ------------   -------------
                                                                       (IN THOUSANDS)
1996
Revenues................................  $     248,968  $     103,161    $ 98,714      $ (113,273)   $     337,570
Earnings before income taxes and
  minority interest.....................         82,449         (3,120)     97,518        (109,011)          67,836
Depreciation and amortization of
  intangibles...........................          9,214         23,155       1,000          (4,262)          29,107
Capital expenditures....................          8,951            443      --             --                 9,394
Average identifiable assets.............     10,947,844        640,780       9,972        (369,165)      11,229,431
Loan transfers to (from)................        818,563       (818,563)     --             --              --
Interest income (expense) on single
  family warehouse outstanding loan
  balance...............................         21,878        (21,878)     --             --              --
Servicing (expense) income on Banking
  Segment's loans.......................        (13,723)        13,723      --             --              --

1995
Revenues................................  $     203,115  $     119,601    $ (3,910)     $   (9,826)   $     308,980
Earnings before income taxes and
  minority interest.....................         82,163         19,357      (5,000)         (6,409)          90,111
Depreciation and amortization of
  intangibles...........................         12,305         20,965         976          (3,417)          30,829
Capital expenditures....................          5,859            273      --             --                 6,132
Average identifiable assets.............     10,258,857        482,965       8,061        (312,820)      10,437,063
Loan transfers to (from)................      1,012,771     (1,012,771)     --             --              --
Interest income (expense) on single
  family warehouse outstanding loan
  balance...............................         19,903        (19,903)     --             --              --
Servicing (expense) income on Banking
  Segment's loans.......................        (12,672)        12,672      --             --              --

1994
Revenues................................  $     189,378  $     115,544    $  1,279      $  (13,530)   $     292,671
Earnings before income taxes and
  minority interest.....................         73,757         24,404        (645)        (11,435)          86,081
Depreciation and amortization of
  intangibles...........................         16,560         10,696         977          (2,095)          26,138
Capital expenditures....................          5,456          4,962      --             --                10,418
Average identifiable assets.............      8,174,275        717,551       4,401        (612,600)       8,283,627
Loan transfers to (from)................      1,319,020     (1,319,020)     --             --              --
Interest income (expense) on single
  family warehouse outstanding loan
  balance...............................         33,173        (33,173)     --             --              --
Servicing (expense) income on Banking
  Segment's loans.......................        (10,223)        10,223      --             --              --

     Revenues are comprised of net interest income (before the provision for credit losses) and non-interest income and also include dividends received from the Bank for the Parent Company and Holdings. On May 6, 1996, the Bank paid a $100 million dividend to the Parent Company on the common stock of the Bank. Interest costs incurred by the Parent Company and Holdings are included in its revenues above since they relate to long-term debt and are not directly attributable to a specific segment. Earnings before income taxes, minority interest,

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and extraordinary loss, equal revenue, less the provision for credit losses and non-interest expenses. Non-interest expenses of the Bank are fully allocated to each segment of the Bank. Non-interest expenses incurred by support departments that are directly attributable to a segment are charged to that segment. General corporate overhead expenses not specifically identified to an individual segment, but necessary for the maintenance of the Bank as a going concern, are also allocated to the two segments. Parent Company and Holdings expenses are not allocated to the Bank's business segments. The elimination amounts reflect the following: (1) dividends received by the Parent Company and Holdings from the Bank, (2) interest income and MSR amortization expense relating to loans held by the Banking Segment serviced by the Mortgage Banking Segment or Mortgage Servicing Segment, and (3) single family warehouse loans funded by the Banking Segment.

     For segment reporting purposes, the value of servicing related to loans purchased from third parties by the Banking Segment is segregated from the original loan basis and is allocated to the Mortgage Banking Segment or Mortgage Servicing Segment. The amortization of this capitalized amount approximated $890,000 and $1.8 million for the nine months ended June 30, 1997 and 1996, respectively, $2.3 million for fiscal 1996, $2.4 million for fiscal 1995, and $1.8 million for fiscal 1994 and is reflected in the Mortgage Banking or Mortgage Servicing Segment figures above.

     For loans transferred from the Mortgage Banking Segment to the Banking Segment, the difference, if any, between the Banking Segment's "purchase price" and the actual Book Value of the loans was retained by the Mortgage Banking Segment at the time of transfer. The amount retained was amortized to operations of the Mortgage Banking Segment and approximated $1.9 million and 1.3 million for the nine months ended June 30, 1997 and 1996, respectively, $1.9 million for fiscal 1996, $1.0 million for fiscal 1995, and $283,000 for fiscal 1994.

MORTGAGE BANKING RESTRUCTURINGS AND SALE OF OFFICES

     In June 1996, the Company recorded a restructuring charge of $10.7 million before tax, to recognize the costs of closing or consolidating certain mortgage origination offices and several regional operation centers and recorded $1.8 million of other expenses related to its mortgage origination business. The restructuring charge included estimated costs for severance and other benefits of $800,000, asset write-downs of $5.3 million, lease termination costs of $3.4 million and other costs of $1.2 million. The non-cash write-off of $5.3 million reflected $3.5 million of goodwill and $1.8 million of fixed assets and leasehold improvements written off in connection with the closed production offices.

     Effective February 1, 1997, the Company sold certain of its retail and wholesale mortgage origination offices. In connection with this sale, the remaining offices were restructured or closed. The net gain on the sale of these offices, reduced by additional restructuring costs, was $4.0 million before tax, $2.5 million after tax, or $0.08 per share, and was recorded in the quarter ended March 31, 1997. The additional restructuring costs were principally comprised of estimated costs of severance and other benefits of $2.0 million and estimated contractual obligations for which no future benefit will be derived of $3.3 million.

     At June 30, 1997 and September 30, 1996, the unpaid liability relating to the sale, the two restructurings, and the branch closures was estimated to be $6.4 million and $4.6 million, respectively, and is expected to be paid in full by fiscal 1999. The Company intends to continue its mortgage servicing business, its retail mortgage origination capability in Texas through its community banking branches and its wholesale mortgage origination capability through its Financial Markets Group.

     Effective February 1, 1997, the Company no longer has a Mortgage Banking Segment. Activity associated with the Company's mortgage origination business prior to its sale has been included with the Mortgage Servicing Segment activity for fiscal 1997. The wholesale mortgage origination offices that were retained have been integrated into the existing Financial Markets Group, and therefore the Banking Segment, as of the same date. Prior period segment information has not been restated.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table represents summarized data for the first three quarters of fiscal 1997 and each of the quarters in fiscal 1996 and 1995 (in thousands, except earnings per share).

                                                    1997                                   1996                       1995
                                       -------------------------------  ------------------------------------------  ---------
                                         THIRD     SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST     FOURTH
                                        QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest income......................  $ 202,903  $ 197,928  $ 199,103  $ 191,893  $ 199,198  $ 203,436  $ 217,785  $ 224,308
Interest expense.....................    136,283    131,424    133,318    136,752    138,737    148,548    160,741    166,580
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net interest income..............     66,620     66,504     65,785     55,141     60,461     54,888     57,044     57,728
Provision for credit losses..........      3,425      4,305      6,914      6,314      4,305      3,181      2,669      9,663
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision
  for credit losses..................     63,195     62,199     58,871     48,827     56,156     51,707     54,375     48,065
Non-interest income..................     25,871     31,355     29,666     31,954     23,473     27,687     26,922     25,201
Non-interest expense.................     49,814     50,108     53,078     85,272     68,689     50,012     49,292     52,466
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes,
  minority interest, and
  extraordinary loss.................     39,252     43,446     35,459     (4,491)    10,940     29,382     32,005     20,800
Income tax expense (benefit).........     15,086     16,780     13,633     (2,121)   (98,922)    12,144     13,134      8,169
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) before minority
  interest and extraordinary loss....     24,166     26,666     21,826     (2,370)   109,862     17,238     18,871     12,631
Minority interest
    Subsidiary preferred stock
      dividends......................      4,563      4,563      4,563      4,564      4,563      4,563      4,563      4,111
    Payments in lieu of dividends....     --         --         --         --          6,189     --            224     --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    NET INCOME (loss) before
      extraordinary loss.............  $  19,603  $  22,103  $  17,263  $  (6,934) $  99,110  $  12,675  $  14,084  $   8,520
Extraordinary loss...................      2,323     --         --         --         --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................  $  17,280  $  22,103  $  17,263  $  (6,934) $  99,110  $  12,675  $  14,084  $   8,520
                                       =========  =========  =========  =========  =========  =========  =========  =========
Net income (loss) applicable to
  common shares......................  $  17,280  $  22,103  $  17,263  $  (6,934) $  94,143  $  11,824  $  13,144  $   7,936
                                       =========  =========  =========  =========  =========  =========  =========  =========
Earnings per common share
    Income before extraordinary
      loss...........................  $    0.61  $    0.70  $    0.55  $   (0.23) $    3.26  $    0.41  $    0.46  $    0.28
    Extraordinary loss...............       0.07     --         --         --         --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income.......................  $    0.54  $    0.70  $    0.55  $   (0.23) $    3.26  $    0.41  $    0.46  $    0.28
                                       =========  =========  =========  =========  =========  =========  =========  =========
Average common shares outstanding....     31,596     31,596     31,596     30,441     28,863     28,863     28,863     28,863

                                         THIRD     SECOND      FIRST
                                        QUARTER    QUARTER    QUARTER
                                       ---------  ---------  ---------
Interest income......................  $ 194,865  $ 172,992  $ 154,594
Interest expense.....................    146,220    129,915    110,045
                                       ---------  ---------  ---------
    Net interest income..............     48,645     43,077     44,549
Provision for credit losses..........     10,473      3,223        934
                                       ---------  ---------  ---------
Net interest income after provision
  for credit losses..................     38,172     39,854     43,615
Non-interest income..................     23,127     30,641     36,012
Non-interest expense.................     40,465     51,553     50,092
                                       ---------  ---------  ---------
Income (loss) before income taxes,
  minority interest, and
  extraordinary loss.................     20,834     18,942     29,535
Income tax expense (benefit).........      9,060      8,062     12,124
                                       ---------  ---------  ---------
Net income (loss) before minority
  interest and extraordinary loss....     11,774     10,880     17,411
Minority interest
    Subsidiary preferred stock
      dividends......................      2,163      2,163      2,163
    Payments in lieu of dividends....         71     --            306
                                       ---------  ---------  ---------
    NET INCOME (loss) before
      extraordinary loss.............  $   9,540  $   8,717  $  14,942
Extraordinary loss...................     --         --         --
                                       ---------  ---------  ---------
Net income...........................  $   9,540  $   8,717  $  14,942
                                       =========  =========  =========
Net income (loss) applicable to
  common shares......................  $   8,851  $   8,086  $  13,951
                                       =========  =========  =========
Earnings per common share
    Income before extraordinary
      loss...........................  $    0.31  $    0.28  $    0.48
    Extraordinary loss...............     --         --         --
                                       ---------  ---------  ---------
    Net income.......................  $    0.31  $    0.28  $    0.48
                                       =========  =========  =========
Average common shares outstanding....     28,863     28,863     28,863

     The 1995 figures have been restated to reflect the implementation of SFAS No. 122 effective October 1, 1994. See Note 1. Average shares and per share results have been restated to reflect an 1,800 to one stock conversion in June 1996. See Note 16.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

     The condensed financial statements of the Parent Company do not include all of the information and notes normally included with financial statements prepared in accordance with generally accepted accounting principles.

                                 PARENT COMPANY
                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                       SEPTEMBER 30,
                                        JUNE 30,   ----------------------
                                          1997        1996        1995
                                        --------   ----------  ----------
ASSETS
Cash and cash equivalents............   $  1,712   $   18,790  $        1
Securities purchased under agreements
  to resell..........................      --          --           2,121
Investment in subsidiary.............    779,128      608,027     609,178
Intangible assets....................      3,930        2,055       2,563
Deferred tax asset...................     21,233       19,527      --
Other assets.........................        863        5,281       1,287
                                        --------   ----------  ----------
TOTAL ASSETS.........................   $806,866   $  653,680  $  615,150
                                        ========   ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Subordinated Notes (Note 11).........   $219,694   $   --      $   --
Senior Notes (Note 11)...............      --         115,000     115,000
Other liabilities....................      4,496        7,637       4,047
                                        --------   ----------  ----------
          Total liabilities..........    224,190      122,637     119,047
                                        --------   ----------  ----------
STOCKHOLDERS' EQUITY
Common stock.........................        316          316         289
Paid-in capital......................    129,286      129,286     117,722
Retained earnings....................    447,050      403,674     384,739
Unrealized gains (losses) on
  subsidiary's securities and
  mortgage-backed securities
  available for sale, net of tax.....      6,024       (2,233)     (6,647)
                                        --------   ----------  ----------
          Total stockholders'
            equity...................    582,676      531,043     496,103
                                        --------   ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................   $806,866   $  653,680  $  615,150
                                        ========   ==========  ==========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                 PARENT COMPANY
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                           FOR THE NINE
                                           MONTHS ENDED
                                             JUNE 30,         FOR THE YEAR ENDED SEPTEMBER 30,
                                       ---------------------  ---------------------------------
                                         1997        1996        1996       1995        1994
                                       ---------  ----------  ----------  ---------  ----------
INCOME
Dividends from subsidiary............  $  13,570  $  109,011  $  109,011  $   6,409  $   11,435
Short-term interest-earning assets...     --              52          56         88          21
                                       ---------  ----------  ----------  ---------  ----------
          Total income...............     13,570     109,063     109,067      6,497      11,456
                                       ---------  ----------  ----------  ---------  ----------
EXPENSE
Interest expense -- Long-term debt...      4,845       7,805      10,353     10,407      10,177
Amortization of intangibles..........        326         733       1,000        976         977
Other................................      1,546          96         196        114         947
                                       ---------  ----------  ----------  ---------  ----------
          Total expense..............      6,717       8,634      11,549     11,497      12,101
                                       ---------  ----------  ----------  ---------  ----------
INCOME (LOSS) BEFORE UNDISTRIBUTED
  INCOME OF SUBSIDIARY AND INCOME
  TAXES..............................      6,853     100,429      97,518     (5,000)       (645)
Equity in undistributed income of
  subsidiary.........................     47,211       6,198         519     45,322     104,316
                                       ---------  ----------  ----------  ---------  ----------
INCOME BEFORE INCOME TAXES...........     54,064     106,627      98,037     40,322     103,671
Income tax benefit...................     (2,582)    (19,242)    (20,898)    (1,397)     (5,299)
                                       ---------  ----------  ----------  ---------  ----------
NET INCOME...........................  $  56,646  $  125,869  $  118,935  $  41,719  $  108,970
                                       =========  ==========  ==========  =========  ==========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                 PARENT COMPANY
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                             FOR THE NINE
                                             MONTHS ENDED
                                               JUNE 30,           FOR THE YEAR ENDED SEPTEMBER 30,
                                       ------------------------  -----------------------------------
                                          1997         1996         1996        1995        1994
                                       -----------  -----------  ----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................  $    56,646  $   125,869  $  118,935  $   41,719  $   108,970
Adjustments to reconcile net income
  to net cash (used) provided by
  operating activities:
     Equity in undistributed income
       of subsidiary.................      (47,211)      (6,198)       (519)    (45,322)    (104,316)
     Deferred tax benefit............       (1,706)     (18,312)    (19,527)     --          --
     Amortization of intangibles.....          326          733       1,000         976          977
     Change in other assets..........        3,719       (4,693)     (4,486)      4,111       (5,393)
     Change in other liabilities.....       (8,882)      (2,615)      3,590         (73)         159
     Management Restricted Stock
       award.........................      --             3,709       3,709      --          --
                                       -----------  -----------  ----------  ----------  -----------
          Net cash provided by
            operating activities.....        2,892       98,493     102,702       1,411          397
                                       -----------  -----------  ----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities
       purchased under agreements to
       resell........................      --             1,507       2,121      (1,411)        (397)
     Capital contributions to
       subsidiary....................     (108,434)     --           --          --          --
                                       -----------  -----------  ----------  ----------  -----------
          Net cash (used) provided by
            investing activities.....     (108,434)       1,507       2,121      (1,411)        (397)
                                       -----------  -----------  ----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common
       stock.........................      --           --           13,966      --          --
     Proceeds from issuance of
       Subordinated Notes............      216,234      --           --          --          --
     Repayment of Senior Notes.......     (114,500)     --           --          --          --
     Payment of common stock
       dividends.....................      (13,270)    (100,000)   (100,000)     --          --
                                       -----------  -----------  ----------  ----------  -----------
          Net cash provided (used) by
            financing activities.....       88,464     (100,000)    (86,034)     --          --
                                       -----------  -----------  ----------  ----------  -----------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS...................      (17,078)     --           18,789      --          --
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................       18,790            1           1           1            1
                                       -----------  -----------  ----------  ----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $     1,712  $         1  $   18,790  $        1  $         1
                                       ===========  ===========  ==========  ==========  ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING ACTIVITIES
  Net transfer of investment in Bank
     and Senior Notes to Holdings
     (Note 1)........................      525,751      --           --          --          --
  Capital contributed to Holdings....      121,186      --           --          --          --

     These condensed financial statements should be read in conjunction with the

Consolidated Financial Statements and Notes thereto.

================================================================================

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSONS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ....................................................        2
Risk Factors ..........................................................       11
The Company ...........................................................       17
Use of Proceeds .......................................................       19
Dividend Policy .......................................................       20
Capitalization ........................................................       21
Selected Consolidated Financial and Other Data ........................       22
Management's Discussion and Analysis of Financial Condition and
  Results of Operations ...............................................       26
Business ..............................................................       54
Regulation ............................................................       76
Properties ............................................................       98
Legal Proceedings .....................................................       98
Management ............................................................      101
Selling Stockholders ..................................................      120
Description of Capital Stock ..........................................      123
Legal Matters .........................................................      129
Experts ...............................................................      129
Available Information .................................................      129
Index to Consolidated Financial Statements ............................      F-1

                                10,208,610 SHARES

                            [LOGO--BANK UNITED CORP.]

                              CLASS A COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                                AUGUST 14, 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated.

                                         PAYABLE
                                          BY THE
                                        REGISTRANT
                                        ----------
SEC registration fee.................    $  --
NASD filing fee......................       --
NASDAQ listing fee...................       --
Blue Sky fees and expenses...........       --
Accounting fees and expenses.........       15,000
Legal fees and expenses..............       --
Printing and engraving expenses......       45,000
Miscellaneous fees and expenses......       --
                                        ----------
     Total...........................    $  60,000
                                        ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Restated Certificate of Incorporation of the Company (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the

Certificate, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company.

     The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

     The Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     The Purchase Agreement provides for indemnification by the Underwriters of the registrant, its Directors and officers, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

     In addition, Lewis S. Ranieri, Salvatore A. Ranieri, and Scott A. Shay, who are directors of the Company, may be entitled to indemnification from Hyperion Partners L.P. and Hyperion Ventures L.P., the former upstream affiliates of the Company. Such former upstream affiliates, at their sole discretion, may elect to indemnify other persons who serve as directors or officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During June 1996, the following actions were taken in the order indicated:
(1) Hyperion Holdings exchanged shares of a newly created class of its non-voting common stock for certain shares of its voting common stock held by Hyperion Partners; (2) Hyperion Partners then distributed the Hyperion Holdings common stock to its limited and general partners in accordance with the limited partnership agreement of Hyperion Partners (the "Distribution"); and (3) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"), with the result that holders of Hyperion Holdings voting and non-voting common stock received shares of Class A Common Stock and Class B Common Stock and the holders of the Company's Class C common stock, par value $0.01 per share ("Class C Common Stock") received shares of Class B
Common Stock as set forth under "Selling Stockholders". As part of the Restructuring, the common stock of Hyperion Holdings and the Class C Common Stock were converted 1,800 to one. Subsequent to the Restructuring, there were no shares of Class C Common Stock outstanding. In addition, immediately prior to the August Offering, the FDIC-FRF surrendered to the Bank a portion of the Warrant to purchase 158,823 shares of Bank Common Stock for a cash payment of $6.1 million and exercised the remainder of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock for 1,503,560 shares of Class B Common Stock, all of which are being sold in the August Offering. See "Business -- The Assistance Agreement" and "Selling Stockholders". In June
1996, the Company granted 318,342 shares of Class B Common Stock to certain executive officers of the Company pursuant to the executive management compensation program. See "Management -- Executive Management Compensation Program".

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

      EXHIBIT NO.                                                DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
           1.1       --   Form of Sales Agency Agreement.
           2.1       --   Form of Letter Agreement, by and among the general and limited partners of Hyperion
                          Partners, L.P., dated as of June 17, 1996, relating to certain transactions consumated prior to the Offering. (Exhibit 2.1 to Form S-1 filed on June 18, 1996)
           2.2       --   Merger Agreement, dated as of June 17, 1996, by and between the Company and Hyperion
                          Holdings related to the Merger. (Exhibit 2.2 to Form S-1 filed on August 7, 1996)
           3.1       --   Form of Restated Certificate of Incorporation of the Registrant, as amended. (Exhibit 3.1 to Form S-1 filed on June 18, 1996)
           3.2       --   Form of By-Laws of the Registrant. (Exhibit 3.2 to Form S-1 filed on June 18, 1996)
           4.1       --   Indenture, dated as of May 15, 1993, between the Registrant and Bank of New York, as
                          Trustee, relating to the Registrant's 8.05% Senior Notes due May 15, 1998. (Exhibit 4.1 to
                          Form S-1 filed on June 18, 1996)
           4.2       --   Form of 8.05% Senior Note due May 15, 1998 (included in the Indenture filed as Exhibit 4.1 hereto). (Exhibit 4.2 to Form S-1 filed on June 18, 1996)
           4.3       --   Exchange and Registration Rights relating to Registrant's 8.05% Senior Notes due May 15,
                          1998. (Exhibit 4.3 to Form S-1 filed on June 18, 1996)
           4.4       --   First Supplemental Indenture, dated as of January 23, 1995, between the Registrant and the
                          Bank of New York, as Trustee, relating to Registrant's 8.05% Senior Notes due May 15,
                          1998. (Exhibit 4.4 to Form S-1 filed on June 18, 1996)
           4.5       --   Form of Class A common stock Certificate. (Exhibit 4.5 to Form S-1 filed on July 25, 1996)
           4.6       --   Indenture, dated as of May 7, 1997, between the Registrant and The Bank of New York, as
                          Trustee, relating to the Registrant's 8.875% Subordinated Notes due May 1, 2007 (Exhibit
                          4.2 to Form S-1 filed on April 24, 1997)
           4.7       --   Form of 8.875% Subordinated Notes due May 1, 2007 (included in the Indenture filed as
                          Exhibit 4.2 hereto) (Exhibit 4.3 to Form S-1 on April 24, 1997)
           4.8       --   Form of 8.05% Senior Note due May 15, 1998 (included in Indenture filed as Exhibit 4.1 hereto) (Exhibit 4.4 to Form S-1 filed on April 24, 1997)
           4.9       --   Exchange and Registration Rights relating to Registrant's 8.05% Senior Notes due May 15,
                          1998. (Incorporated by reference to Exhibit 4.3 in the Registrant's Registration Statement
                          on Form S-1, Registration No. 333-06229.)
           4.10      --   First Supplemental Indenture, dated as of January 23, 1995, between the Registrant and The
                          Bank of New York, as Trustee, relating to Registrant's 8.05% Senior Notes due May 15,
                          1998. (Incorporated by reference to Exhibit 4.4 in the Registrant's Registration Statement
                          on Form S-1, Registration No. 333-06229.)
           4.11      --   Second Supplemental Indenture, dated as of December 3, 1996 among Registrant, BNKU
                          Holdings, Inc. and The Bank of New York, as Trustee, relating to Registrant's 8.05% Senior
                          Notes due May 15, 1998 (Exhibit 4.7 to Form S-1 filed on April 24, 1997)
           4.12      --   Third Supplemental Indenture, dated as of March 27, 1997 between the Registrant and The
                          Bank of New York, as Trustee, relating to the Registrant's 8.05% Senior Notes due May 15,
                          1998 (Exhibit 4.8 to Form S-1 filed on April 24, 1997)
           5         --   Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of Class A
                          Common Stock. (Exhibit 5 to Form S-1 filed on January 27, 1997)
          10.1       --   Assistance Agreement, dated December 30, 1988, among the Bank, the Registrant, Hyperion
                          Holdings, Hyperion Partners, and the FSLIC. (Exhibit 10.1 to Form S-1 filed on June 18,
                          1996)
          10.1a      --   Settlement and Termination Agreement, dated as of December 23, 1993, among the Bank, the
                          Registrant, Hyperion Holdings, Hyperion Partners and the FDIC. (Exhibit 10.1a to Form S-1
                          filed on June 18, 1996)
          10.1b      --   Tax Benefits Agreement, dated December 28, 1993, among the Bank, the Registrant, Hyperion
                          Holdings, Hyperion Partners and the FDIC. (Exhibit 10.1b to Form S-1 filed on June 18,
                          1996)
          10.2       --   Acquisition Agreement, dated December 30, 1988, between the Bank and the FSLIC.(Exhibit
                          10.2 to Form S-1 filed on June 18, 1996)

                                      II-3

          10.3       --   Warrant Agreement, dated December 30, 1988, between the Bank and the FSLIC. (Exhibit 10.3 to Form S-1 filed on June 18, 1996)
          10.3a      --   Amended and Restated Warrant Agreement dated December 28, 1993, between the Bank and the
                          FDIC. (Exhibit 10.3a to Form S-1 filed on June 18, 1996)
          10.4       --   Regulatory Capital Maintenance Agreement, dated December 30, 1988 among the Bank, the
                          Registrant, Hyperion Holdings, Hyperion Partners, and the FSLIC (terminated). (Exhibit
                          10.4 to Form S-1 filed on June 18, 1996)
          10.5       --   Federal Stock Charter of the Bank and First Amendment to charter approved on August 26,
                          1992. (Exhibit 10.5 to Form S-1 filed on June 18, 1996)
          10.6       --   Amended and Restated Federal Stock Charter of the Bank and Second Amendment approved on
                          October 30, 1992. (Exhibit 10.6 to Form S-1 filed on June 18, 1996)
          10.6a      --   Third Amendment to the Federal Stock Charter of the Bank approved on April 23, 1996.
                          (Exhibit 10.6a to Form S-1 filed on June 18, 1996)
          10.6b      --   Amended and Restated Bylaws of the Bank. (Exhibit 10.6b to Form S-1 filed on June 18,
                          1996)
          10.7       --   Specimen Preferred Stock, Series A, certificate, $25.00 per share stated value of the
                          Bank. (Exhibit 10.7 to Form S-1 filed on June 18, 1996)
          10.7a      --   Certificate of Designation of Noncumulative Preferred Stock, Series A, of the Bank.
                          (Exhibit 10.7a to Form S-1 filed on June 18, 1996)
          10.7b      --   Specimen Preferred Stock, Series B, certificate, $25.00 per share stated value, of the
                          Bank. (Exhibit 10.7b to Form S-1 filed on June 18, 1996)
          10.7c      --   Certificate of Designation of Noncumulative Preferred Stock, Series B, of the Bank.
                          (Exhibit 10.7c to Form S-1 filed on June 18, 1996)
          10.8       --   Data Processing Agreement, dated January 1, 1992, between the Bank and Systematics
                          Financial Services, Inc., and First Amendment (dated October 28, 1992) and Second
                          Amendment (dated September 1, 1992). (Exhibit 10.8 to Form S-1 filed on June 18, 1996)
          10.8a      --   Third Amendment, dated December 17, 1993, to the Data Processing Agreement, dated January
                          1, 1992, between the Bank and Systematics Financial Services, Inc. (Exhibit 10.8a to Form
                          S-1 filed on June 18, 1996)
          10.8b      --   Fourth Amendment, dated March 28, 1994, to the Data Processing Agreement, dated January 1,
                          1992, between the Bank and Systematics Financial Services, Inc. (Exhibit 10.8b to Form S-1
                          filed on June 18, 1996)
          10.8c      --   Fifth Amendment, dated April 1, 1994 to the Data Processing Agreement, dated January 1,
                          1992, between the Bank and Systematics Financial Services, Inc. (Exhibit 10.8c to Form S-1
                          filed on June 18, 1996)
          10.8d      --   Sixth Amendment, dated February 26, 1996 to the Data Processing Agreement, dated January
                          1, 1992, between the Bank and Systematics Financial Services, Inc. (Exhibit 10.8d to Form
                          S-1 filed on June 18, 1996)
          10.9       --   Management and Consulting Services Agreement, dated January 1, 1992, between the Bank and
                          Systematics Financial Services, Inc., and First Amendment (dated March 18, 1992) and
                          Second Amendment (dated September 1, 1992). (Exhibit 10.9 to Form S-1 filed on June 18,
                          1996)
          10.10      --   Lease Agreement, dated April 1, 1989, between the Bank and Homart Development Co. (Leased premises at 3200 Southwest Freeway) and First Amendment thereto dated January 31, 1990.
                          (Exhibit 10.10 to Form S-1 filed on June 18, 1996)
          10.10a     --   Second Amendment, dated November 14, 1994 to Lease Agreement dated April 1, 1989, between the Bank and Homart Development Co. (assigned to HD Delaware Properties, Inc.). (Exhibit
                          10.10a to Form S-1 filed on June 18, 1996)
          10.10b     --   Third Amendment, dated January 8, 1996 to Lease Agreement dated April 1, 1989 between the
                          Bank and Homart Development Co. (predecessor in interest of HMS Office, L.P.). (Exhibit
                          10.10b to Form S-1 filed on June 18, 1996)
          10.11      --   Lease Agreement, dated November 20, 1990, between the Bank and Greenway Plaza, LTD.
                          (Leased premises at 3800 Buffalo Speedway). (Exhibit 10.11 to Form S-1 filed on June 18,
                          1996)
          10.12      --   Employment Agreement, dated March 18, 1991, between the Bank and Barry C. Burkholder.
                          (Exhibit 10.12 to Form S-1 filed on June 18, 1996)

                                      II-4

          10.12a     --   Amendment, dated April 10, 1996, to the Employment Agreement between the Bank and Barry C.
                          Burkholder. (Exhibit 10.12a to Form S-1 filed on June 18, 1996)
          10.13      --   Letter Agreement Related to Employment, dated April 4, 1990, between the Bank and Anthony
                          J. Nocella. (Exhibit 10.13 to Form S-1 filed on June 18, 1996)
          10.14      --   Letter Agreement Related to Employment, dated June 18, 1990 between the Bank and George R.
                          Bender. (Exhibit 10.14 to Form S-1 filed on June 18, 1996)
          10.15      --   Letter Agreement Related to Employment, dated April 6, 1990, between the Bank and Jonathon
                          K. Heffron. (Exhibit 10.15 to Form S-1 filed on June 18, 1996)
          10.16      --   Letter Agreement Related to Employment, dated May 10, 1991, between the Bank and Leslie H.
                          Green. (Exhibit 10.16 to Form S-1 filed on June 18, 1996)
          10.17      --   Management Incentive Plan, dated April 20, 1992. (Exhibit 10.17 to Form S-1 filed on June
                          18, 1996)
          10.18      --   Letter Agreement, dated January 5, 1990, between Hyperion Partners and certain shareholders of the Registrant with respect to the provision of managerial assistance to the Registrant. (Exhibit 10.18 to Form S-1 filed on June 18, 1996)
          10.22      --   Supplemental Executive Savings Plan of the Bank. (Exhibit 10.22 to Form S-1 filed on June
                          18, 1996)
          10.23      --   Directors Supplemental Savings Plan of the Bank. (Exhibit 10.23 to Form S-1 filed on June
                          18, 1996)
          10.24      --   Warrant Purchase and Exchange Agreement, dated July 23, 1996, by and among the Company, the Bank and the Federal Deposit Insurance Corporation. (Exhibit 10.24 to Form S-1 filed on July 25, 1996)
          10.25      --   Tax Sharing Agreement dated as of May 1, 1996, by and between the Company and the Bank.
          10.26      --   Form of The Company's 1996 Stock Incentive Plan. (Exhibit 10.26 to Form S-1 filed on July
                          25, 1996)
          10.27      --   Form of The Company's Director Stock Plan. (Exhibit 10.27 to Form S-1 filed on July 25,
                          1996)
          10.28      --   Employment Agreement, dated August 1, 1996, between the Company and Barry C. Burkholder.
          10.29      --   Employment Agreement, dated August 1, 1996, between the Company and Anthony J. Nocella.
          10.30      --   Employment Agreement, dated August 1, 1996, between the Company and Jonathon K. Heffron.
          10.31      --   Employment Agreement, dated August 1, 1996, between the Company and Ronald D. Coben.
          10.32      --   Form of Nontransferable Stock Agreement. (Exhibit 10.32 to Form S-1 filed on July 25,
                          1996)
          10.33      --   Form of Stock Option Agreement. (Exhibit 10.33 to Form S-1 filed on July 25, 1996)
          10.34      --   Consulting Agreement. (Exhibit 10.23 to Form 10-K filed on December 20, 1996)
          10.35      --   Recovery Agreement. (Exhibit 10.24 to Form 10-K filed on December 20, 1996)
          10.36      --   Stock Purchase Agreement, dated January 15, 1993, between Hyperion Partners and Hyperion
                          Holdings. (Exhibit 10.36 to Form S-1 filed on July 25, 1996)
          10.37      --   Asset Purchase and Sale Agreement, dated January 17, 1997, between the Bank and National
                          City Mortgage Co. (Exhibit 10.38 to Form 10-Q filed on February 14, 1997)
          21         --   Subsidiaries of the Registrant. (Exhibit 21 to Form S-1 filed on August 7, 1996)
         *23.1       --   Consent of Deloitte & Touche LLP, independent auditors.
         *27         --   Financial Data Schedule.

------------

* Filed herewith.

All other Exhibits have been filed previously.

     (b)  Financial Statement Schedules.

     Schedules to the Consolidated Financial Statements are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HOUSTON, TEXAS, ON AUGUST 14, 1997.

                                          BANK UNITED CORP.
                                          By: /s/ BARRY C. BURKHOLDER
                                                     PRESIDENT AND
                                                CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED BELOW.

          SIGNATURES                         TITLE                    DATE
---------------------------------  --------------------------   ----------------
(1) Principal Executive Officer:

    /s/BARRY C. BURKHOLDER               President and          August 14, 1997
     BARRY C. BURKHOLDER            Chief Executive Officer

(2) Principal Financial and Accounting Officer:

    /s/ANTHONY J. NOCELLA              Vice Chairman and        August 14, 1997
      ANTHONY J. NOCELLA            Chief Financial Officer

(3) Directors:

              *                      Chairman and Director      August 14, 1997
       LEWIS S. RANIERI

                                           Director             August 14, 1997
     BARRY C. BURKHOLDER

              *                            Director             August 14, 1997
  LAWRENCE CHIMERINE, PH.D.

              *                            Director             August 14, 1997
       DAVID M. GOLUSH

              *                            Director             August 14, 1997
    PAUL M. HORVITZ, PH.D.

              *                            Director             August 14, 1997
        ALAN E. MASTER

              *                            Director             August 14, 1997
      ANTHONY J. NOCELLA

          SIGNATURES                         TITLE                    DATE
---------------------------------  --------------------------   ----------------
              *                            Director             August 14, 1997
     SALVATORE A. RANIERI
              *                            Director             August 14, 1997
        SCOTT A. SHAY
              *                            Director             August 14, 1997
      PATRICIA A. SLOAN
              *                            Director             August 14, 1997
      MICHAEL S. STEVENS
              *                            Director             August 14, 1997
    KENDRICK R. WILSON III

------------

* Signed through a Power of Attorney granted to Barry C. Burkholder and Jonathan K. Heffron.

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